As filed with the Securities and Exchange Commission on October 22, 2010

Registration No. 333-165752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SeaCube Container Leasing Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	7359 (Primary Standard Industrial Classification Code Number)	98-0655416 (I.R.S. Employer Identification No.)

1 Maynard Drive
Park Ridge, New Jersey 07656
(201) 391-0800
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Joseph Kwok
Chief Executive Officer
SeaCube Container Leasing Ltd.
1 Maynard Drive
Park Ridge, New Jersey 07656
(201) 391-0800
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copies to:
Joseph A. Coco, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	David B. Harms, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated October 22, 2010

The information in this prospectus is not complete and may be changed. Neither we nor the Initial Shareholder may sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Initial Shareholder are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

7,500,000 shares

SeaCube Container Leasing Ltd.

Common shares

$             per share

This is the initial public offering of our common shares. We are selling 2,500,000 common shares and the Initial Shareholder identified in this prospectus is selling an additional 5,000,000 common shares in this offering. We will not receive any proceeds from the sale of our common shares by the Initial Shareholder. After this offering, our Initial Shareholder will own approximately 58% of our common shares. Our Initial Shareholder, Seacastle Operating Company Ltd., is indirectly owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC.

We currently expect the initial public offering price to be between $16.00 and $18.00 per share. Our common shares have been authorized for listing on the New York Stock Exchange under the symbol "BOX", subject to official notice of issuance.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 16.

None of the Securities and Exchange Commission, any state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per share		Total

Public offering price	$		$
Underwriting discount	$		$
Proceeds to us (before expenses)	$		$
Proceeds to the Initial Shareholder (before expenses)	$		$

We have granted the underwriters an option to purchase up to 375,000 additional common shares, and the Initial Shareholder has granted the underwriters an option to purchase up to 750,000 additional common shares, in each case at the public offering price less underwriting discounts and commissions, for the purpose of covering over-allotments.

The underwriters expect to deliver the shares to purchasers on or about                           , 2010.

J.P. Morgan	Citi	Deutsche Bank Securities	Wells Fargo Securities

Credit Suisse	Dahlman Rose & Company	DnB NOR Markets	DVB Capital Markets	Nomura

                           , 2010

SeaCube

CONTAINER LEASING

SeaCube

SeaCube

SeaCube

        We are responsible for the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered to you. We have not, and the Initial Shareholder and the underwriters have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the Initial Shareholder and underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between persons resident and non-resident of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange (the "NYSE"). This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision to purchase our common shares. Unless otherwise indicated or the context otherwise requires, references in this prospectus to "SeaCube" the "Company," "we," "us," and "our" refer to SeaCube Container Leasing Ltd. and its subsidiaries. References in this prospectus to "Fortress" refer to Fortress Investment Group LLC. We use the term "twenty foot equivalent unit," or "TEU," the international standard measure of containers, in describing certain quantities of our containers. All amounts in this prospectus are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

Our Company

        We are one of the world's largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world's leading shipping lines. As of June 30, 2010, we employed 75 people in seven offices in four countries and had total assets of $1.0 billion.

        We own or manage a fleet of 507,013 units, representing 795,039 TEUs of containers and generator sets. According to Harrison Consulting, a recognized industry consultant, we are the world's largest lessor of refrigerated containers with approximately 28% market share based on TEUs. As of June 30, 2010, our total utilization was 98%, as measured in units. We plan to grow our business by maximizing the profitability of our existing fleet and making additional investments in new containers. We plan to pay quarterly dividends.

        We lease three types of assets:

    •
    Refrigerated containers ("reefers"), which are used for perishable items such as fresh and frozen foods;

    •
    Dry freight containers, which are used for general cargo such as manufactured component parts, consumer staples and apparel; and

    •
    Generator sets ("gensets"), which are diesel generators used to provide mobile power to reefers.

        We lease these assets on a per diem basis on two principal lease types under which the lessee is responsible for all operating costs including taxes, insurance and maintenance:

    •
    Operating leases, typically with initial terms of five to eight years, under which containers are re-leased or returned to us at expiration of the initial lease; and

    •
    Direct finance leases, which are typically structured as long-term leases with a bargain purchase option, under which ownership transfers to the lessee at expiration of the lease.

        As of June 30, 2010, approximately 53% of our owned assets were reefers and approximately 89% of our owned assets were on long-term or direct finance lease. The following charts show the percentages of our owned assets by equipment type and by lease type as of June 30, 2010:

Net Book Value by Equipment Type	Net Book Value by Lease Type

        We expect to benefit from the size and growth of the container leasing market and to increase our revenues and earnings by acquiring additional containers. As containerized trade continues to recover, we believe that we will be able to play a significant role in providing new containers to the world's shipping lines. In our view, increased demand for containers, limited supply of existing containers and current capital constraints of our customers due to significant newbuild ship orders should make them more inclined to lease containers to meet their equipment needs.

        For the six months ended June 30, 2010, we generated total revenue of $66.8 million, net income of $14.5 million, Adjusted net income of $16.8 million and Adjusted EBITDA of $105.1 million. For a definition of Adjusted net income and Adjusted EBITDA and a reconciliation of net income to Adjusted net income and Adjusted EBITDA, see "—Summary Historical Consolidated Financial Data."

Competitive Strengths

        We believe that the key competitive strengths that will enable us to execute our strategy include:

  •
  Leading Market Position.  We are one of the world's largest container lessors and the world's largest lessor of reefers. Reefers have historically demonstrated greater stability in underlying demand, pricing and lease rates than other types of containers. We believe that our strength in the reefer market provides us with certain utilization, cost, marketing and capability advantages relative to other container leasing companies with lower reefer market share.

  •
  High and Stable Utilization.  For the years ended 2008 and 2009, our utilization rate averaged 97.0% and, as of June 30, 2010, was 98% measured in total units. In 2009, during the first period of decline in global container trade since 1980, our utilization rate averaged 96.5% of total units. As of June 30, 2010, approximately 89.0% of our owned assets based on net book value were on long-term lease to our customers. The average remaining term of our existing lease portfolio, including both short- and long-term operating leases as well as direct finance leases, was approximately 3.8 years. We believe that our focus on reefers as well as our focus on long-term and direct finance leases has enabled us to maintain high and consistent utilization rates.

  •
  Our Assets Generate Significant Cash Flow.  Our assets generate significant and predictable revenues and operating cash flow that reflects our high and stable asset utilization, low customer defaults and high recovery rates, strong operating profit margins and low working capital requirements. As of June 30, 2010, our existing leases provided for $823 million of contracted cash flow through the life of the remaining leases.

  •
  Long-Standing Relationships with High Quality Customers.  We have an extensive history with our customers which provides us with strong relationships at senior levels of management. In addition, we have built a reputation for service, reliability and quality. We lease our containers to a diversified customer base of over 160 shipping lines throughout the world, including all of the world's 20 largest international shipping lines. Our top customers include APL, CMA-CGM, CSAV, Hanjin, MSC and Maersk Line. We believe that our customer relationships are some of the best in the industry and will enable us to continue to grow our business.

  •
  Access to Significant Amounts of Capital to Expand our Business.  Following the completion of this offering, we expect to have over $325 million of available capital to invest in new containers and pursue sale/leaseback transactions. In addition, we manage containers for a number of third-party owners and we believe that these relationships may provide us with opportunities to grow our managed fleet. We believe that our access to capital and our relationships with third-party owners will provide us with a competitive advantage and enable us to grow our business.

  •
  Experienced Management, Global and Scaleable Business Platform.  Our management team has extensive experience in the acquisition, leasing, financing, technical management and sale of containers. Our key officers have an average of 12 years of related industry experience. We operate globally, using modern asset management systems designed for container leasing companies and are capable of handling a significantly larger asset portfolio without a proportional increase in overhead costs.

Growth Strategy

        We plan to leverage our competitive strengths to grow our fleet and earnings by employing the following business strategies:

  •
  Continue to Invest in New Container Assets.  We believe that the current industry dynamics support significant growth opportunities. Demand for containers is driven by global trade growth and slow-steaming (running containerships at slower speeds to reduce fuel costs), which means that shipping lines require more containers to deliver the same amount of cargo. Furthermore, due to the extensive capital requirements for their containership fleets, we believe that a number of shipping lines will increase the percentage of containers they lease rather than own in the near to medium term. Since the beginning of 2004, we and our predecessor have acquired or committed to acquire a total of approximately $1.9 billion in containers, or an average of over $300 million per year, demonstrating our ability to originate significant new container investment opportunities.

  •
  Continue to Maintain Disciplined Lease Terms.  We plan to continue to target attractive returns on our assets over their life cycle by concentrating on long-term leases with a disciplined pricing structure in order to maximize our profitability and fleet utilization. Over the last three years, our renewal rate has averaged 80.6% of total units. Furthermore, we plan to continue to maintain strict underwriting standards as well as proactive credit monitoring to minimize any future credit write-offs. Over the last six-and-a-half years, we had net write-offs of less than $10 million on total billings of approximately $2.2 billion, representing approximately 0.44% of such billings.

  •
  Opportunistically Pursue Growth Opportunities.  We may pursue strategic acquisitions of container leasing companies, container fleets (both on an owned and managed basis), and sale/leaseback transactions with liner companies. We believe that each of these types of transactions can allow us to grow our fleet profitably. Our management team has proven its ability to successfully execute transactions of this nature and we have confidence that we can execute more of these transactions over time. We believe that our existing management platform and expertise can support more assets without significant increases to our infrastructure or expense base due to the scalable nature of our operations.

Industry Trends

        The market for container leasing is characterized by the following key trends:

  •
  Strong Growth in Container Trade.  Container trade is an important component of the movement of goods through the global economy. According to Harrison Consulting, worldwide container trade has grown at an annual rate of more than 8% for over 30 years. In 2009, container trade decreased for the first time in over 30 years, with a decline of approximately 7%. Beginning in late 2009 and into 2010, trade volumes have begun to recover, and Harrison Consulting estimates that worldwide containerized trade will revert to historical levels in the coming years.

  •
  Limited Supply of Existing Containers.  In late 2008 and throughout 2009, new container production was limited as shipping lines and container leasing companies virtually ceased ordering new equipment. As a result, according to Harrison Consulting, the world fleet of containers shrank by approximately 4%. Furthermore, while reduced demand for containers led to declining utilization rates during the first half of 2009, utilization rates for container leasing companies began to increase in the fourth quarter of 2009, and have continued to increase in 2010 for several of our peer companies.

  •
  Significant Use of Leased Equipment.  Approximately 45% of the global container fleet of over 26 million TEUs is owned or managed by container leasing companies according to Harrison Consulting. We believe that this reliance on operating lessors will increase in the near term as our customers look for alternative sources of capital and continue to require operational flexibility.

Recent Developments

        While we do not yet have final results for the third quarter of 2010, based on our preliminary review, we estimate that our total revenues will be between $34 million and $35 million and that our operating expenses and adjusted net income will be substantially consistent with the two previous quarters. We are currently performing our regular quarterly internal review procedures for the third quarter of 2010, prior to our independent public accounting firm's commencement of its interim review of the quarter. As a result, our actual results could differ from these preliminary estimates. You should consider this additional information in conjunction with the audited consolidated financial statements for the three-year period ended December 31, 2009 and the unaudited consolidated financial statements for the six months ended June 30, 2009 and 2010, as well as the sections in this prospectus entitled "Risk Factors," "Special Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Formation and Corporate History

        We were incorporated by Seacastle Operating Company Ltd. (our "Initial Shareholder") in Bermuda in March 2010. Our Initial Shareholder is a subsidiary of Seacastle Inc. ("Seacastle"). Seacastle is owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC ("Fortress") and by employees of Seacastle and other shareholders. Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), the entity through which we conduct all of our operations ("CLI"), was founded in 1993 and was acquired by an affiliate of our Initial Shareholder in 2006.

        In March 2010, in preparation of this offering, we and our Initial Shareholder formed SeaCube Container Holdings Ltd., SeaCube Container Investment LLC and SeaCube Operating Company Ltd. and entered into a series of intercompany transactions to finalize the separation of our container leasing business from the other businesses of Seacastle and to establish the appropriate organizational structure for us (the "Structure Formation"). Among other things, the formation of SeaCube Container Holdings Ltd. and SeaCube Container Investment LLC helps to simplify certain tax reporting obligations and to eliminate the need for public shareholders to make certain additional tax elections that might otherwise need to be made when SeaCube formed a new subsidiary. In April 2010, certain employees of SeaCube and Seacastle exchanged an aggregate of 826,914 shares of Seacastle common stock for 477,812 of our common shares. As a result of this exchange, the Initial Shareholder currently owns 97.1% of our issued and outstanding common shares and the remaining 2.9% is owned by SeaCube and Seacastle employees. The diagrams below depict our organizational structure immediately prior to the Structure Formation and immediately after the Structure Formation and the completion of this offering. Following the Structure Formation and the completion of this offering, we will continue to conduct all of our operations through CLI and its operating subsidiaries.

Pre-Structure Formation

 Post-Structure Formation and Offering

Our Principal Shareholder

        Following the completion of this offering, our Initial Shareholder will own approximately 57.8% of our outstanding common shares, or 52.8% if the underwriters' over-allotment option is fully exercised. After this offering, the Initial Shareholder will own shares sufficient for the election of our directors and the majority vote over fundamental and significant corporate matters and transactions. See "Risk Factors—Risks Related to Our Organization and Structure."

Shareholders Agreement

        Prior to the completion of this offering, we will enter into a shareholders agreement (the "Shareholders Agreement") with the Initial Shareholder. The Shareholders Agreement will provide certain rights to the Initial Shareholder with respect to the designation of directors for nomination and election to our board of directors, as well as registration rights, at any time after 180 days following the consummation of this offering (subject to limited exceptions), for certain of our securities owned by the

Initial Shareholder and certain other affiliates of Fortress and permitted transferees (referred to in this prospectus, collectively, as the "Fortress Shareholders").

        The Shareholders Agreement will also provide that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our memorandum of association or bye-laws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by the Initial Shareholder or its permitted transferees which are beyond those provided for in our memorandum of association, bye-laws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of the Initial Shareholder or its permitted transferees unless such amendment is approved by the Initial Shareholder. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

Additional Information

        We are a Bermuda exempted company and were incorporated in March 2010 under the provisions of Section 14 of the Companies Act 1981 of Bermuda (the "Companies Act"). Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and our principal executive offices are located at 1 Maynard Drive, Park Ridge, New Jersey 07656. Our main telephone number is (201) 391-0800. Our internet address is www.seacubecontainer.com. Information on, or accessible through, our website is not part of this prospectus.

THE OFFERING

Common shares offered by us	2,500,000 shares
Common shares offered by the Initial Shareholder	5,000,000 shares
Common shares to be issued and outstanding after this offering	19,030,753 shares
Use of proceeds by us

We estimate that the net proceeds to us from the sale of shares in this offering, after deducting underwriting discounts and commissions and offering expenses payable by us, will be approximately $34.9 million (assuming a per share price equal to the midpoint of the price range set forth on the cover of this prospectus). Our net proceeds will increase by approximately $5.9 million if the underwriters' over-allotment option is exercised in full. We intend to use the net proceeds to us from this offering for working capital, investment in new containers and other general corporate purposes, which may include the repayment or refinancing of a portion of outstanding indebtedness, as well as potential strategic investments and acquisitions. See "Use of Proceeds."

Use of proceeds by the Initial Shareholder

We will not receive any proceeds from the sale of our common shares by the Initial Shareholder, including any proceeds the Initial Shareholder may receive from the exercise by the underwriters of their over-allotment option. The Initial Shareholder plans to use the net proceeds from the sale of shares in this offering to repay $74.0 million of indebtedness owed to affiliates of some of the underwriters.

Dividend policy

Our board of directors has adopted a dividend policy which reflects its judgment that our shareholders would be better served if we distributed to them, as quarterly dividends payable at the discretion of our board of directors, a portion of the cash generated by our business in excess of our expected cash needs, including cash needs for potential acquisitions or other growth opportunities, rather than retaining such excess cash or using such cash for other purposes. In accordance with our dividend policy, we currently intend to pay an initial dividend of $0.20 per share on or about January 2011 in respect of the fourth quarter of 2010.

We are not required to pay dividends, and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. In addition, our ability to pay dividends is and will be restricted by current and future arrangements governing our debt and by Bermuda law. Furthermore, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends. See "Dividend Policy."

Proposed New York Stock Exchange symbol	BOX
Risk factors	Please read the section entitled "Risk Factors" beginning on page 16 for a discussion of some of the factors you should carefully consider before deciding to invest in our common shares.
Tax

We expect to be treated as a passive foreign investment company. In general, if you are a U.S. person and do not make certain elections with respect to your investment, you may be subject to special deferred tax and interest charges and other consequences. See "Material Tax Considerations—Material United States Federal Income Tax Considerations."

        The number of common shares to be issued and outstanding after the completion of this offering is based on 16,477,812 common shares issued and outstanding as of October 22, 2010, and excludes an additional 1,000,000 shares reserved for issuance under our equity incentive plan, all of which remain available for grant.

        Except as otherwise indicated, all information in this prospectus:

  •
  assumes an initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus;

  •
  assumes no exercise by the underwriters of their option to purchase an additional 1,125,000 common shares from us and the Initial Shareholder to cover over-allotments; and

  •
  assumes 52,941 shares will be issued to certain of our directors after October 22, 2010 but prior to completion of this offering.

CONFLICTS OF INTEREST

        J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. have conflicts of interest as defined in Financial Industry Regulatory Authority ("FINRA") Rule 2720(f)(5)(C)(i), as they or their affiliates will be receiving 5% or more of the net offering proceeds. Nomura Securities North America, LLC has a conflict of interest as defined in FINRA Rule 2720(f)(5), as its affiliate owns certain equity securities of Fortress. Consequently, this offering will be made in compliance with FINRA Rule 2720. No underwriter having a Rule 2720 conflict of interest will be permitted by that rule to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. When a FINRA member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by FINRA. In accordance with this rule, Wells Fargo Securities, LLC has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Wells Fargo Securities, LLC has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The summary historical consolidated financial data presented below have been derived from the audited consolidated financial statements, at the dates and for the periods indicated, for SeaCube Container Leasing Ltd. (formerly Container Leasing International, LLC and subsidiaries ("CLI")) ("SeaCube").

        In March 2010, all of the equity interests in CLI were transferred from Seacastle Operating Company Ltd. (our "Initial Shareholder") to an indirect wholly owned subsidiary of SeaCube Container Leasing Ltd.

        The summary historical consolidated financial data presented as of December 31, 2005 and for the period from January 1, 2006 through February 14, 2006 (the predecessor period) have been derived from the audited consolidated financial statements of CLI prior to the acquisition by the Initial Shareholder. The summary historical consolidated financial data as of and for the remainder of the year ended December 31, 2006 and the years ended December 31, 2007, 2008, and 2009 (the successor period), have been derived from the audited consolidated financial statements of SeaCube subsequent to the acquisition by the Initial Shareholder.

        Historical consolidated statement of operations data and historical consolidated statement of cash flows data as of and for the six months ended June 30, 2009 and 2010 were derived from the unaudited consolidated financial statements of SeaCube included elsewhere in this prospectus. The unaudited summary historical consolidated financial statements have been prepared on substantially the same basis as our audited summary historical consolidated financial statements.

        The following tables summarize the historical consolidated financial information for our business. You should read these tables along with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our consolidated historical financial statements and the related notes included elsewhere in this prospectus. All actual common share and per share data have been retroactively adjusted to reflect the additional 15,000,000 share issuance that occurred on April 22, 2010.

	Predecessor		Successor
		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
				Year Ended December 31,			Six Months Ended June 30,
	Year Ended December 31, 2005
				2007	2008	2009	2009	2010
	(dollars in thousands, except for share information)
Consolidated Statements of Operations Data:
Total revenue	$150,689	$18,205	$138,422	$208,907	$238,819	$141,873	$75,574	$66,843
Direct operating expenses	7,934	790	5,889	9,133	13,780	9,073	4,502	4,059
Selling, general and administrative expenses	37,390	3,627	20,021	26,339	26,215	21,983	10,870	10,238
Depreciation expenses	48,461	6,812	55,723	75,179	79,491	37,769	20,215	16,798
Provision for doubtful accounts	—	—	—	1,256	1,468	4,678	1,791	(356)
Fair value adjustment for derivative instruments	(10,434)	(3,527)	—	—	—	—	—	—
Goodwill impairment	38,900	—	—	—	—	—	—	—
Interest expense	36,920	5,196	39,490	63,353	81,114	51,922	27,367	21,655
Loss on terminations and modification of derivative instruments(1)	—	—	—	—	—	37,922	37,922	—
Gain on 2009 Sale(1)	—	—	—	—	—	15,583	(15,583)	—
Loss on retirement of debt(1)	—	—	7,631	—	413	1,330	1,330	—
Provision for income taxes	—	—	38	—	—	248	200	571
Net (loss) income	$(4,631)	$4,806	$3,614	$30,766	$30,036	$(15,004)	$(16,962)	$14,531
Net income (loss) per common share:
Basic and diluted			—	$1.92	$1.88	$(0.94)	$(1.06)	$0.90
Common shares used in computing net income (loss) per common share
Basic and diluted			—	16,000,000	16,000,000	16,000,000	16,000,000	16,156,675
Adjusted net income per common share:(2)
Basic and diluted			—	$2.23	2.43	1.07	0.70	1.04
Common shares used in computing adjusted net income per common share
Basic and diluted			—	16,000,000	16,000,000	16,000,000	16,000,000	16,156,675
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$15,697		$12,088	$11,146	$30,567	$8,014		$13,814
Restricted cash	7,869		15,962	36,459	30,056	22,060		18,833
Net investment in direct finance leases	177,062		171,714	604,303	582,320	555,990		524,571
Leasing equipment, net of accumulated depreciation	593,035		843,401	1,003,183	863,730	360,847		386,831
Total assets	857,861		1,098,407	1,738,322	1,581,386	1,097,229		1,001,204
Deferred income taxes	—		38	38	38	120		2,776
Debt, current	71,002		68,500	247,199	506,777	131,270		148,532
Debt, long-term	546,633		720,667	1,121,573	709,437	666,994		601,516
Total liabilities	638,613		855,111	1,457,547	1,327,783	862,875		859,447
Total members' interest/shareholders' equity	$219,248		$243,296	$280,775	$253,603	$234,354		$141,757
Other Operating Data:
Adjusted net income(2)	$26,743	$1,676	$12,526	$35,737	$38,867	$17,174	$11,134	$16,844
Adjusted EBITDA(3)	128,706	13,810	124,017	235,798	312,869	206,442	107,704	105,059
Distribution to members and Initial Shareholder	4,500	—	—	—	—	60,000	60,000	—
Dividends paid	—	—	—	—	—	—	—	2,800
Contribution from Initial Shareholder	—	—	—	50,000	—	—	—	—
Non-cash distribution to Initial Shareholder	—	—	—	—	—	—	—	97,675
Consolidated Statement of Cash Flows Data:
Cash flows provided by operating activities	$66,130	$5,839	$69,821	$96,667	$127,392	$50,966	$28,249	44,178
Capital expenditures	148,735	4,533	127,300	326,793	108,472	55,304	2,273	41,133
Selected Fleet Data:
Average container units(4)	648,517	658,257	611,360	640,305	604,434	550,688	555,955	520,498
Average utilization	97.0%	95.9%	95.6%	96.1%	97.5%	96.5%	97.1%	97.5%

(1)
Refer to the 2009 Sale described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. As it pertains to the Loss on retirement of debt, the 2009 Sale only relates to the year ended December 31, 2009 and the six months ended June 30, 2009.

(2)
Adjusted net income is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the 2009 Sale (refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus). We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net income provides us with a measure of financial performance of the business based on operational factors including the profitability of assets on an economic basis net of operating expenses and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business.

Adjusted net income has limitations as an analytical tool and is not a presentation made in accordance with U.S. GAAP and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP, including net income, or net cash from operating activities. For example, adjusted net income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs. In addition, our calculation of Adjusted net income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, adjusted net income should not be considered a measure of discretionary cash available to us to invest in the growth of our business or to pay dividends. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted net income only supplementally.

The following table shows the reconciliation of net income (loss), the most directly comparable U.S. GAAP measure to adjusted net income, for the period ended December 31, 2005 and for the period from January 1, 2006 to February 14, 2006, for the period from February 15, 2006 through December 31, 2006, for the periods ended December 31, 2007, 2008 and 2009, and for the six months ended June 30, 2009 and 2010:

	Predecessor		Successor
		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
							Six Months Ended June 30,
				Year Ended December 31,
	Year Ended December 31, 2005
				2007	2008	2009	2009	2010
	(dollars in thousands)
Net (loss) income	$(4,631)	$4,806	$3,614	$30,766	$30,036	$(15,004)	$(16,962)	$14,531
Non-cash interest expense, net of tax	2,908	397	1,281	4,971	8,418	8,366	4,242	2,313
Loss on retirement of debt, net of tax	—	—	7,631	—	413	1,317	1,313	—
Loss on terminations and modification of derivative instruments, net of tax	—	—	—	—	—	37,922	37,922	—
Fair value adjustment for derivative instruments, net of tax	(10,434)	(3,527)	—	—	—	—	—	—
Goodwill impairment, net of tax	38,900	—	—	—	—	—	—	—
Gain on 2009 Sale, net of tax	—	—	—	—	—	(15,427)	(15,381)	—

Adjusted net income	$26,743	$1,676	$12,526	$35,737	$38,867	$17,174	$11,134	$16,844

  The decline from 2008 to 2009 in adjusted net income is primarily attributable to the 2009 Sale, net of tax.

(3)
Adjusted EBITDA is a measure of both operating performance and liquidity that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

We define Adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables.

  Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of both operating performance and liquidity, as well as discussion of the limitations of Adjusted EBITDA as an analytical tool and a reconciliation of Adjusted EBITDA to our GAAP net income (loss) and cash flow from operating activities.

  Operating Performance: Management and our board of directors use Adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use Adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, Adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, contemporaneous with the consummation of this offering, Adjusted EBITDA will be the basis for calculating selected financial ratios as required in the debt covenants of one of our credit facilities and one of our management agreements. See "Description of Certain Indebtedness—Container Revolving Credit Facility" and "—CLI Funding IV Credit Facility."

  Liquidity: In addition to the uses described above, management and our board of directors use Adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors. We include principal collections on direct finance lease receivables in Adjusted EBITDA because these collections represent cash that we have available to service our debt obligations that is not otherwise included as income (loss) from continuing operations. As a result, by including principal collections on direct finance lease receivables in Adjusted EBITDA, we believe Adjusted EBITDA is a more accurate indicator of our available cash flow to service our debt obligations than income (loss) from continuing operations.

  Limitations: Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. These limitations include:

  •
  Adjusted EBITDA does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect all of the cash requirements necessary to satisfy all of our non-discretionary expenditures; and

  •
  Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

  Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, to pay dividends or for discretionary expenditures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementally.

  The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable U.S. GAAP measures of performance and liquidity, to Adjusted EBITDA for the period ended December 31, 2005 and for the period from January 1, 2006 to February 14, 2006, for the period from February 15, 2006 through December 31, 2006, for the periods ended December 31, 2007, 2008 and 2009, and for the periods ended June 30, 2009 and 2010:

	Predecessor		Successor
		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
				Year Ended December 31,			Six Months Ended June 30,
	Year Ended December 31, 2005
				2007	2008	2009	2009	2010
	(dollars in thousands)
Cash flows from operating activities to Adjusted EBITDA reconciliation:
Net cash provided by operating activities	$66,130	$5,839	$69,821	$96,667	$127,392	$50,966	$28,249	$44,178
Depreciation and amortization	(51,369)	(7,208)	(57,492)	(76,718)	(81,130)	(38,989)	(20,886)	(17,385)
Provision for doubtful accounts	—	—	—	(1,256)	(1,468)	(4,678)	(1,791)	356
Loss on sale of leasing equipment	(898)	2	(3,134)	(3,611)	(585)	(4,822)	(1,504)	(1,122)
Stock based compensation	—	—	—	—	—	—	—	(64)
Derivative loss reclassified into earnings	—	—	—	(37)	(4,587)	(9,978)	(5,177)	(3,474)
Ineffective portion of cash flow hedges	—	—	—	(1,722)	(2,373)	2,840	1,611	1,688
Loss on terminations and modification of derivative instruments	—	—	—	—	—	(37,922)	(37,922)	—
Gain on 2009 Sale	—	—	—	—	—	15,583	15,583	—
Impairment of leasing equipment held for sale	(557)		(3,912)	(1,039)	(6,688)	(5,974)	(3,508)	(782)
Loss on retirement of debt	—	—	(7,631)	—	(413)	(1,330)	(1,330)	—
Deferred income taxes	—	—	(47)	—	—	(82)	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,826	501	397	9,989	(1,291)	12,547	27	(4,621)
Other assets	1,303	131	6,367	2,142	1,007	(444)	87	3,069
Accounts payable, accrued expenses and other liabilities	6,400	2,014	(755)	12,047	(2,993)	8,786	9,140	(8,394)
Deferred income	—	—	—	(5,696)	3,165	(1,507)	459	1,082
Provision for income taxes	—	—	38	—	—	248	200	571
Depreciation expenses	48,461	6,812	55,723	75,179	79,491	37,769	20,215	16,798
Interest expense, net of interest income	36,581	5,116	38,628	61,694	80,059	49,232	26,220	20,748
Loss on terminations and modification of derivative instruments	—	—	—	—	—	37,922	37,922	—
Gain on 2009 Sale	—	—	—	—	—	(15,583)	(15,583)	—
Loss on retirement of debt	—	—	7,631	—	413	1,330	1,330	—
Collections on net investment in direct financing leases, net of interest earned	19,829	603	18,383	68,159	122,870	110,528	54,362	52,411

Adjusted EBITDA	$128,706	$13,810	$124,017	$235,798	$312,869	$206,442	$107,704	$105,059

	Predecessor		Successor
		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
				Year ended December 31,			Six Months Ended June 30,
	Year Ended December 31, 2005
				2007	2008	2009	2009	2010
	(dollars in thousands)
Net income (loss) to Adjusted EBITDA reconciliation:
Net income (loss)	$(4,631)	$4,806	$3,614	$30,766	$30,036	$(15,004)	$(16,962)	$14,531
Provision for income taxes	—	—	38	—	—	248	200	571
Depreciation expenses	48,461	6,812	55,723	75,179	79,491	37,769	20,215	16,798
Interest expense, net of interest income	36,581	5,116	38,628	61,694	80,059	49,232	26,220	20,748
Loss on terminations and modification of derivative instruments	—	—	—	—	—	37,922	37,922	—
Gain on 2009 Sale	—	—	—	—	—	(15,583)	(15,583)	—
Loss on retirement of debt	—	—	7,631	—	413	1,330	1,330	—
Fair value adjustments for derivative instruments	(10,434)	(3,527)	—	—	—	—	—	—
Goodwill impairment	38,900	—	—	—	—	—	—	—
Collections on net investment in direct financing leases, net of interest earned	19,829	603	18,383	68,159	122,870	110,528	54,362	52,411

Adjusted EBITDA	$128,706	$13,810	$124,017	$235,798	$312,869	$206,442	$107,704	$105,059

  The decline from 2008 to 2009 in Adjusted EBITDA is primarily related to the 2009 Sale.

(4)
Includes our operating fleet (which comprises our owned and managed fleet), the fleet of Interpool Limited for all periods presented and units under finance leases.

RISK FACTORS

        Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case the trading price of our common shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

Global economic growth and the volume of world trade are critical factors affecting demand for containerized leasing, and a decline in world trade can adversely affect our business.

        Demand for leasing our containers depends largely on the extent of world trade and economic growth, with U.S. consumer demand being the most critical factor affecting this growth. Economic downturns in one or more countries, particularly in the United States, the European Union, Asia and other countries and regions with consumer-oriented economies, have in the past, and in the future could, reduce world trade volume and/or demand by container shipping, rail and trucking lines for leased containers. Cyclical recessions can negatively affect lessors' operating results because during economic downturns or periods of reduced trade, shipping lines tend to lease fewer containers and related assets or lease containers only at reduced rates, and tend to rely more on their own equipment and fleets to satisfy a greater percentage of their requirements. Thus, decreases in the volume of world trade may adversely affect our leased asset utilization and lease rates and lead to reduced revenue, reduced capital investment, increased operating expenses (such as storage and positioning) and reduced financial performance.

        The current global recession, which began in 2008 and deepened in 2009, has demonstrated the negative impact that an economic downturn can have on our business. As a result of the current downturn, container trade decreased by approximately 7% during the year ended December 31, 2009, which led to reduced demand for containers, lower utilization and lease rates and adversely affected our results of operations. During this time we reported a net loss. Although the containerized trade market has begun to show signs of recovery, we cannot assure you that any recovery will continue, and further cannot predict whether, or when, any future economic downturns will occur. For example, the recent eurozone sovereign debt crisis could negatively impact the recovery of global trade. If demand for container shipping does not continue to recover or recovers more slowly than we anticipate, or if demand starts to decrease again, our financial performance may be adversely affected, and the impact to our financial results could be significant.

The demand for leased containers depends on many economic, political and other factors beyond our control and these factors may adversely affect our business.

        We believe that a substantial amount of our leasing business involves shipments of goods exported from Asia. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China or Japan, may have an adverse affect on our business and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world's fastest growing economies in terms of gross domestic product and has become one of the world's largest and fastest growing exporters. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience slower or negative growth in the future, or that trade relations with China will not deteriorate. Moreover, if changes in exchange rates between the Chinese yuan and other currencies were to occur, the growth of Chinese exports could be affected. In addition, from time to time, there have been other disruptions in Asia, such as health scares, including SARS and avian flu, financial markets turmoil, natural disasters and political instability in certain countries. If these events were to occur in the future, they could adversely affect our lessees, a number of whom are entities domiciled in Asian countries, and the general demand for shipping and lead to reduced demand for leased containers or otherwise adversely affect us.

        Other general factors affecting demand, utilization and per diem rates for leased containers include the following:

  •
  the available supply and prices of new and used containers;

  •
  the availability and terms of equipment financing;

  •
  fluctuations in interest rates and foreign currency values;

  •
  economic conditions, and competitive pressures and consolidation in the shipping industry;

  •
  the globalization of manufacturing;

  •
  changes in the operating efficiency of our customers;

  •
  fluctuations in supply and demand for products suitable for shipping in containers;

  •
  fuel costs and their impact on overall transportation costs;

  •
  developments in international trade and shifting trends and patterns of cargo and trucking traffic;

  •
  the price of steel and other raw materials;

  •
  acts of God such as droughts, storms, or other natural disasters such as the recent earthquake in Chile, which is reported to have damaged shipping ports and disrupted agricultural and fishing operations, flu or other pandemics that result in economic disruptions that may disrupt or interfere with trade or otherwise affect local and global economies;

  •
  overcapacity or undercapacity of the container manufacturers;

  •
  the lead times required to purchase containers;

  •
  the number of containers purchased by competitors and lessees;

  •
  increased repositioning by container shipping lines of their own empty containers, as the case may be, to higher-demand locations in lieu of leasing equipment from us;

  •
  consolidation or withdrawal of individual lessees in the container shipping industry;

  •
  import/export tariffs, trade barriers and restrictions;

  •
  customs procedures, foreign exchange controls and other environmental and regulatory developments; and

  •
  global and regional economic and political conditions.

        All of these factors are inherently unpredictable and beyond our control. These factors will vary over time, often quickly and unpredictably, and any change in one or more of these factors may have a material adverse effect on our business and results of operations. Many of these factors also influence the decision by current and potential customers to lease our containers. Should one or more of these factors influence current and potential customers to buy a larger percentage of the container assets they operate, our utilization rate could decrease, resulting in decreased revenue, increased storage and repositioning costs, and as a result, lower operating cash flow.

Our ability to grow our business depends on a continuing recovery of global demand for containers.

        Our ability to grow our business depends on a continuing recovery of global demand for containers. Although we began to see signs of recovery in containerized trade volume and our utilization rate at the end of 2009, this recovery may not continue as rapidly and strongly as anticipated or at all. If demand for container shipping does not continue to recover as we expect, or if demand starts to decrease again, it is possible we may not be able to grow our business and our results of operations may be adversely affected for several years.

Adverse developments in the global economy restricting the credit markets may materially and negatively impact our business.

        The recent downturn in the world's major economies and the constraints in the credit markets have heightened or could continue to heighten a number of material risks to our business, cash flows and financial condition, as well as our future prospects. Continued issues involving liquidity and capital adequacy affecting lenders could affect our ability to fully access our credit facilities or obtain additional debt and could affect the ability of our lenders to meet their funding requirements when we need to borrow. Further, the volatility in the equity markets may make it difficult in the future for us to access the equity markets for additional capital at attractive prices, if at all. The recent credit crisis in Greece, for example, and concerns over debt levels of certain other European Union member states, increased volatility in global credit and equity markets. If we are unable to access existing credit, obtain new credit or access the capital markets, our business could be negatively impacted, as could our ability to pay dividends. See "We intend to incur substantial additional debt and issue substantial additional equity in order to expand our business and pay dividends."

        We further believe that many of our customers are reliant on liquidity from global credit markets and, in some cases, require external financing to fund a portion of their operations. As a consequence, if our customers lack liquidity, it would likely negatively impact their ability to pay amounts due to us.

        These and other factors affecting the container industry are inherently unpredictable and beyond our control.

Equipment prices and lease rates may decrease, which may adversely affect our earnings.

        Container lease rates depend on the cost of the container, the type and length of the lease, the type and age of the container equipment, competition, the location of the container being leased, and other factors more fully discussed herein. Because steel is the major component used in the construction of new containers, the price for new containers, as well as prevailing lease rates, are both highly correlated with the price of steel. In the late 1990s, new equipment prices and lease rates declined due to, among other factors, a drop in worldwide steel prices and a shift in container manufacturing from Taiwan and Korea to areas with lower labor costs in mainland China. Such factors, among others, may cause container prices and leasing rates to fall again. In 2009, new equipment prices and lease rates declined due to a lack of demand for containerized cargo. In 2010, new equipment prices and lease rates have increased due to a shortage of production capacity and increased demand for containers.

        In addition, lease rates can be negatively impacted by the entrance of new leasing companies, overproduction of new containers by factories and over-buying by shipping lines and leasing competitors. For example, during 2001 and again in the second quarter of 2005, overproduction of new containers, coupled with a build-up of container inventories in Asia by leasing companies and shipping lines, led to decreasing prices and utilization rates. In the event that the container shipping industry were to be characterized by over-capacity in the future, or if available supply of intermodal assets were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling intermodal equipment, both utilization and lease rates can be expected to decrease, thereby adversely affecting the revenues generated by our container leasing business.

We face extensive competition in the container leasing industry, and if we are not able to compete successfully, our business will be harmed.

        We may be unable to compete favorably in the highly competitive container leasing business after completion of this offering. We compete with many domestic and foreign container leasing companies, many smaller lessors, financial institutions such as banks, promoters of container ownership, shipping lines, which sometimes lease their excess container stocks, and suppliers of alternative types of equipment for freight transport. Some of these competitors may have large, underutilized inventories of containers, which could lead to significant downward pressure on lease rates, asset utilization and operating margins.

        Competition among container leasing companies depends upon many factors, including, among others, lease rates, lease terms (including lease duration, drop-off restrictions and repair provisions), customer service, and the location, availability, quality and individual characteristics of equipment as well as quality and experience of an equipment manager. New entrants into the leasing business have been attracted by the high rate of containerized trade growth in recent years, and new entrants have generally been less disciplined, in our opinion, than we are in pricing and structuring leases. As a result, the entry of new market participants together with the already highly competitive nature of our industry, may undermine our ability to maintain a high level of asset utilization or, alternatively, could force us to reduce our pricing and accept lower revenue and profit margins in order to achieve our growth plans.

Our customers may decide to buy rather than lease containers, which would adversely affect our earnings.

        We, like other suppliers of leased containers, are dependent upon decisions by shipping lines to lease rather than buy their containers. Should shipping lines decide to buy a larger percentage of the containers they operate, our utilization rates would decrease, resulting in decreased leasing revenue, increased storage and repositioning costs and lower operating cash flow. Most of the factors affecting the decisions of our customers, including whether to lease or buy their equipment, are outside our control. See "The demand for leased containers depends on many economic, political and other factors beyond our control and these factors may adversely affect our business."

        While the percentage of containers leased compared with the percentage of containers owned by shipping companies has been fairly steady historically, several factors may cause the percentage of leased containers to decrease in the future. These factors include, among other things, access of shipping lines to lower-cost bank financing, the consolidation of the shipping industry and improvements in information technology. The materialization of any of such trends could negatively affect our business.

Lessee defaults and terminations of agreements by our customers may adversely affect our financial condition, results of operation and cash flow by decreasing revenue and increasing storage, positioning, repair, collection and recovery expenses.

        Our containers are leased to numerous customers. Lease payments and other compensation, as well as indemnification for damage to or loss of leased containers, is generally payable by the end users under leases and other arrangements. Inherent in the nature of the leases and other arrangements for use of the containers is the risk that once a lease is consummated, we may not receive, or may experience delay in realizing, all of the compensation and other amounts to be paid in respect of the leased containers. Furthermore, not all of our customers provide detailed financial information regarding their operations. As a result, customer risk is in part assessed on the basis of our customers' reputation in the market, and there can be no assurance that they can or will fulfill their obligations under the contracts we enter into with them. Our customers could incur financial difficulties, or otherwise have difficulty making payments to us when due for any number of factors which may be out of our control and which we may be unable to anticipate. If a sufficient number of our customers were to default or were to terminate or restructure their agreements with us, in particular one or more of our largest customers, it could have a material adverse effect on our results of operation. We do not maintain any credit insurance with respect to non-payment of receivables by our lessees. A delay or diminution in amounts received under the leases and other arrangements could adversely affect our business and financial prospects and our ability to make payments on our debt or to pay dividends to our shareholders.

        In general, the profitability of our shipping line customers deteriorated significantly in 2008 due to decreasing freight rates caused by excess vessel capacity and most major shipping lines recorded large financial losses in 2009. These adverse conditions may continue for some time. These losses increased the risk of default by our customers. While several of our customers have reported improving financial performance and productivity in 2010, we cannot be assured this will continue in the future.

        The cash flow from our containers, principally lease rentals, management fees, and proceeds from the sale of owned containers, is affected significantly by the ability to collect payments under leases and other arrangements for the use of the leased equipment and the ability to replace cash flows from terminating leases by re-leasing or selling leased equipment on favorable terms. All of these factors are subject to external economic conditions and the performance by lessees and service providers that will not fully be within our control.

        When lessees default, we may fail to recover all of our leased containers, and the containers we do recover may be returned in damaged condition or to locations where we will not be able to efficiently re-lease or sell them. We may have to repair and reposition such recovered containers to other places where we can re-lease or sell them, which could be expensive depending on the locations and distances involved. As a result, we may lose lease or management revenues and incur additional operating expenses in repossessing, repositioning, repairing and storing the equipment.

We depend on a limited number of customers for a substantial portion of our revenue, and the loss of, or a significant reduction in revenue resulting from a default by, any key customer could significantly reduce our revenue.

        A significant portion of our revenue is derived from a relatively small number of customers. For each of the six months ended June 30, 2009 and 2010, our ten largest customers accounted for 61% of our revenue. Although each individual lease covers a distinct group of containers and no single lease with any customer contributed more than 5% of our revenue for the six months ended June 30, 2010, the aggregate revenue from CSAV, our single largest customer, accounted for approximately 16% of our revenue for the six months ended June 30, 2010. In addition, Mediterranean Shipping accounted for approximately 15% of our revenue for the six months ended June 30, 2010. Our operating results in the foreseeable future will continue to depend on our ability to enter into agreements with these customers. In addition, several of our largest customers have gone through or are currently undertaking significant financial restructurings as a result of large financial losses incurred in 2009. We cannot be certain that they will be successful, and we expect the financial performance and financial condition of these customers will continue to be challenged due to existing market conditions. The loss of, or a significant reduction in revenue from, any of our key customers, or a default by any key customers on its obligations under any contract with us, or the restructuring of lease agreements due to economic circumstances facing our customers would significantly reduce our revenue and adversely affect our business.

        In addition, some of the contracts under which we lease our containers contain early termination provisions. Although in the past we have experienced minimal early returns due in part to penalties including early termination fees and costs associated with repairs and repositioning upon return borne by lessees, we cannot assure you that the number of leases that our customers terminate early will not increase in the future. This increase could happen due to any number of factors that are outside of our control, such as financial difficulty or a business downturn experienced by any of our customers. We may also elect to terminate leases with a customer and demand the immediate redelivery of our containers due to non-payment or other defaults, which would significantly reduce our revenue and adversely impact our business.

The volatility of the residual value of containers upon expiration of their leases or at the time of their sale could adversely affect our operating results.

        Although our operating results primarily depend upon equipment leasing, profitability is also affected by the residual values (either for sale or re-leasing) of the containers upon expiration of their leases or at the time of their sale. These values, which can vary substantially, depend upon, among other factors:

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  the age of our equipment;

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  expenses associated with off-hire, storage, repair, repositioning and re-marketing of returned equipment;

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  prevailing economic conditions;

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  supply and demand for similar types of equipment;

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  the current cost of comparable new equipment, which is partially dependent on raw material costs including steel;

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  changes in lessees' requirements;

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  the availability of used equipment;

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  rates of inflation; and

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  the obsolescence of certain types of equipment in our fleet.

        Most of these factors are outside of our control. Operating leases, under which we derived 51% of our revenue for the six months ended June 30, 2010, are subject to greater residual risk than direct finance leases because we own the containers at the expiration of an operating lease term. If the residual value of our assets during any period proves lower than anticipated, our operating results may be adversely affected. Furthermore, we base our decision to invest in new containers in part on our expectations of our ability to sell or re-lease existing assets. To the extent we fail to anticipate the degree to which we need to replace existing assets, we may not have sufficient assets to meet demand and would therefore forgo revenues.

Changes in market price, availability or transportation costs of equipment manufactured in China could adversely affect our ability to maintain our supply of containers.

        Changes in the political, economic or financial conditions of China, which would increase the market price, availability or transportation costs of containers, could adversely affect our ability to maintain our supply of equipment. China is currently the largest container producing nation in the world. We currently purchase the vast majority of our containers from manufacturers in China. In the event that it were to become more expensive for us to procure containers in China or to transport these containers at a low cost from China to the locations where they are needed, because of changes in exchange rates between the U.S. Dollar and Chinese Yuan, further consolidation among container suppliers, a shift in United States trade policy towards China, increased tariffs imposed by the United States or other governments, increased fuel costs, a significant downturn in the political, economic or financial conditions in China, or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and any alternative arrangements may increase our costs.

We depend on key personnel, and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

        The success of our business is heavily dependent on our ability to retain our current management and other key personnel and to attract and retain qualified personnel in the future. In particular, we are dependent upon the management and leadership of Joseph Kwok. Competition for senior management personnel is intense, and we may not be able to retain our personnel. The loss of key personnel could affect our ability to run our business effectively. Although we have entered into at will employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. Although Mr. Kwok also serves as the Chairman of Seacastle Inc., the parent company of our Initial Shareholder, and as the Chairman of Seacastle Holdings LLC, a wholly owned subsidiary of our Initial Shareholder, he is required to devote 80% or more of his time and attention to our business. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

The international nature of the industry exposes us to numerous risks.

        Our ability to enforce lessees' obligations under our leases for use of our containers will be subject to applicable law in the jurisdictions in which enforcement is sought or the country of domicile of the lessee. Our containers are manufactured primarily in China and are predominantly used on international waterways, and our lessees are domiciled in many different countries. It is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessee is more cumbersome. As a result, the relative success and expedience of enforcement proceedings with respect to the containers in various jurisdictions also cannot be predicted. As more of our business shifts to areas outside of the United States and Europe, such as China, it may become more difficult and expensive to enforce our rights and recover our containers. If the number and size of defaults increases in the future, and if a large percentage of the defaulted containers are located in countries with less developed legal systems, losses resulting from recovery payments and unrecovered containers could be large and could negatively impact our profitability.

        We are also subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

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  regional or local economic downturns;

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  changes in governmental policy or regulation;

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  restrictions on the transfer of funds into or out of the country;

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  potential liabilities relating to foreign withholding taxes;

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  compliance with U.S. Treasury sanctions regulations restricting doing business with certain nations or specially designated nationals;

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  compliance with the Foreign Corrupt Practices Act;

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  import and export duties and quotas;

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  domestic and foreign customs and tariffs;

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  military outbreaks or terrorist attacks;

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  government instability;

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  nationalization of foreign assets;

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  government protectionism;

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  compliance with export controls, including those of the U.S. Department of Commerce;

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  compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

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  potentially negative consequences from changes in tax laws;

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  higher interest rates;

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  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

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  labor or other disruptions at key ports;

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  difficulty in staffing and managing widespread operations; and

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  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

        Any one of these factors could impair our current or future international operations and, as a result, harm our overall business, financial condition and results of operations.

We may incur costs and business disruptions associated with new security regulations regarding our containers.

        We are, and will likely continue to be, subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities. For example, the Container Security Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States, including pre-screening containers that pose a risk at the port of departure prior to arrival at U.S. ports and/or the use of conveyance security devices. Moreover, the International Convention for Safe Containers, 1972 (CSC), as amended, adopted by the International Maritime Organization, applies to new and existing containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. Inspection procedures can result in the seizure of contents of our containers, delays in the loading, offloading or delivery and, in some instances, the levying of customs duties, fines or other penalties against container operators and owners. Changes to inspection procedures could also impose additional costs and obligations on our lessees and may, in certain cases, render the shipment of certain types of cargo uneconomic or impractical.

        As these regulations develop and change, we may incur increased compliance costs due to the acquisition of new, compliant containers and/or the adaptation of existing containers to meet any new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of containers transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal shipping containers, our competitors may adopt such products or our customers may require that we adopt such products in the conduct of our container leasing business. In responding to such market pressures, we may incur increased costs, which could have a material adverse effect on our financial condition and results of operations.

Terrorist attacks could negatively impact our operations and our profitability and may expose us to liability and reputational damage.

        Terrorist attacks may negatively affect our operations and your investment. Such attacks in the past have caused uncertainty in the world financial markets and economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could similarly affect world financial markets and trade, as well as the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact ports our containers come in and out of, depots, our physical facilities or those of our suppliers or customers and could impact our sales and our supply chain. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade in which our containers are involved and lower demand for containers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

        It is also possible that our containers could be involved in a terrorist attack. Although our lease agreements require our lessees to indemnify us against all damages arising out of the use of our containers, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, we may not be fully protected from liability arising from a terrorist attack which utilizes our containers. In addition, any terrorist attack involving any of our containers may cause reputational damage, or other losses, which could be catastrophic to our business.

Environmental liability may adversely affect our business and financial condition.

        Like other companies, we are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those regulating discharges to air and water, health and safety and the use and disposal of hazardous substances. We and the third party equipment owners could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our current or historical operations. Under some environmental laws in the United States and certain other countries, the owner of a leased container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to the owner's fault. While we maintain insurance and require lessees to indemnify us against certain losses, such insurance and indemnities may not cover or be sufficient to protect us and our third party equipment owners against losses arising from environmental damage.

        Moreover, environmental laws are subject to frequent change and have tended to become more stringent over time. For example, the refrigerant specified by virtually all reefer box operators and used in substantially all of our reefers is R134a (also known as HFC134a). R134a, like other refrigerants used before R134a became the industry standard, may, at some point, become due for replacement and phase-out. Market pressure or government regulation of refrigerants and synthetic insulation materials may require reefers using non-conforming substances to be retrofitted with refrigerants deemed to be less destructive to atmosphere ozone at substantial cost to us. Regulatory initiatives in the European Union and California to phase out R134a in automotive cooling systems may in the future increase pressure on the continued use of R134a in reefers. In addition, reefers that are not retrofitted may command lower prices in the market for used containers once we retire these containers from our fleet.

        Increased concerns over climate change and current and future regulation of greenhouse gas emissions could have a material effect on our business. Regulatory initiatives at international, national and local levels to reduce the emission of greenhouse gasses could increase the cost of container shipping and the demand for our containers. Concerns over climate change could also favor competing local products over products shipped over long distances. In addition, the effects of climate change may produce more variable or severe weather events that can adversely affect marine shipping. Each of these events could increase our cost of operations or affect our profitability.

        These or other additional environmental laws and regulations may be adopted that could limit our ability to conduct business or increase the cost of our doing business, which may have a materially negative impact on our business, results of operation and financial condition. New regulations could diminish the resale value or useful lives of our containers, require us to retrofit our assets for continued use, or other operational changes or restrictions. For example, restrictions could be imposed on the use of certain woods in container flooring. Additionally, environmental-related laws and regulations may prohibit or restrict shipment of certain cargos that could impact the use of our containers. For example, the Lacey Act prohibits the importation of certain protected woods into the United States.

Certain liens may arise on our equipment.

        Substantially all of our container assets currently are subject to liens relating to existing financing arrangements and, in the event of a default under any of those arrangements, the lenders thereunder would be permitted to take possession of or sell our container assets. See "Description of Certain Indebtedness."

        In addition, depot operators, repairmen, transporters, vessel mortgagees and other parties may come into possession of our containers from time to time and have sums due to them from the lessees or sublessees of the containers. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a containership through foreclosure proceedings. In the event of nonpayment of those charges by the lessees or sublessees, we may be delayed in, or entirely barred from, repossessing the containers or be required to make payments or incur expenses to discharge such liens on the equipment.

The lack of an international title registry for containers increases the risk of ownership disputes.

        Although the Bureau International des Containers registers and allocates a unique four letter prefix to every container in accordance with ISO standard 6346 (Freight container coding, identification and marking) there is no internationally recognized system of recordation or filing to evidence our title to containers nor is there an internationally recognized system for filing security interest in containers. While this has not historically been an issue, the lack of a title recordation system with respect to containers could result in disputes with lessees, end-users, or third parties, such as creditors of end-users, who may improperly claim ownership of the containers, especially in countries with less developed legal systems.

Container investors may elect not to have us manage their containers, which could adversely affect our business, results of operations and financial condition.

        A percentage of our revenue is attributable to management fees earned on services related to the leasing of containers owned by container investors. Our ability to continue to retain and attract management contracts depends upon a number of factors, including our ability to lease and release containers on attractive lease terms, to maintain a high utilization rate for our owned and managed fleets, to efficiently manage the billing, collection, repositioning, maintenance and repair, storage and disposition of containers and the management fees that we charge. In the event container investors believe another container leasing company can better provide stable and attractive rates of return on their investment, we may lose management contract opportunities in the future, which could adversely affect our business, results of operations and financial condition.

We could face litigation involving our management of containers for container investors.

        We manage containers for third-party container owners under management agreements that are negotiated with each container investor. We make no assurances to container investors that they will make any amount of profit on their investment or that our management activities will result in any particular level of income or return of their initial capital, although some of these agreements do contain provisions that permit owners to terminate them if certain performance metrics are not met during relevant time periods. As the number of containers that we manage for container investors increases, the possibility that we may be drawn into litigation and/or arbitration relating to these managed containers may also increase. Although our management agreements contain contractual protections and indemnities that are designed to limit our exposure to such litigation, such provisions may not be effective and we may be subject to a significant loss in a successful litigation by a container investor.

Manufacturers of our equipment may be unwilling or unable to honor manufacturer warranties covering defects in our equipment.

        We obtain warranties from the manufacturers of our equipment. When defects in the containers occur, we work with the manufacturers to identify and rectify the problem. However, there is no assurance that manufacturers will be willing or able to honor warranty obligations. If defects are discovered in containers that are not covered by manufacturer warranties, we could be required to expend significant amounts of money to repair the containers and/or the useful life of the containers could be shortened and the value of the containers reduced, all of which could adversely affect our results of operations.

We rely on our information technology systems to conduct our business. If these systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business and financial results could be adversely affected.

        The efficient operation of our business is highly dependent on equipment tracking and billing systems. We rely on such systems to track transactions, such as container pick-ups and drop-offs, repairs, and to bill our customers for the use of and damage to our equipment. We also use the information provided by these systems in our day-to-day business decisions in order to effectively manage our lease portfolio and improve customer service. The failure of this system to perform as we anticipate could disrupt our business and results of operation and cause our relationships with our customers to suffer. In addition, our information technology systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures and viruses. Any such interruption could negatively affect our business.

Increases in the cost of or the lack of availability of insurance could increase our risk exposure and reduce our profitability.

        Our lessees and depots are required to maintain all risks physical damage insurance, comprehensive general liability insurance and to indemnify us against loss. We also maintain our own contingent liability insurance and off-hire physical damage insurance. Nevertheless, lessees' and depots' insurance or indemnities and our insurance may not fully protect us. The cost of such insurance may increase or become prohibitively expensive for us and our customers, and such insurance may not continue to be available. Other types of industry insurance that we have maintained from time to time based on our evaluation of risk, such as default insurance providing coverage for the cost to recover our containers due to a customer's insolvency, bankruptcy or default may not be available, which could increase our risk. This is the case currently with credit insurance for our lessee's non-payment of receivables, which is not currently available in today's insurance market for our fleet.

Our future business prospects could be adversely affected by consolidation within the container shipping industry.

        We primarily lease containers to shipping lines. Over the last several years, there have been several large shipping line acquisitions that have resulted in some consolidation within the container shipping industry, including among some of our customers. This consolidation has reduced the number of large shipping lines and also increased the concentration of business in a smaller number of larger customers. Our future business prospects could be adversely affected if there is a continued reduction in the number of shipping lines in the world. Due to concentration risk and resulting impact on credit risk, we might decide to limit the amount of business exposure we have with any single customer if the exposure were deemed unacceptable, which could negatively impact the volume of equipment we lease and the revenues we would otherwise earn if we had leased assets despite the concentration risk or had the previously separate customers not combined.

Our strategy to pursue acquisition opportunities may subject us to considerable business and financial risk, and unforeseen integration obstacles or risks.

        In order to grow our business, we expect to employ various strategies, including consummating strategic and complementary acquisitions and joint ventures from time to time. We may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not be made available or known to us. Unanticipated issues may arise in the implementation of these contemplated strategies, which could impair our ability to expand our business as expected. For example:

  •
  then-favorable conditions in the equipment leasing and shipping markets, including the rate of world trade and economic growth, could deteriorate;

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  equipment prices and lease rates could decrease as a result of a variety of factors, including a decrease in worldwide steel prices;

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  the financial condition of our third party depot operators and other business partners may deteriorate;

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  turmoil in, or tightening of the credit markets may limit our ability to obtain debt financing for acquisitions;

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  we may be unable to obtain financing through additional debt facilities or by issuing additional debt or equity, in each case on terms acceptable to us;

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  our customers could decide to buy rather than lease a larger percentage of the containers they operate; and

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  we may not be able to execute strategic acquisitions or to integrate such acquired assets successfully into our business.

        Any of the above risks could adversely affect our financial position and results of operations and could cause us to abandon some or all of our growth strategies. Furthermore, any acquisitions or joint ventures may expose us to particular business and financial risks that include, but are not limited to:

  •
  diverting management's attention;

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  incurring additional indebtedness and assuming liabilities;

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  incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

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  experiencing an adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

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  failing to integrate the operations and personnel of the acquired businesses;

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  acquiring businesses with which we are not familiar;

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  entering new markets with which we are not familiar;

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  increasing the scope, geographic diversity and complexity of our operations; and

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  failing to retain key personnel, suppliers and customers of the acquired businesses.

        We may not be able to successfully manage acquired businesses or increase our cash flow from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies, and we may be required to focus resources on integration of operations rather than on other profitable areas. We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our credit facilities and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

If we are unable to enter into interest rate swaps on reasonable commercial terms or if a counterparty under our interest rate swap agreements defaults, our exposure associated with our variable rate debt could increase.

        We have typically funded a significant portion of the purchase price of new containers through borrowings under our revolving credit facility and our secured debt facilities. We intend to use borrowings under our revolving credit facility and our secured debt facility for such funding purposes in the future. The amounts outstanding under these facilities are subject to variable interest rates. We have entered into various interest rate swap agreements to mitigate our exposure associated with this variable rate debt. There can be no assurance that these interest rate swaps will be available in the future, or if available, will be available on terms satisfactory to us. If we are unable to obtain such interest rate swaps or if a counterparty under our interest rate swap agreements defaults, our exposure associated with our variable rate debt could increase.

Storage space for containers may become limited, increasing depot costs for the storage of containers.

        Land in and around many port areas is limited, and nearby depot space could become difficult to find and more costly with limited space and fewer depots in the area. In addition, local communities in port areas may impose regulations that prohibit the storage of containers near their communities, further limiting the availability of storage facilities, and increasing storage, repair costs, and transportation charges relating to the use of our containers. Additionally, depots in prime locations may become filled to capacity based on market conditions, and may refuse additional redeliveries due to space restraints. This could require us to enter into higher cost storage agreements with depot operators in order to accommodate our customers' redelivery requirements, and could result in increased costs and expenses for us.

Because we are a newly formed company with a limited separate operating history, our historical financial and operating data may not be representative of our future results.

        We are a newly incorporated company with limited separate operating history. Our results of operations, financial condition and cash flows reflected in our consolidated financial statements may not be indicative of the results we would have achieved had we operated as a stand-alone or public entity for all periods presented or of the future results that we may achieve as a publicly traded company.

Our loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

        Our loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  incur additional indebtedness on satisfactory terms or at all;

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  incur liens on our assets;

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  sell capital stock of our subsidiaries;

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  make investments;

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  engage in amalgamations, mergers or acquisitions;

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  pay dividends (following an event of default or our breach of a covenant or in the event of CLI not maintaining certain net worth);

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  enter into the sale and leaseback of our containers;

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  make capital expenditures;

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  compete effectively to the extent our competitors are subject to less onerous financial restrictions; and

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  sell our containers.

        Specifically, as described in "Description of Certain Indebtedness" below, we are required to maintain certain financial ratios. If we are unable to maintain these ratios, our creditors could accelerate our debt, which could materially harm our financial condition and business. Therefore, we may need to seek permission from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This restriction may prevent us from taking actions that are in our best interest.

We intend to incur substantial additional debt and may issue substantial additional equity in order to expand our business and pay dividends.

        We plan to expand our business substantially by continuing to acquire containers each year. We intend to fund a portion of this growth with additional borrowings from time to time, which will increase our indebtedness and interest expense. We may also fund a portion of this growth with sales of additional equity securities, and such sales may be significant, which could have a significant dilutive effect on our shareholders. There is no assurance that we will continue to be able to access the debt and equity markets to the extent necessary to fund our plans, or that our cash flow will increase sufficiently to enable us to cover our increased borrowing costs and dividend payments. If our cash flow is insufficient to meet our needs, we may need to restrict our growth or dividend payments, or both, and we could face an increased risk of default. Our ability to fund our plans will depend on market conditions in our industry and in the financial markets as well as on our operating performance, each of which, to a significant extent, is out of our control. The downturn in the world's major economies, constraints in the credit markets and turbulence in the financial markets generally underscore the uncertainty concerning our ability to achieve our plans for growth and dividend payments. In addition, our ability to draw funds under our existing credit facility is subject to our compliance with various covenants and requirements under the facility. See "Description of Certain Indebtedness—Container Revolving Credit Facility".

Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations.

        Our ability to meet our debt obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and by financial, business, regulatory and other factors affecting our operations. Many of these factors are beyond our control. If our cash flow is insufficient to service our current and future indebtedness and to meet our other obligations and commitments, or if we are unable to obtain new financing on a timely basis, we will be required to adopt one or more alternatives, such as reducing or delaying our business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of our other strategies, refinancing or restructuring our debt obligations, selling intermodal assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, we may not be able to effect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all.

Risks Related to Our Organization and Structure

If the ownership of our common shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

        Following the completion of this offering, the Initial Shareholder, an entity primarily owned by certain private equity funds managed by an affiliate of Fortress, will beneficially own approximately 57.8% of our outstanding common shares or 52.8% if the underwriters' over-allotment option is fully exercised. As a result, the Initial Shareholder will own shares sufficient for the majority vote over all matters requiring a shareholder vote, including: the election of directors; amalgamations, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our memorandum of association and our bye-laws, and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders. The interests of the Initial Shareholder may not always coincide with our interests or the interests of our other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, the Initial Shareholder may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our common shares could decline or shareholders might not receive a premium over the then-current market price of our common shares upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in a company with significant shareholders. See "Principal and Selling Shareholders" and "Description of Share Capital—Anti-Takeover Provisions."

We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

        We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common shares. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

We are a Bermuda exempted company, and it may be difficult for you to enforce judgments against us or our directors and executive officers.

        We are a Bermuda exempted company and, as such, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

Certain provisions of the Shareholders Agreement and our bye-laws could hinder, delay or prevent a change in control of our company, which could adversely affect the price of our common shares.

        Certain provisions of the Shareholders Agreement and our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors or the Initial Shareholder. These provisions provide for:

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  a classified board of directors with staggered three-year terms;

  •
  provisions in our bye-laws regarding the election of directors, classes of directors, the term of office of directors, amalgamations and the bye-law governing the amendment of the foregoing bye-laws to be rescinded, altered or amended only upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 66% of the votes attaching to all shares in issue entitling the holder to vote on such resolution (provided, however, that for so long as the Fortress Shareholders beneficially own at least 25% of our issued and outstanding common shares, no such bye-law shall be rescinded, altered or amended and no new bye-law shall be made which would have the effect of rescinding, altering or amending or would be inconsistent with the purpose and intent of the provisions of such bye-laws, until the same has been approved by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least a majority of all votes attaching to all shares in issue entitling the holder to vote on such resolution);

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  provisions in our bye-laws dealing with the removal of directors, filling vacancies on the board, the right of shareholders to call special meetings, shareholder action by resolution in writing, corporate opportunity to be rescinded, altered or amended only upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution;

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  removal of directors only for cause and only with the affirmative vote of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution (provided, however, that for so long as the Fortress Shareholders beneficially own at least 40% of our issued and outstanding common shares, directors may be removed with or without cause with the affirmative vote of a majority of the votes attaching to all shares in issue entitling the holder to vote on such resolution);

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  our board of directors to determine the powers, preferences and rights of our preference shares and to issue such preference shares without shareholder approval;

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  advance notice requirements by shareholders for director nominations and actions to be taken at annual meetings;

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  the Shareholders Agreement will provide certain rights to the Fortress Shareholders with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint a majority of the members of our board of directors for so long as the Fortress Shareholders continue to hold at least 40% of our issued and outstanding common shares. See "Certain Relationships and Related Party Transactions—Shareholders Agreement";

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  no provision in our bye-laws for cumulative voting in the election of directors, which means that the holders of a majority of the issued and outstanding common shares can elect all the directors standing for election; and

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  our bye-laws only permit action by our shareholders outside a meeting by unanimous written consent, provided, however, that for so long as the Fortress Shareholders beneficially own at least 25% of our issued and outstanding common shares, our shareholders may act without a meeting by written consent of a majority of our shareholders, such majority being that majority of our shareholders who at the date of the notice of any written consent represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders.

        In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our Initial Shareholder, our management and/or our board of directors. Public shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to shareholders. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium. See "Description of Share Capital—Anti-Takeover Provisions."

Certain of our shareholders have the right to engage or invest in the same or similar businesses as us.

        The Fortress Shareholders have other investments and business activities in addition to their ownership of us. Under our bye-laws, the Fortress Shareholders have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers, lessors or vendors or employ or otherwise engage any of our officers, directors or employees. In particular, Joseph Kwok, our Chief Executive Officer, served as Chief Executive Officer of Seacastle Inc., the parent company of our Initial Shareholder, until our incorporation in March 2010, and continues to serve as Chairman of Seacastle Inc. and Seacastle Holdings LLC. Mr. Kwok will receive additional compensation from a subsidiary of Seacastle Holdings LLC. Two of our directors are individuals affiliated with Fortress, one of whom also serves on the board of directors of Seacastle Inc. Seacastle Inc. is a holding company that owns businesses that are engaged in the business of acquiring and leasing chassis and containerships, two other types of intermodal equipment that are used in global containerized cargo trade. Mr. Kwok will continue to hold restricted common shares in Seacastle Inc. following the completion of this offering. If the Fortress Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our shareholders or our affiliates.

        In the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as a director or officer of SeaCube and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person's duties owed to us and is not liable to us, if the Fortress Shareholder pursues or acquires the corporate opportunity or if the Fortress Shareholder does not present the corporate opportunity to us.

Risks Related to this Offering

An active trading market for our common shares may never develop or be sustained.

        Our common shares have been authorized for listing on the NYSE under the symbol "BOX", subject to official notice of issuance. However, we cannot assure you that an active trading market of our common shares will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common shares will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of common shares when desired, or the prices that you may obtain for your shares.

The market price and trading volume of our common shares may be volatile, which could result in rapid and substantial losses for our shareholders.

        Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common shares may fluctuate and cause significant price variations to occur. The initial public offering price of our common shares will be determined by negotiation between us, the Initial Shareholder and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

  •
  variations in our quarterly or annual operating results;

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  changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

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  the contents of published research reports about us or our industry or the failure of securities analysts to cover our common shares after this offering;

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  additions or departures of key management personnel;

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  any increased indebtedness we may incur in the future;

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  announcements by us or others and developments affecting us;

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  actions by institutional shareholders;

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  litigation and governmental investigations;

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  changes in market valuations of similar companies;

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  speculation or reports by the press or investment community with respect to us or our industry in general;

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  increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

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  announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

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  changes or proposed changes in laws or regulations affecting the shipping industry or enforcement of these laws and regulations, or announcements relating to these matters; and

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  general market, political and economic conditions, including any such conditions and local conditions in the markets in which our lessees are located.

        These broad market and industry factors may decrease the market price of our common shares, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including periods of sharp decline, as in late 2008 and early 2009. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our common shares.

        In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional common shares or offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes or preference shares. Issuing additional common shares or other additional equity offerings may dilute the economic and voting rights of our existing shareholders or reduce the market price of our common shares, or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our common shares. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us. See "Description of Share Capital."

The market price of our common shares could be negatively affected by sales of substantial amounts of our common shares in the public markets.

        After this offering, there will be 19,030,753 common shares issued and outstanding. There will be 19,405,753 shares issued and outstanding if the underwriters exercise their over-allotment option in full. Of our issued and outstanding shares, all the common shares sold in this offering will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Following completion of the offering, approximately 60.6% of our issued and outstanding common shares (or 55.6% if the underwriters' over-allotment option is exercised in full) will be held by the Initial Shareholder and members of our management, directors and employees, and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See "Shares Eligible For Future Sale."

        We and our executive officers, directors and the Initial Shareholder (who will hold in the aggregate approximately 59.7% of our issued and outstanding common shares immediately after the completion of this offering) have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common shares, or cause a registration statement covering any common shares to be filed, without the prior written consent of J.P. Morgan Securities LLC. J.P. Morgan Securities LLC may waive these restrictions at its discretion. Common shares held by our employees, other than our officers who are subject to the lockup provisions, are not subject to these restrictions and may be sold without restriction at any time.

        Pursuant to our Shareholders Agreement that we will enter into prior to completion of this offering, the Initial Shareholder and certain of its affiliates and permitted third-party transferees will have the right, in certain circumstances, to require us to register their approximately 11,000,000 common shares that they will own immediately following this offering and any common shares that they acquire after this offering under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. See "Certain Relationships and Related Party Transactions—Shareholders Agreement."

        In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 1,000,000 common shares reserved for issuance under our incentive plans. We may increase the number of shares registered for this purpose at any time. Subject to any restrictions imposed on the shares and options granted under our incentive plans, shares registered under the registration statement on Form S-8 will be available for sale into the public markets subject to the 180-day lock-up agreements referred to above.

        The market price of our common shares may decline significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our common shares might impede our ability to raise capital through the issuance of additional common shares or other equity securities.

The future issuance of additional common shares in connection with our incentive plans, acquisitions or otherwise will dilute all other shareholdings.

        After this offering, assuming the exercise in full by the underwriters of their over-allotment option, we will have an aggregate of 379,647,188 common shares authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these common shares without any action or approval by our shareholders, subject to certain exceptions. We also intend to continue to actively pursue acquisitions of containers and container businesses and may issue common shares in connection with these acquisitions. Any common shares issued in connection with our incentive plans, our acquisitions, the exercise of outstanding share options or otherwise would dilute the percentage ownership held by the investors who purchase common shares in this offering.

We may not be able to pay or maintain dividends, or we may choose not to pay dividends, and the failure to pay or maintain dividends may adversely affect our share price.

        We intend to pay regular quarterly dividends to the holders of our common shares. Our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements, our financial condition, cash available under our existing credit facilities, contractual restrictions binding on us, legal restrictions on the payment of dividends, including a statutory dividend test and other limitations under Bermuda law, and other factors that our board of directors may deem relevant. See "Description of Share Capital—Dividend Rights" for a description of related Bermuda law. Because we intend to use funds available under our existing credit facilities from time to time as an efficient source to pay a portion of any future dividends, our ability to pay dividends will depend, in part, on our ability to maintain credit facilities or other external sources of financing with favorable terms. In addition, our loan agreements contain certain restrictions on our ability to make dividend payments if an event of default under a loan agreement has occurred and is continuing, or would result therefrom, or upon the occurrence of specified amortization events. See "Description of Certain Indebtedness" for a description of these covenants. There can be no assurance that we will generate sufficient cash from continuing operations or external sources of financing in the future, or have sufficient surplus or net profits, as the case may be, under the laws of Bermuda or jurisdictions where our subsidiaries are located, to pay dividends on our common shares. Our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate and that assessment could change based on a number of factors, including competitive developments (which could, for example, increase our need for capital expenditures), market conditions or new growth opportunities. Our board of directors may, in its discretion, amend or repeal this dividend policy to decrease the level of dividends or entirely discontinue the payment of dividends. The reduction or elimination of declaring and paying dividends may negatively affect the market price of our common shares.

        Under Bermuda law a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than the sum of its liabilities and its issued share capital (par value) and share premium accounts (share premium being the amount of consideration paid for the subscription of shares in excess of the par value of those shares). As a result, in future years, if the realizable value of our assets decreases, our ability to pay dividends may require our shareholders to approve resolutions reducing our share premium account by transferring an amount to our contributed surplus account.

Investors in this offering will suffer immediate and substantial dilution.

        The initial public offering price of our common shares will be substantially higher than the as adjusted net tangible book value per share issued and outstanding immediately after this offering. Our net tangible book value per share as of June 30, 2010 was approximately $7.24 and represents the amount of book value of our total tangible assets minus the book value of our total liabilities, excluding deferred gains, divided by the number of our common shares then issued and outstanding. Investors who purchase common shares in this offering will pay a price per share that substantially exceeds the net tangible book value per common share. If you purchase common shares in this offering, you will experience immediate and substantial dilution of $8.88 in the net tangible book value per share, based upon the initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus). Investors who purchase common shares in this offering will have purchased 39.4% of the shares issued and outstanding immediately after the offering, but will have paid 49.4% of the total consideration for those shares.

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

        Our management currently intends to use the net proceeds from this offering in the manner described in "Use of Proceeds" and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

As a public company we will incur additional costs and face increased demands on our management.

        As a public company with shares listed on a U.S. exchange, we will need to comply with an extensive body of regulations that did not apply to us previously, including provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), regulations of the U.S. Securities and Exchange Commission (the "SEC"), and requirements of the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt certain policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements and maintaining directors' and officers' liability insurance. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as the rules subsequently implemented by the SEC and the applicable stock exchange requirements of the NYSE.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of fiscal 2011, and we cannot predict the outcome of that effort.

        As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2011. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of the next fiscal year, the effectiveness of those controls. While we have begun the lengthy process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until well after this offering is completed. We cannot predict the outcome of our review at this time. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a "material weakness" in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline, our reputation could be significantly harmed and our ability to raise capital could be impaired.

Risks Related to Taxation

We expect to be a passive foreign investment company ("PFIC") and may be a controlled foreign corporation ("CFC") for U.S. federal income tax purposes.

        We expect to be treated as a PFIC and may be a CFC for U.S. federal income tax purposes. If you are a U.S. person and do not make certain elections with respect to your investment, unless we are a CFC and you own 10% of our voting shares, you would be subject to special deferred tax and interest charges with respect to certain distributions on our common shares, any gain realized on a disposition of our common shares and certain other events. The effect of these deferred tax and interest charges could be materially adverse to you. Alternatively, if you are such a shareholder and make one of such elections, or if we are a CFC and you own 10% or more of our voting shares, you will not be subject to those charges, but could recognize taxable income in a taxable year with respect to our common shares in excess of any distributions that we make to you in that year, thus giving rise to so-called "phantom income" and to a potential out-of-pocket tax liability.

        Distributions made to a U.S. person that is an individual will not be eligible for taxation at reduced tax rates generally applicable to dividends paid by certain United States corporations and "qualified foreign corporations" on or prior to December 31, 2010. The more favorable rates applicable to regular corporate dividends could cause individuals to perceive investment in our shares to be relatively less attractive than investment in the shares of other corporations, which could adversely affect the value of our shares.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

        We may be subject to income, withholding or other taxes in other jurisdictions by reason of our activities and operations, where our containers are used, or where the lessees of our containers (or others in possession of our containers) are located, and it is also possible that taxing authorities in any such jurisdictions could assert that we are subject to greater taxation than we currently anticipate. A portion of our income is treated as effectively connected with our conduct of a trade or business within the U.S., and is accordingly subject to U.S. federal income tax. It is possible that the U.S. Internal Revenue Service could assert that a greater portion of our income is effectively connected income that should be subject to U.S. federal income tax. If we become subject to a significant amount of unanticipated tax liabilities, our business would be adversely affected and decreased earnings would be available for distribution to our shareholders.

Our exemption from certain Bermuda taxes is effective until March 28, 2016, and if it is not extended our results of operations and your investment could be adversely affected.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations, shares, debentures or other obligations, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property leased by us in Bermuda. See "Material Tax Considerations- Bermuda Tax Considerations".

        This assurance by the Bermuda Minister of Finance expires on March 28, 2016. There is no guarantee that we will receive a renewed assurance from the Bermuda Minister of Finance, or that the Bermuda Government will not take action to impose taxes on our business. If the Bermuda Government imposed significant taxes on our business, our earnings could decline significantly.

We are incorporated in Bermuda, and we expect several of our directors and a significant portion of their and our assets will be located outside the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the U.S. federal or state securities laws.

        We are incorporated under the laws of Bermuda and a significant portion of our assets are located outside the United States. In addition, we expect that some of our directors will not be citizens or residents of the United States and that a significant portion of and the assets of our non-U.S. directors will be located outside the United States. Consequently, it may be difficult to serve legal process within the United States upon any of our non-U.S. directors. In addition, it may not be possible to enforce court judgments obtained in the United States against us in Bermuda or against our non-U.S. directors in their home countries, or in countries other than the United States where we or they have assets, particularly if the judgments are based on the civil liability provisions of the federal or state securities laws of the United States. There is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. We have been advised by our legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

        Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries, other than the United States, where we or our non-U.S. directors have assets.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry," "Business" and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," "target," "projects," "contemplates" or the negative version of those words or other comparable words.

        These forward-looking statements include, without limitation, statements about the following matters:

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  The expectation that container trade growth will revert to historical levels in coming years (and the possibility that such growth could reach 9% in 2010 and 9% in 2011);

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  The outlook for the container leasing industry as described in the last subsection of "Industry";

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  Our expectation that utilization rates will revert to higher historical levels in the coming years;

  •
  Our expectation that shipping lines will meet more of their container needs through leasing rather than owning for a period of time going forward;

  •
  Our expectation that we will benefit from the size and growth of the container leasing market, and will increase our revenue and earnings through the acquisition of additional containers and the investment of substantial funds;

  •
  Our belief that our customer relationships and relationships with third-party container owners will enable us to continue to grow our leasing and management business, including by pursuing investment opportunities;

  •
  Our plans to pursue container fleet acquisitions (on both an owned and managed basis) and strategic acquisitions;

  •
  Our belief that our assets generate significant and predictable revenues and operating cash flow, reflecting high end stable asset utilization, low container default, and high recovery rates, strong operating profit margins and low working capital requirements;

  •
  Our plan to maintain disciplined lease terms to manage profitability and utilization and manage credit write-offs;

  •
  Our belief that our facilities, systems and personnel currently in place can support an increased revenue and asset base without a proportionate increase in overhead costs;

  •
  Our belief that we have or will be able to generate or otherwise obtain sufficient capital to support our growth strategy and pay dividends to holders of our common shares as contemplated by our dividend policy; and

  •
  Our expectation that our cash flows from operations, principal collections on direct finance leases, existing facilities and sales of older equipment will be sufficient to meet our liquidity needs, including debt service and repayment.

        Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, the Initial Shareholder, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, a decrease in the overall demand for leased container assets, the economic condition of the global container asset leasing industry and the ability of our lessees and potential lessees to make operating lease payments to us, the condition of the global economy and world financial markets, changes in the values of our assets, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we and our lessees operate, our ability to retain key personnel, the impact of new or existing regulations, whether we are replaced as manager of any containers that we manage for third parties and other factors described in the section entitled "Risk Factors" beginning on page 16 of this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common shares. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

 USE OF PROCEEDS

        The net proceeds to us from the sale of common shares by us in this offering are estimated to be approximately $34.9 million, assuming an initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Our net proceeds will increase by approximately $5.9 million if the underwriters' over-allotment option is exercised in full. We intend to use the net proceeds to us from this offering for investment in new containers, working capital, and other general corporate purposes, as well as potential strategic investments and acquisitions. We have not identified, or entered into negotiations regarding, any specific strategic investments or acquisitions, but generally plan to pursue strategic acquisitions of container fleets and container leasing companies, as more fully described in "Business—Growth Strategy."

        We will not receive any proceeds from the sale of our common shares by the Initial Shareholder, including any shares sold by the Initial Shareholder pursuant to the underwriters' over-allotment option. The Initial Shareholder plans to use the net proceeds from the sale of shares in this offering to repay $74.0 million of indebtedness owed to affiliates of some of the underwriters under the Amended Seacastle Credit Facility. Upon such repayment in full, CLI's and SeaCube Operating Company Ltd.'s guaranty thereunder, and the pledge of certain collateral by the Initial Shareholder and SeaCube Operating Company Ltd. (which pledges include the beneficial equity interests in CLI) to the lenders thereunder, will terminate.

        A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $2.3 million, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 DIVIDEND POLICY

        We intend to pay regular quarterly dividends to our shareholders. We currently intend to pay an initial dividend of $0.20 per share on or about January 2011 in respect of the fourth quarter of 2010. We expect to pay these dividends with cash generated from net operating cash flows and, if necessary, with funds available from existing lines of credit. By paying dividends to our shareholders, rather than investing our earnings in future growth, we risk slowing the pace of our growth or not having a sufficient amount of cash on hand to fund unanticipated capital expenditures, should they arise.

        Our dividend policy is subject to certain risks and limitations. Because we are a holding company substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our ability to pay dividends is largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends. Moreover, our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements (including requirements to service or repay our indebtedness), cash available under our credit facilities, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual restrictions binding on us, legal restrictions on the payment of dividends, including a statutory dividend test and other limitations under Bermuda law and regulations and other factors that our board of directors considers to be relevant. Because we intend to use funds available under our credit facilities from time to time as an efficient source to pay a portion of any future dividends, our ability to pay dividends will depend, in part, on our ability to maintain credit facilities or other external sources of financing with favorable terms. In addition, our loan agreements contain certain restrictions on our ability to make dividend payments if an event of default under a loan agreement has occurred and is continuing, or would result therefrom, or upon the occurrence of specified amortization events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" for more information. There can be no assurance that we will generate sufficient cash from continuing operations or external sources of financing in the future, or have sufficient surplus or net profits, as the case may be, under the laws of Bermuda or other jurisdictions where our subsidiaries are located, to pay dividends on our common shares.

        We are not required to pay dividends, and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. Rather, our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate and that assessment could change based on the factors discussed above. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. The reduction or elimination of dividends may negatively affect the market price of our common shares.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of 2,500,000 common shares by us in this offering, at an assumed offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriters' discounts and commissions and estimated offering and other expenses payable by us.

        This table contains unaudited information and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the accompanying notes that appear elsewhere in this prospectus.

	As of June 30, 2010
	Actual	As adjusted
	(in thousands except per share amounts)
Cash and cash equivalents (1)(2)	$32,647	$68,814

Container Asset-Backed Securitizations:
Series 2006-1 Notes	$383,384	$383,384
CLI Funding III Credit Facility	346,664	346,664
Container Revolving Credit Facility	20,000	20,000

Total debt	750,048	750,048
Shareholders' equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized, and no shares issued or outstanding	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized, 16,477,812 shares issued and outstanding, actual (2)(3)	165	190
Additional paid in capital(2)	189,410	224,295
Retained earnings	945	945
Accumulated other comprehensive income (loss)	(48,763)	(48,763)

Total shareholders' equity	141,757	176,667

Total capitalization	$891,805	$926,715

(1)
Includes restricted cash of $18,833.

(2)
Cash and cash equivalents on an as adjusted basis gives effect to the estimated net proceeds from this offering, plus approximately $1.3 million in offering expenses paid by us prior to June 30, 2010. Common shares and additional paid in capital on an as adjusted basis each give effect to estimated net proceeds to us from the sale of common shares in this offering of approximately $34.9 million (assuming a per share price equal to the midpoint of the range set forth on the cover of this prospectus).

(3)
Excludes common shares to be issued to certain of our directors prior to the completion of this offering, which will be valued at the public offering price set forth on the cover of this prospectus.

DILUTION

        If you invest in our common shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price in this offering per share and the pro forma as adjusted net tangible book value per share upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of common shares then issued and outstanding.

        Our net tangible book value as of June 30, 2010, was approximately $119.3 million, or approximately $7.24 per share, based on the 16,477,812 common shares issued and outstanding as of such date. After giving effect to our sale of common shares in this offering at the initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and estimated expenses related to this offering, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been $154.2 million, or $8.12 per share (assuming no exercise of the underwriters' over-allotment option). This represents an immediate and substantial dilution of $8.88 per share to new investors purchasing common shares in this offering. Sales of shares by the Initial Shareholder in this offering do not effect our net tangible book value. The following table illustrates this dilution per share:

	per share
Assumed initial public offering price per share	$17.00
Net tangible book value per share as of June 30, 2010	7.24
Increase in net tangible book value per share attributable to this offering	0.89

Pro forma as adjusted net tangible book value per share after giving effect to this offering		8.12

Dilution per share to new investors in this offering		$8.88

        A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our net tangible book value by $2.3 million, the pro forma net tangible book value per share after this offering by $0.13 per share and the net tangible book value to new investors in this offering by $1.01 per share, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering and other expenses payable by us.

        The following table summarizes, on a pro forma basis as of June 30, 2010, the differences between the number of common shares purchased from us, the total price and the average price per share paid by existing shareholders and by the new investors in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus).

	Shares Purchased		Total Contribution		Average Price Per Share
	Number	Percent	Amount	Percent
	(In thousands)		(In thousands)
Existing Shareholders	16,478	86.8%	$189,575	81.7%	$11.50
New Investors	2,500	13.2	42,500	18.3	17.00

Total	18,978	100%	$232,075	100%

        The percentage of shares purchased from us by existing shareholders is based on 16,477,812 of our common shares outstanding as of June 30, 2010. This number excludes:

  •
  1,000,000 of our common shares reserved for future issuance under our incentive program; and

  •
  52,941 of our common shares to be issued to certain directors prior to completion of the offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering and the average price per share paid by new investors by $2.5 million and $1.00 per share, respectively, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering and other expenses.

        If the underwriters' option to purchase additional shares is exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $8.27 per share and the dilution to new investors per share after this offering would be $8.73 per share.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data presented below have been derived from the audited consolidated financial statements, at the dates and for the periods indicated, for SeaCube Container Leasing Ltd. (formerly Container Leasing International, LLC and subsidiaries ("CLI")) ("SeaCube").

        In March 2010, all of the equity interests in CLI were transferred from Seacastle Operating Company Ltd. (our "Initial Shareholder") to an indirect wholly owned subsidiary of SeaCube Container Leasing Ltd.

        The selected historical consolidated financial data presented as of December 31, 2005 and for the period from January 1, 2006 through February 14, 2006 (the predecessor period) have been derived from the audited consolidated financial statements of CLI prior to the acquisition by the Initial Shareholder. The selected historical consolidated financial data for the period from February 15, 2006 through December 31, 2006, as of and the years ended December 31, 2007, 2008, and 2009 (the successor period), have been derived from the audited consolidated financial statements of SeaCube subsequent to the acquisition by the Initial Shareholder.

        Historical consolidated statement of operations data and historical consolidated statement of cash flows data as of and for the six months ended June 30, 2009 and 2010 were derived from the unaudited consolidated financial statements of SeaCube included elsewhere in this prospectus. The unaudited selected historical consolidated financial statements have been prepared on substantially the same basis as our audited historical consolidated financial statements.

        The following tables summarize the historical consolidated financial information for our business. You should read these tables along with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our consolidated historical financial statements and the related notes included elsewhere in this prospectus.

	Predecessor		Successor
		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
	Year Ended December 31,			Year Ended December 31,			Six Months Ended June 30,
	2005			2007	2008	2009	2009	2010
	(dollars in thousands, except for share and per share amounts)
Consolidated Statements of Operations Data:
Total revenue	$150,689	$18,205	$138,422	$208,907	$238,819	$141,873	$75,574	$66,843
Direct operating expenses	7,934	790	5,889	9,133	13,780	9,073	4,502	4,059
Selling, general and administrative expenses	37,390	3,627	20,021	26,339	26,215	21,983	10,870	10,238
Depreciation expenses	48,461	6,812	55,723	75,179	79,491	37,769	20,215	16,798
Provision for doubtful accounts	—	—	—	1,256	1,468	4,678	1,791	(356)
Fair value adjustment for derivative instruments	(10,434)	(3,527)	—	—	—	—	—	—
Goodwill impairment	38,900	—	—	—	—	—	—	—
Interest expense	36,920	5,196	39,490	63,353	81,114	51,922	27,367	21,655
Loss on terminations and modification of derivative instruments(1)	—	—	—	—	—	37,922	37,922	—
Gain on 2009 Sale(1)	—	—	—	—	—	15,583	(15,583)	—
Loss on retirement of debt(1)	—	—	7,631	—	413	1,330	1,330	—
Provision for income taxes	—	—	38	—	—	248	200	571
Net (loss) income	$(4,631)	$4,806	$3,614	$30,766	$30,036	$(15,004)	$(16,962)	$14,531
Net income (loss) per share of common stock:
Basic and diluted				$1.92	$1.88	$(0.94)	$(1.06)	$0.90
Common shares used in computing net income (loss) per common share
Basic and diluted				16,000,000	16,000,000	16,000,000	16,000,000	16,156,675
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$15,697		$12,088	$11,146	$30,567	$8,014		$13,814
Restricted cash	7,869		15,962	36,459	30,056	22,060		18,833
Net investment in direct finance leases	177,062		171,714	604,303	582,320	555,990		524,571
Leasing equipment, net of accumulated depreciation	593,035		843,401	1,003,183	863,730	360,847		386,831
Total assets	857,861		1,098,407	1,738,322	1,581,386	1,097,229		1,001,204
Deferred income taxes	—		38	38	38	120		2,776
Debt, current	71,002		68,500	247,199	506,777	131,270		148,532
Debt, long-term	546,633		720,667	1,121,573	709,437	666,994		601,516
Total liabilities	638,613		855,111	1,457,547	1,327,783	862,875		859,447
Total shareholders' equity/members' interest	219,248		243,296	280,775	253,603	234,354		141,757
Other Operating Data:
Distribution to members and Initial Shareholder	4,500	—	—	—	—	60,000	60,000	—
Dividends paid	—	—	—	—	—	—	—	2,800
Contribution from Initial Shareholder	—	—	—	50,000	—	—	—
Non-cash distribution to Initial Shareholder								97,675
Consolidated Statement of Cash Flows Data:
Cash flows provided by operating activities	$66,130	$5,839	$69,821	$96,667	$127,392	$50,966	$28,249	$44,178
Capital expenditures	$148,735	$4,533	$127,300	$326,793	$108,472	$55,304	2,273	41,133
Selected Fleet Data:
Average container units(2)	648,517	658,257	611,360	640,305	604,434	550,688	555,955	520,498
Average utilization	97.0%	95.9%	95.6%	96.1%	97.5%	96.5%	97.1%	97.5%

(1)
Refer to the 2009 Sale described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. As it pertains to the Loss on retirement of debt, the 2009 Sale only relates to the year ended December 31, 2009 and the six months ended June 30, 2009.

(2)
Includes our operating fleet (which comprises our owned and managed fleet), the fleet of Interpool Limited for all periods presented and units under finance leases.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see "Special Note Regarding Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our historical consolidated financial statements and the notes thereto appearing elsewhere in this prospectus as well as the rest of the information in this prospectus, including "Capitalization," "Summary Historical Consolidated Financial Data" and "Selected Historical Consolidated Financial Data." The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under "Risk Factors" and included elsewhere in this prospectus.

Overview

        We are one of the world's largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate efficient movement of goods via multiple transportation modes including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world's leading shipping lines. As of June 30, 2010, we employed 75 people in seven offices in four countries and had total assets of $1.0 billion.

        We were incorporated by our Initial Shareholder in Bermuda in March 2010. Our Initial Shareholder is a subsidiary of Seacastle Inc. ("Seacastle"). Seacastle is owned by private equity funds that are managed by an affiliate of Fortress and by employees of Seacastle and other shareholders. Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), the entity through which we conduct all of our operations ("CLI"), was founded in 1993 and was acquired by an affiliate of our Initial Shareholder in 2006. In March 2010, all of the equity interests in CLI were transferred to one of our wholly owned subsidiaries in connection with the Structure Formation described in "Prospectus Summary—Formation and Corporate History."

Assets

        Our fleet of equipment consists of three types of assets: refrigerated and dry containers and generator sets. These assets are either owned or managed by us on behalf of other third party owners. As of June 30, 2010, we owned or managed a fleet of 507,013 containers and generator sets, representing 795,039 TEUs. As of June 30, 2010, the average age of our owned container fleet was 5.3 years.

  •
  Refrigerated Containers. Refrigerated containers ("reefers") are insulated containers that include an integrated cooling machine. These containers are typically used to carry perishable cargo such as fresh and frozen produce, meat, poultry, fish and other temperature sensitive products. As of June 30, 2010, our fleet included 75,752 reefers.

  •
  Dry Containers. A dry container is essentially a steel box with a set of doors on one end. Dry containers are the least expensive type of intermodal container and are used to carry most types of freight. As of June 30, 2010, our fleet included 424,229 dry containers.

  •
  Generator Sets. Generator sets ("gensets") are portable diesel fueled generators used to power reefers. They can be used when reefers are transported by trucks. When a reefer is carried on a containership, it is usually plugged in to the containership's main power supply. As of June 30, 2010, our fleet included 7,032 gensets.

Our Business

        We generate revenues by leasing our equipment to a diversified customer base of the world's leading shipping lines. The vast majority of our revenues are generated from the per diem lease rates that we charge our customers for the units that are on hire at any given time. We also generate certain other revenues including service revenues from on- and off-hire fees, income earned from maintenance and repair fees charged to our lessees, and management fees earned for the management of units by us on behalf of third-party owners.

        Approximately 89% of our owned units are subject to long-term and direct finance leases, typically with initial lease terms of five to eight years. Long-term leases provide us with stable cash flows and minimize direct operating expenses associated with shorter-term operating leases. As of June 30, 2010, approximately 51.7% of our total units on lease were classified as operating leases and 48.3% were classified as direct finance leases. Our long-term operating leases may contain an early termination provision allowing the lessee to return equipment prior to the expiration of the lease upon payment of an early termination fee or a retroactively applied increase in per diem lease payments. We have experienced minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved.

        Our lease terms generally require that operating costs including maintenance, insurance and other specified costs be paid by the lessee. All of our leases require the lessee to maintain the equipment in good operating condition, defend and indemnify us from liabilities relating to container contents and handling and return the containers to specified drop-off locations.

        Our operating costs generally consist of direct operating costs, selling, general and administrative costs, capital costs associated with our equipment (depreciation and interest expense) as well as other costs. Our direct operating costs include costs paid to container depots including on- and off-hire fees, maintenance and repair expenses, storage charges and other miscellaneous costs. As noted above, a number of these costs are charged back to our lessees including the on- and off-hire fees and a portion of the maintenance and repair expenses. Our selling, general and administrative expenses reflect the cost of our personnel including our senior management, sales, operations, finance and accounting staff as well as our information technology infrastructure. Our capital costs include depreciation of our equipment and the interest expense on the debt we have borrowed to finance the acquisition of such equipment.

Primary Operating Performance Metrics

        Revenue growth for our business is driven by the size of our fleet, utilization of our equipment and average lease rates. We plan to grow our fleet by investing in new container assets. Our utilization rates are determined by the percentage of our total fleet that is on hire excluding assets held for sale and production units at the factory. As of December 31, 2008 and 2009, our utilization rates were 97.6% and 96.7%, respectively. As of June 30, 2009 and June 30, 2010, our utilization rates were 96.1% and 98.0%, respectively. Equipment lease rates are a function of several factors, including new equipment prices, which are primarily influenced by the price of steel, interest rates and the number of available container units in the market. Average lease rates will gradually change as lease terms expire and new rates are set.

        Our direct operating costs are a function of our leasing activity and utilization. As more units are turned in and leased out, our on- and off-hire costs increase. Maintenance and repair expenses increase or decrease depending on the volume of repairs that we authorize. Storage charges for our units increase as our utilization declines and decrease as our utilization increases. Our selling, general and administrative expenses are driven by the size of our fleet and the complexity of our operations. Since our systems can handle significantly more units than they do today, we believe that we can significantly increase the size of our fleet and our operations without materially increasing our overhead costs. Our capital costs are primarily driven by the size of our fleet, the price we pay for our assets and the cost of the debt associated with the purchase of those assets.

Industry Trends

        The demand for containers is principally a function of the growth in worldwide containerized trade and the growth in containership supply. According to Harrison Consulting, worldwide container trade has grown at an annual rate of more than 8% for over 30 years. In the last 10 years growth has been underpinned by globalization and the emergence of China as the world's leading manufacturing base, and has grown at approximately three times the world GDP growth rate. For the first time in its history, container trade declined in 2009 by approximately 7%, but Harrison Consulting estimates that volumes have already begun to recover and container trade growth will revert to historical levels in the coming years.

        Similar to containerized trade, refrigerated container trade has benefited from the increasing affluence of consumers globally, along with their increased preference for a variety of fresh foods year-round. This, along with the shift of refrigerated cargos from the older conventional (non-containerized) refrigerated vessels to containerized refrigerated vessels and the infrastructural developments in the global transportation network, all have contributed to and promoted intermodal transport and containerized trade. In contrast to dry cargo trades, refrigerated trades have a higher tendency to run in north-south trades due to the reversal of seasons in the Southern versus Northern Hemispheres enabling countries such as Chile and South Africa to supply a variety of fresh produce to Northern Hemisphere consumer markets in their winter season. The North-South seasonality factor, as well as demand during the holiday season, tends to drive refrigerated trade upwards starting in the fourth quarter and running through Chinese New Year in Asia, creating a higher demand for both new and existing units in the first and fourth quarters of the year.

        The dry container market is affected by GDP growth as well as other factors. The dry container market is also subject to macroeconomic trends over time. As much of this cargo consists of consumer goods, the demand for transportation of these goods is propelled by the need for manufacturers to supply stock to retailers in time for holiday demand. As just-in-time inventory management techniques have improved, the supply of cargo flows has tended to start later in summer and fall months, although stress on congested port facilities and inland transportation modes such as railroad lines, has restricted the shippers' ability to push this schedule further back in the year.

        According to Harrison Consulting, the size of the world container fleet as of December 31, 2009, was approximately 26 million TEU, approximately 45% of which was owned or managed by container lessors. It is common for the shipping lines to utilize several container leasing companies to meet their container equipment needs.

Segment Reporting

        Prior to the acquisition of CLI by an affiliate of our Initial Shareholder, and currently, CLI manages the business through a single set of product metrics and profitability measures that did not seek to allocate costs amongst the individual products. CLI employed a single sales force that sold each product and the back office functions were not allocable in total or in part to a single product. We expect to continue to operate our business as a single reportable segment.

Interpool Container Acquisition (the "Interpool Acqusition")

        On July 19, 2007, we acquired substantially all of the assets and liabilities of Interpool Limited's business (the "Interpool Containers"). Interpool Containers and its subsidiaries were in the business of leasing intermodal dry freight containers. The results of operations of Interpool Containers from July 19, 2007 through December 31, 2007 are included in our consolidated financial statements. The acquisition of Interpool Containers was accounted for in accordance with Financial Accounting

Standards Board ("FASB") Topic 805, using the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed from Interpool Containers were recorded at the date of acquisition, at their respective fair values. The purchase price plus acquisition costs exceeded the fair values of acquired assets and assumed liabilities resulting in the recognition of goodwill in the amount of $7.2 million, which is not tax deductible. The factors that contributed to a purchase price that resulted in the recognition of goodwill include (i) a growing global perishable and dry goods market and (ii) consumer demand to have access to these goods regardless of the season.

2009 Sale of Containers (the "2009 Sale")

        On January 20, 2009, we entered into sale agreements with an unrelated third party investor group for the sale of approximately 65,000 containers and gensets for cash consideration of $454.2 million. The leasing assets sold had a book value of approximately $427.7 million, and we also sold accounts receivable with a carrying value of $10.9 million. This transaction resulted in a gain of approximately $15.6 million which was recorded in our 2009 consolidated financial statements. In conjunction with the sale of these assets, CLI entered into administrative services agreements, whereby, for a ten-year term subject to a maximum 3 year extension at the option of the container owner, CLI has agreed to operate, lease and re-lease the containers and to act on the owners' behalf as so directed. Under the agreements, CLI does not retain any risk of ownership. The administrative services agreements are subject to an early termination right of the container owner if certain performance targets are not met as well as the requirement that CLI maintain a minimum consolidated tangible net worth of $75.0 million. Management fees will be paid by the owners to CLI depending upon the type of lease that the equipment is under (term, master lease or direct finance lease). CLI will collect lease receivables on behalf of the owners and remit amounts to the owners after deducting the applicable management fees. These fees are recorded in other revenue in the consolidated statements of operations.

        The containers and gensets and associated lease interests that were sold in the 2009 Sale were a representative sample of our total operating lease fleet with regard to equipment type, customer mix, age, and utilization. The principal reasons why we entered into the 2009 Sale were (i) to provide us with an opportunity to establish a new relationship with a third-party capital provider, (ii) to allow us to mitigate some customer credit and residual risk of ownership to a third party, thereby reducing our aggregate risk exposure to several customers, and (iii) to provide us with additional revenue in the form of management fees from the long-term administrative services agreements that CLI entered into at the time of the sale.

        In June 2010, the container owners informed us that they had requested that their lenders (two of whom are underwriters in this offering) approve a third party to replace CLI as manager of the containers subject to the administrative services agreements because CLI had not met certain performance targets under those agreements during a three-month period in 2009. We disputed their ability to terminate the agreements. Thereafter, the container owners informed us that they had withdrawn their request to their lenders to approve a third party as replacement manager. Under the administrative services agreements, either party can seek arbitration to resolve a dispute. An adverse outcome from this dispute could result in a decrease of revenues, net income and the number of containers under management. The administrative service agreements contributed $4.9 million and $2.7 million of revenue for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, covering 59,551 total container units as of June 30, 2010. We expect that these figures will decline gradually over time as the container owners' fleet matures. We believe the revenues from these agreements could be more profitable than our other revenues.

        On October 11, 2010, we and the container owners entered into an agreement that releases all parties from claims with respect to this prior dispute. The agreement lowers a performance requirement that applies to us as the manager and otherwise continues the existing agreements with certain modifications that we do not expect will materially affect our revenues.

Basis of Presentation

        Our consolidated statements of operations are presented for the years ended December 31, 2007, 2008 and 2009, and for the six months ended June 30, 2009 and 2010. The 2007 results of operations include the results of the Interpool Acquisition for the period from July 19, 2007 through December 31, 2007.

Results of Operations

Comparison of the Six Months Ended June 30, 2009 to the Six Months Ended June 30, 2010

			Prior Period Change
	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
			$ Change	% Change
	(dollars in thousands)
Revenues:
Equipment leasing revenue	$40,961	$34,181	$(6,780)	-17%
Finance revenue	27,794	26,329	(1,465)	-5%
Other revenue	6,819	6,333	(486)	-7%

Total revenues	75,574	66,843	(8,731)	-12%

Expenses:
Direct operating expenses	4,502	4,059	(443)	-10%
Selling, general and administrative expenses	10,870	10,238	(632)	-6%
Depreciation expenses	20,215	16,798	(3,417)	-17%
Provision for doubtful accounts	1,791	(356)	(2,147)	*
Impairment of leasing equipment held for sale	3,508	782	(2,726)	-78%
Interest expense	27,367	21,655	(5,712)	-21%
Interest income	(1,147)	(907)	240	21%
Loss on terminations and modifications of derivative instruments	37,922	—	(37,922)	*
Gain on 2009 Sale	(15,583)	—	15,583	*
Loss on retirement of debt	1,330	—	(1,330)	*
Other expenses (income), net	1,561	(528)	(2,089)	*

Total expenses (c)	92,336	51,741	(40,595)	-44%

Income (loss) before income taxes	(16,762)	15,102	31,864	*
Provision for income taxes	200	571	371	*

Net (loss) income (d)	$(16,962)	$14,531	$31,493	*

Non-cash interest expense, net of tax	4,242	2,313	(1,929)	-45%
Loss on retirement of debt, net of tax	1,313	—	(1,313)	*
Loss on terminations and modifications of derivative instruments, net of tax	37,922	—	(37,922)	*
Gain on 2009 Sale, net of tax	(15,381)	—	15,381	*

Adjusted net income** (e)	$11,134	$16,844	$5,710	51%

*
Not meaningful.

**
Adjusted net income is a measure of financial and operational performance that is not defined by U.S. GAAP. See Note 2 in the "Prospectus Summary—Summary Historical Consolidated Financial Data" for a discussion of Adjusted net income as a non-GAAP measure and a reconciliation of it to net income.

We have provided adjusted results below that illustrate the impact of the 2009 Sale on total revenues, direct operating expenses, total expenses, net income (loss) and adjusted net income as if it had occurred as of January 1, 2009. We made adjustments to equipment leasing revenue, finance revenue, other revenue, depreciation and direct operating expenses. These adjustments were based upon actual data for each container that was sold in the 2009 Sale. We estimated management fees for the 19 day period of January 1 through January 19, 2009 based upon the actual results of the managed assets in 2009. Interest expense associated with the sold units was estimated based upon proceeds available to reduce outstanding debt.

The adjusted results provided below are not a presentation made in accordance with U.S. GAAP, and they should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. The adjusted results are a measure of our operating performance used by management to focus on the consolidated performance exclusive of income and expenses relating to the 2009 Sale. We believe this non-GAAP measure provides additional insight and understanding to management and investors of our results of operations on a comparative basis in identifying trends in our performance by removing the operational impact of the containers that were subject to the 2009 Sale.

Our calculation of the adjusted results may differ from analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, the adjusted results should not be considered a measure of our consolidated results. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the adjusted results only supplementally.

        The following presents the adjusted results as if the 2009 Sale had occurred as of January 1, 2009:

  (a)
  Total revenues for the six months ended June 30, 2009 and 2010 were $71.5 million on an adjusted basis and were $66.8 million on an actual basis, a decrease of $4.6 million or 7%.

	June 30, 2009			June 30, 2010
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical
	(dollars in thousands)
Total revenues	$75,574	$(4,084)	$71,490	$66,843
  (b)
  Direct operating expenses for the six months ended June 30, 2009 and 2010 were $4.5 million on an adjusted basis and were $4.1 million on an actual basis, a decrease of $0.4 million or 9%.

	June 30, 2009			June 30, 2010
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical
	(dollars in thousands)
Direct operating expenses	$4,502	$(19)	$4,483	$4,059
  (c)
  Total expenses for the six months ended June 30, 2009 and 2010 were $65.6 million on an adjusted basis and were $51.7 million on an actual basis, a decrease of $13.9 million or 21%.

	June 30, 2009			June 30, 2010
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical
	(dollars in thousands)
Total expenses	$92,336	$(26,726)	$65,610	$51,741
  (d)
  Net income (loss) was $5.8 million on an adjusted basis and was $14.5 million on an actual basis for the six months ended June 30, 2009 and 2010, an increase of $8.7 million or 149%.

	June 30, 2009			June 30, 2010
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical
	(dollars in thousands)
Net (loss) income	$(16,962)	$22,795	$5,833	$14,531

  (e)
  Adjusted net income was $10.1 million on an adjusted basis and was $16.8 million on an actual basis for the six months ended June 30, 2009 and 2010, an increase of $6.7 million or 66%.

	June 30, 2009			June 30, 2010
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical
	(dollars in thousands)
Adjusted net income	$11,134	$(1,017)	$10,117	$16,844

Revenue

        Total revenue was $75.6 million for the six months ended June 30, 2009 compared to $66.8 million for the six months ended June 30, 2010, a decrease of $8.7 million or 12%.

        Equipment leasing revenue decreased from $41.0 million to $34.2 million for the six months ended June 30, 2009 to June 30, 2010, a decrease of $6.8 million or 17%, primarily due to the sale of operating container units. As part of the 2009 Sale, we sold 55,000 container units which were classified as operating leases to our lessees, which represented 43% of our total units subject to operating leases at the time. The leased equipment that was sold had a book value of $415.4 million, which represented 48% of the book value of our leased equipment at the time. These units generated approximately $4.0 million in equipment leasing revenue during the first 19 days of 2009. The remainder of the average on-hire fleet decreased by approximately 8,700 units (of which an average of 5,600 were renewed and reclassified as direct finance leases during the period) and, as a result, equipment leasing revenue decreased by $2.8 million.

        Finance revenue decreased from $27.8 million to $26.3 million for the six months ended June 30, 2009 compared to the six months ended June 30, 2010, a decrease of $1.5 million or 5%. During the current year, amortization of the Company's current lease portfolio exceeded new investments resulting in lower finance revenue of $1.4 million. Additionally, as part of the 2009 Sale, we sold $12.5 million in direct finance receivables, which accounted for the remaining $0.1 million.

        Other revenue, which includes management fee revenues and re-billable costs to our lessees, decreased from $6.8 million to $6.3 million for the six months ended June 30, 2009 compared to the six months ended June 30, 2010, a decrease of $0.5 million or 7%. This decrease was due to lower rebillable costs of $0.3 million as well as lower management fee revenues of $0.2 million.

Direct Operating Expenses

        Direct operating expenses were $4.5 million for the six months ended June 30, 2009, compared to $4.1 million for the six months ended June 30, 2010, a decrease of $0.4 million. The primary reason for the decrease in direct operating costs was lower storage fees, which is attributable to higher utilization (and thus fewer units stored).

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $10.9 million for the six months ended June 30, 2009, compared to $10.2 million for the six months ended June 30, 2010, a decrease of $0.6 million or 6%. We instituted several cost reduction measures in 2009 which led to reductions in staff and staff-related spending in 2010.

Depreciation Expenses

        Depreciation of leasing equipment was $20.2 million for the six months ended June 30, 2009 compared to $16.8 million for the six months ended June 30, 2010, a decrease of $3.4 million or 17%. The reduction of leasing equipment attributed to the 2009 Sale reduced depreciation expense by

$1.9 million. Additionally, $1.5 million of the decrease was related to equipment reaching the end of their depreciable lives and the sales of equipment in the normal course of business.

Provision for Doubtful Accounts

        Provision for doubtful accounts decreased by $2.1 million to ($0.4) million for the six months ended June 30, 2010. The decrease in the provision was primarily a result of collections on accounts that had previously been included in the provision.

Impairment of Leasing Equipment Held for Sale

        We recorded an impairment of leasing equipment held for sale of $3.5 million for the six months ended June 30, 2009 as compared to $0.8 million for the six months ended June 30, 2010, a decrease of $2.7 million or 78%. We evaluate the recovery of our containers and gensets designated for sale and record a loss if the ultimate sales value is expected to be below the current carrying cost. The evaluation of the expected ultimate sales price is performed on a quarterly basis. The majority of our impairments occur at the conclusion of an operating lease when our equipment is older and has incurred a certain amount of damage that the lessee is responsible for. The decision to sell the container is based upon a discounted cash flow model which includes rebillable costs. These rebillable costs are recorded as other revenues and are not recorded as a reduction in the impairment of leasing equipment held for sale. In 2010, we designated fewer units for sale in recognition of stronger market demand. Reefer impairments recorded in 2009 accounted for $2.4 million of the decrease while gensets and dry container impairments accounted for $0.3 million of the decrease.

Interest Expense

        Interest expense was $27.4 million for the six months ended June 30, 2009, compared to $21.7 million for the six months ended June 30, 2010, a decrease of $5.7 million or 21%. In connection with the 2009 Sale, we repaid the outstanding amount of $365.6 million on our container asset-backed securitization Series 2006-2 Notes, and reduced our Series 2006-1 Notes by $48.0 million. In addition, we paid swap related termination and modification fees of $37.9 million. This repayment, along with regularly scheduled debt amortization, reduced our weighted average debt balance for the first half of 2010 by $121.1 million resulting in a $3.4 million reduction in interest expense. We also benefited from lower average interest rates on our floating rate debt which reduced interest by $0.4 million. The remaining decrease of $1.9 million is primarily due to lower amortization resulting from terminated interest rate swaps.

Interest Income

        Interest income was $1.1 million for the six months ended June 30, 2009, compared to $0.9 million for the six months ended June 30, 2010, a decrease of $0.2 million. The decrease is primarily attributable to a $0.2 million decrease in the interest received from the $94.8 million promissory note dated January 27, 2009 from the Initial Shareholder to CLI ("Shareholder Note"). On March 31, 2010, in connection with the Structure Formation, SeaCube Operating Company Ltd. assumed the obligations of the Initial Shareholder under the Shareholder Note and the Initial Shareholder entered into a guarantee in respect of such obligations under the Shareholder Note in favor of CLI (which guarantee will be released upon completion of this offering).

Loss on Terminations and Modification of Derivative Instruments

        In January 2009, we incurred a one-time loss of $37.9 million on swap terminations and modification of derivative instruments. Upon completion of the 2009 Sale, we extinguished the Series 2006-2 Notes of our container asset-backed securitization for our containers sold, and terminated and modified the related swap agreements. The one-time terminations and modification of derivative instruments required us to recognize previously deferred losses in the value of the swaps. For the six months ended June 30, 2010, we did not terminate or modify any of our existing derivative instruments.

Gain on 2009 Sale

        In January 2009, we received net proceeds of $454.2 million related to the 2009 Sale. The leasing assets sold had a total net book value of approximately $427.7 million, and we also sold accounts receivable at the amount of $10.9 million. This transaction resulted in a gain of approximately $15.6 million (or $15.4 million net of tax).

Loss on Retirement of Debt

        Loss on retirement of debt obligations were $1.3 million for the six months ended June 30, 2009. These losses occurred when we paid off the Series 2006-2 Notes of our container asset-backed securitization in January 2009. We did not retire any outstanding debt other than normal amortization for the six months ended June 30, 2010.

Other Expense (Income), Net

        Other expense, net, was $1.6 million for the six months ended June 30, 2009, compared to $(0.5) million for the six months ended June 30, 2010, a decrease of $2.1 million. The decrease in net expense is primarily due to a default insurance recovery of $1.7 million received in the six months ended June 30, 2010, as well as a decrease of $0.4 million in losses from equipment sales.

Provision for Income Taxes

        Provision for income taxes was $0.2 million for the six months ended June 30, 2009 and $0.6 million for the six months ended June 30, 2010. The increase in the effective tax rate from the six months ended June 30, 2009 to the six months ended June 30, 2010 is primarily due to net operating loss and capital loss carryforwards existing in prior years that are no longer available to the Company.

Net (Loss) Income

        Net loss was $17.0 million for the six months ended June 30, 2009 as compared to net income of $14.5 million for the six months ended June 30, 2010. The increase in net income was attributable to the items above. Specifically, the 2009 Sale and the overall weaker demand for containers in 2009 relative to 2010.

Adjusted Net Income

        Adjusted net income increased from $11.1 million for the six months ended June 30, 2009 to $16.8 million for the six months ended June 30, 2010, an increase of $5.7 million or 51%. In addition to the changes in net income noted above, the adjustments include lower non-cash interest expense of $1.9 million in the current year.

        Adjusted net income is a measure of financial and operational performance that is not defined by U.S. GAAP. See Note 2 in the "Summary Historical Consolidated Financial Data." for a discussion of Adjusted net income as a non-GAAP measure and a reconciliation of it to net income included elsewhere in this prospectus.

Results of Operations

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2009

			Prior Period Change
	Year ended December 31, 2008	Year ended December 31, 2009
			Change	%
Revenues:
Equipment leasing revenue	$168,868	$74,268	$(94,600)	-56%
Finance revenue	58,803	54,198	(4,605)	-8%
Other revenue	11,148	13,407	2,259	20%

Total revenues (a)	238,819	141,873	(96,946)	-41%

Expenses:
Direct operating expenses (b)	13,780	9,073	(4,707)	-34%
Selling, general and administrative expenses	26,215	21,983	(4,232)	-16%
Depreciation expenses	79,491	37,769	(41,722)	-52%
Provision for doubtful accounts	1,468	4,678	3,210	219%
Impairment of leasing equipment held for sale	6,688	5,974	(714)	-11%
Interest expense	81,114	51,922	(29,192)	-36%
Interest income	(1,055)	(2,690)	(1,635)	155%
Loss on terminations and modification of derivative instruments	—	37,922	37,922	*
Gain on 2009 Sale	—	(15,583)	(15,583)	*
Loss on retirement of debt	413	1,330	917	222%
Other expenses	669	4,251	3,582	535%

Total expenses (c)	208,783	156,629	(52,154)	-25%

Income (loss) before income tax	$30,036	$(14,756)	$(44,792)	-149%
Provision for income taxes	—	248	248	*

Net income (loss) (d)	$30,036	$(15,004)	$(45,040)	-150%

Non-cash interest expense, net of tax	8,418	8,366	(52)	-1%
Loss on retirement of debt, net of tax	413	1,317	904	219%
Loss on terminations and modification of derivative instruments, net of tax	—	37,922	37,922	*
Gain on the 2009 Sale, net of tax	—	(15,427)	(15,427)	*

Adjusted net income** (e)	$38,867	$17,174	$(21,693)	-56%

*
Not meaningful.

**
Adjusted net income is a measure of financial and operational performance that is not defined by U.S. GAAP. See Note (1) in "Prospectus Summary—Summary Historical Consolidated Financial Data" for a discussion of Adjusted net income as a non-GAAP measure and a reconciliation of it to net income.

We have provided adjusted results below that illustrate the impact of the 2009 Sale on total revenues, direct operating expenses, total expenses, net income (loss) and Adjusted net income as if it had occurred as of January 1, 2008. We made adjustments to equipment leasing revenue, finance revenue, depreciation and direct operating expenses. These adjustments were based upon actual data for each container that was sold in 2009. We estimated management fee revenue, which is included in other revenue, for 2008 and for the 19 day period of January 1 through January 19, 2009 based upon the actual results of the managed assets in 2009. Interest expense associated with the sold units was estimated based upon proceeds available to reduce outstanding debt.

The adjusted results provided below are not a presentation made in accordance with U.S. GAAP, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. The adjusted results are a measure of our operating performance used by management to focus on the consolidated performance exclusive of income and expenses relating to the 2009 Sale. We believe this non-GAAP measure provides additional insight and understanding to management and investors of our results of operations on a comparative basis in identifying trends in our performance by removing the operational impact of the containers that were subject to the 2009 Sale.

Our calculation of the adjusted results may differ from analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, the adjusted results should not be considered a measure of our consolidated results. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the adjusted results only supplementally.

        The following presents the adjusted results as if the 2009 Sale had occurred as of January 1, 2008:

  (a)
  Total revenues for the years ended December 31, 2008 and 2009 were $158.4 million and $137.8 million on an adjusted basis, respectively, a decrease of $20.6 million or 13%.

	December 31, 2008			December 31, 2009
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale
	(dollars in thousands)
Total revenues	$238,819	$(80,370)	$158,449	$141,873	$(4,084)	$137,789

  (b)
  Direct operating expenses for the years ended December 31, 2008 and 2009 were $11.6 million and $9.1 million on an adjusted basis, respectively, a decrease of $2.5 million or 22%.

	December 31, 2008			December 31, 2009
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale
	(dollars in thousands)
Direct operating expenses	$13,780	$(2,216)	$11,564	$9,073	$(19)	$9,054
  (c)
  Total expenses for the years ended December 31, 2008 and 2009 were $148.2 million and $129.9 million on an adjusted basis, respectively, a decrease of $18.3 million or 12%.

	December 31, 2008			December 31, 2009
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale
	(dollars in thousands)
Total expenses	$208,783	$(60,586)	$148,197	$156,629	$(26,726)	$129,903

  (d)
  Net income (loss) for the years ended December 31, 2008 and 2009 was $10.3 million and $7.8 million on an adjusted basis, respectively, a decrease of $2.5 million or 24%.

	December 31, 2008			December 31, 2009
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale
	(dollars in thousands)
Net income (loss)	$30,036	$(19,784)	$10,252	$(15,004)	$22,795	$7,791

  (e)
  Adjusted net income for the years ended December 31, 2008 and 2009 was $18.9 million and $16.2 million on an adjusted basis, respectively, a decrease of $2.7 million or 14%.

	December 31, 2008			December 31, 2009
	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale	Historical	2009 Sale Adjustments	As Adjusted for 2009 Sale
	(dollars in thousands)
Adjusted net income	$38,867	$(19,974)	$18,893	$17,174	$(1,017)	$16,157

Revenues

        Total revenue was $238.8 million for the year ended December 31, 2008 compared to $141.9 million for the year ended December 31, 2009, a decrease of $96.9 million or 41%. Equipment leasing revenue decreased $94.6 million or 56%, finance revenue decreased $4.6 million or 8% and other revenue increased $2.3 million or 20%.

        Equipment leasing revenue decreased due to the sale of operating container units. As part of the 2009 Sale, we sold 55,000 container units which were classified as operating leases to our lessees, which represented 43% of our total units subject to operating leases at the time. The leased equipment that was sold had a book value of $415.4 million, which represented 48% of the book value of our leased equipment at the time. In 2008, the units sold generated approximately $82.5 million of equipment leasing revenue. In 2009, the units sold generated $4.0 million in equipment leasing revenue before the sale and therefore the 2009 Sale accounted for $78.5 million of the decrease in equipment leasing revenue. The remainder of the average on-hire fleet decreased by approximately 32,000 units (of which an average of 19,000 units were renewed and reclassified as direct finance leases during the year) and, as a result, equipment leasing revenue decreased by $16.1 million. Of the decline in on-hire units, approximately 29,000 were dry containers and approximately 2,800 were refrigerated containers. Of the $16.1 million in revenue decline, approximately 52% was related to revenue from dry units and 43% was related to revenue from refrigerated units and gensets. The revenue related to the refrigerated containers, dry containers and gensets are based on acquisition cost of the leased equipment. Since reefers, dry freight containers and gensets all have different acquisition costs, they have corresponding different lease rates (per diems). We experienced overall weak demand for containers and gensets due to poor worldwide economic conditions throughout the entire year in 2009.

        Finance revenue decreased by $4.6 million or 8% as a result of a lower average investment of $42.8 million in direct finance leases. As part of the 2009 Sale, we sold $12.5 million in direct finance receivables (approximately 10,000 containers). The impact of this transaction on finance revenue was a decrease of $1.5 million in 2008 and $1.4 million year over year. The remaining $3.2 million decrease in finance revenue was due to the amortization of the current portfolio in excess of new investments made in 2009 including amounts reclassified from operating leases.

        Other revenue, which includes Management fee revenue and rebillable costs, primarily for repairs and maintenance to our lessees, increased by $2.3 million or 20%. The increase is primarily related to the increase in management fee revenue of $4.3 million due to increased management services related to the 2009 Sale which was partially offset by a $2.0 million reduction in service revenues. The decrease in service revenue is primarily due to the 2009 Sale as the sale of containers and gensets led to a decrease of $1.1 million in service revenues as 16% less units were returned in 2009 as compared to 2008. The remaining decrease of $0.9 million is primarily due to a lower average cost of repairs rebilled to our lessees.

Direct Operating Expenses

        Direct operating expenses were $13.8 million for the year ended December 31, 2008 compared to $9.1 million for the year ended December 31, 2009, a decrease of $4.7 million, or 34%. There are two primary reasons for the decrease in costs. The first is the 2009 Sale which led to a 16% decrease in the number of owned units turned in by our lessees. We estimate that the sale of approximately 55,000 units reduced our operating costs by approximately $2.2 million in 2008 and year over year. Secondly, costs decreased due to a reduced level of container recovery activity which resulted from fewer lessee defaults and lower costs relating to recovery of our equipment. These costs decreased by $2.5 million year over year.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $26.2 million for the year ended December 31, 2008 compared to $22.0 million for the year ended December 31, 2009, a decrease of $4.2 million or 16%. We instituted several cost reduction measures in 2009. Reductions in staff and staff-related spending caused a year over year decrease of $1.6 million. We also decreased consulting and professional fees by $1.7 million through either renegotiation of fees or by reducing our reliance upon outside consultants. Facilities costs decreased by $0.6 million as we reduced the size of our office in San Francisco and general expense levels decreased by $0.3 million.

Depreciation Expenses

        Depreciation of leasing equipment was $79.5 million for the year ended December 31, 2008 compared to $37.8 million for the year ended December 31, 2009, a decrease of $41.7 million or 52%. The reduction of leasing equipment attributed to the 2009 Sale reduced depreciation expenses by $37.6 million in 2008 and $1.9 million in 2009, which together contributed $35.7 million to the overall decrease in depreciation expense year over year, approximately in line with the overall reduction in the magnitude of book value sold. Also, during the year we reclassified $34.0 million of book value of equipment to a direct finance lease receivable thereby decreasing depreciation expense by $1.8 million. The remaining reduction in expense of $4.2 million was related to equipment reaching the end of their depreciable lives and the sales of equipment in the normal course of business.

Provision for Doubtful Accounts

        Provision for doubtful accounts increased by $3.2 million from $1.5 million for the year ended December 31, 2008 to $4.7 million for the year ended December 31, 2009 as one of our key customers experienced financial difficulties which resulted in the increase of delinquent and past due accounts.

Impairment of Leasing Equipment Held for Sale

        We recorded an impairment of leasing equipment held for sale of $6.7 million for the year ended December 31, 2008 as compared to $6.0 million for the year ended December 31, 2009, a decrease of $0.7 million or 11%. We evaluate the recovery of our containers and gensets designated for sale and record a loss if the ultimate sales value is expected to be below the current carrying cost. The evaluation of the expected ultimate sales price is performed on a quarterly basis. The majority of our impairments occur at the conclusion of an operating lease when our equipment is older and has incurred a certain amount of damage that the lessee is responsible for. The decision to sell the container is based upon a discounted cash flow model which includes rebillable costs. These rebillable costs are recorded as other revenues and are not recorded as a reduction in the impairment of leasing equipment held for sale. In 2009, we designated fewer reefer units for sale in anticipation of a future shortage in the market due to a lack of production. Reefer impairments accounted for $0.9 million of the decrease. Impairments on dry containers increased by $0.2 million due to a greater volume of units designated for sale due to the oversupply in the marketplace in 2009.

Interest Expense

        Interest expense was $81.1 million for the year ended December 31, 2008 compared to $51.9 million for the year ended December 31, 2009, a decrease of $29.2 million or 36%. In connection with the 2009 Sale, we repaid the outstanding amount of $365.6 million on our Container asset-backed securitization Series 2006-2 note, reduced our Series 2006-1 note by $48.0 million, and paid swap related termination and modification fees of $37.9 million. This had a year over year impact of reducing interest costs by $19.7 million. The remainder of the $9.5 million decrease is primarily related to further repayments of our Series 2006-1 notes offset by additional borrowings in our

CLI Funding III credit facility. The weighted average debt outstanding decreased by $493.1 million and the average interest rate increased from 6.17% to 6.32%.

Interest Income

        Interest income was $1.1 million for the year ended December 31, 2008 compared to $2.7 million for the year ended December 31, 2009, an increase of $1.6 million. The increase is primarily attributable to the $89.1 million Shareholder Note with our Initial Shareholder in 2009, which is separately disclosed as a Shareholder Note in the Consolidated Balance Sheet of CLI included in this prospectus. The loan bears interest at the annual rate of 4% and is payable upon demand. A total of $2.6 million of interest income was recorded on this note. The offsetting decrease of $1.0 million in interest income was attributable to lower average interest rates and lower average outstanding cash balances.

Loss on Terminations and Modification of Derivative Instruments

        In January 2009, we incurred $37.9 million of one time losses on swap terminations and modification. Upon completion of the 2009 Sale, we extinguished the debt related to the containers sold and accordingly terminated and modified related swap agreements. Those one time terminations and modification required us to recognize previously deferred losses in the value of the swaps.

Gain on 2009 Sale

        In January 2009, we received net proceeds of $454.2 million related to the 2009 Sale. The leasing assets sold had a book value of approximately $427.7 million, and we also sold accounts receivable at the amount of $10.9 million. This transaction resulted in a gain of approximately $15.6 million (or $15.4 million net of tax).

Loss on Retirement of Debt

        Losses on retirements of debt obligations were $0.4 million in 2008 and $1.3 million in 2009. These losses occurred when we wrote off previously capitalized debt issuance costs related to the pay off of the CLI Funding II Credit Facility in July 2008 and the pay off of our 2006-2 asset-backed securitization in January 2009.

Other Expense, Net

        Other expense, net, was $0.7 million for the year ended December 31, 2008 compared to $4.3 million for the year ended December 31, 2009, an increase in net expense of $3.6 million. The increase in expense is due to a $3.3 million write off of equipment that has not been recovered from defaulted lessees and other losses on sales of equipment of $1.0 million offset by a default insurance recovery of $0.7 million.

Provision for Income Taxes

        Provision for income taxes was $0.2 million in 2009. No provision was recorded in 2008. The increase in Provision for income taxes is due to an increase in liabilities in foreign jurisdictions.

Net Income

        Net income was $30.0 million for the year ended December 31, 2008 as compared to a $15.0 million net loss for the year ended December 31, 2009, a decrease of $45.0 million or 150%. The decrease in net income was attributable to the items above and specifically the 2009 Sale and the overall weaker demand for containers in 2009. On an adjusted basis for the effects of the 2009 Sale, net income would have been $10.3 million for the year ended December 31, 2008 as compared to $7.8 million, a decrease of $2.5 million or 24%.

Adjusted Net Income

        Adjusted net income decreased from $38.9 million for the year ended December 31, 2008 to $17.2 million for the year ended December 31, 2009, a decrease of $21.7 million or 56%. This change was due to all of the items listed above and in 2008, the add back of $8.4 million of non-cash interest. The 2009 adjustments included the after tax add back to 2009 income of $1.3 million of loss on retirement of debt, $37.9 million for losses on terminations and modification of derivative instruments, $8.4 million of non-cash interest and the subtraction of the $15.4 million gain on the 2009 Sale. On an adjusted basis for the effects of the 2009 Sale, Adjusted net income would have decreased from $18.9 million in 2008 to $16.2 million in 2009, a decrease of 14%.

        Adjusted net income is a measure of financial and operational performance that is not defined by U.S. GAAP. See Note 1 in the "Summary Historical Consolidated Financial Data." for a discussion of Adjusted net income as a non-GAAP measure and a reconciliation of it to net income included elsewhere in this prospectus.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2008

			Prior Period Change
	Year Ended December 31, 2007	Year Ended December 31, 2008	$ Change	% Change
	(dollars in thousands)
Revenue:
Equipment leasing revenue	$166,362	$168,868	$2,506	2%
Finance revenue	34,211	58,803	24,592	72%
Other revenue	8,334	11,148	2,814	34%

Total revenue	$208,907	$238,819	$29,912	14%

Expenses:
Direct operating expenses	9,133	13,780	4,647	51%
Selling, general and administrative expenses	26,339	26,215	(124)	0%
Depreciation expenses	75,179	79,491	4,312	6%
Provision for doubtful accounts	1,256	1,468	212	17%
Impairment of leasing equipment held for sale	1,039	6,688	5,649	544%
Interest expense	63,353	81,114	17,761	28%
Interest income	(1,659)	(1,055)	604	-36%
Loss on retirement of debt	—	413	413	N/A
Other expense/(income), net	3,501	669	(2,832)	-81%

Total expenses	178,141	208,783	30,642	17%

Income before income taxes	$30,766	$30,036	$(730)	(2)%
Provision for income taxes	—	—	—	N/A

Net income	$30,766	$30,036	$(730)	(2)%

Loss on retirement of debt, net of tax	—	413	413	N/A
Non-cash interest, net of tax	4,971	8,418	3,447	70%

Adjusted net income	$35,737	$38,867	$3,130	9%

Revenues

        Total revenue was $208.9 million for year ended December 31, 2007 compared to $238.8 million for the year ended December 31, 2008, an increase of $29.9 million or 14%. Equipment leasing revenue increased $2.5 million or 2% while finance revenue increased $24.6 million or 72%, and Other revenue increased $2.8 million or 34%.

        Equipment leasing revenue increased from $166.4 million in 2007 to $168.9 million in 2008, an increase of $2.5 million or 2%. The increase in equipment leasing revenue was primarily attributable to the full year impact of the Interpool Acquisition. The Interpool Acquisition closed on July 19, 2007 and the related revenues were included in the remainder of the year ended December 31, 2007 as opposed to the full year-ended December 31, 2008. We acquired a fleet of approximately 537,000 units of which approximately 52,000 were on operating lease, approximately 275,000 were on direct finance leases, approximately 190,000 were managed containers and approximately 20,000 were in inventory. The impact was an approximately $8.1 million increase in equipment leasing revenues. In addition to the impact of the Interpool Acquisition, there was a net increase in the remainder of the average on-hire fleet of approximately 11,300 units. The net increase in the number of units on hire did not impact revenue as an increase in dry boxes and generator sets were offset by a decrease in reefers. Per diem rates declined for reefers, dry containers and gensets. The per diem decreases led to a decrease in equipment leasing revenue of $5.6 million.

        Finance revenue increased from $34.2 million in 2007 to $58.8 million in 2008, a $24.6 million increase or 72%. The Interpool Acquisition added 275,000 containers on direct finance leases. The direct finance receivable related to the Interpool Acquisition was $385.8 million. The full year impact of this investment accounted for $20.1 million of the increase in Finance revenue. The remainder of the increase of $4.5 million was due to the additional investment of $101.3 million during 2008.

        Other revenue increased from $8.3 million in 2007 to $11.1 million in 2008, a $2.8 million increase or 34%. The primary causes of the increase were due to the full year impact of management fee revenues attributable to the Interpool Acquisition of $1.7 million and the $1.1 million increase in rebillable maintenance and repair costs.

Direct Operating Expenses

        Direct operating expenses were $9.1 million in 2007 compared to $13.8 million in 2008, an increase of $4.7 million or 51%. The increase is primarily attributable to $4.0 million of recovery costs of containers that were on lease to lessees that have defaulted on payment terms. The remainder of the increase of $0.7 million is related to the off-hire and on-hire activities related to the increase in our overall fleet due to the Interpool Acquisition and capital investments made throughout 2008.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $26.3 million in 2007 compared to $26.2 million in 2008, a decrease of $0.1 million. The decrease was driven by a decrease of $1.2 million in professional fees, employee related costs and miscellaneous other expenses partially offset by a $0.5 million increase in facilities costs related to larger offices in San Francisco and a $0.6 million increase in insurance costs.

Depreciation Expenses

        Depreciation expenses were $75.2 million in 2007 compared to $79.5 million in 2008. The increase of $4.3 million or 6% was driven by the full year impact of a net increase of $136.0 million in leasing equipment acquired due to the Interpool Acquisition which contributed approximately $3.8 million to the increase. The remainder of the $0.5 million increase is due to the additional capital spent throughout 2008, offset by assets reaching the end of their depreciable life.

Provision for Doubtful Accounts

        Provision for doubtful accounts increased from $1.3 million in 2007 to $1.5 million in 2008, an increase of $0.2 million or 17%. The increase was due to an increase in defaults in accounts with small amounts of equipment on lease.

Impairment of Leasing Equipment Held for Sale

        Impairments of leasing equipment held for sale in 2007 were $1.0 million compared to $6.7 million in 2008, an increase of $5.7 million. The increase was primarily due to an increase in the number of containers designated for sale in 2008. We began to aggressively market older containers in 2008 due to a decrease in per diems and as a means to limit storage costs. We evaluate the recovery of our containers and gensets designated for sale and record a loss if the ultimate sales value is expected to be below the current carrying cost. The evaluation of the expected ultimate sales price is performed on a quarterly basis.

Interest Expense

        Interest expense was $63.3 million in 2007 compared to $81.1 million in 2008, an increase of $17.8 million or 28%. The increase was primarily due to a $297.9 million increase in the average balance of debt outstanding. This increase led to an increase in interest expense of $18.4 million. Offsetting the increase in total debt outstanding was a slight decrease in the weighted average interest rate from 6.23% in 2007 to 6.17% in 2008. This decrease in rate accounted for a $0.6 million decrease in interest expense. The primary reason for the increase in average debt outstanding was the debt incurred as part of the financing of the assets purchased in the Interpool Acquisition. On July 19, 2007, we, through our wholly owned subsidiary, CLI Funding II LLC, entered into a $405 million term loan credit agreement. The borrowings under this facility were secured by certain of our direct finance leases, most of which were acquired in the Interpool Acquisition. At December 31, 2007, $383.6 million was outstanding under this facility.

Interest Income

        Interest income was $1.7 million in 2007 compared to $1.1 million in 2008, a decrease of $0.6 million, or 36%. The decrease was primarily attributable to a decrease in interest earning cash balances and lower rates of interest earned.

Loss on Retirement of Debt

        Loss on retirements of debt obligations were $0.4 million in 2008. This loss occurred when the Company wrote off previously capitalized debt issuance costs related to the pay off of the CLI Funding II Credit Facility in July 2008. No loss on retirement of debt was incurred in 2007.

Other Expense/(Income), Net

        Other expense/(income), net was $3.5 million in 2007 compared to $0.7 million in 2008, a decrease in net expense of $2.8 million or 81%. The decrease in net expense primarily relates to a reduction in losses on sales of equipment of $2.8 million in 2008 as compared to 2007. In 2008, we sold significantly more dry containers at gains than in the previous year and received higher proceeds on the sale of reefer containers than in 2007.

Net Income

        Net income was $30.8 million for the year ended December 31, 2007 as compared to $30.0 million for the year ended December 31, 2008, a decrease of $0.8 million or 2%. The decrease in net income was attributable to the items above including the overall increase in outstanding debt and related interest expenses.

Adjusted Net Income

        Adjusted net income increased from $35.7 million for the year ended December 31, 2007 to $38.9 million for the year ended December 31, 2008, an increase of $3.2 million, or 9%. This change was due to all of the items listed above and the addition of $5.0 million of non-cash interest in 2007 and $8.4 million in 2008, respectively.

Liquidity and Capital Resources

        We have historically met our liquidity requirements primarily from the following sources:

  •
  Revenues including operating lease revenues, total finance lease collections, billings to lessors for repairs and maintenance, and asset management fees. Cash flows from operating activities including the principal collections on finance leases were $164.8 million, $250.3 million and $161.5 million for the years ended December 31, 2007, 2008 and 2009, respectively. Cash flows from operating activities, including the principal collections on finance leases, were $82.6 million and $96.6 million for the six months ended June 30, 2009 and 2010, respectively.

  •
  Lines of credit and other secured borrowings, under which $798.3 million was outstanding and $25.0 million was available for borrowing as of December 31, 2009. At December 31, 2008, $1,216.2 million was outstanding and there was $50.0 million available to be drawn on our revolving credit facility. At June 30, 2010, $750 million was outstanding and $220 million was available to be drawn on our revolving credit facility.

  •
  Sales of our older leasing equipment.

        The decline in our revenue and cash provided by operating activities, including principal collections on finance leases in 2009 as a result of the 2009 Sale, coincided with a corresponding reduction in our liquidity requirements, specifically with regard to our debt obligations and cash interest expense. Our total liabilities have decreased by 35% from $1,327.8 million at December 31, 2008 to $862.9 million at December 31, 2009, which is consistent with the decrease in our total assets by 31% from $1,581.4 million to $1,097.2 million during the same period.

        As of December 31, 2009, we had approximately $131.3 million of scheduled debt amortization throughout 2010. These amounts do not include $24.8 million of other contractual obligations existing as of December 31, 2009 maturing by December 31, 2010.

        We expect that our cash flows from our operations, principal collections on direct finance leases, existing credit facilities and sales of older equipment will be sufficient to meet our liquidity needs. Our current projections of cash flows from operations and the availability of funds under our revolving credit agreement are expected to be sufficient to fund our maturing debt and contractual obligations in the next several years. We will need to borrow funds to finance the purchases of new assets we intend to buy to expand our business in the next few years. No assurance can be made that we will be able to meet our financing and other liquidity needs as currently contemplated. See "Risk Factors—Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations." included elsewhere in this prospectus.

        On January 26, 2010, we amended the terms of our revolving credit facility agreement to increase the amount available under the revolver from $25 million to $40 million. The revolver will mature on January 25, 2011. Contemporaneous with the completion of this offering, we expect to amend and restate this facility to increase the size and term to $120 million and three years, respectively.

        On May 18, 2010, we entered into a $200 million revolving credit agreement through our indirect wholly owned subsidiary CLI Funding IV LLC to pursue our growth strategy.

Liquidity Needs to Acquire Equipment to be Leased

        The acquisition of leasing assets fuels our growth. As a result, we expect to invest substantial funds to acquire containers and gensets, although there can be no assurances as to the timing and amount of such acquisitions. Since the beginning of 2004, we and our predecessor, including pre-acquisition spending by Interpool, have acquired an average of more than $300 million per year in containers and gensets. Going forward, provided there is sufficient demand, production capacity, appropriate pricing and available financing, we intend to invest in new containers at a level that is consistent with our historical investment activity. Based on our expected equipment retirement levels and the amortization on our existing direct finance lease portfolio, we believe that approximately 40% of our new investment would be to replace our existing fleet and the remainder would be to support growth. Through September 28, 2010, we have committed to buy approximately $195.2 million of new equipment (including $75.1 million of refrigerated containers) for delivery through December 2010. Of this amount, approximately $184.7 million, or 95%, has been committed to long-term leases.

        Over the next several years, we expect that our single largest cash expenditure will be the purchase of containers. In order to finance these expenditures, we will actively seek to enter into new debt facilities with greater borrowing capacity to expand and/or replace our existing facilities, although there can be no assurance that we will be able to obtain any additional facilities. We believe that we will be able to generate or otherwise obtain sufficient capital to support our replacement and growth strategy that will enable us to pay dividends to holders of our common shares as contemplated by our dividend policy. However, deterioration in our performance, the credit markets or our inability to obtain additional financing on attractive terms, or at all, could limit our access to funding or drive the cost of capital higher than our current cost. In addition, any equity financing we may seek could have a dilutive effect on our shareholders. These factors, as well as numerous other factors detailed above in "Risk Factors," could limit our ability to raise funds, further the growth of our business or pay dividends.

Cash Flow

Cash Flow Information for the Years Ended December 31, 2007, 2008 and 2009 and for the Six Months Ended June 30, 2009 and 2010

        The following table sets forth certain historical cash flow information for the years ended December 31, 2007, 2008 and 2009, and for the six months ended June 30, 2009 and 2010.

Cash Flows:	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
	(dollars in thousands)
Net cash provided by operating activities	$96,667	$127,392	$50,966	$28,249	$44,178
Net cash (used in) provided by investing activities	(663,983)	50,778	443,058	456,107	15,527
Net cash provided by (used in) financing activities	574,077	(159,070)	(516,541)	(503,530)	(53,824)
Effect of changes in exchange rates on cash and cash equivalents	59	321	(36)	27	(81)

Net increase (decrease) in cash and cash equivalents	$6,820	$19,421	$(22,553)	$(19,147)	$5,800

Comparison of the Six Months Ended June 30, 2009 to the Six Months Ended June 30, 2010

        Net cash provided by operating activities was $28.2 million and $44.2 million for the six months ended June 30, 2009 and the six months ended June 30, 2010, respectively a $15.9 million increase. The improvement in our working capital from June 30, 2009 to June 30, 2010 was the primary contributor for the increase as we had improved collections for our accounts receivable and for the accounts receivable on our managed accounts.

        Net cash provided by investing activities was $456.1 million and $15.5 million for the six months ended June 30, 2009 and the six months ended June 30, 2010, respectively, a $440.6 million decrease. Cash flows provided by investing activities for the six months ended June 30, 2009 included $454.2 million of cash proceeds from the 2009 Sale. The Shareholder Note bearing interest at 4% per annum increased by $68.3 million in the six months ended June 30, 2009 and increased by $5.7 million in the six months ended June 30, 2010, a reduction of $62.6 million. In connection with the Structure Formation, SeaCube Operating Company Ltd. assumed the obligations of the Initial Shareholder under the Shareholder Note and the Initial Shareholder entered into a guarantee in respect of such obligations under the Shareholder Note. Upon completion of this offering, the guarantee by the Initial Shareholder will be released. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note. Our restricted cash balances decreased by $11.1 million in the six months ended June 30, 2009 versus $3.2 million in the six months ended June 30, 2010, due to reduced loan balances and a corresponding reduction in required cash balances. In the six months ended June 30, 2010, our investment in direct finance leases and purchase of leasing equipment increased over the six months ended June 30, 2009 by $38.8 million reflecting the strengthening demand for containers.

        Net cash used by financing activities was $503.5 million and $53.8 million for the six months ended June 30, 2009 and the six months ended June 30, 2010, respectively, a $449.7 million increase to cash flow. We reduced our outstanding debt during both the six months ended June 30, 2009 and the six months ended June 30, 2010. During the six months ended June 30, 2009, we reduced our outstanding debt by $462.2 million more than we reduced our debt during the six months ended June 30, 2010. The greater reduction during the six months ended June 30, 2009 was primarily due to the 2009 Sale. Additionally, in connection with the 2009 Sale and the retirement of the related debt, we terminated certain interest rate swap agreements and modified certain other swap agreements which required us to pay $37.9 million in termination and modification fees. We also paid $60.0 million in dividends to our Initial Shareholder following the 2009 Sale. Dividends for the six months ended June 30, 2010 were $2.8 million.

Comparison of the Year Ended December 31, 2008 to the Combined Year Ended December 31, 2009

        Net cash provided by operating activities was $127.4 million and $51.0 million for the year ended December 31, 2008 and the year ended December 31, 2009, respectively, a $76.4 million decrease. The decrease was primarily due to the 2009 Sale which lowered our gross profits by $74.1 million. Offsetting the lower gross profit amounts was a reduction in cash interest paid of $27.8 million. The remaining decrease in cash from operating activities of $30.1 million is attributable to other changes in working capital caused primarily by additional declines in gross profits, longer collection cycles in accounts receivable and the timing of payments made to owners of equipment that we manage.

        Net cash provided by investing activities was $50.8 million and $443.1 million for the year ended December 31, 2008 and the year ended December 31, 2009, respectively, a $392.3 million increase. Cash flows provided by investing activities for the year ended December 31, 2009 includes $454.2 million of cash proceeds from the 2009 Sale. We also reduced our investment in leasing assets over prior year levels by $52.3 million reflecting the weakening of demand for new containers in 2009 as a result of the general worldwide economic slowdown. We also had reductions in cash flows provided by investing activities primarily due to our $89.1 million loan to our Initial Shareholder under a demand note bearing interest at 4% per annum. We received $15.2 million less in proceeds from sales of leasing equipment due to the reduction in the overall size of our fleet after the 2009 Sale. Additionally, we received $12.3 million less in principal repayments on direct finance lease receivables due in part to the 2009 Sale and an increase in our direct finance lease portfolio coming from $34.0 million in lease agreements reclassified from operating leases and new investments of $55.2 million. New investments in direct finance leases amortize the principal balances more slowly than the outstanding receivables in our existing portfolio. The remaining increase of $2.4 million is primarily the result of decreases in our restricted cash balances due to having lower required cash balances as our debt balances were also reduced in 2009.

        Net cash used by financing activities was $159.1 million and $516.5 million for the year ended December 31, 2008 and the year ended December 31, 2009, respectively, a $357.4 million increase to cash flow. Although we reduced our outstanding debt in both 2008 and 2009, debt was reduced by an additional $260.6 million in 2009 over the 2008 reductions. The net reduction was primarily due to the 2009 Sale. Additionally, in connection with the 2009 Sale and the retirement of the related debt, we terminated certain interest rate swap agreements and modified certain other swap agreements thereby requiring us to pay $37.9 million in termination and modification fees. We also paid $60.0 million in dividends to our Initial Shareholder during 2009 following the 2009 Sale. Fees paid for debt issuance cost decreased by $0.5 million from prior year levels.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2008

        Net cash provided by operating activities was $96.7 million and $127.4 million for the years ended December 31, 2007 and 2008, respectively, a $30.7 million increase. The increase in net cash from operating activities was primarily attributable to a $18.4 million improvement in cash from working capital, including improved collections as we had lower levels of accounts receivable despite an increase of $29.9 million in revenues and improved timing of the payment of expenses.

        Net cash (used in) provided by investing activities was $(664.0) million and $50.8 million for the years ended December 31, 2007 and 2008, respectively, a $714.8 million increase. The primary causes for the increase in net cash (used in) provided by investing activities was the $420.1 million of net cash paid for the Interpool Acquisition in 2007, reduced capital spending of $218.3 million, increased principal repayments of direct finance lease receivables of $54.7 million attributable to the Interpool Acquisition, $19.1 million less cash required to be restricted from reduced debt levels and $2.5 million more cash proceeds from sales of leasing assets.

        Net cash (used for) provided by financing activities was $574.1 million and $(159.1) million for the years ended December 31, 2007 and 2008, respectively, a $733.2 million decrease. The year over year change in net cash flow provided by financing activities was primarily due to $697.9 million less of an increase in overall debt levels. Additionally, we received a $50.0 million contribution from our Initial Shareholder in 2007 while no such contribution was received in 2008. Offsetting these decreases was $11.9 million of swap termination costs incurred in 2007 while only $0.5 million incurred in 2008. The company paid $4.6 million in debt issuance costs in 2007 and $1.2 million in 2008.

Contractual Obligations and Commitments

        The following table summarizes our various contractual obligations in order of their maturity dates as of June 30, 2010. For a discussion of certain financing activities and purchase commitments since June 30, 2010, which affect the amounts shown in the table below, see "—Liquidity and Capital

Resources" above. The terms of our credit facilities are more fully described under "Description of Certain Indebtedness" elsewhere in this prospectus.

		Maturity in Years
	As of June 30, 2010	Less than 1 Year	2 Years	3 Years	4 Years	5 Years	Thereafter
	(dollars in thousands)
Container Revolving Credit Facility	$20,000	$20,000	$—	$—	$—	$—	$—
Container Asset-Backed Securitizations	383,384	62,170	62,170	62,170	62,170	62,170	72,534
CLI Funding III Credit Facility	346,664	66,361	59,379	54,312	60,914	50,460	55,238
Lease Asset Purchase Commitments	97,080	97,080	—	—	—	—	—
Interest Payments	109,505	34,124	26,141	20,143	14,567	9,011	5,519
Operating Leases	1,698	358	590	479	227	44	—

Total	$958,331	$280,093	$148,280	$137,104	$137,878	$121,685	$133,291

        During the six months ended June 30, 2010, the Company paid $31.1 million and $37.1 million of debt payments on the Container Asset-Backed Securitization and CLI Funding III Credit Facility, respectively.

        Our contractual obligations consist of principal and interest payments related to our revolving credit facilities and our asset-backed securitizations, container purchase commitments, and operating lease payments for our facilities. Interest payments are based upon the net effect of swapping our variable interest rate payments for fixed rate payments consistently applied and in accordance with our policy. We also had obligations to purchase containers of $97.1 million at June 30, 2010. Through September 28, 2010, SeaCube has committed to buy approximately $195.2 million of new equipment (including $75.1 million of refrigerated containers) for delivery through December 2010. Of this amount, approximately $184.7 million, or 95%, has been committed to long-term leases.

Container Revolving Credit Facility

        CLI had a two-year senior secured revolving credit facility, which it refers to as the Container Revolving Credit Facility, which allowed for maximum borrowings of $100.0 million. The agreement included a $10.0 million sub-limit for letters of credit. On August 19, 2008, the facility was renewed for a term of one year and reduced the total facility size to $50.0 million. On August 19, 2009, this facility was reduced to $25.0 million and renewed for a term of one year. On January 26, 2010, the facility was amended to increase the amounts available to $40.0 million. The terms of the agreement include a declining advance rate and an increased interest rate spread depending upon the amounts drawn. Proceeds of loans under the Container Revolving Credit Facility are available to be used by us for working capital and general corporate purposes. In order to draw funds under this facility we must be in compliance with various financial covenants and requirements as described in "Description of Certain Indebtedness—Container Revolving Credit Facility." The revolver matures on January 25, 2011.

        Contemporaneous with the completion of this offering, we expect to amend and restate the Container Revolving Credit Facility to increase the size and term of the facility to $120 million and three years, respectively (the "Amended and Restated Container Revolving Credit Facility"). Under the Amended and Restated Container Revolving Credit Facility, CLI will be required to comply with a consolidated leverage ratio test that uses Adjusted EBITDA as the basis for calculating covenant compliance.

        CLI pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of obligations under the facility, under other loan documents and under the guaranty. The pledged assets included, among other things, marine and intermodal containers, gensets and equity interests in certain subsidiaries and all proceeds of any and all of the foregoing. As of December 31, 2008, the facility was un-drawn upon. Balances borrowed during 2009 were repaid and there was no balance outstanding at December 31, 2009. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 4.61% and 4.34% excluding unused fees and the amortization of up-front costs, respectively. As of June 30, 2010, the balance outstanding was $20 million. The weighted average interest rate for the six months ended June 30, 2010 was 3.82% excluding unused fees and the amortization of up-front costs.

Container Asset-Backed Securitizations

        On August 24, 2006, CLI entered into the Container Asset-Backed Securitizations (as defined below). CLI contributed certain eligible containers, together with related leases, to CLI Funding LLC, a special purpose entity ("SPE") whose primary business activity is to issue asset-backed notes. The SPE is one of our wholly owned subsidiaries. These borrowings are an obligation of the SPE, and the lenders' recourse in respect of the borrowings is generally limited to the collections that the 2006 SPE receives on the assets.

        The Series 2006-1 Notes (as defined below) bear interest at the rate of one-month LIBOR plus a margin. The Series 2006-2 Notes (as defined below), which were repaid in full on January 20, 2009 upon the culmination of the 2009 Sale, bore interest at (i) a rate equal to the sum of the commercial paper rate (determined in accordance with the Series 2006-2 Supplement) and a margin, if the advance has been funded through the issuance of commercial paper, (ii) a rate equal to the quotient of (a) LIBOR divided by (b) the Federal Reserve's Eurodollar Reserve Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to LIBOR or (iii) the greater of (a) the prime rate as set forth by the agent under the agreement plus a margin or (b) the Federal Funds Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to some rate other than LIBOR and is not funded with commercial paper. The SPE paid a commitment fee in connection with the Series 2006-2 Notes to each note holder on the total available commitments of such note holder.

        At no time shall the outstanding amount of the Series 2006-1 Notes exceed the asset base, which at any time is the sum in the aggregate of 85% of the net book value of eligible containers that are not then subject to a direct finance lease, plus 85% of the net value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease, plus the amount then on deposit in the restricted cash account. If the outstanding loans exceed the asset base at any time, the SPE will be required to repay the excess for application toward repayment of the amount of the Series 2006 Notes. Failure by the SPE to repay such excess amount within 90 days is an event of default. The Container Securitization Documents contain typical representations and covenants for indebtedness of this type. The unpaid principal amount of the Series 2006-1 Notes, together with interest and all other related amounts, is scheduled to be repaid in full by August 2016, and is otherwise due and payable in full by August 2021.

        At December 31, 2008, there was $525.2 million outstanding on the Series 2006-1 Notes and $365.6 million outstanding on the Series 2006-2 Notes. The entire $365.6 million of the Series 2006-2 Notes and $48.0 million of the Series 2006-1 Notes were repaid in conjunction with the 2009 Sale on January 20, 2009. See Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

        At December 31, 2008 and 2009, the amount outstanding under this facility was $890.8 million and $414.5 million, respectively. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 5.60% and 5.47%, respectively. At June 30, 2010, the amount outstanding under this facility was $383.4 million. The weighted-average interest rate for the quarters ended June 30, 2009 and 2010 was 5.28% and 6.58%, respectively.

CLI Funding III Credit Facility

        On October 31, 2007, our wholly owned subsidiary CLI Funding III LLC, a special purpose vehicle incorporated under the laws of Delaware, entered into a $300.0 million senior secured credit facility to finance a portfolio of container finance leases and certain new container finance leases acquired in the future. The facility was amended on April 22, 2008, increasing the facility size to $400.0 million. The facility had a two-year revolving period, during which additional finance leases could be added to the portfolio, followed by a term-out period not to exceed ten years during which the facility amortizes. Borrowings under the facility are limited to a maximum of 85% of the present value of finance lease receivables throughout the facility's 12-year term and bear interest at a rate equal to LIBOR or a Cost of Funds rate (as defined in the agreement) plus a margin. CLI has guaranteed the payment obligations of CLI Funding III LLC.

        At December 31, 2008 and 2009, the amount outstanding under this facility was $325.4 million and $383.8 million, respectively. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 5.47% and 5.87%, respectively. At June 30, 2009 and 2010, the amount outstanding under this facility was $346.7 million. The weighted-average interest rate for the six months ended June 30, 2009 and 2010 was 6.19% and 4.27%, respectively.

CLI Funding IV Credit Facility

        On May 18, 2010, our indirect wholly owned subsidiary, CLI Funding IV LLC, a special purpose vehicle formed under the laws of Delaware, entered into a $200 million revolving loan credit agreement (the "CLI Funding IV Credit Facility") to finance new container purchases in the future. The facility has a one year revolving period, which expires on May 17, 2011, and may be extended by the lenders, upon the borrower's request, for a subsequent 364 day period from the existing scheduled termination date, during which new containers and leases can be added to the portfolio. After the revolving credit period expires (subject to any extensions), the facility converts to a 5 year amortizing term loan. Borrowings under the facility are limited to a maximum of 80% of the eligible equipment's net book value, 80% of the net present value of eligible finance leases, plus 100% of the restricted cash accounts and borrowings under this facility bear interest at a rate equal to LIBOR plus a margin. See "Description of Certain Indebtedness".

        In connection with the CLI Funding IV Credit Facility, CLI executed a limited guaranty, pursuant to which CLI guaranteed the performance when due by CLI Funding IV LLC of an amount equal to up to 10% of the highest drawn amount from closing until the date the facility supports 10 eligible lessees under the concentration limits as set forth in the facility.

        If the Container Revolving Credit Facility is amended to include a consolidated leverage ratio test, the CLI Funding IV management agreement, which was entered into on May 18, 2010, provides that the same debt covenant will automatically and immediately apply to CLI. In connection with the Amended and Restated Container Revolving Credit Facility that we intend to enter into contemporaneous with the completion of this offering, and which will include a consolidated leverage ratio test, CLI will be required under the CLI Funding IV management agreement to comply with the consolidated leverage ratio test that uses Adjusted EBITDA as the basis for calculating covenant compliance.

Covenants

        Under our debt instruments, we are required to maintain certain financial covenants (as defined in each agreement). As of June 30, 2010, we were in compliance with all covenants. Refer to "Description of Certain Indebtedness" included elsewhere in this prospectus.

Commitments

  Container Purchase Commitments

        The container purchase commitments are related to purchase orders we place for containers, both refrigerated and dry, and complementary equipment in the normal course of business. We do not bear the risks and rewards of ownership and therefore have not recorded an asset or a liability related to these commitments. We had commitments for the purchase of containers of $97.1 million as of June 30, 2010. Through September 28, 2010, we have committed to buy approximately $195.2 million of new equipment (including $75.1 million of refrigerated containers) for delivery through December 2010. Of this amount, approximately $184.7 million, or 95%, has been committed to long-term leases.

  Operating Leases

        We are a party to various operating leases relating to office facilities and certain other equipment with various expiration dates through 2014. Minimum rent payments under our material leases were $1.7 million as of June 30, 2010.

  Assumption of Swap Contracts

        During the third quarter of 2007, certain of Seacastle's shareholders entered into novation agreements with subsidiaries of Seacastle pursuant to which the obligations under nineteen swap agreements to which the Seacastle shareholders were a party were transferred to certain Seacastle subsidiaries. These swaps were originally executed by the Seacastle shareholders for the purpose of hedging variable rate debt. It is consistent with the Seacastle shareholders' risk management policies to hedge debt at the time of commitment rather than at the time of funding which is Seacastle's policy. As such, the novations took place after the Seacastle subsidiaries had received the committed funds under the relevant debt facilities. Each of the novated swap agreements was directly related to obligations of certain Seacastle subsidiaries. In certain of the swap agreements, the Seacastle shareholders had access to derivative markets that would likely not have been available to Seacastle or its subsidiaries at that time. At the time of these novations, the value of the swaps was $3.0 million of liabilities. No consideration was paid by the Seacastle shareholders for the assumption by the Seacastle subsidiaries of these liabilities. Seacastle also recorded a corresponding reduction of retained earnings.

  Inflation

        Management believes that inflation has not had a material adverse effect on the results of our operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 "Summary of Significant Accounting Policies" to our audited consolidated financial statements that appear elsewhere in this prospectus.

        An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

        Although we believe the policies summarized below to be the most critical, other accounting policies also have significant effect on our financial statements and certain of these policies also require the use of estimates and assumptions.

Revenue Recognition

        Our primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition—Equipment Leasing Revenue

        We generate equipment leasing revenue through short-term and long-term leases with shipping lines and ocean carriers. In the majority of our transactions, we act as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

Revenue Recognition—Direct Finance Revenue

        We enter into direct finance leases as lessor of equipment that we own. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. The Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the Net investment in finance leases.

Revenue Recognition—Other Revenue

        Other revenue includes fees that our customers are contractually obligated to pay to return equipment to a leasable condition as well as fees for third party positioning of equipment. When a lessee leases equipment from us, the lessee is contractually obligated to return the equipment in a leasable condition according to predetermined standards. Upon redelivery of the units, we bill the lessee for the expected cost to repair the equipment based on a repair survey performed at the depot. When the equipment comes off lease, estimates of the cost to repair the equipment are prepared. We bill the lessee based on this estimate and record maintenance and repair revenue at that time. In accordance with Revenue-Revenue Recognition—Principal Agent Considerations Topic 605 of the FASB Accounting Standards Codification (the "Codification"), we recognize billings to customers for damages incurred and certain other pass-through costs as revenue. We recognize gross revenues from these pass-through costs as we are the primary obligor with respect to purchasing goods and services from third parties; we generally have the discretion in selection of the repair service provider; and we generally have the credit risk because the services are purchased prior to reimbursement being received.

        Other revenue includes fees earned on the management of container equipment for third party owners.

Leasing Equipment

        Leasing equipment includes refrigerated and dry containers and gensets, which are stated at cost less accumulated depreciation. Residual values are evaluated annually or sooner if market conditions cause our estimates to change significantly. We estimate residual values based on fair market values and prior history. We account for initial direct costs in the acquisition of leases in accordance with the Leases FASB Topic 840. In certain circumstances, we will prepay commissions to sales agents when they have closed equipment lease transactions. For both operating and direct finance leases, we capitalize those commission payments and amortize them over the initial lease term or the earliest date that the lease may be terminated.

  Containers

        Containers are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful life for our reefers is 15 years from the date of service and 12.5 years for dry containers. Residual values for reefers are estimated to be 10% of their original cost and dry containers residual values are estimated to be 37% of their original cost. Cost incurred to place the new equipment into service, including costs to transport the equipment to its initial on-hire location, are capitalized. We recognize repair and maintenance costs that do not extend the lives of our assets as incurred and include them in Direct operating expenses in the Consolidated Statements of Operations.

  Gensets

        Gensets are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. Gensets are depreciated over a 12 year life from the date of service. Residual values for gensets are estimated to be 10% of their original cost.

Direct Finance Leases

        Direct finance leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. Management performs annual reviews of the estimated residual values.

Accounting for Customer Defaults

        We have sought to reduce credit risk by maintaining insurance against loss of equipment (and to a limited extent, loss of lease revenue) due to customer insolvency. We cease the recognition of lease revenues for amounts billable to the lessee after the lease default date at the time we determine that such amounts are not probable of collection from the lessee. In connection with the accounting for the insurance policy, we record a reduction to our expenses in the period when the insurance proceeds are received.

Leasing Equipment Held for Sale

        In accordance with the Property, Plant and Equipment FASB Topic 360, leasing equipment held for sale are stated at the lower of carrying value or fair value less estimated costs to sell. Leasing assets held for sale are not depreciated and related deferred costs are not amortized. Leasing assets held for sale are recorded at the lower of cost or fair market value. The majority of our impairments occur at the conclusion of an operating lease whereby our equipment is of an advanced age with a certain amount of damage that the lessee is responsible for. The decision to categorize the equipment as "held for sale" is based upon a discounted cash flow model which includes costs rebillable to the lessee. These costs are recorded as Other revenues and are not recorded as a reduction of the impairment on leasing assets.

Sales of Leasing Equipment

        We record the gains and losses from the sales of leasing equipment as part of Other expense, net on the Consolidated Statement of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment.

Impairment of Leasing Equipment

        In accordance with the Property, Plant and Equipment FASB Topic 360, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review our leasing equipment for impairment when events or changes in circumstances indicate that the carrying amount of the asset group as a whole may not be recoverable. Impairment exists when the carrying value of leasing assets taken as a whole exceeds the sum of the related undiscounted cash flows. Our review for impairment includes considering the existence of impairment indicators including third party appraisals of our equipment, adverse changes in market conditions for specific long-lived assets and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of our equipment. When indicators of impairment suggest that the carrying value of our leasing assets may not be recoverable, we determine whether the impairment recognition criteria have been met by evaluating whether the carrying value of the leasing assets taken as a whole exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, the residual value expected to be realized upon disposition of the assets estimated downtime between re-leasing events and the amount of re-leasing costs.

        In 2009, we determined that market conditions warranted testing our equipment under lease for impairment. This test was completed by equipment type and showed that that the future undiscounted cash flows substantially exceeded our carrying value for all equipment types.

        Additionally, we test our equipment for impairment when equipment comes off lease and a determination is made as to whether the carrying value of the equipment exceeds its estimated future undiscounted cash flows.

        If we determine that the carrying value may not be recoverable, we will assess the fair values of the assets. In determining the fair value of the assets, we consider market trends, published values for similar assets, recent transactions of similar assets and quotes from third party appraisers. If the carrying amount of the equipment coming off lease exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value.

Provision for Doubtful Accounts

        Our allowance for doubtful accounts is based upon a periodic review of the collectability of our receivables on a customer-by-customer basis for those accounts which we believe may be experiencing difficulties in meeting their payment terms or have had such difficulties in the past. The determination of the amount of the allowance for the doubtful account for each of these customers is based upon several factors including: their credit rating, their prior payment history, discussions with the customers' management, and current events we are involved in that could have financial implications. For all remaining accounts, we apply a delinquency factor based upon prior history to the total amount due in order to determine the allowance for doubtful accounts. The delinquency factor represents the best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a reassessment of the risk and could result in additions or deductions to the allowance for doubtful accounts. We believe our allowance for doubtful accounts is adequate to provide for credit losses inherent in our existing receivables. However, actual losses could exceed the amounts provided for in certain periods.

Income Taxes

        As a newly-formed corporation, we provide for income taxes for our taxable subsidiaries, under the provisions of FASB Topic 740 Accounting for Income Taxes. FASB Topic 740 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the U.S. GAAP and tax basis of existing assets and liabilities using enacted rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount we estimated to be realizable.

Business Combinations

        A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. We account for business combinations in accordance with FASB Topic 805. Under FASB Topic 805, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

        The fair value of acquired businesses is determined based on valuations performed by independent valuation specialists under management's supervision, if necessary. We believe the estimated fair values determined for our acquisitions and allocated to assets acquired and liabilities assumed are based on reasonable assumptions. Such assumptions are not certain and may not be indicative of actual performance. Therefore, actual results could differ from those estimates.

Goodwill

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with Intangibles—Goodwill and Other Topic of the FASB Topic 805, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We evaluate the recoverability of goodwill using a two-step impairment test approach. Management has determined that we have one reporting unit.

        In the first step, the fair value is compared to its carrying value including goodwill. Fair value is estimated using a discounted free cash flow analysis which is based on current operating budgets and long range projections. The assumptions for the projections are based on management's historical experience as well as their future expectations of market conditions. Free cash flow is discounted based on market comparable weighted-average cost of capital rates derived from the capital asset pricing model. The inputs to the model were primarily derived from publicly available market data.

        If the fair value is less than the carrying value, a second step is performed which compares the implied fair value of the goodwill to the carrying value of the goodwill. The implied fair value of the goodwill is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the carrying value, the difference is recognized as an impairment charge.

        We performed our impairment assessment of goodwill using consistent methodologies and concluded that fair value substantially exceeded carrying value and no impairment existed for the years ended December 31, 2007, 2008 and 2009.

Derivatives Instruments and Hedging Activities

        We account for derivative instruments in accordance with the Derivatives and Hedging FASB Topic 815, which requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities.

        In order to reduce interest rate risk, we have and may enter into interest rate swap agreements from time to time where we would receive floating rate payments in exchange for fixed rate payments, effectively converting a floating rate borrowing to fixed rate. We intend to hedge only the risk related to changes in the benchmark interest rate (LIBOR). We do not enter into other derivative financial instruments for trading or speculative purposes.

        We face credit risk if the counterparties to these transactions are unable to perform their obligations. However, we seek to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

New Accounting Pronouncements

        Effective June 30, 2009, we adopted the interim disclosure provisions about the fair value of financial instruments as required by the Fair Value Measurement and Disclosures Topic 820 of the FASB ASC. The adoption had no impact on our consolidated financial statements besides certain additional disclosures. See Note 2—Nature of Operations and Summary of Significant Accounting Policies—Fair Value of Financial Instruments in our audited consolidated financial statements.

        Effective June 30, 2009, we adopted the subsequent event provisions as required by the Subsequent Events FASB Topic 855. The adoption had no impact on our audited consolidated financial statements besides the additional disclosure of the date through which we evaluated subsequent events.

        Effective January 1, 2009, we adopted enhanced disclosures about how and why we use derivative instruments, how they are accounted for, and how they affect our financial performance as required by the Derivative and Hedging FASB Topic 815. The adoption had no impact on our consolidated financial statements besides certain additional disclosures. See Note 6—Derivatives and Hedging Activities in our audited consolidated financial statements.

Pending Adoption

        In June 2009, the FASB issued authoritative guidance on the accounting for transfers of financial assets, which is effective for reporting periods beginning after November 15, 2009. The new requirement eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor's interest in transferred financial assets. We do not expect the adoption of this update to the accounting standards to our consolidated financial position or results to have a material impact.

        In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements ("ASU 2009-13"), which amends ASC 605-25, Revenue Recognition—Multiple Element Arrangements, to require the use of management's best estimate of selling price for individual elements of an arrangement when vendor-specific objective evidence or third-party evidence is unavailable. Additionally, it eliminates the residual method of revenue recognition in accounting for multiple deliverable arrangements and significantly expands the disclosures required for multiple deliverable arrangements. The revised guidance provides entities with the option of adopting the revisions retrospectively for all periods presented or prospectively for all revenue arrangements entered into or materially modified after the date of adoption. The Company will apply ASU 2009-13 prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect ASU 2009-13 to have a material impact on the Company's Consolidated Financial Statements.

        In January 2010, the FASB issued authoritative guidance on accounting for the Fair Value Measurements and Disclosure; Improving Disclosures about Fair Value Measurements FASB Topic 820. This pronouncement requires additional information to be disclosed principally with respect to Level 3 fair value measurements and transfers to and from Level 1 and Level 2 measurements. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Earlier application is permitted. We are currently assessing the potential impact of adoption, if any, on our consolidated financial statements.

        No other new accounting pronouncements issued or effective during 2010 had or is expected to have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

        In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have concluded that none are probable. The principal types of indemnifications for which payment are possible are as follows:

  Taxes

        In the ordinary course of business, we provide various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. Our liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Quantitative and Qualitative Disclosures about Market Risk

  Exchange Rate Risk

        While our leasing per diems are billed and paid to us in U.S. dollars, we are subject to exchange gains and losses for local currency expenditures. We record the effect of non-U.S. dollar currency transactions when we translate the non-U.S. subsidiaries' financial statements into U.S. dollars using exchange rates as they exist at the end of each month.

        We have a division located in Denmark, with the functional currency of the Danish Krone. The effect of fluctuations in Danish Krone was not material in any period presented.

  Interest Rate Risk

        We have long-term debt obligations that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. We have entered into interest rate swap agreements to mitigate the impact of changes in interest rates that may result from fluctuations in the variable rates of interest accrued by our long-term debt obligations. Based on the debt obligation payable as of June 30, 2010, we estimate that cash flows from interest expense relating to variable rate debt and the relevant interest rate swap agreement would increase (decrease) by $0.03 million on an annual basis in the event interest rates were to increase (decrease) by 10%.

  Credit Risk

        We are subject to concentrations of credit risk with respect to amounts due from customers. We seek to limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, require letters of credit, guarantees or collateral. Our credit policy sets different maximum exposure guidelines for each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

        We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. Subject to the policy's deductible and other terms and conditions, it covers the cost of recovering our equipment, damage to the equipment, loss of equipment and, to a limited extent, lost revenues. This coverage automatically renews for one additional one-year term on the anniversary of the commencement date subject to maintaining a certain claim experience rate.

        Our hedging transactions using derivative instruments have counterparty credit risk. The counterparties to our derivative arrangements and repurchase agreements are major financial institutions with high credit ratings. As a result, we do not anticipate that any of these counterparties will fail to meet their obligations. However, there can be no assurance that we will be able to adequately protect against this risk and will ultimately realize an economic benefit from our hedging strategies or recover the full value of the securities underlying our repurchase agreements in the event of a default by a counterparty.

  Provision for Doubtful Accounts

        The provision for doubtful accounts includes our estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The provision for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. We believe our provision for doubtful accounts is adequate to provide for credit losses inherent in our accounts receivable. The provision for doubtful accounts requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the provision for doubtful accounts. Direct financing leases are evaluated on a case-by-case basis. When evaluating our operating and direct financing lease receivables for impairment, we consider, among other things, the level of past due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, our procedures provide for the following events to take place in order to evaluate collectability:

  •
  The past due amounts are reclassified to accounts receivable,

  •
  The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

  •
  Collectability is evaluated, taking into consideration equipment book value and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

        The adequacy of our provision for doubtful accounts is provided based upon a monthly review of the collectability of our receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

 INDUSTRY

        This section entitled "Industry," including all statistical and other information set forth below, has been prepared by Harrison Consulting and has been included in this prospectus in reliance on the authority of Harrison Consulting as an expert in statistical and other analysis of the container leasing industry. See "Experts." Harrison Consulting has informed us that it has derived the information set forth in this section from publicly available data, and that its estimates of future container trade growth are based on assumptions about the world economy and trade flows as of September 2010.

Containerization

        Since its beginnings in the late 1960s, containerization has become an integral part of the global economy. The use of containers in global trade has resulted in considerable productivity and efficiency gains. The primary benefits of containerization are improved productivity, security and efficiency. Figure 1 below describes these benefits in more detail.

Figure 1 Benefits of Containerization

Containerization	Intermodality	Standardization
Loading 20-30 tons of cargo on a ship (a morning's work for a team of dockworkers by conventional means) today takes one crane driver about 45 seconds.	Cargo is loaded at origin and moved by truck, rail, barge and ship to its ultimate destination without the need for intermediate handling, significantly reducing loss, pilferage, and security risks.	Standard-dimension containers can be handled and transported rapidly and safely with standardized handling equipment throughout the world.

        Today over 5,000 container ships transport 1.3 billion tons of containerized cargo a year, accounting for approximately 25% of all dry-cargo shipments and 16% of total seaborne trade. This generates approximately 500 million 20 foot-equivalent ("TEU") container moves through the world's container ports, and yields annual revenues of $200 billion for the container shipping lines.

Containers

        Containers are large standardized steel boxes built to International Standardization Organization (ISO) norms and used for intermodal freight transportation. They are constructed with a steel frame and steel corner castings and are fully or partially enclosed with steel panels and doors. Containers used in international trade are generally 8 feet wide, 8 feet and 6 inches (standard) or 9 feet and 6 inches (high-cube) high, and 20 feet, 40 feet or 45 feet long.

        As of December 31, 2009 the size of the world container fleet was approximately 26 million TEU, 55% of which was owned by the shipping lines and other operators, and 45% of which was owned or managed by the container lessors. For the first time in history, the container fleet shrank by approximately 4% in 2009, but is expected to resume its growth in line with expanding container trade.

Figure 2 World Container Fleet 1977-2009 (Millions of TEU)

Containers can be divided into four main categories:

  •
  Dry-freight containers  Dry-freight standard containers are fitted with steel roof, end and side panels, wooden floors and steel doors. Dry-freight containers make up approximately 90% of the container fleet by TEUs and are used to carry a wide range of semi-finished and finished manufactured goods, raw materials and agricultural produce.

  •
  Dry-freight specials  Dry-freight special containers are similar to dry-freight standard containers but modified in some way for specific cargos or uses. These include open-top, flat-rack, bulk, super-ventilated and open-side containers.

  •
  Refrigerated  Refrigerated (reefer) containers have insulated stainless steel side and roof panels, composite floors, and an external temperature-control unit affixed to the front of the container by which the internal temperature of the container is controlled. Reefers carry frozen and chilled food produce such as meat, fish, fruit and vegetables.

  •
  Tanks  Tank containers consist of a stainless steel cylinder set within an ISO steel frame. Tanks are used for the carriage of industrial chemicals in liquid form and potable liquids such as fruit juices and wines.

Figure 3 World Container Fleet by Container Type, 2010

	Percentage of Total Fleet
Container Types	TEU	US$ Replacement Cost	Sample Cargos
Dry-freight standard	89%	60%	Manufactured goods, furniture, appliances, clothing
Dry-freight special	4%	7%	Sheet glass; large machinery, vehicles; grains
Reefer	6%	23%	Frozen/chilled meat, fish, fruit and vegetable
Tank	1%	10%	Industrial chemicals and potable liquids

Container Trade

        Container trade has grown at an annual rate of more than 8% for over 30 years. In the last 10 years, growth has been underpinned by globalization and the emergence of China as the world's leading manufacturing base, and it has grown at approximately three times the world GDP growth rate over the period. Figure 4 below compares cumulative historical world GDP, seaborne trade and container trade growth.

Figure 4 Cumulative World GDP, Seaborne Trade and Container Trade Growth (1980-2009)

        Figure 5 compares recent year-on-year growth in world GDP with growth in global container trade and shows that container trade has expanded at a multiple of GDP growth. During the period 2001 through 2008, global container trade grew at 3.3 times the rate of global GDP on average. Figure 5 also shows an illustrative scenario for container trade growth in 2010 and 2011. It is not a prediction of growth. Rather it is provided as an illustrative example to show how container trade growth could relate to GDP growth if the former were to increase at a multiple of the latter as it has done in previous years. Under this scenario, if world GDP grew at an annual rate of 4.6% in 2010 and 4.3% in 2011 (figures taken from the International Monetary Fund's World Economic Outlook Update, July 2010), and if container trade grew at a multiple of 2.0x GDP in each of those years, then container trade would grow by approximately 9% in 2010 and 9% in 2011. Global GDP growth depends on many factors and current estimates for such growth in the next two years vary. Similarly, the actual relationship between container trade and GDP growth varies from year to year and could be greater or less than 2.0x in the coming years.

Figure 5 Container Trade Growth vs. GDP (2001-2011)

Container trade growth multiple of GDP growth

2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
1.1x	7.0x	4.9x	3.9x	3.0x	2.3x	3.0x	1.1x	n/a	2.0x	2.0x

        Expectations of a return to sustained growth are based on the following:

  •
  Trade indices derived from more detailed data show that container traffic has increased by at least 20% to 30% from its low point in the first quarter of 2009 (Figure 6).

  •
  First-half 2010 data indicate that China and other developing-Asian economies are growing strongly and that consumer demand in the developed world is recovering.

  •
  Improving living standards and increases in disposable income in Brazil, Russia, India, China and other developing economies are expected to contribute to growth in container trade.

        The figure below compares various container-trade-related indices from January 2008 through June 2010.

Figure 6 Container-Trade-Related Indices, January 2008 - June 2010 (July 2008 = 100%)

Container Shipping

        Container shipping has developed in parallel with the growth in container trade to become a sizeable global business. It is dominated by the 20 largest lines who between them account for approximately 80% of total carrying capacity. The five largest lines alone—Maersk Line (Denmark), Mediterranean Shipping (Switzerland), CMA CGM (France), Hapag-Lloyd (Germany) and APL (Singapore)—account for over 40% of capacity.

        Annual container trade growth of 10-15% each year from 2002 to 2007 and long lead times for new vessel deliveries led to an accumulation of new containership orders which, by the end of 2007, amounted to over 60% of the then-deployed vessel fleet. When trade growth slowed in 2008 and then declined in 2009, containership owners and operators faced a chronic over-supply of tonnage, which adversely affected their earnings and led to the virtual cessation of capital investment in container shipping. In 2008, the top 20 lines generated approximately 100 million TEU of loaded container moves and $160 billion of revenues. In 2009, the top 20 lines generated approximately 92 million TEU of loaded container moves and $115 billion of revenues, a year-over-year decline in traffic of approximately 7% and in revenue of approximately 30%.

        In spite of the heavy losses experienced in 2009, container lines were generally supported by their shareholders and/or national governments, and completed capital-raising and debt-restructuring measures enabled all top 20 lines to remain in business.

        Based on first-half 2010 data from 15 selected shipping lines (between them representing more than 50% of the total container shipping market by number of vessels), container trade expanded by approximately 15% during the first six months of 2010 compared to the first six months of 2009. This led to a rise in freight rates and a greater than 30% increase in aggregate revenues for these shipping lines during the same period. Figure 7 below shows the change in quarterly net earnings, in the aggregate, of these shipping lines in 2009 and the first half of 2010.

Figure 7 Selected Major Lines' Aggregate Quarterly Net Income, Q1 2009 - Q2 2010 (Millions of US Dollars)

Container Leasing

        Approximately 45% of the global container fleet is owned or managed by container lessors with the balance owned directly by container shipping lines and other operators. Operators such as container shipping lines and other freight transport companies lease a significant portion of their container fleets for several reasons:

  •
  Alternative source of financing  Container lessors provide an alternative source of capital for the shipping lines and other freight transport companies that operate in a high-growth and capital-intensive business. The leased percentage of the world fleet is likely to increase in the medium term as shipping lines currently have more limited access to capital for investment in new containers.

  •
  Operational flexibility  Leased containers can be used to cover short-term peaks in demand, unplanned requirements in specific locations, or the provisioning of potentially temporary new services. Leased containers can also be used to supply high-demand locations where operators have frequent equipment shortages.

  •
  Operational cost savings  Shipping lines can reduce their imbalance costs by picking up containers in demand locations and redelivering them in surplus locations.

  •
  Fleet mix flexibility  The availability of leased containers facilitates operators' constant need to adjust the type, age, owned percentage and geographical disposition of their fleets.

        The concentration of the 11.5 million TEU leased container fleet in the hands of the top lessors has increased in the last three years as a result of a series of acquisitions and fleet mergers:

  •
  Textainer took over management of Gateway, Capital Lease, Capital Intermodal, Xines and Amficon.

  •
  SeaCube acquired substantially all of the assets and liabilities of Interpool Containers and leases previously managed by Magnum Lease.

  •
  CAI acquired Consent Leasing.

  •
  Cronos took over the fleet of UES in Hamburg.

        As a result of this acquisition and fleet merger activity, and organic growth by Florens, Dong Fang (DFIL) and Beacon, the top five container lessors now account for 62% of the leased container fleet, and the top 15 for 95% of it. Figure 8 ranks the top lessors by the size of their reefer container fleets, and also shows the total fleet size of each lessor.

Figure 8 Top 15 Container Lessors' Fleet Size as of December 31, 2009

Lessor		Reefer Fleet (TEU)	Share of Reefer Fleet	Total Fleet (TEU)
SeaCube	USA	141,000	28%	842,570
GE SeaCo	Singapore	115,000	23%	970,000
Triton	USA	65,000	13%	1,425,000
TAL	USA	60,000	12%	1,060,000
Florens	Hong Kong	43,000	8%	1,600,000
Textainer	USA	23,000	5%	2,285,000
Cronos	UK	22,000	4%	650,000
Beacon	USA	15,000	3%	125,000
Dong Fang	China	7,000	1%	350,000
CAI	USA	5,000	1%	770,000
Gold	France	0	0%	500,000
UES	Hong Kong	0	0%	250,000
Blue Sky	UK	0	0%	100,000
CARU	Netherlands	0	0%	90,000
Waterfront	USA	0	0%	70,000
Other		10,000	2%	450,000
Total		506,000		11,537,570

        Figure 9 shows the market share of the top lessors, firstly in terms of their reefer container fleets measured in TEU, secondly in terms of the replacement cost of their total container fleets measured in U.S. dollars.

Figure 9 Market Share of Top 10 Container Lessors as of December 31, 2009

Top 10 Reefer Lessors by Fleet Size (TEU)	Top 10 Lessors by Replacement Cost of Fleet ($)

        As part of a diversified container leasing portfolio, reefer container fleets have historically been attractive to lessors for several reasons:

  •
  More stable demand  Because of the types of cargo carried in reefers (predominantly food produce), this market segment has been characterized by stable long-term growth, largely unaffected by the marked cyclicality of most other shipping sectors.

  •
  Less equipment price volatility  Linked to the stability of demand, new reefer container prices have been less volatile than those of dry-freight containers.

  •
  Economies of scale  Because the value of a reefer container is six to eight times the value of a 20 foot dry-freight container (depending on the size of the reefer) major operating costs such as storage, handling, positioning and inspection are considerably lower in proportion to the revenue it generates. If fleet utilization falls because of a downturn in demand, the proportionately lower cost of storing idle reefer containers can be an important factor.

  •
  Less commoditized market sector  Shipping lines have shown some preference for reefer lessors who can demonstrate a track record of reliability, provide high levels of technical and operational expertise, and who have the ability to partner with them to provide technical and marketing support for the development of new reefer trades. This facet of the business makes it more difficult for new entrants to take market share from well-established lessors.

  •
  Lessee credit quality  The reefer container shipping market is dominated by a few major operators, with five shipping lines controlling some 50% of reefer container-vessel capacity. Reefer container leasing is predominantly (although not exclusively) with these lines and other operators of comparable standing.

        In addition to the above, future demand for reefer containers will be driven by technological advances making it possible to carry a wider range of food produce over longer distances, by fast-growing populations in food-importing regions such as the Middle East, and by the switching of reefer cargo from conventional reefer ships to reefer containers.

Container Prices and Lease Rates

        The average first-half 2010 price of a 20 foot standard dry-freight container, which serves as a benchmark for other types of dry-freight containers, was $2,360.

        Reefer container prices, which are approximately six to eight times that of a 20 foot dry-freight container (depending on the size of the reefer), have trended downward over the last 20 years. However, because of the greater stability in underlying demand for this equipment type, the combination of a refrigeration machine and the box, average annual reefer prices over the same period have been more stable than dry-freight container prices. Since 1998, reefer prices have not exceeded $19,250 or fallen below $16,500, a variation of less than 15%.

Figure 10 New 20 foot Standard and 40 foot Reefer Container Prices (1990 to 2010)

        Container lessors typically offer new containers to their customers under three to five year fixed-term leases. Per-diem rates on new container leases are typically a function of the container lessor's required rate of return and the then-prevailing new container price. As a result of the price differential between reefers and dry-freight containers, per-diems for reefers are approximately six to eight times that of a dry-freight container. The per-diem rates charged by lessors for used containers at depots are typically a function of several factors such as the location and age of the equipment, the price of new containers and the overall balance of supply and demand of used containers.

        As a result of a shortage of containers in the primary marine fleet, demand for equipment in the secondary (predominantly non-marine) market is strong and has led to a firming of prices for containers, after decreases in 2009. Average prices for 12 to 15 year-old dry-freight containers currently are consistent with long-term historical averages.

Supply and Demand

        The delivery lead time for new containers is 30 to 90 days and is significantly shorter than the two to four year delivery lead time for container ships. As a result, changing market conditions result in changes in the container fleet far more quickly than changes in the containership fleet. When trade demand slowed in the second half of 2008, container lessors and operators ceased ordering new containers, causing a 95% reduction in production of new containers, and essentially no new units were added to the fleet in 2009. Figure 11 below shows 10 years of historical container production volumes.

Figure 11 Historical Production Volume in Millions of TEUs (2000 - 2009)

        In contrast to this, containership owners and operators are still taking delivery of vessels ordered in the trade boom of 2006-07. Figure 12 illustrates that while the container fleet shrank through normal attrition in 2009, the containership fleet continued to grow. Figure 12 also illustrates that the current container order book is insignificant in comparison with the containership order book.

Figure 12 Comparison of Containership and Container Box Fleet Size and Order Book

	Container Ships (TEU Slots)	Container Boxes (TEU)
Fleet size (December 2008)	12,400,000	27,000,000
Fleet size (December 2009)	13,150,000	26,000,000
2008 to 2009 change in fleet size	6%	(4)%
Order book (March 2010)	4,500,000	300,000
Order book as percentage of fleet	34%	1%

        While containership over-capacity is likely to persist in the medium term there is now a shortage of containers and utilization is increasing. Figure 13 shows the average quarterly utilization rate for leading container lessors Textainer, TAL International and CAI since the first quarter of 2008. This indicates that lessor fleet utilization has been rising in response to the upturn in trade since mid-2009. In their second-quarter updates, these lessors have reported strong demand for their equipment and some reported record utilization levels.

Figure 13 Textainer, TAL International and CAI Container Fleet Utilization (Q1 2008 - Q2 2010)

Outlook for Container Leasing

        The data considered above indicate a favorable outlook for the container leasing industry as a whole over the next several years for the following reasons:

  •
  Virtual cessation of new production in 2009  The near complete cessation of new container production and the effect of normal fleet attrition in 2009 meant that equipment surpluses began to decrease in the second half of 2009, and resulted in growing shortages in the first half of 2010.

  •
  Reduced production capacity  Container manufacturers closed several factories and significantly reduced their workforces in 2009. It has taken some time to re-open factories, re-stock production lines and retrain workforces. Production of approximately 800,000 TEU in the first half of 2010 was insufficient to meet demand.

  •
  Growing demand for containers  Demand for containers is increasing because of renewed trade growth and the progressive introduction of slow steaming, which means that operators require more containers in their system to deliver the same amount of cargo.

  •
  Container shipping lines' restricted access to capital  Due to significant losses incurred by container shipping lines in 2009 and the capital required to finance their vessel order book, shipping lines have limited capacity to finance new container purchases. While liners have historically relied on container lessors for approximately 45% of their container equipment needs, it is likely that they will rely more heavily on leased containers to meet trade growth in the near to medium term.

  •
  Increased cost of capital  Capital for new container acquisition programs is more limited and more expensive than prior to the 2008-09 economic crisis. Lessors should therefore be in a position to improve lease margins on both new equipment from factory and on used equipment from depots.

        The outlook for container leasing is subject to many unpredictable factors that could cause actual results to differ substantially from the matters described above. See "Special Note Regarding Forward-Looking Statements."

BUSINESS

Our Company

        We are one of the world's largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world's leading shipping lines. As of June 30, 2010, we employed 75 people in seven offices in four countries and had total assets of $1.0 billion.

        We own or manage a fleet of 507,013 units, representing 795,039 TEUs of containers and generator sets. According to Harrison Consulting, a recognized industry consultant, we are the world's largest lessor of reefers with approximately 28% market share based on TEUs. As of June 30, 2010, our total utilization was 98%, as measured in units. We plan to grow our business by maximizing the profitability of our existing fleet and making additional investments in new containers. We plan to pay quarterly dividends.

        We lease three types of assets:

    •
    Reefers, which are used for perishable items such as fresh and frozen foods;

    •
    Dry freight containers, which are used for general cargo such as manufactured component parts, consumer staples and apparel; and

    •
    Gensets, which are diesel generators used to provide mobile power to reefers.

        We lease these assets on a per diem basis on two principal lease types under which the lessee is responsible for all operating costs including taxes, insurance and maintenance:

    •
    Operating leases, typically with initial terms of five to eight years, under which containers are re-leased or returned to us at expiration of the initial lease; and

    •
    Direct finance leases, which are typically structured as long-term leases with a bargain purchase option, under which ownership transfers to the lessee at expiration of the lease.

        As of June 30, 2010, approximately 53% of our owned assets were reefers and approximately 89% of our owned assets were on long-term or direct finance lease. The following charts show the percentages of our owned assets by equipment type and by lease type as of June 30, 2010:

Net Book Value by Equipment Type	Net Book Value by Lease Type

        We expect to benefit from the size and growth of the container leasing market and to increase our revenues and earnings by acquiring additional containers. The current container market comprises over

26 million TEUs of containers, approximately 55% of which are owned by the shipping lines and the balance of which are owned or managed by container leasing companies. According to Harrison Consulting, over the last 30 years, containerized trade has grown by more than 8% per year and has outpaced world GDP growth by more than three times on average. In 2009, container trade declined by approximately 7%, but volumes have already begun to recover, and Harrison Consulting estimates that container trade growth will revert to historical levels in the coming years.

        As containerized trade continues to recover, we believe that we will be able to play a significant role in providing new containers to the world's shipping lines. In our view, increased demand for containers, limited supply of existing containers and current capital constraints of our customers due to significant newbuild ship orders should make them more inclined to lease containers to meet their equipment needs. We plan to continue to focus on acquiring reefers as we believe that these assets are supported by strong and consistent customer demand. Furthermore, we plan to continue to focus on leasing our equipment on long-term leases. We believe that this strategy enables us to maintain high utilization rates and to achieve more stable and predictable operating results.

        For the six months ended June 30, 2010, we generated total revenue of $66.8 million, net income of $14.5 million, Adjusted net income of $16.8 million and Adjusted EBITDA of $105.1 million. For a definition of Adjusted net income and Adjusted EBITDA and a reconciliation of net income to Adjusted net income and Adjusted EBITDA, see "Prospectus Summary—Summary Historical Consolidated Financial Data."

Competitive Strengths

        We believe that the key competitive strengths that will enable us to execute our strategy include:

  •
  Leading Market Position.  We are one of the world's largest container lessors and the world's largest lessor of reefers with approximately 28% of the refrigerated container market share based on TEUs as of December 31, 2009. Reefers have historically demonstrated greater stability in underlying demand, pricing and lease rates than other types of containers. We believe that our strength in the reefer market provides us with certain utilization, cost, marketing and capability advantages relative to other container leasing companies with lower reefer market share.

  •
  High and Stable Utilization.  For the years ended 2008 and 2009, our utilization rate averaged 97.0% and, as of June 30, 2010, was currently 98.0% measured in total units. In 2009, during the first period of decline in global container trade since 1980, our utilization rate averaged 96.5% of total units. As of June 30, 2010, approximately 89.0% of our owned assets based on net book value were on long-term lease to our customers. The average remaining term of our existing lease portfolio, including both short- and long-term operating leases as well as direct finance leases, was approximately 3.8 years. We believe that our focus on reefers as well as our focus on long-term and direct finance leases has enabled us to maintain high and consistent utilization rates.

  •
  Our Assets Generate Significant Cash Flow.  Our assets generate significant and predictable revenues and operating cash flow that reflects our high and stable asset utilization, low customer defaults and high recovery rates, strong operating profit margins and low working capital requirements. As of June 30, 2010, our existing leases provided for $823 million of contracted cash flow through the life of the remaining leases.

  •
  Long-Standing Relationships with High Quality Customers.  We have an extensive history with our customers which provides us with strong relationships at senior levels of management. In addition, we have built a reputation for service, reliability and quality. We lease our containers to a diversified customer base of over 160 shipping lines throughout the world, including all of the world's 20 largest international shipping lines. Our top customers include APL, CMA-CGM,

    CSAV, Hanjin, MSC and Maersk Line. We believe that our customer relationships are some of the best in the industry and will enable us to continue to grow our business.

  •
  Access to Significant Amounts of Capital to Expand our Business.  Following the completion of this offering, we expect to have over $325 million of available capital to invest in new containers and pursue sale/leaseback transactions. In addition, we manage containers for a number of third-party owners and we believe that these relationships may provide us with opportunities to grow our managed fleet. We believe that our access to capital and our relationships with third-party owners will provide us with a competitive advantage and enable us to grow our business.

  •
  Experienced Management, Global and Scaleable Business Platform.  Our management team has extensive experience in the acquisition, leasing, financing, technical management and sale of containers. Our key officers have an average of 12 years of related industry experience. We operate globally, using modern asset management systems designed for container leasing companies and are capable of handling a significantly larger asset portfolio without a proportional increase in overhead costs.

Growth Strategy

        We plan to leverage our competitive strengths to grow our fleet and earnings by employing the following business strategies:

  •
  Continue to Invest in New Container Assets.  We believe that the current industry dynamics support significant growth opportunities. Demand for containers is driven by global trade growth and slow-steaming (running containerships at slower speeds to reduce fuel costs), which means that shipping lines require more containers to deliver the same amount of cargo. Furthermore, due to the extensive capital requirements for their containership fleets, we believe that a number of shipping lines will increase the percentage of containers they lease rather than own in the near- to medium-term. Since the beginning of 2004, we and our predecessor have acquired or committed to acquire a total of approximately $1.9 billion in containers, or an average of over $300 million per year, demonstrating our ability to originate significant new container investment opportunities.

  •
  Continue to Maintain Disciplined Lease Terms.  We plan to continue to target attractive returns on our assets over their life cycle by concentrating on long-term leases with a disciplined pricing structure in order to maximize our profitability and fleet utilization. Over the last three years, our renewal rate has averaged 80.6% of total units. Furthermore, we plan to continue to maintain strict underwriting standards as well as proactive credit monitoring to minimize any future credit write-offs. Over the last six-and-a-half years, we had net write-offs of less than $10 million on total billings of approximately $2.2 billion, representing approximately 0.44% of such billings.

  •
  Opportunistically Pursue Growth Opportunities.  We may pursue strategic acquisitions of container leasing companies, container fleets (both on an owned and managed basis), and sale/leaseback transactions with liner companies. We believe that each of these types of transactions can allow us to grow our fleet profitably. Our management team has proven its ability to successfully execute transactions of this nature and we have confidence that we can execute more of these transactions over time. We believe that our existing management platform and expertise can support more assets without significant increases to our infrastructure or expense base due to the scalable nature of our operations.

Industry Trends

        The market for container leasing is characterized by the following key trends:

  •
  Strong Growth in Container Trade.  Container trade is an important component of the movement of goods through the global economy. According to Harrison Consulting, worldwide container trade has grown at an annual rate of more than 8% for over 30 years. In 2009, container trade decreased for the first time in over 30 years, with a decline of approximately 7%. Beginning in late 2009 and into 2010, trade volumes have begun to recover, and Harrison Consulting estimates that worldwide containerized trade will revert to historical levels in the coming years.

  •
  Limited Supply of Existing Containers.  In late 2008 and throughout 2009, new container production was limited as shipping lines and container leasing companies virtually ceased ordering new equipment. As a result, according to Harrison Consulting, the world fleet of containers shrank by approximately 4%. Furthermore, while reduced demand for containers led to declining utilization rates during the first half of 2009, utilization rates for container leasing companies began to increase in the fourth quarter of 2009, and have continued to increase in early 2010 for several of our peer companies.

  •
  Significant Use of Leased Equipment.  Approximately 45% of the global container fleet of over 26 million TEUs is owned or managed by container leasing companies according to Harrison Consulting. We believe that this reliance on operating lessors will increase in the near term as our customers look for alternative sources of capital and continue to require operational flexibility.

Formation and Corporate History

        We were incorporated by our Initial Shareholder in Bermuda in March 2010. Our Initial Shareholder is a subsidiary of Seacastle. Seacastle is owned by private equity funds that are managed by an affiliate of Fortress and by employees of Seacastle and other shareholders. Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), the entity through which we conduct all of our operations, or CLI, was founded in 1993 and was acquired by an affiliate of our Initial Shareholder in 2006. In March 2010, all of the equity interests in CLI were transferred to one of our wholly owned subsidiaries in connection with the Structure Formation described in "Prospectus Summary—Formation and Corporate History."

Our Assets

        Our fleet of equipment consists of three types of container assets: refrigerated containers, dry freight containers and generator sets. These assets are either owned or managed by us on behalf of other third party owners. We lease our equipment to a diversified customer base of the world's leading shipping lines. As of June 30, 2010, we operated approximately 507,013 containers and generator sets, representing 795,039 TEU of containers and generator sets. As of June 30, 2010, the average age of our owned container fleet is 5.3 years.

        Refrigerated Containers.    Refrigerated containers, or reefers, are insulated containers that include an integrated cooling machine. These containers are typically used to carry perishable cargo such as fresh and frozen produce, meat, poultry, fish and other temperature sensitive products. As of June 30, 2010, our fleet included 75,752 reefers.

        Dry Containers.    A dry container is essentially a steel box with a set of doors on one end. Dry containers are the least-expensive type of intermodal container and are used to carry most types of freight. As of June 30, 2010, our fleet included 424,229 dry containers.

        Generator Sets.    Generator sets, or gensets, are portable diesel fueled generators used to power reefers. They can be used when reefers are transported by trucks. When a reefer is carried on a containership, it is usually plugged in to the containership's main power supply. As of June 30, 2010, our fleet included 7,032 gensets.

        Our containers are either owned by us or owned by third-parties and managed by us. The table below summarizes the composition of our total fleet by the type of unit as of June 30, 2010:

Container Fleet by Units

	Refrigerated	Dry	Gensets	Total
Operating Leases	27,187	33,397	2,776	63,360
Direct Finance Leases	18,403	219,003	2,815	240,221

Total Owned	45,590	252,400	5,591	303,581
Managed	30,162	171,829	1,441	203,432

Total Fleet	75,752	424,229	7,032	507,013

        The table below summarizes the composition of our owned fleet by net book value as of June 30, 2010:

Container Fleet by Net Book Value ($ in millions)

	Refrigerated	Drys	Gensets	Total
Operating Leases	$299	$73	$15	$387
Direct Finance Leases	180	327	17	524

Total Fleet	$479	$400	$32	$911

Lease Overview

        We focus on leasing our containers on long-term leases. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 89% of our owned assets were on long-term and direct finance leases as measured by net book value. Approximately 7.0% of our assets as measured by net book value are leased on a short-term basis to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases to reflect the added flexibility that short-term leases provide to our customers. As of June 30, 2010, the average remaining duration of the leases on our owned containers was 3.8 years, and our existing leases provided for total contractual cash flow of $823 million (assuming early terminations only for which there are no penalties and no renewals).

        We offer our customers both long-term operating leases as well as direct finance leases. Long-term operating leases are triple net leases (lessee pays rent as well as taxes, insurance and maintenance expenses that arise from the use of the leased equipment) with fixed per diems and typically have an initial term of five to eight years. Under operating leases, we bear the re-leasing and residual value risks. Long-term operating leases for our assets can contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. We have experienced minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

        Under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this type of lease, the substantive risks and rewards of equipment ownership are transferred to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as finance revenue. The principal component of the lease payments is reflected as a reduction to the net investment in the direct finance lease asset in our cash flow statement. As a result, we do not bear utilization or residual value risk for assets that are subject to direct finance leases.

        Frequently, a lessee will retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five- year periods or as a direct finance lease. Over the last three years, our renewal rate averaged 80.6% of total units.

        We believe that our fleet of reefers as well as our portfolio of long-term and direct finance leases has enabled us to maintain high and consistent historical utilization rates. The average utilization rate for our total fleet as measured in units for the two years ended December 31, 2009 was 97.0% and was 96.7% as of December 31, 2009. The average utilization rate was 97.5% as of June 30, 2010.

Average Utilization (Units)

	Q1	Q2	Q3	Q4	Year
2010	97.1%	97.5%
2009	97.4%	96.7%	95.6%	96.3%	96.5%
2008	97.1%	97.1%	97.9%	97.9%	97.5%

        Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 60 days after presentation of an invoice. Typically, the lessee is responsible for payment of all taxes, handling charges and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the containers other than normal wear and tear. Lessees are also required to indemnify the lessor of the equipment against losses arising from accidents and other occurrences involving the leased equipment. All of our operating leases, both short-term and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits. In addition, our containers typically remain on-hire at the contractual per diem rate for an additional six to twelve months beyond the end of the contractual lease term due to the logistical requirements of our customers having to return containers to specific drop-off locations.

Marketing and Customer Service

        We lease our containers to a diversified customer base of over 160 shipping lines throughout the world, including all of the world's 20 largest international shipping lines. Our global sales and customer service force is responsible for developing and maintaining relationships with senior operations staff at our shipping line customers, negotiating lease contracts and maintaining day-to-day coordination with operating level staff at our customers. This close customer communication allows us to negotiate lease contracts that satisfy both our financial return requirements and our customers' operating needs and ensures that we are aware of our customers' potential equipment shortages and that they are aware of our available container inventories.

Operations

        All container equipment, whether owned or managed, is operated as a single fleet. We are responsible for providing marketing, billing and collection services as well as arranging for the repair of all equipment in the fleet that is not on lease. To the extent that equipment is managed for other third party investors, these investors bear the risks of equipment ownership. We remit the revenues earned by their equipment, net of any operating expenses and bad debts related to their equipment. In addition, they receive the proceeds from the sale of their equipment at the end of its useful life. In return for these management services, we earn management fees based on the net operating income of the fleet.

        Depots.    We have relationships with 193 depot facilities and operate in all major containerized transportation markets throughout the world. Depots are facilities owned by third parties at which containers and other items of transportation equipment are stored, maintained and repaired. We utilize independent agents/depots to handle and inspect containers delivered to, or returned by lessees, as well as to store containers that are not leased and to perform maintenance and repairs. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are paid a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses.

        Repositioning and Other Operating Expenses.    If lessees return a large number of units to a location with a larger supply than demand, we, as the owner of equipment, may incur additional expenses in repositioning the equipment to a more favorable location. In addition, there are other operating expenses associated with the containers, such as costs of maintenance and repairs not required to be made by lessees, agent fees, depot expenses for handling, inspection and storage, and insurance coverage in excess of that maintained by the lessee.

        Maintenance, Repairs and Refurbishment.    As containers age, the need for maintenance increases. Our customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear or other damage is extensive, the container is usually sold or scrapped since major repairs are typically not cost effective.

        Redeployment and Disposition of Containers.    Containers that were previously on lease are generally redeployed by us under new leases or are sold by us to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers such as wholesalers, depot operators, mini-storage operators, construction companies and others, for use as storage sheds and similar structures. The presence of our dedicated resale team in Europe, Asia, North and South America allows us to sell our used containers directly to the retail market that generally commands higher pricing.

        The decision to sell depends on the equipment's condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Historically, we generally sell our reefers after approximately 11 years of service life, dry containers at approximately 12 years and gensets at approximately 10 years. We have sold over 21,000 units in the disposal market since 2006.

        The selling price of a container will depend upon, among other factors, its mechanical or economic obsolescence, its physical condition and its location. While there have been no major technological advances in the history of dry freight containerization that have made active dry freight equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970s, and for 20 foot long containers, an increase in the gross weight rating to 30 tons from 24 tons. In addition, 40 foot long containers are manufactured to a standard height of 8 1/2 feet as well as to a height of 9 1/2 feet (also referred to as a "high cube"). While containers of both heights continue to be manufactured, 40 foot long high cube containers have become more popular recently.

Our Suppliers

        We purchase the majority of our containers in China. We primarily use three large manufacturers of reefers and three large manufacturers of dry freight containers. Four companies are active in manufacturing the refrigeration units for reefers. Our technical staff review the designs for our containers and periodically audit the production facilities of our suppliers. In addition, we use our Asian operations group and third-party inspectors to visit factories when our containers are being produced to provide an extra layer of quality control. We have long relationships with all of our major container suppliers.

Competition

        We believe we are one of the world's largest container lessors and the world's largest lessor of reefers with approximately 28% of the refrigerated containers market share based on TEUs as of December 31, 2009. We believe that our share of the dry container market is approximately 7% based on TEUs. We compete with several other major container leasing companies, many smaller leasing companies, manufacturers of container equipment, financial institutions such as banks, promoters of container ownership and leasing as a tax shelter investment, shipping lines, which sometimes lease their excess container stock, and suppliers of alternative types of equipment for freight transport. The top five container leasing companies control approximately 62% of the total equipment held by all container leasing companies based on TEUs. It is also common for the shipping lines that are our customers to utilize several leasing companies to meet their container needs. Based on recently available data, the top five container leasing companies by total TEUs include Textainer Group, Florens Group, Triton Container, TAL International and GE Seaco. We are the sixth largest container leasing company by total TEUs.

        Our competitors compete with us in many ways, including pricing, lease flexibility, supply reliability, customer service and access to capital. While we are forced to compete aggressively on price, we believe that our supply reliability, in-depth customer knowledge and high level of customer service to our customers are often defining factors to win business over price. We invest heavily to ensure adequate container availability in high demand locations, dedicate large portions of our organization to building customer relationships and maintain close day-to-day coordination with our customers' operating staffs. We believe that our close customer relationships, experienced staff, reputation for market leadership, scale efficiencies and proprietary systems provide important competitive advantages.

Environmental and Other Regulations

        We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Under some environmental laws in the United States and certain other countries, the owner or operator of a container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from the container without regard to the fault of the owner or operator. We could incur substantial costs, including cleanup costs, fines and third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessee's current or historical operations. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage.

        Many countries, including the United States, restrict, prohibit or otherwise regulate the use of certain kinds of refrigerants. The refrigerant specified by virtually all reefer box operators is R134a (also known as HFC134a). R134a is used in substantially all of our reefers. Regulation of refrigerants may become stricter in the future and R134a may, at some point, become due for replacement and phase-out. Market pressure or government regulation of refrigerants and synthetic insulation materials may require reefers using non-conforming substances to be retrofitted with refrigerants deemed to be less destructive to atmosphere ozone at substantial cost to us. In addition, reefers that are not retrofitted may command lower prices in the market for used containers once we retire these containers from our fleet.

Insurance

        Lessees and storage depots generally must either carry physical damage and liability insurance providing primary insurance coverage for loss and damage to the containers, cargo, and third parties while the containers are in their care, custody and control or provide proof of creditworthiness to self insure. In addition, we maintain liability coverage, including contingent liability coverage for any claims or losses, including while the containers are on-hire to a lessee or otherwise in the possession of a third party.

        Existing insurance guidelines for lessees are explicitly stated in each lease and we require certificates evidencing lessees' insurance prior to delivery of containers. Minimum insurance guidelines generally requested in most of the lease agreements are as follows:

  •
  All Risks Physical Damage Insurance in an amount equal to 100% of the replacement value of all equipment leased thereunder while on land, afloat, in transit, or at rest anywhere in the world.

  •
  Comprehensive General Liability Insurance, including contractual liability against claims for bodily injury or death and property damage, including cargo damage, in an amount not less than $1 million combined single limit.

        The insurance companies from which the policies are purchased must be acceptable to us. To the extent any claim is not recovered by the policy, the lessee remains liable for the full amount of the claim. We do not offer any insurance product except, in limited instances, a Damage Protection Plan (DPP) which covers certain damages to the containers. The precise nature and amount of such insurance may vary from lessee to lessee. Some lessees may also be self-insured.

Credit Process

        We maintain detailed customer credit records. Our credit policy sets maximum exposure guidelines for each customer. Credit criteria may include, but are not limited to financial strength, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and payment history with us.

        We have benefited from strong credit performance. Since 1998, we have had an average of approximately 1,100 units default per year. As a percentage of our existing fleet, this represents approximately 0.2%. On completed recoveries since 1998, we recovered 96.6% of units that were on lease at the time of default. The table below shows write-offs, net of recoveries, as a percentage of net billings. Over the last six-and-a-half years, we had net write-offs of less than $10 million on total billings of approximately $2.2 billion, representing approximately 0.44% of such billings. The figures below are adjusted to coincide with the year of default.

Net Write-Offs as a Percentage of Net Billings

2004	2005	2006	2007	2008	2009	Six Months ended June 30, 2010	Average
0.46%	0.11%	0.10%	0.59%	0.86%	0.79%	0.00%	0.44%

        We believe that this strong credit performance is due to our comprehensive credit underwriting and monitoring in addition to certain attributes of our business including the size and quality of our customers and the high recovery rate and remarketability of containers in default situations.

        In some cases, we seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage upon the occurrence of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. Subject to the applicable deductible, the policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenues that we might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy).

        This insurance policy provides coverage for both the equipment owned by us and the equipment we manage for third party investors. We are reimbursed for the premiums related to the portion of the coverage related to the managed equipment. Any losses related to managed equipment in excess of the amounts due from the insurance coverage are the responsibility of the third party investor.

Customer Concentration

        Revenue from our ten largest customers represented 61% of revenue for the six months ended June 30, 2010. Although each individual lease covers a distinct group of containers and no single lease with any customer contributed more than 5% of our revenue for the six months ended June 30, 2010, the aggregate revenue from CSAV, our single largest customer, accounted for approximately 16% of our revenue for the six months ended June 30, 2010. In addition, Mediterranean Shipping accounted for approximately 15% of our revenue for the six months ended June 30, 2010. For the six months ended June 30, 2010 customers from Europe, Asia, South America, North America and the Australia/New Zealand represented 37%, 26%, 19%, 17% and 1% of our total billings, respectively.

Systems and Information Technology

        We have fully integrated equipment fleet management systems. Our systems track all of our assets individually by unit number, provide design specifications for the equipment, track on-hire and off-hire transactions, match each on-hire asset to a lease contract and each off-hire asset to a depot contract, maintain the major terms for each lease contract, track accumulated depreciation, calculate the monthly bill for each customer and track bills for equipment repairs. Our systems are EDI capable, which means they can receive and process container activity transactions electronically.

Properties/Offices

        We maintain offices in Park Ridge, New Jersey; San Ramon, California; Bergen Op Zoom, Netherlands; Hong Kong; Shanghai, China; Taipei, Taiwan and Singapore. All properties are office space that is leased or sub-leased from third parties. We do not own any real estate.

        We believe that our current offices are adequate to meet current requirements and that additional or substitute space will be available as needed to accommodate our growth.

Employees

        As of June 30, 2010, we employed 75 people, in seven offices, in four countries. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements.

Legal Proceedings

        We have been, and may from time to time be, involved in litigation and claims incidental to the conduct of our business in the ordinary course. Our industry is also subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business, historical experience and industry standards.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth the name, age and position of our directors and executive officers as of October 22, 2010. Each of our executive officers holds office until his or her successor is elected or appointed by our board and qualified or until his or her death, resignation, retirement or removal, if earlier. Each director holds office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. Upon completion of this offering, our board will consist of five members, a majority of whom will be "independent" as defined under the rules of the NYSE. We expect to appoint two additional directors to our board after the completion of this offering, at least one of which will be "independent" as defined under the rules of the NYSE.

Name	Age	Position
Joseph Kwok	56	Chief Executive Officer
Stephen P. Bishop	53	Chief Operating Officer and Chief Financial Officer
Lisa D. Leach	55	Vice President and General Counsel
Joseph P. Adams, Jr.	53	Chairman of the Board of Directors
Jonathan G. Atkeson	37	Director
Paul R. Goodwin	67	Director
Douglas A. Hacker	54	Director
Donald P. Hamm	66	Director

        Joseph Kwok became our Chief Executive Officer in March 2010. Mr. Kwok is the Chairman of Seacastle Inc. and served as the Chief Executive Officer of Seacastle Inc. from June 1, 2007 through March 2010. Prior to joining Seacastle Inc., Mr. Kwok was Group Advisor of AET (formerly known as American Eagle Tankers, Inc.) from April 2005 until March 2007 and Chief Executive Officer of AET from 1994 until March 2005, including following the sale of AET by Neptune Orient Lines Ltd. ("NOL"), a global transportation company and parent of the container carrier APL, to MISC Group. Previously, Mr. Kwok spent more than twenty years at NOL. While at NOL, in addition to serving as Chief Executive Officer of AET, from 1997 to 2003, Mr. Kwok served as Group Chief Operating Officer of NOL, and Chief Executive Officer of NOL's Chartering and Enterprises Division and Chairman of Neptune Shipmanagement Services (Pte), Ltd., NOL's ship operating arm. Mr. Kwok received a Naval Architecture degree from Hamburg Fachhochschule and a M.S. from MIT in Ocean Systems Management.

        Stephen P. Bishop became our Chief Operating and Chief Financial Officer in March 2010. Prior to joining SeaCube, Mr. Bishop was Executive Vice President and Chief Financial Officer of Greatwide Logistics Services (a non-asset transportation and logistics company). Mr. Bishop joined Greatwide Logistics Services in 2007 and in conjunction with the Board and advisors led Greatwide through a sale process under Section 363 of the Bankruptcy Code. Greatwide filed for bankruptcy in October 2008 and emerged in March 2009 upon completion of the sale process. Mr. Bishop previously served as Executive Vice President and Chief Financial Officer of GeoLogistics Corp. (a global provider of integrated logistics), which was acquired by a subsidiary of Agility Logistics, from 2004 to 2007. Prior to that, Mr. Bishop was Executive Vice President and Chief Financial Officer of NetJets, Inc. (an "on-demand" airline that offers fractional airplane ownership) from 1998 to 2004. Mr. Bishop has over 17 years experience in the transportation logistics and leasing industries. Mr. Bishop graduated with a B.S. in Accounting from the University of Maine and an M.B.A. from Northeastern University.

        Lisa D. Leach became our Vice President and General Counsel in March 2010. Ms. Leach was Vice President and General Counsel of CLI, a wholly owned subsidiary of Seacastle, working with the company from its inception in 1993 through 2010. Prior to that, Ms. Leach was Vice-President and General Counsel of Itel Containers International Corporation (a container leasing company) based in San Francisco, California. From 1978 through 1985, Ms. Leach practiced as a maritime and transportation litigation attorney in New Orleans. Ms. Leach is a graduate of Tulane University and the Tulane School of Law. She is a member of the bars of California, Colorado and Louisiana.

        Joseph P. Adams, Jr. was appointed to our board in March 2010. He is a Managing Director at Fortress within the Private Equity Group since April 2004, is a member of the board of directors of Seacastle, Inc. and is also the Deputy Chairman of the board of directors of Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School.

        Mr. Adams' experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress Investment Group LLC, provides the board with insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the board with valuable insights on financial, strategic planning and investor relations matters, particularly as it relates to transportation-related industries.

        Jonathan G. Atkeson was appointed to our board in March 2010. Mr. Atkeson joined Fortress in July 2003 and is a Managing Director in the acquisitions area. From 2000 to 2003, Mr. Atkeson worked as a Vice President in the private equity group at Whitney & Co., LLC. Prior to that, he was a member of the mergers & acquisitions group at Credit Suisse First Boston. Mr. Atkeson received a B.S.P.H. in Environmental Science and Engineering from the University of North Carolina at Chapel Hill and a J.D. from Yale Law School.

        Mr. Atkeson's experience as a private equity investor focusing on the transportation sector and as an investment banker provides the board with valuable insights on financial, strategic planning and investor relations matters, particularly as it relates to transportation-related industries.

        Paul R. Goodwin will be appointed to our board prior to the completion of this offering. Mr. Goodwin is currently, and has been since October 2009, a member of the board of directors of RailAmerica, Inc. (an NYSE listed company that operates short line and regional railroads in the U.S. and Canada), and currently chairs its Audit Committee and serves as a member of its Nominating, Corporate Governance and Conflicts Committee and Compensation Committee. Mr. Goodwin is also currently, and has been since April 2003, a member of the board of directors of Manhattan Associates, Inc. (a supply chain consulting company listed on NASDAQ), and currently chairs its Nominating and Governance Committee. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, an NYSE listed company, which, through its subsidiaries, operates the largest rail network in the eastern United States. Mr. Goodwin also served on the board of the National Railroad Retirement Investment Trust from 2003 through 2006. From April 2000 until June 2003, Mr. Goodwin served as Vice-Chairman and Chief Financial Officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation Group, including Executive Vice President and Chief Financial Officer, Senior Vice President finance and planning and Executive Vice President of finance and administration. Mr. Goodwin graduated from Cornell University with a Bachelor of Civil Engineering and received an MBA from George Washington University.

        Mr. Goodwin's forty-five years of experience, including serving as Vice-Chairman and Chief Financial Officer of CSX Corporation, is highly relevant to our business. His experience provides the board with a deep understanding of the transportation industry and also provides financial expertise to the board, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets. The board has determined that Mr. Goodwin is "financially literate" as defined by NYSE rules and is a "financial expert" as defined by SEC regulations.

        Douglas A. Hacker will be appointed to our board prior to the completion of this offering. Mr. Hacker is currently, and has been since August 2006, a member of the board of directors of Aircastle Limited, an NYSE listed company that acquires, leases and sells commercial jet aircraft to airlines throughout the world. Mr. Hacker is currently an independent business executive and formerly served from December 2002 to May 2006 as Executive Vice President, Strategy for UAL Corporation, an airline holding company listed on NASDAQ. Prior to this position, Mr. Hacker served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a director or trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Nash Finch Company.

        Mr. Hacker's extensive experience in financial and operating management, including his prior service as an Executive Vice President, Strategy, of a major U.S. airline and his service as Chief Financial Officer of a major U.S. airline, in addition to his depth of knowledge in executive compensation, provide to the board excellent perspective on finance matters, on strategic matters relevant to the Company and on executive compensation matters. The board has determined that Mr. Hacker is "financially literate" as defined by NYSE rules and is a "financial expert" as defined by SEC regulations.

        Donald P. Hamm will be appointed to our board prior to the completion of this offering. Mr. Hamm is a seasoned maritime executive with broad experience in the shipping and stevedoring industries, both in the U.S. and internationally. From June 2003 through October 2009, Mr. Hamm served as President of the Port Newark Container Terminal. Mr. Hamm also served as Senior Vice President of Ports America from 2007 through 2009. From June 1993 until June 2003, Mr. Hamm served as General Manager of American Stevedoring Inc. From 1991 to 1993, Mr. Hamm served as Principle and Consultant at DP Hamm & Associates, a consulting business he established that was focused on all aspects of the maritime industry including terminal services, budgeting and vessel deployment. Prior to that, Mr. Hamm held senior operational roles at Puerto Rican Maritime Management and Trans Freight Line. Mr. Hamm also held various sales and operations positions over a 10 year period at Sea-Land Service (now Maersk) in the U.S. and overseas. Mr. Hamm graduated from Niagara University with a Bachelor of Arts in Political Science. Mr. Hamm also served as First Lieutenant, Transportation Officer in the U.S. armed forces, is a Vietnam veteran and was awarded a bronze star.

        Mr. Hamm's extensive experience across the transportation industry both in the U.S. and internationally, is highly relevant to our business. His experience provides the Board with a deep understanding of the container shipping business as well as other related maritime transportation businesses.

Board of Directors

        Our bye-laws provide that our board shall consist of not less than three and not more than nine directors as the board of directors may from time to time determine. Upon completion of this offering, and in accordance with our Shareholders Agreement, our board of directors will consist of five directors, three of whom will be "independent" as defined under the rules of the NYSE. We expect to appoint two additional directors to our board after the completion of this offering, at least one of whom will be "independent" as defined under the rules of the NYSE. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2011, 2012 and 2013, respectively. Mr. Hacker will serve as a Class I director, Messrs. Atkeson and Hamm will each serve as a Class II director and Messrs. Adams and Goodwin will each serve as a Class III director. All officers serve at the discretion of the board of directors. Under our Shareholders Agreement, which we and the Initial Shareholder will execute prior to the completion of this offering, we are required to take all reasonable actions within our control (including nominating as directors the individuals designated by FIG LLC that otherwise meet our reasonable standards for board nominations) so that up to a majority (depending upon the level of ownership of the Fortress Shareholders) of the members of our board of directors are individuals designated by FIG LLC. Our board of directors has determined that Messrs. Goodwin, Hacker and Hamm will be our independent directors.

        Our bye-laws do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Board Leadership Structure and Executive Sessions

        Our board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Upon the completion of this offering, we will have a separate Chairman and Chief Executive Officer. This leadership structure is appropriate for us at this time as it permits our Chief Executive Officer to focus on management of our day-to-day operations, while allowing our Chairman to lead our board in its fundamental role of providing advice to and independent oversight of management.

Board Oversight of Risk Management

        Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. We have developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company. Our board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. Our board exercises these responsibilities periodically as part of its meetings and also through our board's three committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the audit committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The audit committee has primary responsibility for reviewing and discussing our practices regarding risk assessment and management, including any guidelines or policies that govern the process by which we identify, monitor and handle major risks. The nominating, corporate governance and conflicts committee oversees risks associated with the independence of our board and potential conflicts of interest. The compensation committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking.

        In addition, an overall review of risk is inherent in our board's consideration of our long-term strategies and other matters presented to our board. Our board's role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our board and its committees providing oversight in connection with those efforts.

Committees of the Board of Directors

        Prior to the completion of this offering, we will establish the following committees of our board of directors:

Audit Committee

        The audit committee:

  •
  reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary;

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  reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  makes recommendations to our shareholders regarding the annual appointment by our shareholders of our independent registered public accounting firm (which constitutes the auditor for purposes of Bermuda law), evaluates its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The members of the committee have not yet been appointed. We intend to appoint Mr. Goodwin, as chair, Mr. Hacker and Mr. Hamm as our audit committee members. All three members are expected to be determined by our board to be "independent" directors as defined under NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of these directors will be determined to be financially literate by our board, and one will be our audit committee "financial expert" as defined under NYSE rules.

Nominating, Corporate Governance and Conflicts Committee

        The nominating, corporate governance and conflicts committee:

  •
  reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

  •
  advises the board with respect to the corporate governance principles applicable to us;

  •
  oversees the evaluation of the board and management;

  •
  reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

  •
  established guidelines or rules to cover specific categories of transactions.

        The members of the committee have not yet been appointed. We intend to appoint Mr. Hamm, as chair, Mr. Goodwin and Mr. Hacker as our nominating, corporate governance and conflicts committee members. All three members are expected to be determined by our board to be "independent" directors as defined under NYSE rules.

        The nominating, corporate governance and conflicts committee works with the board to determine the appropriate and necessary characteristics, skills and experience of the board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the board in making its decisions as to prospective candidates to the board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate's understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today's business environment, understanding of the Company's business, and educational and professional background. In determining whether to recommend a director for re-election, the nominating, corporate governance and conflicts committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the board. The nominating, corporate governance and conflicts committee identifies potential nominees by asking current directors and executive officers to notify the nominating, corporate governance and conflicts committee if they become aware of suitable candidates. The nominating, corporate governance and conflicts committee will also consider candidates recommended by shareholders.

        The nominating, corporate governance and conflicts committee does not have a formal policy with respect to diversity. However, the committee seeks to have a board that reflects an appropriate balance of knowledge, experience, skills, expertise and diversity, as applicable to our industry. The committee assesses its achievement of diversity through the review of board composition as part of the board's annual self-assessment process.

Compensation Committee

        The compensation committee:

  •
  reviews and recommends to the board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate;

  •
  reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer's performance in light of those goals and objectives, and determines the Chief Executive Officer's compensation based on that evaluation; and

  •
  oversees our compensation and employee benefit plans.

        The members of the committee have not yet been appointed. We intend to appoint Mr. Hacker, as chair, Mr. Goodwin and Mr. Hamm as our compensation committee members. All three members are expected to be determined by our board to be "independent" directors as defined under the NYSE rules, "non-employee" directors as defined in Rule 16b-3(b)(3) under the Exchange Act and "outside" directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

Compensation of Directors

        We have not yet paid any compensation to our directors. Following completion of this offering, we will pay an annual fee to each independent director equal to $50,000, payable in semi-annual installments. In addition, an annual fee of $10,000 will be paid to each member of the audit committee ($15,000 to the chair) of the board of directors, and an annual fee of $5,000 will be paid to each member of the nominating, corporate governance and conflicts committee and each member of the compensation committee ($10,000 to each chair) of the board of directors. Fees owed to independent directors may be paid by issuance of common shares, based on the value of such common shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Affiliated directors (i.e., Messrs. Adams and Atkeson), however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. Following the completion of this offering, each independent director will be eligible to receive awards of our common shares as described in "—Equity Incentive Plan."

        Messrs. Goodwin, Hacker and Hamm will each be granted a number of restricted common shares immediately prior to the completion of this offering, equal in value to $300,000, based on the fair market value of our common shares on the date of grant, which will be the public offering price set forth on the cover of this prospectus. These restricted shares will become vested in three equal portions on June 30 of each of 2011, 2012 and 2013, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares will be entitled to any dividends that become payable on such shares during the restricted period.

Executive Officer Compensation

        Because we are a newly formed company, we do not have a history of executive officer compensation practices. The compensation paid to an executive officer for 2009 by CLI is not necessarily indicative of how we will compensate our executive officers following the completion of this offering. Set forth below is a description of how we expect to compensate our chief executive officer ("CEO"), chief financial officer ("CFO") and our three other most highly compensated officers who will serve following the completion of this offering. We refer to these officers throughout this Compensation Discussion and Analysis as our "named executive officers."

Compensation Discussion and Analysis

        Our primary compensation goals for our named executive officers are to attract, motivate and retain the most talented and dedicated executives and to align annual and long-term incentives for those executives with enhancing shareholder value. To achieve these goals we intend to implement and maintain compensation plans for our named executive officers that:

  •
  Balance short-term and long-term goals by delivering a substantial portion of total compensation through restricted share grants;

  •
  Deliver a mix of fixed and at-risk compensation, including through the use of restricted share grants, the value of which is directly related to our performance; and

  •
  Through the payment of dividends on restricted share grants, tie a substantial portion of overall compensation to the dividends we pay to our shareholders.

        The compensation committee of our board of directors will evaluate our performance, including achievement of key investment and capital raising goals, and the individual performance of each named executive officer with a goal of setting overall compensation at levels that the compensation committee believes are appropriate. Our named executive officers will not in any way be directly responsible for determining our CEO's compensation, although they will regularly provide information to the compensation committee that will be relevant to its evaluation of our CEO's compensation (for instance, in terms of our performance against established compensation goals and otherwise). By contrast, the CEO will play a more active role in determining the compensation of the other named executive officers, who are his subordinates. He will regularly advise the compensation committee of his own evaluation of their job performance and, from time to time, offer for consideration by the compensation committee his own recommendations for their compensation levels. The compensation committee will have the discretion to consider these recommendations in making compensation determinations.

        We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the compensation committee may elect in the future to retain a compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans.

  Elements of Compensation

        We expect that our compensation program for our named executive officers will consist of the elements set forth below. Determinations regarding any one element of compensation will affect determinations regarding each other element of compensation because the goal of the compensation committee will be to set overall compensation for our named executive officers at an appropriate level. In this regard, the compensation committee will take into account the extent to which different compensation elements are at risk. Accordingly, for example, the amount of salary paid to a named executive officer will be considered by the compensation committee in determining the amount of any cash bonus or restricted share award, but we do not expect the relationship among the elements to be formulaic because of the need to balance the likelihood that the at risk components of the compensation will actually be paid at any particular level.

        Base Salary.    Base salaries for our named executive officers will be established based upon the scope of their responsibilities, taking into account the compensation levels from their recent prior employment. Base salaries will be reviewed annually and adjusted from time to time in view of individual responsibilities, performance and experience. It is expected that the compensation committee will conduct annual salary reviews in December of each year. The current base salary for our CEO, CFO and our other current named executive officer is as follows:

  •
  Joseph Kwok, Chief Executive Officer, $350,000;

  •
  Stephen P. Bishop, Chief Operating and Chief Financial Officer, $300,000;

  •
  Lisa D. Leach, Vice President and General Counsel, $267,200.

These base salaries are intended to complement the at-risk components of our compensation program for our named executive officers by assuring that the executives will receive an appropriate minimum level of compensation.

        Discretionary Cash and Restricted Share Bonus and Grants.    The compensation committee will have the authority to award discretionary annual bonuses to our named executive officers in the form of cash and/or restricted share grants or other share-based awards. The annual incentive bonuses are intended to compensate officers for individual performance achievements, for our overall financial performance and for achieving important milestones. Bonus levels will vary depending on the individual executive and will not be formulaic, but generally will include such factors as our overall financial performance, quality and amount of new investments, enhancing our dividend paying capability and improving our operations. It is expected that the compensation committee will make annual discretionary bonus determinations in December of each year (commencing in December 2010). Cash bonuses ordinarily will be paid in a single installment in January of the year following determination, and bonus restricted share grants or other share-based awards ordinarily will be made in December immediately following the determination by the compensation committee. In addition to bonus restricted share grants, the compensation committee will have the authority to award special restricted share grants to our named executive officers. These awards would be made only to certain executives, reflecting exceptional performance, to provide additional retention benefits and performance incentives through additional restricted share ownership.

        Dividends.    It is expected that a key component of our compensation program for our named executive officers will consist of dividends paid on restricted shares, whether such shares are vested or unvested. Under our 2010 Omnibus Equity Incentive Plan, described below in "—Equity Incentive Plan," restricted shares will pay dividends prior to vesting, and because growing our dividends per share over time is an important goal for us, we believe that payment of dividends on vested and unvested shares aligns the interests of our executives with the interests of our shareholders.

        Severance Benefits.    We have entered into Management Shareholder agreements with our current named executive officers which provide severance benefits to those officers in the circumstances described in greater detail below in "—Employment Agreements." We believe that these severance and change in control benefits are essential elements of our compensation program for our named executive officers and assist us in recruiting and retaining talented executives.

        Other Compensation.    All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. Certain of our named executive officers are also eligible for reimbursements for relocation expenses, legal costs associated with negotiating employment agreements, tax advisory services and/or commuting expenses. We do not view perquisites as a significant element of our comprehensive compensation structure.

Employment Agreements

        We have entered into employment agreements with Messrs. Kwok and Bishop, each of which became effective in May 2010.

        Each employment agreement provides for payment of a specified base salary (current base salaries for Messrs. Kwok and Bishop are set forth above in the section entitled "—Compensation Discussion & Analysis—Base Salary"). In addition, each employment agreement provides for payment of a discretionary annual bonus, based on the achievement of performance targets established each year by our compensation committee. Up to one-half of the discretionary annual bonus may be paid, in our sole discretion, in restricted SeaCube common shares subject to vesting over a three-year period. Each employment agreement also entitles the officer to participate in employee benefit plans and programs maintained for our employees generally.

        Each employment agreement provides that the officer is employed at will. Each employment agreement provides that upon termination of the officer's employment by us without "cause" or by the officer for "good reason" (each as defined in the applicable employment agreement and which, in the case of "good reason," includes certain reductions in title or base salary and certain relocations of the principal work location), the officer is entitled to receive severance payments equal to one year of the executive's then-current base salary, paid in equal installments over the one-year period following the executive's termination. Receipt of this severance is conditioned on the officer providing a general release of claims in a form satisfactory to CLI and us. In addition, each agreement provides that if any payment or benefit received by the officer in connection with a "change in control" of SeaCube, whether received pursuant to the employment agreement or otherwise, would become subject to the excise tax imposed by Section 280G of the Internal Revenue Code, then such payment or benefit will be reduced (if necessary, to zero) to the extent necessary to avoid the excise tax.

        Each employment agreement provides that the officer will not compete with us or any of our affiliates or solicit our employees, suppliers or customers or any of our affiliates for twelve months following the termination of the officer's employment for any reason or no reason.

        Mr. Kwok also entered into a separate employment agreement with Seacastle Ships Holdings, Inc. ("Ships") in May 2010, pursuant to which he serves as an executive Chairman of Ships. Mr. Kwok is separately compensated by Ships, and may not devote more than 20% of his working time to his duties at Ships.

Restricted Share Exchange Agreements

        In April 2010, certain of our employees, including Ms. Leach and Mr. Bishop (but not Mr. Kwok), entered into agreements pursuant to which their existing unvested restricted shares of Seacastle common stock were exchanged into restricted SeaCube common shares.

        The restricted shares of Seacastle common stock originally granted to Ms. Leach and Mr. Bishop were subject to vesting in equal installments over a five-year period following the grant date. The exchange agreements with Ms. Leach and Mr. Bishop provide that the restricted SeaCube common shares will vest on the same dates as the restricted shares of Seacastle common stock would have vested, generally subject to the officer's continued employment with CLI through the applicable vesting date. Ms. Leach's restricted shares of Seacastle common stock were granted in February 2006 and thereafter the sole vesting date applicable to the exchanged SeaCube shares will occur in February 2011. Mr. Bishop's restricted shares of Seacastle common stock were granted in March 2010 and the exchanged SeaCube shares will vest in equal installments on January 1 of each of 2011, 2012, 2013, 2014 and 2015.

        In addition, Ms. Leach's exchange agreement provides for payment of a discretionary annual performance bonus, to be paid in the sole discretion of CLI and us. Up to one-half of the discretionary annual bonus may be paid, in the sole discretion of CLI and us, in restricted SeaCube common shares subject to vesting over a three-year period.

        The exchange agreements with Ms. Leach and Mr. Bishop also provide that upon termination of the officer's employment either by CLI without "cause" or by the officer for "good reason" (each as defined in the applicable exchange agreement, and in the case of "good reason," generally the same as described above in "—Employment Agreements"), subject to the officer providing a general release of claims, the SeaCube restricted shares scheduled to vest on the next regular vesting date will immediately vest in full, and in the event of such a termination within twelve months following a "change of control" (the definition of which does not include this offering), all SeaCube restricted shares will immediately vest in full.

        The exchange agreement with Ms. Leach provides that she will not compete with CLI or any of its subsidiaries or solicit the employees, suppliers or customers of CLI or any of its subsidiaries for twelve months following the termination of her employment by CLI for "cause" or upon her resignation without "good reason," or for six months following the termination of her employment by CLI without "cause" or upon her resignation with "good reason." In the event that Ms. Leach breaches any of the restrictive covenants contained in her employment agreement, or if Mr. Bishop breaches any of the restrictive covenants contained in his employment agreement (see "—Employment Agreements"), all of the officer's then unvested restricted SeaCube common shares will be forfeited.

Equity Incentive Plan

        Prior to the completion of this offering, we will adopt an equity incentive plan for our employees, the SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan. The purposes of the Plan are to provide additional incentives to selected employees, directors and independent contractors of, and consultants to, the Company or its affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish such purposes, the Plan will provide for the issuance of share options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards.

        While we intend to issue restricted shares and other share-based awards in the future to employees as a recruiting and retention tool, we have not established specific parameters regarding future grants to our employees. Our board of directors (or the compensation committee of the board of directors, after it has been appointed) will determine the specific criteria surrounding other equity issuances under the Plan. The following description summarizes the expected features of the Plan.

  Summary of Plan Terms

        A total of 1,000,000 common shares is reserved and available for issuance under the Plan, subject to annual increases of 50,000 common shares per year, beginning in 2011 through and including 2019. When Section 162(m) of the Code becomes applicable to us, the maximum aggregate awards that may be granted during any fiscal year to any individual will be 1,000,000 shares.

        The Plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors, including a committee that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan.

        The Plan permits the plan administrator to select the employees, directors, independent contractors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of common shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards.

        We may issue share options under the Plan. All share options granted under the Plan are intended to be non-qualified share options and are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The option exercise price of all share options granted under the Plan will be determined by the plan administrator, but in no event shall the exercise price be less than 100% of the fair market value of the common shares on the date of grant. The term of all share options granted under the Plan will be determined by the plan administrator, but may not exceed ten years. Each share option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable share option agreement.

        Unless the applicable share option agreement provides otherwise, in the event of an optionee's termination of employment or service for any reason other than for cause, retirement, disability or death, such optionee's share options (to the extent exercisable at the time of such termination)

generally will remain exercisable until 90 days after such termination and then expire. Unless the applicable share option agreement provides otherwise, in the event of an optionee's termination of employment or service due to retirement, disability or death, such optionee's share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination for any reason other than for cause will expire at the close of business on the date of such termination. In the event of an optionee's termination of employment or service for cause, such optionee's outstanding share options will expire at the commencement of business on the date of such termination.

        Share appreciation rights ("SARs") may be granted under the Plan either alone or in conjunction with all or part of any option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over a specified price fixed by the plan administrator (which shall be no less than fair market value at the date of grant). An SAR granted in conjunction with all or part of an option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of such all or part of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over the exercise price of the related share option. In the event of a participant's termination of employment or service, free-standing SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator on or after the date of grant, while SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to terms and conditions applicable to the related option.

        Restricted shares, deferred shares and performance shares may be granted under the Plan. The plan administrator will determine the purchase price vesting schedule and performance objectives, if any, applicable to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder. During the restricted period, deferred shares may be credited with dividend equivalent rights, if the award agreement so provides. If the performance goals and other restrictions are not satisfied, the restricted shares, deferred shares and/or performance shares will be subject to SeaCube's right of repurchase of such shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, without limitation, the attainment of certain performance goals, a participant's termination of employment or service or a participant's death or disability.

        Messrs. Goodwin, Hacker and Hamm will each be granted a number of restricted common shares immediately prior to the completion of this offering, equal in value to $300,000, based on the fair market value of our shares on the date of grant, which will be the public offering price set forth on the cover of this prospectus. These restricted shares will become vested in three equal portions on June 30 of each of 2011, 2012 and 2013, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares will be entitled to any dividends that become payable on such shares during the restricted period.

        In the event of a merger, amalgamation, consolidation, reorganization, recapitalization, share dividend or other change in corporate structure affecting the common shares, an equitable substitution or proportionate adjustment shall be made, as may be determined by the plan administrator, in (i) the aggregate number of common shares reserved for issuance under the Plan, (ii) the maximum number of common shares that may be subject to awards granted to any participant in any calendar year, (iii) the kind, number and exercise price subject to outstanding share options and SARs granted under the Plan, and (iv) the kind, number and purchase price of common shares subject to outstanding awards of restricted shares, deferred shares, performance shares or other share-based awards granted under the Plan. In addition, the plan administrator, in its discretion, may terminate all outstanding awards for the payment of cash or in-kind consideration. However, no adjustment or payment may cause any award under the Plan that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of that section.

        Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that a change in control occurs and a participant's employment is terminated without cause on or after the effective date of the change in control but prior to 12 months following the change in control, then any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved. Under the Plan, the term change in control generally means: (i) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becomes the beneficial owner of securities of the Company representing 50% or more of the Company's then-outstanding voting power; (ii) the consummation of a merger or amalgamation of the Company or any subsidiary of the Company with any other corporation, other than a merger or amalgamation immediately following which the board of directors of the Company immediately prior to the merger or amalgamation constitute at least a majority of the directors of the company surviving or continuing after the merger or amalgamation or, if the surviving company is a subsidiary, the ultimate parent thereof; (iii) a change in the majority of the membership of the board of directors without approval of two-thirds of the directors who constituted the board of directors at the time this offering is consummated, or whose election was previously so approved; or (iv) the Company's shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of the Company's assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held by the Company's shareholders following the transaction in substantially the same proportions as their ownership of the Company immediately prior to the transaction or (b) a sale or disposition of such assets immediately following which the board of directors of the Company immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or disposed, or, if that entity is a subsidiary, the ultimate parent thereof. The completion of this offering will not be a change of control under the Plan.

        The Plan provides our board of directors with authority to amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant's consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant's consent. Unless the board of directors determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on the tenth anniversary of the effective date of the Plan (although awards granted before that time will remain outstanding in accordance with their terms).

        We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

  United States Federal Income Tax Consequences of Plan Awards

        The following is a summary of certain United States Federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

        An optionee generally will not recognize taxable income upon the grant of a non-qualified share option. Rather, at the time of exercise of such non-qualified share option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income. If shares acquired upon exercise of a non-qualified share option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

        A participant who is granted a share appreciation right will not recognize ordinary income upon receipt of the share appreciation right. At the time of exercise, however, the participant will recognize compensation income equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We will not be entitled to a deduction upon the grant of a share appreciation right, but generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes upon the participant's exercise of the share appreciation right. The participant's tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

        A participant generally will not be taxed upon the grant of a restricted share or performance award, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant's tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant's holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted or performance shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant's holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

        In general, the grant of deferred shares will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

Historical Compensation of our Named Executive Officers

        Set forth below is information concerning the cash and non-cash compensation earned by, awarded to or paid to our named executive officers for fiscal year 2009 by CLI. Mr. Bishop's 2009 compensation is not included in the tables below because he was not employed by CLI during fiscal year 2009. During 2009, Mr. Kwok and Ms. Leach received cash salary and bonuses, all as set forth below. They did not participate in or have account balances under any pension or nonqualified deferred compensation plans. The potential payments to be made to Mr. Kwok and Ms. Leach upon a termination of employment or change in control of the Company, assuming such event occurred on December 31, 2009 and the terms and conditions of the arrangements described above in "—Employment Agreements" and "—Restricted Share Exchange Agreements" had been in effect on December 31, 2009, are described below in "—Termination, Severance and Change of Control Arrangements."

        The amount and form of compensation reported below does not necessarily reflect the compensation that our named executive officers will receive following completion of this offering because compensation levels after this offering will be determined based on compensation policies, programs and procedures not yet established by the compensation committee of our board of directors. Accordingly, the compensation of our named executive officers following completion of this offering could be more or less than that reported below.

        As noted below, certain items in the following tables to equity awards refer to shares of stock of Seacastle, as subsequently exchanged for our common shares in connection with the conversion of restricted shares described above in "—Restricted Share Exchange Agreements."

Summary Compensation Table for 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Total ($)
Joseph Kwok	2009	100,000	133,333	233,333
(Chief Executive Officer) (1)
Lisa D. Leach	2009	267,200	165,000	432,200
(Vice President and General Counsel)

(1)
Amounts represent compensation paid to Mr. Kwok in respect of his services as Chief Executive Officer of Container Leasing International, LLC in 2009. Mr. Kwok received additional compensation in respect of his services as Chief Executive Officer of Seacastle in 2009.

(2)
Represents annual cash bonuses paid to the executives in respect of services performed on behalf of CLI in 2009.

Outstanding Equity Awards at 2009 Year End

        The following table summarizes stock-based compensation awards outstanding at the end of 2009 for Mr. Kwok and Ms. Leach. These awards include restricted shares of Seacastle common stock held by Ms. Leach, as subsequently exchanged for our common shares in connection with the conversion of restricted shares described above in "—Restricted Share Exchange Agreements."

	Share Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Joseph Kwok	158,062	(2)	1,518,976
Lisa D. Leach	30,374	(3)	291,894

(1)
Determined with reference to $9.61, the fair market value of a share of Seacastle common stock, without regard to any illiquidity discount, as of December 31, 2009.

(2)
Represents restricted shares of Seacastle common stock, which vest in equal installments on each of December 31, 2010 and December 31, 2011. Mr. Kwok does not hold any of our restricted common shares because he did not exchange any of his restricted shares of Seacastle common stock for our restricted common shares.

(3)
Represents restricted shares of Seacastle common stock, which vest as follows: 2,762 shares vest on January 31, 2010 and 13,806 shares vest on each of February 15, 2010 and February 15, 2011.

 2009 Option Exercises and Shares Vested

        The following table summarizes the shares vested during 2009 for Mr. Kwok and Ms. Leach. These shares include restricted shares of Seacastle common stock held by Ms. Leach, as subsequently exchanged for our common shares in connection with the conversion of restricted shares described above in "—Restricted Share Exchange Agreements."

	Share Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph Kwok	79,031	759,488
Lisa D. Leach	16,568	142,650

(1)
The amounts in this column reflect the fair market value of a share of Seacastle common stock, without regard to any illiquidity discount, as of the vesting date.

Termination, Severance and Change of Control Arrangements

        The table below shows the potential severance payments for Mr. Kwok and Ms. Leach. All payments are contingent on the executive's termination of employment and/or the identified triggering events and represent payments that the officer would have received had the officer's employment been terminated on December 31, 2009 and assuming that the terms and conditions of the employment agreements and equity arrangements described above in "—Employment Agreements" and "—Restricted Share Exchange Agreements" had been in effect on December 31, 2009. The amounts set forth in the table below may be reduced by the Section 280G cap on compensation, as described above in "—Employment Agreements."

Joseph Kwok

	Not for cause or Good Reason Termination ($)	Not for Cause or Good Reason Termination following a Change of Control ($)	Death ($)	Disability ($)
Salary (1)	100,000	100,000	—	—
Bonus	—	—	—	—
Accelerated Vesting of Restricted Stock	759,488	1,518,976	—	—
Total	859,488	1,618,976	—	—

(1)
Represents amounts that would be paid to Mr. Kwok with respect to the termination of his employment from CLI. Mr. Kwok would have been entitled to receive additional amounts upon the termination of his employment from Seacastle.

Lisa D. Leach

	Not for cause or Good Reason Termination ($)	Not for Cause or Good Reason Termination following a Change of Control ($)	Death ($)	Disability ($)
Salary	—	—	—	—
Bonus	—	—	—	—
Accelerated Vesting of Restricted Stock	159,218	291,894	—	—
Total	159,218	291,894	—	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater shareholders and any of their immediate family members. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Our Formation and Corporate History/Original Capital Investment

        We were incorporated by our Initial Shareholder in Bermuda in March 2010. Our Initial Shareholder is a subsidiary of Seacastle. Seacastle is owned by private equity funds that are managed by an affiliate of Fortress and by employees of Seacastle and other shareholders. Joseph P. Adams, Jr., a member of our board of directors, is a Managing Director of Fortress Investment Group LLC, and Jonathan G. Atkeson, also a member of our board of directors, is a Managing Director of Fortress Capital Finance, an affiliate of Fortress Investment Group LLC.

        In April 2010, our named executive officers exchanged an aggregate of 532,980 shares of Seacastle common stock for 307,969 of our common shares. See "Management—Restricted Share Exchange Agreements" for a description of the restricted share exchange agreements entered into with Ms. Leach and Mr. Bishop.

Shareholders Agreement

  General

        Prior to the completion of this offering, we will enter into the Shareholders Agreement with the Initial Shareholder.

        As discussed further below, the Shareholders Agreement that we will enter into prior to completion of this offering provides certain rights to the Initial Shareholder with respect to the designation of directors for nomination and election to as well as removal from our board of directors, as well as registration rights for certain of our securities owned by the Fortress Shareholders.

        Our Shareholders Agreement will provide that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our memorandum of association or bye-laws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by the Initial Shareholder or its permitted transferees which are beyond those provided for in our memorandum of association, bye-laws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of the Initial Shareholder or its permitted transferees unless such amendment is approved by the Initial Shareholder.

  Designation and Election of Directors

        Our Shareholders Agreement will provide that, for so long as the Shareholders Agreement is in effect, we and the Fortress Shareholders shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Fortress Shareholders, and, with respect to the Company, including in the slate of nominees recommended by the board those individuals designated by FIG LLC) so as to elect to the board, and to cause to continue in office, not more than seven (7) directors (or such other number as FIG LLC may agree in writing), of whom, at any given time:

  •
  at least a majority of such directors shall be individuals designated by FIG LLC, for so long as the Fortress Shareholders beneficially own at least 40% of the voting power of the Company;

  •
  at least three directors (four if the board consists of more than seven directors) shall be individuals designated by FIG LLC, for so long as the Fortress Shareholders beneficially own less than 40% but at least 20% of the voting power of the Company;

  •
  at least two directors (three if the board consists of more than seven directors) shall be individuals designated by FIG LLC, for so long as the Fortress Shareholders beneficially own less than 20% but at least 10% of the voting power of the Company; and

  •
  at least one director shall be an individual designated by FIG LLC, for so long as the Fortress Shareholders beneficially own less than 10% but at least 5% of the voting power of the Company.

        In accordance with the Shareholders Agreement, FIG LLC will designate Messrs. Goodwin, Hacker and Hamm for election to our board of directors prior to the completion of this offering.

  Registration Rights

        Demand Rights.    Under our Shareholders Agreement, the Fortress Shareholders will have, for so long as the Fortress Shareholders beneficially own an amount of our common shares (whether owned at the time of this offering or subsequently acquired) equal to or greater than 1% of our common shares issued and outstanding immediately after the consummation of this offering (a "Registrable Amount"), "demand" registration rights that allow the Fortress Shareholders, at any time after 180 days following the consummation of this offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Fortress Shareholders will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount, subject to certain postponement mechanisms of the Company described therein relating to disclosures in the public offering document that would be detrimental to us or our shareholders. We are also not required to effect any demand registration within three months of a "firm commitment" underwritten offering to which the requestor held "piggyback" rights, described below, and which included at least 50% of the common shares requested by the requestor to be included.

        Piggyback Rights.    For so long as the Fortress Shareholders beneficially own an amount of our common shares equal to a Registrable Amount, such Fortress Shareholders will also have "piggyback" registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings by us pursuant to registration statements on Forms S-4 or S-8) or by any of our other shareholders that have registration rights. The "piggyback" registration rights of the Fortress Shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

        Shelf Registration.    Under our Shareholders Agreement, we will grant to the Initial Shareholder or any of its permitted transferees, for so long as it beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders.

        Indemnification; Expenses.    Under our Shareholders Agreement, we will agree to indemnify the applicable selling shareholder and its officers, directors, employees, managers, members, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our common shares, unless such liability arose from the applicable selling shareholder's misstatement or omission, and the applicable selling shareholder or selling shareholders (severally and not jointly)

agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration expenses incidental to our performance under the Shareholders Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its common shares under the Shareholders Agreement.

Payments in Respect of Restricted Share Vesting

        On December 31, 2008 and December 31, 2009, we paid $0.4 million and $0.3 million, respectively, for payroll taxes on behalf of our Chief Executive Officer in relation to the vesting of his restricted share grants. CLI received repayment of these taxes in February 2009 and March 2010, respectively.

Management and Facility Fees

        We paid management and facility fees of approximately $1.0 million, $1.1 million, $1.0 million $0.5 million and $0.06 million to certain affiliates of Seacastle Inc. in 2007, 2008 and 2009 and for the six months ended June 30, 2009 and 2010, respectively. Included in these amounts were expenses for share based compensation allocated from Seacastle Inc. to both dedicated and shared CLI employees.

Reciprocal Administrative Services Agreements

        We expect to enter into agreements with Seacastle and its affiliates which will provide for transitional services to be provided from time to time, including tax and accounting. The agreements are expected to be generally consistent with arms-length arrangements with third parties providing similar services. The net amount of payments under these agreements is expected to be less than $0.2 million in the aggregate on an annual basis.

Shareholder Note

        On January 27, 2009, our Initial Shareholder issued a promissory note ("Shareholder Note") to CLI, pursuant to which our Initial Shareholder promised to pay, on demand, to CLI the aggregate unpaid principal balance of any or all advances made by CLI from time to time under such note. Each advance evidenced by the Shareholder Note bears interest at an annual rate of 4%. As of December 31, 2009, the outstanding balance on the Shareholder Note was $89.1 million, consisting of $2.6 million of accrued interest. No payment of principal or interest has been made under the Shareholder Note. In connection with the Structure Formation, SeaCube Operating Company Ltd., one of our subsidiaries, assumed the obligations of our Initial Shareholder under the Shareholder Note and our Initial Shareholder entered into a guarantee in respect of the obligations under the Shareholder Note in favor of CLI. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note. Upon the completion of this offering, the Initial Shareholder's guarantee of the Shareholder Note will be released. As of June 30, 2010, the outstanding balance of the Shareholder Note was $95.8 million, consisting of $91.3 million in advanced principal and $4.5 million in accrued interest.

Related Party Transaction Review Process

        Pursuant to our written policies and procedures with respect to transactions with persons related to us (referred to as "Related Party Transactions"), a Related Party Transaction may only be taken by us if the following steps are taken:

  •
  Prior to entering into a Related Party Transaction, the party wishing to enter into the proposed transaction must provide notice to our legal department of the facts and circumstances of the proposed transaction.

  •
  Our legal department will assess whether the proposed transaction is a Related Party Transaction.

  •
  If our legal department determines that the proposed transaction is a Related Party Transaction and unless such Related Party Transaction is required to be approved by our board of directors under any agreement we may enter into from time to time, the proposed transaction will be submitted to our Nominating, Corporate Governance and Conflicts Committee for consideration at its next meeting or, in those instances in which our legal department, in consultation with our Chief Financial Officer, determines that it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating, Corporate Governance and Conflicts Committee.

  •
  The Nominating, Corporate Governance and Conflicts Committee, or where submitted to the chairperson of that committee, the chairperson, shall consider all of the relevant facts and circumstances available, including (if applicable): the benefits to us; the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Only those Related Party Transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, may be approved.

 PRINCIPAL AND SELLING SHAREHOLDERS

        Prior to the completion of this offering, substantially all of our common shares were owned by the Initial Shareholder, Seacastle Operating Company Ltd., and our employees. The following table sets forth the total number of common shares beneficially owned, and the percent so owned, prior to this offering and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by us to be the beneficial owner of five percent or more of our issued and outstanding common shares, (ii) each of our directors and named executive officers, (iii) all directors and executive officers as a group, and (iv) the selling shareholders participating in this offering.

        The percentage of beneficial ownership of our common shares before this offering is based on 16,477,812 common shares issued and outstanding as of October 22, 2010. The percentage of beneficial ownership of our common shares after this offering is based on 19,030,753 common shares issued and outstanding. The table assumes that the underwriters will not exercise their over-allotment option.

        In connection with our formation, we issued an aggregate of 16,000,000 common shares to our Initial Shareholder, of which 1,000,000 were issued on March 25, 2010 and the remaining 15,000,000 were issued on April 22, 2010, each issuance pursuant to a subscription agreement.

	Number of Shares Beneficially Owned Prior to the Offering(1)					Number of Shares Beneficially Owned After the Offering(1)
Name of Beneficial Owner(1)	Number of Shares(3)		Percent	Number of Shares Being Offered		Number of Shares(3)		Percent
Executive Officers and Directors(2)		(5)			(6)		(7)
Joseph P. Adams, Jr.	0		*	—
Jonathan G. Atkeson	0		*	—
Paul R. Goodwin	0		*	—		17,647		*
Douglas A. Hacker	0		*	—		17,647		*
Donald P. Hamm	0		*	—		17,647		*
Joseph Kwok	225,253		1.4%	—		225,253		1.2%
Stephen P. Bishop	30,064		*	—		30,064		*
Lisa D. Leach	52,652		*	—		52,652		*
All directors and executive officers as a group (8 persons)	307,969		1.9%	—		360,910		1.9%
5% Shareholder
Seacastle Operating Company Ltd.(4)	16,000,000		97.1%	5,000,000		11,000,000		57.8%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply we believe that each shareholder possesses sole voting and investment power over all common shares shown as beneficially owned by the shareholder. The beneficial owners listed in this table do not, individually or as a group, have the right to acquire beneficial ownership over any other of our common shares.

(2)
The address of each officer or director listed in this table is: c/o SeaCube Container Leasing Ltd., 1 Maynard Drive, Park Ridge, New Jersey, 07656.

(3)
Consists of common shares held, including restricted shares.

(4)
Seacastle Operating Company Ltd. is wholly owned by Seacastle Inc. Seacastle Inc. is wholly owned by Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) L.P. (collectively, the "Fund III Funds"), Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., SCT Chassis Holdings LLC and certain members of Seacastle Inc.'s management. Fortress Fund III GP LLC is the general partner of each of the Fund III Funds. The sole managing member of Fortress Fund III GP LLC is Fortress Investment Fund GP (Holdings) LLC. The sole managing member of Fortress Investment Fund III GP (Holdings) LLC is Fortress Operating Entity I LP ("FOE I"). FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly owned by Fortress Investment Group LLC. Fortress Fund IV GP L.P. is the general partner of each of Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. (collectively, the "Fund IV Funds"). SCT Chassis Holdings LLC is wholly owned by the Fund IV Funds. Fortress Fund IV GP Holdings Ltd. is the general partner of Fortress Fund IV GP L.P. Fortress Fund IV GP Holdings Ltd. is wholly owned by FOE I. FIG Corp. is the general partner of FOE I. FIG Corp. is wholly owned by Fortress Investment Group LLC. By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, as well as his role in advising certain investment funds, Wesley R. Edens may be deemed to be the natural person that has sole or shared voting and investment control over the shares listed as beneficially owned by Seacastle Operating Company Ltd. Mr. Edens disclaims beneficial ownership of such shares. The address of all persons listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Seacastle Operating Company Ltd. is not a broker-dealer or an affiliate of a broker-dealer.

(5)
Includes all shares presented in this table that are held by the Initial Shareholder.

(6)
Represents all shares being sold by the Initial Shareholder in this offering.

(7)
Includes all shares presented in this table that will be held by the Initial Shareholder following the completion of this offering.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Container Revolving Credit Facility

        On January 26, 2010, CLI amended its credit agreement (the "Container Revolving Credit Facility") consisting of a $40 million revolving credit facility (with a $10 million letters of credit sublimit), with lenders including Deutsche Bank Securities Inc, as the Lead Arranger, and Deutsche Bank Trust Company Americas, as administrative agent. As of June 30, 2010, $20 million was outstanding under this facility.

        Contemporaneous with the completion of this offering, we expect to enter into an Amended and Restated Container Revolving Credit Facility to increase the size and term of the Container Revolving Credit Facility to $120 million and three years, respectively. Under the Amended and Restated Container Revolving Credit Facility, CLI will be required to comply with a maximum consolidated leverage ratio of 5.25 times Adjusted EBITDA with respect to the time period from the closing date of the amendment to the third anniversary thereof, and of 5.00 times Adjusted EBITDA, with respect to the time period thereafter.

        The proceeds of the loans under the Container Revolving Credit Facility are used for refinancing existing indebtedness of CLI and to pay associated fees and expenses and for working capital and general corporate purposes.

        In connection with the Container Revolving Credit Facility, certain subsidiaries of CLI have executed a Guaranty in favor of the lenders and the administrative agent, pursuant to which the guarantors guarantee the obligations of CLI under the credit agreement. In addition, CLI has entered into a Security Agreement and a Stock Pledge Agreement with the administrative agent, and certain subsidiaries of CLI have entered into a Restricted Subsidiary Security Agreement with the administrative agent, pursuant to which CLI and its subsidiaries have pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of CLI's obligations under the Container Revolving Credit Facility and the other loan documents and such subsidiaries' obligations under the guaranty. The pledged assets include, among other things, marine and intermodal containers, gensets and equity interests in certain of CLI's subsidiaries and all proceeds of any and all of the foregoing.

        The commitments of the lenders under the Container Revolving Credit Facility are scheduled to expire on January 25, 2011.

        The loans under the Container Revolving Credit Facility bear interest, at CLI's option, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the administrative agent, plus a margin based upon the advance rate and (b) the Federal Funds Effective Rate plus 1/2 of 1% plus a margin based upon the advance rate or (ii) the LIBOR Rate determined for the applicable interest period, plus a margin based upon the advance rate.

        In connection with the Container Revolving Credit Facility, CLI will pay a commitment fee per annum based on the average daily amount of undrawn funds. In order to draw funds under this facility, CLI must be in compliance with various financial covenants and other requirements, including the continuing accuracy of representations and warranties and the absence of certain defaults, some of which are described below.

        At no time shall the outstanding loans (including the aggregate face amount of any letters of credit and related unreimbursed obligations) exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is an amount equal to the product of (x) 85% and (y) the lesser of (i) $29,411,765 and (ii) the sum of the net book value of all eligible containers, all eligible generators, all eligible refrigerator units and all eligible chassis, measured as of the last day of the month immediately preceding such date of determination, or (ii) an amount equal to the product of (x) 80%

and (y) an amount equal to the excess of (i) the net book value of all eligible containers, all eligible generators, all eligible refrigerator units and all eligible chassis, measured as of the last day of the month immediately preceding such date of determination, over (ii) $29,411,765; provided however that (A) the sum of the net book values of all eligible generators shall not at any time exceed an amount equal to twenty-five percent (25%) of the aggregate book value, and (B) the sum of the net book value of all eligible refrigeration units shall not at any time exceed an amount equal to fifteen percent (15%) of the aggregate book value If the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the borrowing base, then CLI is required to immediately repay the excess to the agent for application to the loans.

        The Container Revolving Credit Facility contains typical representations and covenants for loans of this type. CLI shall not permit the tangible net worth of CLI and its subsidiaries at any time to be less than $200 million, minus the amount, if any, of any dividend or distribution made to its parent which is then immediately used to repay or retire amounts owed under the Amended Seacastle Credit Facility. Additionally, CLI has agreed for itself and certain restricted subsidiaries (i) subject to certain exceptions, not to incur indebtedness and/or liens against its assets and/or to make investments, (ii) subject to certain exceptions, not to dispose of assets, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, (iv) except as otherwise permitted by the Container Revolving Credit Facility, not to engage in transactions with affiliates except on an arm's-length basis in the ordinary course of business and in accordance with the Management Agreement, (v) not to agree to certain restrictions or prohibitions on granting liens and/or making distributions, dividends or similar payments, (vi) not to enter into any sale/leaseback transactions with respect to assets in the aggregate in excess of $40 million; (vii) not permit to exist any lien on the tracking and billing system used by CLI and its affiliates; (viii) not dispose of or permit to exist any lien on its equity interest in CLI Funding LLC and not permit to exist any lien on the equity interest in any other unrestricted subsidiary except in each case as permitted by the Container Revolving Credit Facility, (ix) to restrict the aggregate amount of indebtedness of CLI Funding LLC at any time outstanding and (x) except for certain exceptions set forth in the Container Revolving Credit Facility, not to make any dividend or distribution if a default or event of default shall exist or would result therefrom. A violation of any of these covenants could result in a default under the Container Revolving Credit Facility. In addition, a change of control of CLI, as contemplated by the Container Revolving Credit Facility, is an event of default. Any event of default would result in termination of all commitments and loans under the Container Revolving Credit Facility and all other amounts owing under the Container Revolving Credit Facility and other loan documents to become immediately due and payable.

Container Asset-Backed Securitizations

        On August 24, 2006, CLI Funding LLC, a wholly owned subsidiary of CLI, entered into a Second Amended and Restated Indenture (as amended, the "CLI Funding Indenture") with U.S. Bank National Association, as indenture trustee. The CLI Funding Indenture was supplemented by the Series 2006-1 Supplement, dated as of August 24, 2006 (the "Series 2006-1 Supplement"), pursuant to which CLI Funding LLC Floating Rate Asset Backed Notes, Series 2006-1 (the "Series 2006-1 Notes") were issued in the initial principal amount of $685 million. In connection therewith, CLI Funding LLC executed a Series 2006-1 Note Purchase Agreement, dated as of August 16, 2006 (as amended, the "Series 2006-1 Note Purchase Agreement"), with CLI, as Manager, Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc., an underwriter for this offering. In addition, the CLI Funding Indenture was further supplemented by the Series 2006-2 Supplement, dated as of August 24, 2006 (the "Series 2006-2 Supplement" and together with the Series 2006-1 Supplement, the "Supplements"), pursuant to which CLI Funding Floating Rate Asset Backed Notes, Series 2006-2 (the "Series 2006-2 Notes,"), which were subsequently repaid in full and terminated in January 2009. The CLI Funding Indenture, the Supplements, the 2006-1 Note Purchase Agreement, and the related transaction documents are collectively referred to in this prospectus as the "Container Securitization Documents." As of June 30, 2010, $383.4 million was outstanding under this indenture.

        The obligations of CLI Funding LLC under the CLI Funding Indenture (including, without limitation, with respect to the Series 2006-1 Notes) are secured by a pledge by CLI Funding LLC of a first priority perfected security interest in and to all assets of CLI Funding LLC including, without limitation, refrigerated and other types of marine or intermodal containers and any gensets owned by CLI Funding LLC and all other equipment, leases, contracts, accounts and all proceeds relating thereto (collectively, the "CLI Funding Containers"). Additionally, pursuant to a management agreement, CLI is the manager of such assets.

        The unpaid principal amount of the Series 2006-1 Notes, together with interest and all other related amounts, is scheduled to be repaid in full by August 2016, and is otherwise due and payable in full by August 2021.

        The Series 2006-1 Notes bear interest at the rate of one-month LIBOR plus a margin. Ambac Assurance Corporation, a financial guarantee company, has issued insurance policies providing credit enhancement on the Series 2006-1 Notes. Those policies are non-cancellable and guarantee the payment of the principal and interest on the Series 2006-1 Notes.

        At no time shall the outstanding amount of the Series 2006-1 Notes exceed the asset base, which at any time is the sum in the aggregate of 85% of the net book value of eligible containers that are not then subject to a direct finance lease, plus 85% of the net value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease, plus the amount then on deposit in the restricted cash account. If the outstanding loans exceed the asset base at any time, then CLI Funding LLC will be required to repay the excess for application toward repayment of the amount of the Series 2006-1 Notes. Failure by CLI Funding LLC to repay such excess amount within 90 days is an event of default.

        The Container Securitization Documents contain typical representations and covenants for indebtedness of this type. CLI Funding LLC has agreed (i) subject to certain exceptions, not to incur indebtedness (including pursuant to any guaranty) and/or liens against the collateral and/or to make investments, (ii) subject to certain exceptions, not to dispose of the collateral, (iii) not to merge or consolidate with any other person, or sell, transfer or lease any of its assets except for the leasing of containers in accordance with the management agreement with CLI and as otherwise permitted by the CLI Funding Indenture, (iv) not to become party to or enter into any other agreements or instruments, other than permitted agreements for the disposition of sold assets and permitted agreements for the sale or re-lease of containers made in accordance with the terms of the management agreement with CLI; (v) not to make any capital expenditure except for the acquisition of additional containers and capital improvements to the containers made in the ordinary course of business; (vi) not to create any subsidiaries; (vii) not to amend or modify its depreciation policy; (viii) not to claim any credit on or make any deduction for or assert any claim against any noteholder by reason of the payment of any taxes levied or assessed against the collateral; (ix) not to impair the collateral or permit the validity and effectiveness of the CLI Funding Indenture and the related documents to be impaired; and (x) not operate in such a manner that it shall be substantively consolidated with the trust estate of any other person in the event of a bankruptcy or similar proceeding. A violation of any of these covenants could result in a default under the Container Securitization Documents. In addition, it is an event of default if CLI at any time owns less than all of the equity interests in CLI Funding LLC or fails to have sole control of CLI Funding LLC and legally and beneficially own less than a majority of all equity and voting interest in CLI Funding LLC. An event of default would result in termination of all commitments and loans under the Container Securitization Documents and all other amounts owing thereunder becoming immediately due and payable.

        With respect to the management agreement, CLI has agreed to (i) not become a party to or permit any of its subsidiaries to become a party to, any merger, amalgamation or consolidation, unless it is the surviving entity and after giving effect to such merger amalgamation or consolidation, the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business or as otherwise permitted by the management agreement, (ii) not be a party to any asset acquisition or stock acquisition (except in the ordinary course of business consistent with past practice) unless the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business and no default shall result therefrom, (iii) not dispose of, or permit its subsidiaries to dispose of, assets, except as permitted by the Container Revolving Credit Facility and related documents and (iv) maintain a consolidated tangible net worth of at least $175 million.

        A default under the management agreement shall be deemed to have occurred if, among other things, a change of control, as defined in the management agreement, of CLI occurs or if CLI ceases to carry on, or is restricted by any governmental authority from conducting, its container leasing business. In the event of a manager default under the management agreement, CLI may be terminated as manager, and would no longer be entitled to collect management fees following such termination. In the event of an event of default under the CLI Funding Indenture, payment of CLI's management fees may be delayed or, if insufficient funds are available to pay all obligations, may remain unpaid.

        CLI Funding must also enter into certain interest rate hedge agreements with eligible counterparties with respect to rent payments due under all related direct finance leases.

        Further, each of the following shall constitute an early amortization event under the CLI Funding Indenture: (i) an event of default under the indenture or any related document including, without limitation, the intercreditor agreement, the management agreement with CLI and any supplemental indenture shall exist, (ii) a manager default shall exist, (iii) the long-term interest coverage ratio of CLI Funding LLC is less than two hundred twenty-five percent (225%); (iv) the short term interest coverage ratio of CLI Funding LLC is less than one hundred ten percent (110%) for four consecutive record dates, (v) on any record date, the average age of all of the containers shall exceed 8.5 years; (vi) the aggregate note principal balance exceeds the asset base and such condition continues unremedied for ten days; or (vii) any environmental law is adopted which prohibits or limits in any material respect the usage of the containers and is reasonably likely to materially and adversely effect the revenue-generating activities or operations of CLI Funding LLC. During an early amortization event, among other things, revenues of CLI Funding LLC shall be used to prepay the unpaid principal balance of the loans.

        CLI Funding LLC was established as a bankruptcy-remote entity whose assets are isolated from those of CLI. The obligations under the Series 2006-1 Notes are full recourse obligations of CLI Funding LLC only and are not obligations of any other person.

CLI Funding III Credit Facility

        On October 31, 2007, CLI Funding III LLC, a wholly owned subsidiary of CLI, entered into a $300 million revolving loan credit agreement (the "CLI Funding III Credit Facility") with ING Bank N.V., DVB Bank N.V. and NIBC Bank N.V., as lenders, and ING Bank N.V., as administrative agent and collateral agent (the "Agent"). The credit agreement was subsequently amended increasing the facility to $400 million and providing for commitments by additional lenders. As of June 30, 2010, $346.7 million was outstanding under this facility.

        In connection with the CLI Funding III Credit Facility, CLI executed a guaranty, pursuant to which CLI guaranteed the punctual payment and performance when due by CLI Funding III LLC of its obligations under the CLI Funding III Credit Facility and the other related loan documents.

        Pursuant to the terms of the CLI Funding III Credit Facility, CLI Funding III, LLC, as the borrower, entered into a Security Agreement with the Agent, pursuant to which the borrower pledged as a first priority preferred security interest certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the CLI Funding III Credit Facility and the other loan documents. The pledged assets include, among other things, direct finance lease receivables associated with certain container assets, the proceeds therefrom and certain related assets. Additionally, pursuant to a management agreement (the "Management Agreement"), CLI is the manager of such assets.

        The facility had a two year commitment period, which expired on October 31, 2009, during which time CLI Funding III LLC was permitted to draw down loans, followed by a term period, during which time the draw down amounts must be repaid prior to October 31, 2019.

        The loans under the CLI Funding III Credit Facility bear interest at the LIBOR rate (as calculated by the administrative agent) determined for the applicable interest period, plus a margin. CLI Funding III LLC also agreed to pay during the commitment period a commitment fee on the portion of the CLI Funding III Credit Facility that was available but not drawn down.

        The proceeds of the loans under the CLI Funding III Credit Facility are to be used for the acquisition by the borrower of the collateral securing the loans and for other general business purposes.

        At no time may the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the asset base, which is based upon the most recent borrowing base report provided by CLI Funding III LLC and which at any time is equal to the sum in the aggregate of 85% of the net present value of the receivables related to all non-defaulted finance lease. If the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the asset base, then CLI Funding III LLC shall immediately repay the excess to the Agent for the lenders to reduce the unpaid principal balance of the loans or acquire additional finance leases, in each case to the extent necessary to cure such deficiency. If such amount is not paid in full within 45 days, it will constitute a default under the CLI Funding III Credit Facility.

        Each of the CLI Funding III loan documents described above contains typical representations and covenants for loans of this type. With respect to the CLI Funding III Credit Facility, CLI Funding III LLC has agreed (i) not to incur indebtedness and/or liens against its assets and/or to make investments except to the extent permitted by the CLI Funding III Credit Facility, (ii) not to dispose of assets except as permitted by the CLI Funding III Credit Facility, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, except for ordinary course transactions, (iv) except as otherwise permitted by the CLI Funding III Credit Facility, not to engage in transactions with affiliates except on an arm's-length basis in the ordinary course of business, (v) not to enter into any sale/leaseback transactions; and (vi) not to become party to any agreements or instruments other than the CLI Funding III loan documents, agreements for the disposition of containers and leases as permitted by the CLI Funding III loan documents and agreements for the sale or re-lease of a container made in accordance with the terms of the Management Agreement with CLI; (vii) not to make any expenditure for capital assets except for the acquisition of additional containers in accordance with the terms of the CLI Funding III loan documents and capital improvements to the containers made in the ordinary course of business and in accordance with the terms of the management agreement; (viii) not to create any subsidiaries; (ix) not to make any dividend or distribution if a default or event of default shall exist or would result therefrom, except that any such payments may be made to affiliates for services provided or products delivered pursuant to permitted affiliate transactions; (x) to keep the assets purchased with proceeds from this facility in good repair and working order and in use according to good operating practices; (xi) to enter into an interest rate hedging agreement and (xii) that CLI, as guarantor, shall maintain a consolidated net worth of

$200 million. A violation of any of these covenants could result in a default under the CLI Funding III Credit Facility.

        With respect to the Management Agreement, CLI has agreed to (i) not become a party to or permit any of its subsidiaries to become a party to, any merger, amalgamation or consolidation, unless it is the surviving entity and after giving effect to such merger amalgation or consolidation, the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business or as otherwise permitted by the Management Agreement, (ii) not be a party to any asset acquisition or stock acquisition (except in the ordinary course of business consistent with past practice) unless the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business and no default shall result therefrom; (iii) not dispose of, or permit its subsidiaries to dispose of, assets, except as permitted by the CLI Funding III Credit Facility and related documents; and (iv) maintain a consolidated tangible net worth of at least $200 million.

        A default under the Management Agreement shall be deemed to have occurred if, among other things, a change of control, as defined in the Management Agreement, of CLI occurs or if CLI ceases to carry on, or is restricted by any governmental authority from conducting, its container leasing business. In the event of a manager default under the Management Agreement, CLI may be terminated as manager, and would no longer be entitled to collect management fees following such termination. In the event of an event of default under the CLI Funding III Credit Facility, payment of CLI's management fees may be delayed or, if insufficient funds are available to pay all obligations, may remain unpaid.

Seacastle Credit Facility

        On July 26, 2007, Seacastle and the Initial Shareholder entered into a credit agreement (the "Seacastle Revolving Credit Facility"), providing for a $250 million revolving credit facility, with the lenders from time to time parties thereto, including Citicorp North America, Inc., Bear Stearns Corporate Lending Inc. and Deutsche Bank Trust Company Americas, and Citicorp North America, Inc. as agent.

        In connection with the Seacastle Revolving Credit Facility, Seacastle, SCT Chassis Inc. ("SCT Chassis") and Seacastle Holdings LLC ("Holdings" and, together with Seacastle and SCT Chassis, the "Initial Guarantors") executed a Guaranty Agreement (the "Guaranty Agreement") in favor of Citicorp North America, Inc., as agent for each of the lenders, pursuant to which the Initial Guarantors guaranteed the prompt and complete payment and performance when due by the Initial Shareholder of its obligations under the Seacastle Revolving Credit Facility. In addition, the Initial Shareholder executed a pledge agreement in favor of Citicorp North America, Inc., as agent (the "Initial Pledge Agreement"), pursuant to which it pledged certain assets for the benefit of the secured parties as first priority collateral security for the payment and performance of its obligations under the Seacastle Revolving Credit Facility. The pledged assets included, among other things, equity interests in certain of the Initial Shareholder's subsidiaries and all proceeds therefrom.

        The commitments of the lenders under the Seacastle Revolving Credit Facility were scheduled to expire on July 25, 2008; however, the Initial Shareholder exercised the option of extending the maturity date of the loan for an additional six months to January 20, 2009. On January 20, 2009, the Initial Shareholder and the Initial Guarantors signed Amendment No. 1 to the Seacastle Revolving Credit Facility for the purpose of extending the maturity date until February 2, 2009.

        On January 29, 2009, the Initial Shareholder and Seacastle entered into an Amended and Restated Credit Agreement with the lenders from time to time parties thereto, including Citicorp North America, Inc., JP Morgan Chase Bank, N.A. and Deutsche Bank Trust Company Americas, as lenders, and Citicorp North America, Inc., as agent (the "Amended Seacastle Agreement", as subsequently amended by Amendments 1-5 (described below), the "Amended Seacastle Credit Facility"), which, inter alia, extended the maturity date to a stated termination date of July 31, 2009. Interest on the outstanding principal is currently payable at a rate equal to the Eurodollar rate plus an applicable margin.

        The Amended Seacastle Credit Facility contains provisions for mandatory monthly principal amortization and interest and in certain circumstances requires mandatory prepayments should Seacastle or any of its subsidiaries divest itself of certain assets. Seacastle, the Initial Shareholder and their subsidiaries are prohibited from incurring new indebtedness and new liens on assets with the exception of refinancing of indebtedness secured by existing liens already in place. Other less restrictive covenants regarding indebtedness and liens also exist. Seacastle is also restricted from declaring and paying dividends and is limited in the amount of cash available to repurchase company stock. Like the Seacastle Revolving Credit Facility, the Amended Seacastle Credit Facility contains typical representations and covenants for loans of this type. The Initial Shareholder and Seacastle have agreed for themselves and their subsidiaries (i) to maintain on a consolidated basis a tangible net worth of not less than $650 million, (ii) not to merge or consolidate with any other person and, with respect to the Initial Shareholder only, not to liquidate, wind-up or dissolve, (iii) not to engage in transactions with affiliates except pursuant to a comparable arm's-length transaction by and between unrelated persons, (iv) not to agree to certain restrictions or prohibitions on granting liens and/or making distributions, dividends or similar payments, and (v) not to permit any Change of Control as such term is defined in the Amended Seacastle Credit Facility. A violation of any of these covenants could result in an event of default under the Amended Seacastle Credit Facility, which could result in termination of the loan and all amounts owing thereunder and other loan documents (including, without limitation, the principal amount of the loan then outstanding) to become immediately due and payable.

        In connection with the Amended Seacastle Agreement, each of the Initial Guarantors and CLI entered into an Amended and Restated Guaranty Agreement with Citicorp North America, Inc., as agent for the lenders (the "Amended Guaranty"). Under the Amended Guaranty, each of CLI and the Initial Guarantors guarantees the prompt and complete payment and performance when due by the Initial Shareholder of its obligations under the Amended Seacastle Credit Facility; provided, however, that CLI's liability thereunder is limited so as not to cause CLI to breach the "Consolidated Tangible Net Worth" covenants contained in certain of its other financing arrangements. In connection with its becoming a guarantor under the Amended Guaranty, the minimum tangible net worth of CLI under the Amended Seacastle Credit Facility may not be less than the sum of $30,000,000 and the minimum amount required by the most restrictive covenant in any debt facility of CLI and its subsidiaries (currently, such amount being $200,000,000 and the sum of the two being $230,000,000).

        Concurrently with the Amended Guaranty, the Initial Shareholder also entered into an Amended and Restated Pledge and Security Agreement, pursuant to which it expressly continued the pledge of certain of its assets (including the equity interests in certain of its subsidiaries and all proceeds therefrom) made under the Initial Pledge Agreement.

        By letter dated July 6, 2009, the Initial Shareholder gave notice of its election to further extend the maturity date to January 20, 2010. On August 12, 2009, Seacastle, the Initial Shareholder, the lenders, Citicorp North America, Inc., as agent for the lenders, and each of the guarantors under the Amended Guaranty entered into Amendment No. 1 to the Amended Seacastle Agreement providing for, inter alia, a $93 million term loan expiring on July 31, 2011. Further amendments were entered into by the parties on January 26, 2010 ("Amendment No. 2") and on January 29, 2010 ("Amendment No. 3"), which provided for, inter alia, increased levels of permitted indebtedness of CLI and of Holdings and its subsidiaries and furthermore permitted an initial public offering by CLI or a direct or indirect parent of CLI, respectively. On March 23, 2010, the parties entered into an amendment ("Amendment No. 4") in order to permit the Structure Formation. Pursuant to the terms of Amendment No. 4, each of SeaCube Container Investment LLC and SeaCube Operating Company Ltd., both wholly-owned subsidiaries of SeaCube, entered into a Facility Guaranty and Pledge and Security Agreement in favor of Citicorp North America, Inc. as agent for the lenders. These Facility Guaranties guaranteed the prompt and complete payment and performance when due by the Initial Shareholder of its obligations under the then current Amended Seacastle Credit Facility. The assets pledged under the Pledge and Security Agreements as first priority collateral security for the payment and performance of the Initial Shareholder's obligations under such Amended Seacastle Credit Facility included, among other things, the equity interests in CLI held initially by SeaCube Container Investment LLC and then later by SeaCube Operating Company Ltd. The Facility Guaranty and the Pledge and Security Agreement entered into by SeaCube Container Investment LLC terminated, in accordance with the terms of Amendment No. 4, upon the consummation of the Structure Formation. The Facility Guaranty and the Pledge and Security Agreement entered into by SeaCube Operating Company Ltd. will terminate upon repayment in full of the Amended Seacastle Credit Facility. On May 17, 2010 the parties amended the facility ("Amendment No. 5") to permit, inter alia, increased levels of permitted indebtedness as a result of the CLI Funding IV Credit Facility (defined below) and on July 19, 2010 the parties again amended the facility ("Amendment No. 6") in order to permit increased levels of indebtedness for a subsidiary of SCT Chassis.

        At June 30, 2010, $83.0 million was outstanding under the Amended Seacastle Credit Facility.

        The Initial Shareholder plans to use the proceeds that it receives from this offering to repay the Amended Seacastle Credit Facility in full. Upon such repayment in full, the guarantors under the Amended Seacastle Credit Facility will be fully released from their obligations thereunder. Consequently, upon repayment in full of the Amended Seacastle Credit Facility, CLI's guaranty thereunder, and SeaCube Operating Company Ltd.'s guaranty and pledge of certain collateral (including equity interests in CLI) to the lenders thereunder, will terminate.

CLI Funding IV Credit Facility

        On May 18, 2010, CLI Funding IV LLC, a wholly owned subsidiary of CLI, entered into a $200 million revolving loan credit agreement (the "CLI Funding IV Credit Facility") with Wells Fargo Bank, National Association, as lender, and Wells Fargo Securities, LLC, as administrative agent (the "Agent"). As of June 30, 2010, no amounts were outstanding under this facility.

        Pursuant to the terms of the CLI Funding IV Credit Facility, CLI Funding IV LLC, as the borrower, entered into a Security Agreement with the Agent, pursuant to which the borrower pledged as a first priority perfected security interest certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the CLI Funding IV Credit Facility and the other loan documents. The pledged assets include, among other things, a first priority perfected security interest in and to all assets of CLI Funding IV LLC including, without limitation, marine or intermodal containers and any gensets owned by CLI Funding IV LLC and all other equipment, leases, contracts, accounts and all proceeds relating thereto (collectively, the "CLI Funding IV Containers"). Additionally, pursuant to a management agreement (the "Management Agreement"), CLI is the manager of such pledged assets.

        The facility has a one year revolving period, which expires on May 17, 2011 but which may be extended by the lenders, upon the borrower's request, for subsequent 364 day periods from the existing scheduled termination date. During the revolving credit period, CLI Funding IV LLC is permitted to draw down loans. After the revolving credit period expires (subject to any extensions), the facility converts to a 5 year amortizing term loan.

        The loans under the CLI Funding IV Credit Facility bear interest, depending on the type of loan, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the Agent, plus a margin based upon the number of eligible lessees within specified concentration limits in the portfolio and (b) the Federal Funds Effective Rate plus 1/2 of 1% plus a margin based upon the number of eligible lessees within specified concentration limits in the portfolio or (ii) the LIBOR Rate determined for the applicable interest period (as determined by the Agent), plus a margin based upon the number of eligible lessees within specified concentration limits in the portfolio. In connection with the CLI Funding IV Credit Facility, CLI Funding IV LLC will pay during the commitment period a commitment fee on the portion of the CLI Funding IV Credit Facility that was available but not drawn.

        The proceeds of the loans under the CLI Funding IV Credit Facility are to be used for the acquisition by CLI Funding IV LLC of the collateral securing the loans and for other general business purposes.

        At no time may the outstanding loans exceed the borrowing base, which is based upon the most recent borrowing base report provided by CLI Funding IV LLC and which, at any time, is equal to the sum in the aggregate of 80% of the eligible equipment's net book value, 80% of the net present value of eligible finance leases plus 100% of the restricted cash account. If the outstanding loans exceed the borrowing base, then CLI Funding IV LLC shall immediately either repay the excess to the Agent to reduce the unpaid principal balance of the loans or acquire additional containers and leases, in each case to the extent necessary to cure such deficiency. If such amount is not paid in full within 90 days, it will constitute an event of default under the CLI Funding IV Credit Facility.

        Each of the CLI Funding IV loan documents described above contains typical representations and covenants for loans of this type. With respect to the CLI Funding IV Credit Facility, CLI Funding IV LLC has agreed (i) not to incur indebtedness and/or liens against its assets and/or to make investments except to the extent permitted by the CLI Funding IV Credit Facility, (ii) not to dispose of assets except as permitted by the CLI Funding IV Credit Facility, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, except for ordinary course transactions, (iv) except as otherwise permitted by the CLI Funding IV Credit Facility, not to engage in transactions with affiliates except on an arm's-length basis in the ordinary course of business, (v) not to enter into any sale/leaseback transactions; and (vi) not to become party to any agreements or instruments other than the CLI Funding IV loan documents, agreements for the disposition of containers and leases as permitted by the CLI Funding IV loan documents and agreements for the sale or re-lease of a container made in accordance with the terms of the Management Agreement with CLI; (vii) not to make any expenditure for capital assets except for the acquisition of additional containers in accordance with the terms of the CLI Funding IV loan documents and capital improvements to the containers made in the ordinary course of business and in accordance with the terms of the Management Agreement; (viii) not to create any subsidiaries; (ix) not to make any dividend or distribution if a default or event of default shall exist or would result therefrom, except that any such payments may be made to affiliates for services provided or products delivered pursuant to permitted affiliate transactions and (x) to keep the assets purchased with proceeds from this facility in good repair and working order and in use according to good operating practices agreement. A violation of any of these covenants could result in a default under the CLI Funding IV Credit Facility. In addition, it is an event of default if CLI at any time owns less than all of the equity interests in CLI Funding IV LLC or fails to have sole control of CLI Funding LLC and legally and beneficially own less than a majority of all equity and voting interest in CLI Funding IV LLC. An event of default would result in termination of all commitments and loans under the CLI Funding IV loan documents and all other amounts owing thereunder becoming immediately due and payable.

        In connection with the CLI Funding IV Credit Facility, CLI executed a limited guaranty, pursuant to which CLI guaranteed the performance when due by CLI Funding IV LLC of an amount equal to up to 10% of the highest drawn amount from closing until the date the facility supports 10 eligible lessees under the concentration limits as set forth in the facility.

        If the Container Revolving Credit Facility is amended to include a consolidated leverage ratio test, the CLI Funding IV management agreement, which was entered into on May 18, 2010, provides that the same debt covenant will automatically and immediately apply to CLI. In connection with the Amended and Restated Container Revolving Credit Facility that we intend to enter into contemporaneous with the completion of this offering, and which will include a consolidated leverage ratio test, CLI will be required under the CLI Funding IV management agreement to comply with the consolidated leverage ratio test that uses Adjusted EBITDA as the basis for calculating covenant compliance.

        With respect to the CLI Funding IV management agreement, CLI has agreed to (i) not become a party to or permit any of its subsidiaries to become a party to, any merger, amalgamation or consolidation, unless it is the surviving entity and after giving effect to such merger amalgation or consolidation, the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business or as otherwise permitted by the Management Agreement, (ii) not be a party to any asset acquisition or stock acquisition (except in the ordinary course of business consistent with past practice) unless the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business and no default shall result therefrom; (iii) not dispose of, or permit its subsidiaries to dispose of, assets, except as permitted by the CLI Funding IV Credit Facility and related documents; (iv) maintain a consolidated tangible net worth of at least $200 million (or $175 million if reduced to that or below in the Container Revolving Credit Facility), and (v) maintain the consolidated leverage ratio as set forth in the Amended and Restated Container Revolving Credit Facility, if any.

        A default under the Management Agreement shall be deemed to have occurred if, among other things, a change of control, as defined in the Management Agreement, of CLI occurs or if CLI ceases to carry on, or is restricted by any governmental authority from conducting, its container leasing business. In the event of a manager default under the CLI Funding IV management agreement, CLI may be terminated as manager, and would no longer be entitled to collect management fees following such termination. In the event of an event of default under the CLI Funding IV Credit Facility, payment of CLI's management fees may be delayed or, if insufficient funds are available to pay all obligations, may remain unpaid.

DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital summarizes material provisions of our memorandum of association and our bye-laws as will be in effect upon the completion of this offering, copies of which have been filed as exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part. This description is a summary and may not contain all the information that is important to you. Prospective investors are urged to read our memorandum of association and bye-laws.

Share Capital

        Our authorized share capital consists of:

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  400,000,000 common shares, par value U.S. $0.01 per share; and

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  100,000,000 preference shares, par value U.S. $0.01 per share.

        Upon completion of this offering, there will be 19,030,753 common shares issued and outstanding (assuming no exercise of the underwriters' over-allotment option) and no preference shares issued and outstanding.

        All of our issued and outstanding common shares prior to completion of this offering are fully paid, and all of our shares to be issued in this offering will be issued fully paid. Our bye-laws permit us to issue shares that are not fully paid, subject to the right of our board of directors to make calls for unpaid amounts.

        Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

        Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are to be elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

        In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Any common shares not fully paid up are subject to calls by our board of directors.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other powers, preferences and rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to such preference share. The effect of issuing preference shares may include, among other things, one or more of the following:

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  restricting dividends in respect of our common shares;

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  diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

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  impairing the liquidation rights of our common shares; or

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  delaying or preventing a change of control of us.

Dividend Rights

        Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

        If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 50% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum, consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class, is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issuance of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

        Our bye-laws provide that our board shall consist of not less than three and not more than nine directors as the board may from time to time determine. Our board of directors will initially consist of five directors and will remain at this size subject to our Shareholders Agreement and our bye-laws. We expect to appoint two additional directors to our board after the completion of this offering. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2011, 2012, and 2013, respectively.

        Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made. Such proposal must be made in accordance with the procedures set forth in our bye-laws.

        Our bye-laws provide that directors may be removed only for cause and only by a resolution of our shareholders, including the affirmative votes of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution; provided, however, that for so long as the Fortress Shareholders beneficially own at least 40% of our issued and outstanding common shares, directors may be removed with or without cause by a resolution of our shareholders, including the affirmative vote of a majority of the votes attaching to all shares in issue entitling the holder to vote on such resolution; and further provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Our Shareholders Agreement provides that if FIG LLC notifies the Fortress Shareholders of its desire to remove, with or without cause, any director previously designated by it, the Fortress Shareholders shall vote or cause to be voted all of their voting shares of the Company and take all other reasonable actions within their control to cause the removal of such director.

Corporate Opportunity

        Our bye-laws provide that the Fortress Shareholders and their affiliates (collectively, the "Significant Shareholders") have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers, lessors or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or affiliates.

        Our bye-laws also provide that, in the event that any of our directors and officers who is also a director, officer or employee of any of the Significant Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as our director or officer and such person acted in good faith, then such person is not liable to us if any of the Significant Shareholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Shareholders Agreement

        For a description of the Shareholders Agreement that we will enter into with the Initial Shareholder prior to the completion of this offering, see "Certain Relationships and Related Party Transactions—Shareholders Agreement."

Anti-Takeover Provisions

        The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

        The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation, scheme of arrangement or otherwise.

        Certain provisions of our bye-laws may make a change in control of the Company more difficult to effect. Our bye-laws provide for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the directors in the first, second and third classes will expire in 2011, 2012 and 2013, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be considered by our shareholders to be in their best interest. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. In addition, our bye-laws provide that directors may be removed only for cause and only by a resolution of our shareholders, including the affirmative votes of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution; provided, however, that for so long as the Fortress Shareholders beneficially own at least 40% of our issued and outstanding common shares, directors may be removed with or without cause by a resolution of our shareholders, including the affirmative vote of a majority of the votes attaching to all shares in issue entitling the holder to vote on such resolution. Finally, certain provisions of our bye-laws regarding the election of directors, classes of directors, the term of office of directors and removal of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, as described in "—Differences between the Governing Corporate Law of Bermuda and Delaware Law—Amendment of Bye-laws."

        Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions. See "—Preference Shares."

Certain Provisions of Bermuda Law

        We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

        The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

        This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences between the Governing Corporate Law of Bermuda and Delaware Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of material provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware.

        Duties of Directors.    The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company's bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

        Directors and officers generally owe fiduciary duties to the company, and not to the company's individual shareholders. Our shareholders may not have a direct cause of action against our directors.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board's decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

        Interested Directors.    Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the Company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting, shall constitute a quorum for the transaction of business at that meeting. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast, except for the election of directors which requires only a plurality of the votes cast.

        Any individual who is a shareholder of the company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

        Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company's certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company's certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for stockholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

        Dividends.    Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital (par value) and its share premium accounts (share premium being the amount of consideration paid for the subscription of shares in excess of the par value of those shares). As a result, in future years, if the realizable value of a company's assets decreases, its ability to make or maintain dividend payments may depend upon its shareholders' approval of resolutions reducing the share premium account by transferring funds to the contributed surplus account. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company's issued shares, and share premium is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with certain affiliated companies) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting. Any merger or amalgamation not approved by our board must be approved by a shareholders resolution, including the affirmative vote of at least 66% of all votes attaching to all shares in issue entitling the holder to vote on such matter.

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

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  By a procedure under the Companies Act known as a "scheme of arrangement". A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

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  If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

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  Where the acquiring party or parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

        Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Share Repurchases.    The Companies Act permits a company to purchase its own shares if authorized to do so by its memorandum of association or bye-laws. Our bye-laws allow us to purchase our own shares for cancellation or to acquire them as treasury shares on such terms as our board of directors may authorize, without obtaining prior shareholder approval. Our ability to repurchase our common shares may be limited in the future by the special veto rights, if any, of the holders of our preference shares.

        Delaware law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, without obtaining prior shareholder approval and so long as such redemption does not impair the capital of the corporation.

        Shareholders' Suits.    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

        Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

        We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors' and officers'

liability policy for such a purpose. We have entered into indemnification agreements or arrangements with Fortress and our Initial Shareholder in connection with this offering.

        Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director's liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.

        Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors' and officers' insurance.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented at the annual general meeting of shareholders. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members and the register of directors and officers is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation's usual hours for business to inspect or make copies or extracts of a corporation's stock ledger and its other books and records for any purpose reasonably related to such person's interest as a shareholder. In connection with any meeting of shareholders, the stock ledger of a Delaware corporation must be open to inspection by shareholders for a period of at least 10 days prior to a shareholder meeting and at all times during the shareholder meeting.

        Shareholder Proposals.    Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation's certificate of incorporation or bylaws.

        Calling of Special Shareholders Meetings.    Under our bye-laws, a special general meeting may be called by the President, the chairman of the board or the board of directors. The board of directors must call a special general meeting upon the request of the Initial Shareholder or an affiliate thereof so long as the Fortress Shareholders collectively hold shares carrying at least 10% of the votes attaching to all issued and outstanding shares at the time of such request. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Amendment of Organizational Documents.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders' meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company's stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's original certificate of incorporation.

        Amendment of Bye-laws.    Except as provided below, our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Those bye-laws regarding the election of directors, classes of directors, the term of office of directors, amalgamations and the bye-law governing the amendment of the foregoing bye-laws may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 66% of the votes attaching to all shares in issue entitling the holder to vote on such resolution (provided, however, that for so long as the Fortress Shareholders beneficially own at least 25% of our issued and outstanding common shares, no such bye-law shall be rescinded, altered or amended and no new bye-law shall be made which would have the effect of rescinding, altering or amending or would be inconsistent with the purpose and intent of the provisions of such bye-laws, until the same has been approved by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least a majority of all votes attaching to all shares in issue entitling the holder to vote on such resolution).

        Those bye-laws dealing with the removal of directors, filling vacancies on the board, right of shareholders to call a special meeting, shareholder action by resolution in writing, corporate opportunity and the bye-law governing the amendment of the foregoing bye-laws may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

        Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

        Dissolution.    Under Bermuda law, a solvent company may be wound up by way of a shareholders' voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

        Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution.

Registrar and Transfer Agent

        A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by American Stock Transfer & Trust Company, who will serve as branch registrar and transfer agent. The telephone number of Codan Services Limited is +1(441) 295-5950 and of American Stock Transfer & Trust Company is 212-936-5100.

Listing

        Our common shares have been authorized for listing on the NYSE under the symbol "BOX", subject to official notice of issuance.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common shares, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of common shares (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common shares and our ability to raise additional capital through a future sale of securities.

        Upon completion of this offering, we will have 19,030,753 common shares issued and outstanding (or a maximum of 19,405,753 shares if the underwriters exercise their over-allotment option in full). All 7,500,000 of the common shares sold in this offering (or 8,625,000 if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act unless such shares are held by "affiliates" as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately 60.6% of our issued and outstanding common shares (or 55.6% if the underwriters' over-allotment option is exercised in full) will be held by the Initial Shareholder and members of our management, directors and employees. These shares will be "restricted securities" as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public securities markets if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale as set forth below.

        In addition to the issued and outstanding common shares, we intend to file a registration statement on Form S-8 to register an aggregate of 1,000,000 common shares reserved for issuance under our incentive program. That registration statement will become effective upon filing, and common shares covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described below.

Lock-Up of our Common Shares

        We and our executive officers, directors and the Initial Shareholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for our common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless the designated representative provides a written waiver of such extension. J.P. Morgan Securities LLC has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common shares, historical trading volumes of our common shares and whether the person seeking the release is an officer, director or affiliate of the Company.

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then issued and outstanding common shares or the average weekly trading volume of our common shares reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

        For this purpose, an "affiliate" of the Company is any person who controls, is controlled by or is under common control with the Company.

Rule 701

        In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory share plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144.

Registration Rights

        Pursuant to the Shareholders Agreement that we will enter into prior to completion of this offering, the Initial Shareholder and certain of its affiliates and permitted third-party transferees will have the right, in certain circumstances, to require us to register their common shares under the Securities Act for sale into the public markets at any time following the expiration of the 180-day lock-up period described above, subject to limited exceptions. The Initial Shareholder and certain of its affiliates and permitted third-party transferees will also be entitled to piggyback registration rights with respect to any future registration statement that we file for an underwritten public offering of our securities (except registrations that we file on Form S-4 or S-8). Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. If these rights are exercised and the Initial Shareholder or its affiliates or permitted third-party transferees sells a large number of common shares, the market price of our common shares could decline. See "Certain Relationships and Related Party Transactions—Shareholders Agreement" for a more detailed description of these registration rights.

MATERIAL TAX CONSIDERATIONS

Bermuda Tax Considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda.

Material United States Federal Income Tax Considerations

        The following is a discussion of the material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of common shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with our common shares held as capital assets by holders who purchase common shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

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  brokers or dealers in securities or currencies;

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  financial institutions;

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  pension plans;

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  regulated investment companies;

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  real estate investment trusts;

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  cooperatives;

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  tax-exempt entities;

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  insurance companies;

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  persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons liable for alternative minimum tax;

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  U.S. expatriates;

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  partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal tax purposes (or investors therein); or

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  U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar.

        Furthermore, this discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations.

        For purposes of this discussion, you will be considered a "U.S. Holder" if you beneficially own our common shares and you are for U.S. federal income tax purposes one of the following:

  •
  a citizen or an individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        You will be considered a "Non-U.S. Holder" if you beneficially own our common shares and you are not a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

        If you are considering the purchase of our common shares, we urge you to consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Taxation of SeaCube Container Leasing Ltd. and its subsidiaries

        A non-U.S. corporation deemed to be engaged in a trade or business within the U.S. is subject to U.S. federal income tax on income which is treated as effectively connected with the conduct of that trade or business. Such income tax, if imposed, is based on effectively connected income computed in a manner similar to the manner in which the income of a domestic corporation is computed, except that a foreign corporation will be entitled to deductions and credits for a taxable year only if it timely files a U.S. federal income tax return for that year. In addition, a non-U.S. corporation may be subject to the U.S. federal branch profits tax on the portion of its effectively connected earnings and profits, with certain adjustments, deemed repatriated out of the U.S. Currently, the maximum U.S. federal income tax rates are 35% for a corporation's effectively connected income and 30% for the branch profits tax.

        A portion of the income of certain of our foreign subsidiaries is treated as effectively connected with the conduct of a trade or business within the U.S., and such effectively connected income is subject to U.S. federal income tax. U.S. federal income tax returns will be filed declaring such effectively connected income. There can be no assurance that the IRS will not assert or that a court will not decide that a larger portion of the income of certain of our foreign subsidiaries is effectively connected income subject to U.S. federal income tax. Our U.S. subsidiaries that are treated as corporations for U.S. federal income tax purposes are subject to U.S. federal income tax at regular corporate rates on their worldwide income, regardless of its source, subject to reduction by allowable foreign tax credits.

Consequences to U.S. Holders

Dividends

        Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, distributions of cash or property that we pay in respect of our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and will be includible in your gross income upon receipt. Distributions to you in excess of our earnings and profits will be treated first as a return of capital (with a corresponding reduction in your tax basis in the common shares) to the extent of your tax basis in the common shares on which the distribution was made, and then as capital gain from the sale or exchange of such common shares. We expect that our distributions will not be eligible for the dividends-received deduction for corporate U.S. Holders or "qualified dividend income" (which is taxable at the rates generally applicable to long-term capital gains) for U.S. Holders taxed as individuals.

Sale, Exchange or Other Taxable Disposition of Common Shares

        Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, upon the sale, exchange or other taxable disposition of common shares, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the common shares sold. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such common shares is more than one year at the time of its disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

        We expect SeaCube and certain of its subsidiaries to be PFICs for U.S. federal income tax purposes. Accordingly, you will be subject to different taxation rules with respect to an investment in our common shares depending on whether you make a QEF election with respect to your investment in common shares and with respect to the subsidiaries of SeaCube that are treated as PFICs. Different rules may apply to you if you are a "10% U.S. Holder" (as described below under Controlled Foreign Corporation Status and Related Tax Consequences). See below for a discussion about the possibility of making the "mark-to-market" election.

        If you make timely QEF elections with respect to your common shares and the subsidiaries of SeaCube that are treated as PFICs, you must report for U.S. federal income tax purposes your pro rata share of each PFIC's ordinary earnings and net capital gain, if any, for each taxable year for which it is a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the common shares you own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as "qualified dividend income." If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gains tax rates. Your adjusted tax basis in your common shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution, but it would result in a corresponding reduction in the adjusted tax basis in your common shares. You would not, however, be entitled to a deduction for your pro rata share of any losses that any such PFIC incurs with respect to any year. You generally would recognize capital gain or loss on the sale, exchange or other disposition of common shares. You may make timely QEF elections with respect to your investment in common shares by filing one copy of IRS Form 8621 with your U.S. federal income tax return for the first year in which you hold our common shares. SeaCube will provide you with all necessary information in order for you to make QEF elections as described above. Another election generally available with respect to publicly traded PFICs is the "mark-to-market" election. Although the "mark-to-market" election is available with respect to SeaCube, the law is unclear as to whether a "mark-to-market" election will also be effective with respect to any subsidiary of SeaCube that is a PFIC. Such uncertainty can be resolved by making a QEF election with respect to each PFIC subsidiary of SeaCube but may result in double inclusion of income. You should consult your tax adviser about the possibility of making a "mark-to-market" election with respect to SeaCube and the consequences of doing so.

        Finally, if you do not make the QEF or "mark-to-market" elections with respect to your investment in common shares, you would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on your common shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the common shares), and (ii) any gain realized on the sale, exchange or other disposition of common shares. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the aggregate holding period for the common shares;

  •
  the amount allocated to the current taxable year would be taxed as ordinary income and would not be "qualified dividend income"; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        If you do not make QEF elections with respect to the subsidiaries of SeaCube that are treated as PFICs, if the stock of a subsidiary of SeaCube that is treated as a PFIC is sold or otherwise disposed of, you will be required to recognize gain in an amount equal to your pro rata share of the gain realized by the direct owner of the disposed PFIC stock. The amount of such gain will be treated as an excess distribution and will be subject to the rules set forth above with respect to excess distributions.

        These special rules should not apply to a beneficial owner of our common shares that is a pension, profit sharing or other retirement trust or other tax-exempt organization that does not borrow money or otherwise utilize leverage in connection with its acquisition of our common shares.

        YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE APPLICATION OF THE PFIC RULES TO YOUR PARTICULAR SITUATION.

Controlled Foreign Corporation Status and Related Tax Consequences

        SeaCube may be a controlled foreign corporation ("CFC") for U.S. federal income tax purposes. SeaCube will be a CFC for any year in which U.S. Holders that each own (directly, indirectly or by attribution) at least 10% of SeaCube's voting shares (each a "10% U.S. Holder") together own more than 50% of the total combined voting power of all classes of SeaCube's voting shares or more than 50% of the total value of SeaCube's shares. If SeaCube were a CFC, there would be many complex results, one of which is that if you were a 10% U.S. Holder on the last day of SeaCube's taxable year, you would be required to recognize as ordinary income your pro rata share of certain income of SeaCube and its subsidiaries (including both ordinary earnings and capital gains) for the taxable year, whether or not you received any distributions on your common shares during that taxable year. In addition, special foreign tax credit rules would apply. Your adjusted tax basis in your common shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would result in a corresponding reduction in your adjusted tax basis in your common shares and would not be taxed again when you receive such distribution. Subject to a special limitation in the case of individual 10% U.S. Holders that have held their common shares for more than one year, if you were a 10% U.S. Holder, any gain from disposition of your common shares would be treated as dividend income to the extent of accumulated earnings attributable to such common shares during the time you held such common shares.

        For any year in which SeaCube were both a PFIC and a CFC, if you were a 10% U.S. Holder, you would be subject to the CFC rules and not the PFIC rules with respect to your investment in common shares.

        YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE POSSIBLE APPLICATION OF THE CFC RULES TO YOUR PARTICULAR SITUATION.

Information Reporting and Backup Withholding

        In general, information will be reported to the IRS each year regarding the amount of any dividends on our common shares and the proceeds of any sale of our common shares paid to you during such year unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely furnish the required information to the IRS.

        If you are a U.S. Holder that owns more than 10% of the aggregate value of our common shares (or you are an officer or director of SeaCube and you are a United States citizen or resident) you may be required to file an information return on IRS Form 5471. A U.S. Holder that purchases common shares with cash generally will be required to file Form 926 with the IRS if (i) immediately after the transfers such investor holds, directly or indirectly, at least 10% of our voting shares, or (ii) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the transfer exceeds $100,000. In the event a U.S. Holder fails to file any such required form, such holder could be required to pay a substantial penalty. In addition, depending on your particular circumstances, you may be required to file certain other IRS information returns with respect to an investment in common shares.

Consequences to Non-U.S. Holders

        Special rules may apply to you if you are a CFC or a PFIC or are otherwise subject to special treatment under the Code. In such case, you should consult your tax advisor to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to you with respect to an investment in common shares.

Dividends

        You generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to the common shares, unless that income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally taxable only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Taxable Disposition of Common Shares

        You generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of shares of our common shares unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States; or

  •
  if you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you meet certain other requirements.

        If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition of common shares under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition of common shares that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

        You may be required to establish your exemption from information reporting and backup withholding by certifying your status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-U.S. Holder and you sell your common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or that has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

        The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding.

UNDERWRITING

        J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us and the Initial Shareholder, and we and the Initial Shareholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Dahlman Rose & Company, LLC
DnB NOR Markets, Inc.
DVB Capital Markets LLC
Nomura Securities North America, LLC

Total	7,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of certain conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the Initial Shareholder that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our common shares offered by them. See "—Conflicts of Interest" below.

        The underwriters have an option to purchase up to 375,000 additional common shares from us and up to 750,000 additional common shares from the Initial Shareholder, exercisable for 30 days from the date of this prospectus, at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the over-allotment option is exercised, each underwriter must purchase a number of additional shares from the Company and the Initial Shareholder approximately proportionate to that underwriter's initial purchase commitment.

        We, our officers and directors, and the Initial Shareholder have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of J.P. Morgan Securities LLC, dispose of or hedge any of our common shares or any securities convertible into or exchangeable for our common shares. J.P. Morgan Securities LLC may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time without notice.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless the representatives provide a written waiver of such extension.

        At our request, the underwriters have reserved up to 5% of the common shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of common shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

        Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, the Initial Shareholder and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common shares will develop and continue after this offering.

        Our common shares have been authorized for listing on the NYSE under the symbol "BOX", subject to official notice of issuance. The underwriters will undertake to sell common shares to a minimum of 400 U.S. beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.

        The following table shows the underwriting discounts and commissions that we and the Initial Shareholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by SeaCube		Paid by the Initial Shareholder
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "Naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our portion of the total expenses of this offering, excluding the underwriting discount, will be $4,615,000.

        The underwriters or their affiliates may engage in transactions with, and may perform and have, from time to time, performed investment banking and advisory services for us, Seacastle, Fortress and certain of their affiliates in the ordinary course of their business and for which they have received or would receive customary fees and expenses. For example, affiliates of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as lenders and, in some instances, agents under the Seacastle Revolving Credit Facility, the Container Revolving Credit Facility, the CLI Funding Indenture and the CLI Funding III Credit Facility. An affiliate of Wells Fargo Securities, LLC is acting as the lender, and Wells Fargo Securities, LLC is acting as the administrative agent, under the CLI Funding IV Credit Facility. An affiliate of Wells Fargo Securities, LLC is also a counterparty to an interest rate swap agreement relating to notes issued under the CLI Funding Indenture. For a description of these facilities, see "Description of Certain Indebtedness." As discussed below, in certain circumstances conflicts will arise in connection with the repayment of outstanding indebtedness under these facilities with proceeds from the offering. See "—Conflicts of Interest" below.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the Initial Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Italy

        The offering of the shares has not been registered pursuant to Italian securities legislation and, accordingly, the shares may not be offered, sold or delivered, nor may copies of any document relating to the shares be distributed in the Republic of Italy ("Italy"), except (a) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the "Financial Services Act") and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time ("Regulation No. 11971"); or (b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

        Any offer, sale or delivery of the shares or distribution of copies of any document relating to the shares in Italy under (a) or (b) above must be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the "Banking Act"); (ii) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and (iii) in compliance with any other applicable laws and regulations or requirements imposed by CONSOB or other Italian authority.

Notice to Prospective Investors in Spain

        Neither the shares nor the prospectus has been or will be approved or registered in the administrative registries of the Spanish Securities Markets Commission (Comisión Nacional del Mercado de Valores). Accordingly, the shares may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offering of securities in Spain within the meaning of section 30-bis of the Securities Market Law 24/1988 of 28 July 1988 (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended, as developed by Royal Decree 1310/2005 of 4 November on admission to listing and on issues and public offers of securities (Real Decreto 1310/2005 de 4 de noviembre, por el que se desarrolla parcialmente la Ley 24/1988, de 28 de julio, de Mercado de Valores, en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos), and supplemental rules enacted thereunder or in substitution thereof from time to time.

Notice to Prospective Investors in Switzerland

        This prospectus is not a prospectus within the meaning of art. 652a of the Swiss Code of Obligations or a listing prospectus pursuant to art. 27 et seq. of the Listing Rules of the SIX Swiss Exchange and may not comply with information standards required thereunder. Accordingly, the shares will not be listed on any Swiss stock exchange and may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in the United Arab Emirates

        This document is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates ("UAE"). The shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities market or with any other UAE exchange. The offer and the shares have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. This document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the UAE.

Notice to Prospective Investors in Dubai

        This statement relates to an "exempt offer" in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Conflicts of Interest

        Because J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. or their affiliates are lenders or agents under the Amended Seacastle Credit Facility with the Initial Shareholder or its affiliates and will receive more than 5% of the net proceeds of this offering when such indebtedness is repaid, such underwriters have a "conflict of interest" as defined under Rule 2720(f)(5)(C)(i) of FINRA. Nomura Securities North America, LLC has a conflict of interest as defined in FINRA Rule 2720(f)(5), as its affiliate owns certain equity securities of Fortress. No underwriter having a Rule 2720 conflict of interest will be permitted by that Rule to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. When a FINRA member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by FINRA. In accordance with this rule, Wells Fargo Securities, LLC has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Wells Fargo Securities, LLC has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify Wells Fargo Securities, LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Conyers Dill & Pearman Limited of Bermuda will pass upon the validity of the common shares. Sullivan & Cromwell LLP is representing the underwriters in this offering. Skadden, Arps, Slate, Meagher & Flom LLP and Sullivan & Cromwell LLP also represent Fortress on a variety of past and current matters.

EXPERTS

        The consolidated financial statements and schedule of SeaCube Container Leasing Ltd. at December 31, 2008 and 2009, and for the three years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Interpool Limited and Subsidiaries for the period from January 1, 2007 to July 18, 2007, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        We have obtained the graphical, statistical and other information about the container leasing industry set forth in this prospectus, including all information under the heading "Industry" and all estimates about future container trade growth appearing elsewhere in this prospectus, from Harrison Consulting, and we have included such information in reliance upon the authority of Harrison Consulting as an expert in statistical and other analysis of the container leasing industry. The "Industry" section of this prospectus has been prepared by Harrison Consulting, which has confirmed to us that such section fairly summarizes the matters set forth therein, as stated in the consent of Harrison Consulting filed as an exhibit to the registration statement on Form S-1 under the Securities Act of which this prospectus is a part.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market share and industry data and forecasts that we have obtained or developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. This includes information relating to the container leasing industry from several independent outside sources including Harrison Consulting. See "Industry."

        Our internal data, estimates and forecasts are based upon information obtained from our customers, partners, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, of which this prospectus is a part and which includes exhibits, schedules and amendments filed with this registration statement, on Form S-1 with the SEC relating to this offering of our common shares. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

        Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements, and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information, can be inspected and copied at the locations set forth above. We intend to make this information available free of charge on our website, www.seacubecontainer.com.

INDEX OF FINANCIAL STATEMENTS

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Financial Statements

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Unaudited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
SeaCube Container Leasing Ltd. (formerly Container Leasing International, LLC and Subsidiaries)

        We have audited the accompanying Consolidated Balance Sheets of SeaCube Container Leasing Ltd. (formerly Container Leasing International, LLC and Subsidiaries) (the "Company") as of December 31, 2008 and 2009, and the related Consolidated Statements of Operations, Changes in Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the index on F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SeaCube Container Leasing Ltd. as of December 31, 2008 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles. Also in our opinion the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

/s/ Ernst & Young LLP
MetroPark, New Jersey
March 29, 2010, except as to Notes 1, 11 and 16 as to which the date is May 19, 2010

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Balance Sheets

(dollars in thousands)

	December 31,
	2008	2009
Assets
Cash and cash equivalents	$30,567	$8,014
Restricted cash	30,056	22,060
Accounts receivable, net of allowance of $4,659 and $3,199, respectively	38,294	29,802
Net investment in direct finance leases	582,320	555,990
Leasing equipment, net of accumulated depreciation of $187,854 and $116,518, respectively	863,730	360,847
Goodwill	22,483	22,483
Shareholder Note	—	89,116
Other assets	13,936	8,917

Total assets	$1,581,386	$1,097,229

Liabilities and shareholders' equity
Liabilities:
Accounts payable	$760	$266
Accrued expenses and other liabilities	16,132	16,883
Fair value of derivative instruments	92,108	43,304
Deferred income	2,531	4,038
Deferred income taxes	38	120
Debt:
Due within one year	506,777	131,270
Due after one year	709,437	666,994

Total debt	1,216,214	798,264

Total liabilities	1,327,783	862,875

Commitments and contingencies (Note 8)
Shareholders' equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized; 16,000,000 shares issued and outstanding	160	160
Additional paid in capital	289,826	289,826
Retained earnings	61,418	(13,586)
Accumulated other comprehensive loss	(97,801)	(42,046)

Total shareholders' equity	253,603	234,354

Total liabilities and shareholders' equity	$1,581,386	$1,097,229

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Operations

(dollars in thousands, except for share and per share amounts)

	Year Ended December 31,
	2007	2008	2009
Revenues:
Equipment leasing revenue	$166,362	$168,868	$74,268
Finance revenue	34,211	58,803	54,198
Other revenue	8,334	11,148	13,407

Total revenues	208,907	238,819	141,873
Expenses:
Direct operating expenses	9,133	13,780	9,073
Selling, general and administrative expenses	26,339	26,215	21,983
Depreciation expenses	75,179	79,491	37,769
Provision for doubtful accounts	1,256	1,468	4,678
Impairment of leasing equipment held for sale	1,039	6,688	5,974
Interest expense, including non-cash interest of $4,971, $8,418 and $8,450, respectively	63,353	81,114	51,922
Interest income	(1,659)	(1,055)	(2,690)
Loss on terminations and modifications of derivative instruments	—	—	37,922
Gain on 2009 Sale	—	—	(15,583)
Loss on retirement of debt	—	413	1,330
Other expenses, net	3,501	669	4,251

Total expenses	178,141	208,783	156,629
Income (loss) before provision for income taxes	30,766	30,036	(14,756)
Provision for income taxes	—	—	248

Net income (loss)	$30,766	$30,036	$(15,004)

Net income (loss) per common share (Notes 1 and 11)
Basic and diluted net income (loss) per share	$1.92	$1.88	$(0.94)
Basic and diluted weighted average number of common shares outstanding	16,000,000	16,000,000	16,000,000

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Changes in Shareholders' Equity

(dollars in thousands)

Years Ended December 31, 2007, 2008, and 2009

	Preferred Shares		Common Shares
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings		Comprehensive Income (Loss)	Total Shareholders' Equity
Balance, December 31, 2006	—	—	16,000,000	160	239,826	$3,637	$(327)		$243,296
Capital contribution from shareholders					50,000		—	—	50,000
Assumption of interest rate swaps from shareholders						(3,021)	—	—	(3,021)
Comprehensive income (loss):
Net income						30,766	—	$30,766	—
Other comprehensive (loss) income:
Net derivative loss reclassified into earnings						—	37	37	—
Unrealized loss on derivative instruments						—	(40,348)	(40,348)	—
Foreign currency translation						—	45	45	—

Comprehensive loss								$(9,500)	(9,500)

Balance, December 31, 2007	—	—	16,000,000	160	289,826	31,382	(40,593)		280,775
Comprehensive income (loss):
Net income						30,036	—	$30,036	—
Other comprehensive (loss) income:
Net derivative loss reclassified into earnings						—	4,587	4,587	—
Unrealized loss on derivative instruments						—	(62,116)	(62,116)	—
Foreign currency translation						—	321	321	—

Comprehensive loss								$(27,172)	(27,172)

Balance, December 31, 2008	—	—	16,000,000	160	289,826	61,418	(97,801)		253,603
Distributions to shareholders						(60,000)	—		(60,000)
Comprehensive income (loss):
Net loss						(15,004)	—	$(15,004)	—
Other comprehensive (loss) income:
Net derivative loss reclassified into earnings						—	9,978	9,978	—
Unrealized gain on derivative instruments, net of $150 tax expense						—	7,892	7,892	—
Loss on terminations and modifications of derivative instruments reclassified into earnings						—	37,922	37,922	—
Foreign currency translation						—	(37)	(37)	—

Comprehensive income								$40,751	40,751

Balance, December 31, 2009	—	—	16,000,000	160	289,826	$(13,586)	$(42,046)		$234,354

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities
Net income (loss)	$30,766	$30,036	$(15,004)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	76,718	81,130	38,989
Provision for doubtful accounts	1,256	1,468	4,678
Loss on sale of leasing equipment	3,611	585	4,822
Derivative loss reclassified into earnings	37	4,587	9,978
Ineffective portion of cash flow hedges	1,722	2,373	(2,840)
Loss on terminations and modification of derivative instruments	—	—	37,922
Gain on 2009 Sale	—	—	(15,583)
Impairment of leasing equipment held for sale	1,039	6,688	5,974
Loss on retirement of debt	—	413	1,330
Deferred income taxes	—	—	82
Changes in operating assets and liabilities:
Accounts receivable	(9,989)	1,291	(12,547)
Other assets	(2,142)	(1,007)	444
Accounts payable, accrued expenses and other liabilities	(12,047)	2,993	(8,786)
Deferred income	5,696	(3,165)	1,507

Net cash provided by operating activities	96,667	127,392	50,966

Cash flows from investing activities
Proceeds from sale of leasing equipment	27,447	29,977	14,761
Collections on net investment in direct finance leases, net of interest earned	68,159	122,870	110,528
(Increase) decrease in restricted cash	(12,735)	6,403	7,996
Purchase of leasing equipment	(211,174)	(6,270)	—
Investment in direct finance leases	(114,972)	(101,269)	(55,218)
Purchase of fixed assets	(647)	(933)	(86)
Business acquired, net of cash acquired	(420,061)	—	—
Net proceeds from 2009 Sale	—	—	454,193
Increase in Shareholder Note	—	—	(89,116)

Net cash (used in) provided by investing activities	(663,983)	50,778	443,058

Cash flows from financing activities
Proceeds from long-term debt	896,415	408,051	181,657
Repayments of long-term debt	(355,903)	(565,414)	(599,607)
Cash paid for debt issuance fees	(4,565)	(1,198)	(669)
Contributions from (distribution to) shareholders	50,000	—	(60,000)
Payments to terminate derivative instruments	(11,870)	(509)	(37,922)

Net cash provided by (used in) financing activities	574,077	(159,070)	(516,541)

Effect of changes in exchange rates on cash and cash equivalents	59	321	(36)

Net increase (decrease) in cash and cash equivalents	6,820	19,421	(22,553)
Cash and cash equivalents, beginning of year	4,326	11,146	30,567

Cash and cash equivalents, end of year	$11,146	$30,567	$8,014

Supplemental disclosures of cash flow information
Cash paid for interest	$57,362	$72,223	$44,431

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements

(dollars in thousands, except as otherwise noted)

1. Description of the Business and Basis of Presentation

        The accompanying Consolidated Financial Statements of SeaCube Container Leasing Ltd. (the "Company" or "SeaCube") have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The Company operates in a single segment. The Company purchases intermodal containers and leases them to shipping and transportation companies, both domestically and internationally. Containers include refrigerated and dry freight containers as well as generator sets, which are leased to shipping line customers through a variety of long-term and short-term contractual leasing arrangements.

        In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification (the "FASB ASC"). The FASB ASC has become the single source of non-governmental US GAAP recognized by the FASB in the preparation of financial statements. The FASB ASC does not supersede the rules or regulations of the Securities and Exchange Commission ("SEC"), therefore, the rules and interpretive releases of the SEC continue to be additional sources of US GAAP for the Company. The Company adopted the FASB ASC as of July 1, 2009. The FASB ASC does not change US GAAP and did not have an effect on the Company's consolidated financial position, results of operations or cash flows.

Structure Formation

        SeaCube was incorporated by Seacastle Operating Company Ltd. (the "Initial Shareholder" or "Seacastle Operating") in Bermuda in March 2010. The Initial Shareholder is a subsidiary of Seacastle Inc. ("Seacastle"). Seacastle is owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC and by employees of Seacastle and other shareholders. Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), the entity through which we conduct all of our operations ("CLI"), was founded in 1993 and was acquired by an affiliate of the Initial Shareholder in 2006. At December 31, 2009, CLI was a wholly owned subsidiary of the Initial Shareholder.

        In March 2010, in preparation of this offering, SeaCube and the Initial Shareholder formed SeaCube Container Holdings Ltd., SeaCube Container Investment LLC and SeaCube Operating Company Ltd. and entered into a series of intercompany transactions to finalize the separation of its container leasing business from the other businesses of Seacastle and to establish the appropriate organizational structure for SeaCube (the "Structure Formation"). Among other things, the formation of SeaCube Container Holdings Ltd. and SeaCube Container Investment LLC helps to simplify certain tax reporting obligations and to eliminate the need for public shareholders to make certain additional tax elections that might otherwise need to be made when SeaCube formed a new subsidiary. After the Structure Formation, CLI was a wholly owned subsidiary of the Initial Shareholder on an indirect basis. Following the Structure Formation, SeaCube continues to conduct all of its operations through CLI and CLI's operating subsidiaries. The Structure Formation will not change the taxation of SeaCube compared to the taxation reflected in its historical financial statements. On April 22, 2010, SeaCube issued 15,000,000 common shares, par value $0.01 per share, to the Initial Shareholder, resulting in the Initial Shareholder owning 16,000,000 of SeaCube's common shares.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

1. Description of the Business and Basis of Presentation (Continued)

        As a result of the Structure Formation, the organizational structure of SeaCube and its subsidiaries is as follows:

  •
  SeaCube is a subsidiary of Seacastle Operating Company Ltd.;

  •
  SeaCube Container Holdings Ltd. is a wholly owned subsidiary of SeaCube;

  •
  SeaCube Container Investment LLC is owned by SeaCube Container Holdings Ltd. (1%) and by SeaCube (99%);

  •
  SeaCube Operating Company Ltd. is a wholly owned subsidiary of SeaCube Container Investment LLC; and

  •
  CLI is wholly owned by SeaCube Operating Company Ltd. and an indirect wholly owned subsidiary of SeaCube.

        The Company's capital accounts and corresponding earnings per share amounts have been retroactively adjusted for all periods presented as a result of the Structure Formation.

        In connection with the Structure Formation, SeaCube Operating Company Ltd. assumed the obligations of the Initial Shareholder under an $89.1 million note in favor of CLI ("Shareholder Note") (see Notes 14 and 16). The assumption of the Shareholder Note by SeaCube Operating Company Ltd. has been accounted for as a non-cash distribution to the Initial Shareholder. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note.

Interpool Containers Acquisition

        On July 19, 2007, the Company acquired substantially all of the assets and liabilities of Interpool Limited's business ("Interpool Containers"). Interpool Limited and its subsidiaries were in the business of leasing intermodal dry freight standard containers. The results of operations of Interpool Containers from July 19, 2007 and thereafter are included in the Consolidated Financial Statements of the Company.

        The acquisition of Interpool Containers was accounted for using the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed from Interpool Containers were recorded at the date of acquisition, at their respective fair values. The purchase price plus acquisition costs exceeded the fair values of acquired assets and assumed liabilities. This resulted in the recognition of goodwill in the amount of $7,174. The factors that contributed to a purchase price that resulted in recognition of goodwill include (i) a growing global perishable and dry goods market and (ii) consumer demand to have access to these goods regardless of the season.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

1. Description of the Business and Basis of Presentation (Continued)

        As finalized during 2008, the purchase price allocation of the assets acquired and liabilities assumed on July 19, 2007 was as follows:

Assets acquired:
Cash and cash equivalents	$7,076
Accounts receivable	10,219
Net investment in direct finance leases	385,777
Leasing equipment	135,992
Goodwill	7,174
Other assets	30

Total assets acquired	546,268

Liabilities assumed:
Accounts payable and accrued expenses	(75,203)
Deferred income	(4,511)
Long-term debt and capital lease obligations	(39,417)

Total liabilities assumed	(119,131)

Purchase price	$427,137

        The following unaudited pro forma information presents the results of operations of the Company as if the Interpool Containers acquisition had taken place on January 1, 2007. The pro forma information is not necessarily indicative of the actual results of operations had the transaction been effected on the assumed dates.

Year Ended December 31, 2007
(Unaudited)
Total revenues	$243,086
Net income	46,668
Basic and diluted earnings per share	$2.92

2009 Sale

        On January 20, 2009, the Company entered into sale agreements with an unrelated third party investor group for the sale of approximately 65,000 containers and generator sets for cash consideration of $454,193. The leasing assets sold had a book value of approximately $427,718, and we also sold accounts receivable with a carrying value of $10,892. This transaction resulted in a gain of approximately $15,583 which was recorded in the Company's 2009 Consolidated Financial Statements. In conjunction with the sale of these assets, we signed an Administrative Services Agreement, whereby, for a ten-year term subject to a maximum 3 year extension at the option of the container owner, we have agreed to operate, lease and re-lease the containers and to act on the owners behalf as so directed. Under the agreement, we do not retain any risk of ownership. The Administrative Services Agreement is subject to an early termination right of the container owner if certain performance targets are not met. Management fees will be paid by the owners to the Company depending upon the type of lease that the equipment is under (term, master lease or direct finance lease). The Company

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

1. Description of the Business and Basis of Presentation (Continued)

will collect lease receivables on behalf of the owners and remit amounts to the owners after deducting the applicable management fees. These fees are recorded in Other revenue in the Consolidated Statements of Operations.

        The containers and gensets and associated lease interests that were sold in the 2009 Sale were a representative sample of the Company's total operating lease fleet with regard to equipment type, customer mix, age, and utilization. The principal reasons why the Company entered into the 2009 Sale were (i) to provide the Company with an opportunity to establish a new relationship with a third party capital provider, (ii) to allow the Company to mitigate some customer credit and residual risk of ownership to a third party, thereby reducing its aggregate risk exposure to several customers, and (iii) to provide the Company with additional revenue in the form of management fees from the long-term Administrative Services Agreement that the Company entered into at the time of the sale.

        Upon completion of the sale of the containers, the Company repaid $365,625 of indebtedness under the Series 2006-2 Asset-Backed Securitization. In addition, the Company paid $37,922 to terminate and modify derivative instruments directly related to the indebtedness under this facility and paid down $48,000 of the Series 2006-1 Asset-Backed Securitization. The Company also wrote off $1,330 of deferred financing fees related to the Series 2006-2 indebtedness and recognized a $37,922 loss on the derivative instruments modified and terminated due to the sale. These payments were funded by cash on hand, the net proceeds of the container sale and proceeds from a $43,000 borrowing under the Container Revolving Credit Facility.

Reclassifications

        Certain reclassifications have been made to the 2007 and 2008 amounts in order to conform to the 2009 presentation.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The Company's Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

Restricted Cash

        Restricted cash consists of cash that is held by the Company for security deposits received from lessees pursuant to the terms of various lease agreements and rent collections held in lockbox accounts pursuant to the Company's credit facilities and securitization agreements.

Direct Finance Leases

        Direct finance leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. The Company generally bears greater risk in operating lease transactions (versus direct finance lease transactions) due to redeployment costs and related risks that are avoided under a direct finance lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

Leasing Equipment

        Leasing equipment includes containers and generator sets. Containers and generator sets are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment.

        Estimated useful lives and residual values have been principally determined based on the Company's historical disposal experience. The estimated useful lives and average residual values for the Company's leasing equipment from the date of manufacture are as follows:

	Useful Lives (Years)	Average Residual Values (in Dollars)
Refrigerated containers	15.0	$1,716
Dry containers	12.5	1,015
Generator sets	12.0	975

        The Company will continue to review its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted.

        The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them in Direct operating expenses in the Consolidated Statements of Operations. Residual values for refrigerated containers are estimated to be 10% of their original cost, dry containers' residual values are estimated to be 37% of their original cost and generator sets' residual values are estimated to be 10% of their original cost.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

        In accordance with the Property, Plant and Equipment Topic of the FASB ASC, we review our leasing assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset group as a whole may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of the Company's fleet exceeds its estimated future undiscounted cash flows. Impairment exists when the carrying value of leasing assets taken as a whole exceeds the sum of the related undiscounted cash flows. Our review for impairment includes considering the existence of impairment indicators including third party appraisals of our equipment, adverse changes in market conditions for specific long-lived assets and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of our equipment. When indicators of impairment suggest that the carrying value of our leasing assets may not be recoverable, we determine whether the impairment recognition criteria have been met by evaluating whether the carrying value of the leasing assets taken as a whole exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, and the residual value expected to be realized upon disposition of the assets estimated downtime between re-leasing events and the amount of re-leasing costs.

        If we determine that the carrying value may not be recoverable, we will assess the fair values of the assets. In determining the fair value of the assets, we consider market trends, published values for similar assets, recent transactions of similar assets and quotes from third-party appraisers. If the carrying amount of an asset group exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

        There were no impairments of leasing assets for the years ended December 31, 2007, 2008 and 2009.

Leasing Assets Held for Sale

        In accordance with the Property, Plant and Equipment Topic of the FASB ASC, leasing assets held for sale are stated at the lower of carrying value or fair value, less estimated costs to sell. Leasing assets held for sale are not depreciated and related deferred costs are not amortized. The majority of our impairments occur at the conclusion of an operating lease whereby our equipment is of an advanced age with a certain amount of damage for which the lessee is responsible. The decision to categorize the equipment as "held for sale" is based upon a discounted cash flow model which includes costs rebillable to the lessee. These rebillable costs are recorded as other revenues and are not recorded as a reduction of the impairment of long-lived assets.

        Impairment of leasing equipment held for sale was $1,039, $6,688 and $5,974 for the years ended December 31, 2007, 2008 and 2009, respectively. Assets held for sale were $1,496, $3,738, and $1,402 at December 31, 2007, 2008 and 2009, respectively.

Goodwill

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with Intangibles-

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Goodwill and Other Topic of the FASB Topic 850, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company evaluates the recoverability of goodwill using a two-step impairment test approach. Management has determined that the Company has one reporting unit.

        In the first step, the fair value is compared to its carrying value including goodwill. Fair value is estimated using a discounted free cash flow analysis which is based on current operating budgets and long range projections. The assumptions for the projections are based on management's historical experience as well as their future expectations of market conditions. Free cash flow is discounted based on market comparable weighted-average cost of capital rates derived from the capital asset pricing model. The inputs to the model were primarily derived from publicly available market data.

        If the fair value is less than the carrying value, a second step is performed which compares the implied fair value of the goodwill to the carrying value of the goodwill. The implied fair value of the goodwill is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the carrying value, the difference is recognized as an impairment charge. The Company performed its impairment assessment of goodwill using consistent methodologies and concluded that fair value substantially exceeded carrying value and no impairment existed for the years ended December 31, 2007, 2008 and 2009.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income (loss) and other gains and losses, net of tax, if any, affecting shareholders' equity that, under US GAAP, are excluded from net income. Such amounts include the changes in the fair value of derivative instruments, reclassification into the earnings of amounts previously deferred relating to the derivative instruments and foreign currency translation gains and losses relating to the Company's foreign subsidiaries.

Share Based Compensation

        Certain key employees of SeaCube and certain employees with shared responsibility to SeaCube and other divisions of Seacastle are the recipients of employment agreements that have restricted stock benefits. SeaCube has recognized compensation costs relating to these share-based awards in the SeaCube Consolidated financial statements based upon the fair value of the equity instruments at the time they were issued. The Company uses a straight-line method of accounting for compensation cost on share based payment awards that contain pro rata vesting provisions. SeaCube expects to settle with affiliates all management fees, including these awards, in cash.

Management Services

        In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company manages certain equipment for third-party investors and owners. The management services provided by the Company include re-marketing, billing, collection and other administrative functions associated with leasing this equipment to lessees in the transportation industry.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

During the period that the Company is managing the equipment for the investors, the Company earns a management fee, which is generally based on the net operating income earned by the equipment sold to third-party investors. In addition, the Company often earns management fees related to the sale of the equipment at the end of its useful life. These fees are classified as Other revenue in the Consolidated Statements of Operations. The collections performed on behalf of the owners are classified in Accrued expenses and other liabilities on the Consolidated Balance Sheets until remitted.

Concentration of Credit Risk

        The Company is subject to concentrations of credit risk with respect to amounts due from customers. The Company attempts to limit its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. The Company earned approximately 69%, 64% and 61% of revenues from its top ten customers for the years ended December 31, 2007, 2008 and 2009, respectively. The Company's two largest customers accounted for 22% and 10% of total revenues during 2007, 19% and 10% of total revenues during 2008 and 16% and 15% of total revenues during 2009. Based on balances due at December 31, 2009, the maximum amount of loss the Company would incur if these two customers failed completely to perform according to the terms of their contracts would be $5,945. The Company believes that there could be a concentration risk on its accounts receivable due to the receivables due from ocean liner companies. Many of these companies have reported a general slowdown in volumes due to the turbulence in the worldwide economy. While the Company believes that it has properly reserved for uncollectible accounts receivable, it is possible that the Company may experience longer payment cycles. Although the Company is not dependent on any one customer for more than 16% of its revenues, deterioration in credit quality of several of the Company's major customers could have an adverse effect on its consolidated financial position and operating results. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of December 31, 2009. We also have a concentration of credit in our direct finance lease portfolio. Our top two customers account for 32% and 33% of the outstanding principal at December 31, 2008 and 2009, respectively. If either of these customers were to default, the Company would seek to recover the equipment securing the lease, often at fair market values in excess of the remaining receivable, and present certain claims to our insurers of default losses. Historically, the company has not experienced significant losses related to direct finance leases and does not project future uncollectible amounts related to the principal balances receivable.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        The Company's primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition—Equipment Leasing Revenue

        The Company generates equipment leasing revenue through short-term and long-term operating leases, principally with shipping lines. The Company acts as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

Revenue Recognition—Finance Revenue

        The Company enters into finance leases as lessor of equipment that it owns. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as Finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the Net investment in direct finance leases.

Revenue Recognition—Other Revenue

        Other revenue includes fees that the Company's customers are contractually obligated to pay to return equipment to a leasable condition as well as fees for third party positioning of equipment. When a lessee leases equipment from the Company, the lessee is contractually obligated to return the equipment in a leasable condition according to predetermined standards. Upon redelivery of the units, the Company bills the lessee for the expected cost to repair the equipment based on a repair survey performed at the depot. When the equipment comes off lease, estimates of the cost to repair the equipment are prepared. The Company bills the lessee based on this estimate and records maintenance and repair revenue at that time. In accordance with the Revenue Recognition—Principal Agent Considerations Topic of the FASB ASC, the Company recognizes billings to customers for damages incurred and certain other pass-through costs as Other revenue in the Consolidated Statements of Operations. The Company recognizes gross revenues from these pass-through costs as the Company is the primary obligor with respect to purchasing goods and services from third parties; the Company generally has the discretion in selection of the repair service provider; and the Company generally has the credit risk because the services are purchased prior to reimbursement being received.

        Other revenue also includes revenues earned on container equipment the Company sold to third-party investors for which management services are provided as well as recognition of a portion of the gain on the sale of the equipment that was deferred at the time of sale. Revenue is recognized as services are rendered.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Deferred Income

        Deferred income includes cash received on advanced billings to customers prior to it being earned. These amounts are recognized as revenue when earned.

Direct Operating Expenses

        Direct operating expenses are primarily related to costs incurred in relation to leasing equipment that is not being leased to a third party ("off-hire equipment"). These expenses primarily consist of costs to repair and maintain the equipment, to store the equipment when it is not on lease and to reposition the equipment for pick-up by a customer. Repositioning costs incurred prior to the initial lease are capitalized as a cost of the asset acquisition.

Provision for Doubtful Accounts

        The Company determines the provision for doubtful accounts based on its assessment of the collectibility of its receivables. The Company identifies those accounts based on two methods: (1) a customer-by-customer basis and (2) an allowance method. In the first method, the Company reviews certain accounts and places a likelihood of default percentage on each account individually. For the remaining receivable balance, the Company applies a delinquency factor to the unallocated balance. This delinquency factor is based on prior history and represents the Company's best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts.

Derivative Instruments and Hedging Activities

        The Company accounts for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB ASC. This FASB ASC requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities.

        The Company has entered into derivative instruments in the form of interest rate swaps, which are used to reduce its interest rate risk. Through these interest rate swaps, the Company receives floating rate payments in exchange for fixed rate payments, effectively converting its floating debt borrowings to a fixed rate. As a matter of policy, the Company does not enter into derivatives for speculative purposes.

        The manner in which a derivative instrument is recorded depends on whether it qualifies for hedge accounting. The Company applies hedge accounting and designates and accounts for its interest rate swap contracts as cash flow hedges. For effective cash flow hedges, changes in fair value are recorded in Accumulated other comprehensive income (loss) in the Consolidated Statements of Changes in Shareholders' Equity. The ineffective portion of cash flow hedges is recorded in Interest expense in the Consolidated Statements of Operations. See also Notes 6, 9 and 15.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Sales of Leasing Equipment

        The Company records the gains and losses from the sales of leasing equipment as part of Other expenses, net in the Consolidated Statements of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment. Net losses on the sale of leasing equipment were $3,611, $585 and $4,822 (including $3,287 of unrecovered equipment previously on hire to a defaulted customer) for the years ended December 31, 2007, 2008 and 2009, respectively.

Provision for Income Taxes

        Prior to the Structure Formation, CLI was a disregarded U.S. entity owned by the Initial Shareholder which is incorporated in Bermuda. Therefore, only the Initial Shareholder's income effectively connected with its U.S. trade or business was subject to U.S. taxation. After the Structure Formation, CLI is a disregarded entity owned by SeaCube Operating Company Ltd. which is incorporated in Bermuda. Therefore, only SeaCube Operating Company Ltd.'s income effectively connected with its U.S. trade or business is subject to U.S. taxation. The Company has recorded a provision for income taxes as if CLI was a stand-alone entity.

Recently Adopted and Recently Issued Accounting Standards

Adopted in 2009

        Effective October 1, 2009, the FASB issued authoritative guidance on measuring liabilities at fair value. The new requirement provides clarification and additional guidance regarding how to determine the fair value of liabilities when a quoted price in an active market for an identical liability is not available. The adoption had no impact on the Company's Consolidated Financial Statements.

        Effective June 30, 2009, the Company adopted the interim disclosure provisions about the fair value of financial instruments as required by the Fair Value Measurement and Disclosures Topic of the FASB ASC. The adoption had no impact on the Company's Consolidated Financial Statements besides certain additional disclosures. See Note 2—Nature of Operations and Summary of Significant Accounting Policies—Fair Value of Financial Instruments.

        Effective June 30, 2009, the Company adopted the subsequent event provisions as required by the Subsequent Events Topic of the FASB ASC. The adoption had no impact on the Company's Consolidated Financial Statements besides the additional disclosure of the date through which the Company evaluated subsequent events.

        Effective January 1, 2009, the Company adopted enhanced disclosures about how and why it uses derivative instruments, how they are accounted for, and how they affect its financial performance as required by the Derivatives and Hedging Topic of the FASB ASC. The adoption had no impact on the Company's Consolidated Financial Statements besides certain additional disclosures. See Note 6—Derivatives and Hedging Activities.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

Pending Adoption

        In June 2009, the FASB issued authoritative guidance on the accounting for transfers of financial assets, which is effective for reporting periods beginning after November 15, 2009. The new requirement eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor's interest in transferred financial assets. The adoption had no impact on the Company's Consolidated Financial Statements.

        In January 2010, the FASB issued authoritative guidance on accounting for the Fair Value Measurements and Disclosures; Improving Disclosures about Fair Value Measurements Topic. This pronouncement requires additional information to be disclosed principally with respect to Level 3 fair value measurements and transfers to and from Level 1 and Level 2 measurements. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Earlier application is permitted.

        No other new accounting pronouncements issued or effective during 2009 had or is expected to have a material impact on the Company's Consolidated Financial Statements.

3. Leasing Activity

        The Company's container leases are "triple net," requiring the lessee to maintain, insure and pay taxes on the equipment until return, at no cost to the lessor. Typical lease provisions allocate all risk of loss to the lessee, requiring the lessee to indemnify the lessor against all risks, claims, or causes of actions arising from the leasing, operation, maintenance, repair, possession or control of the equipment. The lessee is responsible for compliance with all laws and regulations, including all environmental risk. The lessee is further responsible for loss or damage to the equipment, however caused, subject to normal wear and tear. The lessee must defend and hold harmless the lessor in the event of any claims for loss or damage to the equipment, cargo, or third parties occurring while leased. The lease terms that are variable, and can change based on the lease type, are the per diem rates, the length of the lease and the redelivery locations and quantities that may be redelivered to such locations. However, the general governing terms and conditions of the lease remain the same whether the lease is short-term, long-term or a direct finance lease, and whether the lease is for the initial term or a renewal. Multiple contracts with a single Lessee are not combined and are accounted for as separate arrangements. The Company had no amounts of contingent rental in any periods presented.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

3. Leasing Activity (Continued)

Equipment Leasing Revenue

        The Company has noncancelable operating leases for its leasing equipment. At December 31, 2009, future minimum lease revenue under these agreements was estimated as follows:

Total Amount
2010	$50,008
2011	42,010
2012	25,446
2013	13,050
2014	4,791
Thereafter	721

$136,026

Finance Revenue

        The Company enters into direct finance leases. These leases generally provide that, after a stated lease term, the lessee has the option to purchase the equipment, typically for amounts below the estimated fair market value of the equipment, at the time the purchase option becomes exercisable. Guaranteed and unguaranteed residual values are included in Net investment in direct finance leases in the Consolidated Balance Sheets. Under the terms of these leases, the substantive risks and rewards of equipment ownership are passed to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The principal component is equal to the cost or carrying amount of the leased property. The interest component is equal to the gross cash flows charged to the lessee less the principal component. The Company recognizes the interest component, which is calculated using the effective interest method over the term of the lease as finance revenue. The principal component of the lease payment is reflected as a reduction to Net investment in direct finance leases. As of December 31, 2008 and 2009, the Company had guaranteed and unguaranteed residual values for leasing equipment on direct finance leases of $43,497 and $77,177, respectively.

        At December 31, 2009, receivables in these direct finance leases are collectible through 2020 as follows:

	Total Lease Receivables	Unearned Lease Income	Net Lease Receivables
2010	$148,891	$49,353	$99,538
2011	132,247	39,633	92,614
2012	114,906	30,790	84,116
2013	102,734	22,732	80,002
2014	116,221	14,054	102,167
Thereafter	111,040	13,487	97,553

	$726,039	$170,049	$555,990

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

3. Leasing Activity (Continued)

        As of December 31, 2008, the Company had total lease receivables, unearned lease income and net lease receivables of $742,329, $172,242 and $570,087, respectively, which excluded revenues for direct finance leases sold in the 2009 Sale on January 20, 2009. The unguaranteed residual values are reflected in "Net Lease Receivables" above.

4. Leasing Equipment

        The following is a summary of leasing equipment recorded on the Consolidated Balance Sheets:

	December 31
	2008	2009
Dry containers	$126,688	$46,604
Refrigerated containers	885,341	407,716
Generator sets	39,555	23,045

Total	1,051,584	477,365
Less accumulated depreciation	(187,854)	(116,518)

Leasing equipment, net of accumulated depreciation	$863,730	$360,847

        There were no assets recorded under capital leases at December 31, 2008 and 2009.

        As described in Note 5, the Company has debt obligations that are collateralized by the Company's restricted cash, leasing equipment and net investment in direct finance leases. As of December 31, 2008 and 2009, assets pledged as collateral on the Company's debt amounted to $1,449,834 and $940,750, respectively.

5. Borrowings

        The following is a summary of the Company's borrowings:

	December 31
	2008	2009
Container Asset-Backed Securitizations:
Series 2006-1 Notes	$525,167	$414,469
Series 2006-2 Notes	365,625	—
CLI Funding III Credit Facility	325,422	383,795

Total debt	1,216,214	798,264
Less current maturities	(506,777)	(131,270)

Long-term debt, less current maturities	$709,437	$666,994

        The Company's debt consists of revolving credit facilities and asset-backed notes payable in varying amounts due through 2019, with a weighted-average interest rate of 5.60% and 5.80% for the years ended December 31, 2008 and 2009, respectively. The weighted-average interest rates disclosed are calculated as "all-in" rates which include interest expense and amortization of deferred financing fees.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

5. Borrowings (Continued)

Container Revolving Credit Facility

        The Company had a two-year senior secured revolving credit facility, which it refers to as the Container Revolving Credit Facility, which allowed for maximum borrowings of $100.0 million. The agreement included a $10.0 million sublimit for letters of credit. On August 19, 2008, the Company renewed the facility for a term of one year and reduced the total facility size to $50.0 million. On August 19, 2009, this facility was again renewed for a term of one year for $25.0 million. On January 26, 2010, the facility was amended to increase the amounts available to $40.0 million. The terms of the amendment include a declining advance rate and an increased interest rate spread depending upon the amount drawn. Proceeds of loans under the Container Revolving Credit Facility are available to be used for working capital and general corporate purposes. The revolver matures on January 25, 2011.

        The Company pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of obligations under the facility, under other loan documents and under the guaranty. The pledged assets included, among other things, marine and intermodal containers, generator sets and equity interests in certain subsidiaries and all proceeds of any and all of the foregoing. As of December 31, 2008, the facility was undrawn. Balances borrowed during 2009 were repaid and there was no balance outstanding at December 31, 2009. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 4.61% and 4.34% excluding unused fees and the amortization of up-front costs, respectively.

Container Asset-Backed Securitizations ("CLI Funding")

        On August 24, 2006, the Company entered into the Container Asset-Backed Securitizations. The Company contributed certain eligible containers, together with related leases, to a special purpose entity ("SPE") whose primary business activity is to issue asset-backed notes. The SPE is one of the Company's wholly owned subsidiaries. These borrowings are an obligation of the SPE, and the lenders' recourse in respect of the borrowings is generally limited to the collections that the 2006 SPE receives on the assets.

        The Series 2006-1 Notes bear interest at the rate of one-month LIBOR plus a margin. The Series 2006-2 Notes bear interest at (i) a rate equal to the sum of the commercial paper rate (determined in accordance with the Series 2006-2 Supplement) and a margin, if the advance has been funded through the issuance of commercial paper, (ii) a rate equal to the quotient of (a) LIBOR divided by (b) the Federal Reserve's Eurodollar Reserve Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to LIBOR or (iii) the greater of (a) the prime rate as set forth by the agent under the agreement plus a margin or (b) the Federal Funds Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to some rate other than LIBOR and is not funded with commercial paper. The Company pays a commitment fee in connection with the Series 2006-2 Notes to each note holder on the total available commitments of such note holder.

        At no time shall the outstanding amount of the Series 2006-1 Notes exceed the asset base, which at any time is the sum in the aggregate of 85% of the book value of eligible assets plus the net present

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

5. Borrowings (Continued)

value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease, plus the amount then on deposit in the restricted cash account. If the outstanding loans exceed the asset base at any time, then the Company will be required to repay the excess for application toward repayment of the amount of the Series 2006 Notes. Failure by the Company to repay such excess amount within 90 days is an event of default. The Container Asset-Backed Securitization Documents contain typical representations and covenants for indebtedness of this type. The unpaid principal amount of the Series 2006-1 Notes, together with interest and all other related amounts, is scheduled to be repaid in full by August 2016, and is otherwise due and payable in full by August 2021.

        At December 31, 2008, there was $365.6 million outstanding on the Series 2006-2 Notes and $525.2 million outstanding on the Series 2006-1 Notes. The entire $365.6 million of the Series 2006-2 Notes and $48.0 million of the Series 2006-1 Notes were repaid in conjunction with the 2009 Sale on January 20, 2009. See Note 1.

        At December 31, 2009, the amount outstanding under the Series 2006-1 was $414.5 million. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 5.60% and 5.47%, respectively.

CLI Funding III Credit Facility

        On October 31, 2007, the Company, through its wholly owned subsidiary, CLI Funding III LLC, a special purpose vehicle incorporated under the laws of Delaware, entered into a $300.0 million senior secured credit facility to finance a portfolio of container finance leases and certain new container finance leases acquired in the future. The facility was amended on April 22, 2008 increasing the facility size to $400.0 million. The facility has a two-year revolving period, during which additional finance leases can be added to the portfolio, followed by a term-out period not to exceed ten years during which the facility amortizes. Borrowings under the facility are limited to a maximum of 85% of the present value of finance lease receivables throughout the facility's 12-year term and bear interest at a rate equal to LIBOR or a Cost of Funds rate (as defined in the agreement) plus a margin. The Company has guaranteed the payment obligations of CLI Funding III LLC.

        At December 31, 2008 and 2009, the amount outstanding under this facility was $325.4 million and $383.8 million, respectively. The weighted-average interest rate for the years ended December 31, 2008 and 2009 was 5.47% and 5.87%, respectively.

Covenants

        Under the Company's debt instruments, the Company is required to maintain certain financial covenants (as defined in each agreement). Minimum Consolidated Tangible Net Worth ("TNW") is the primary financial covenant to which the Company is subject. The Minimum TNW test is defined as the excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with the FASB Topic 830 Foreign Currency Matters and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

5. Borrowings (Continued)

with the FASB Topic 815 Derivatives and Hedging), and less the total book value of all assets properly classified as intangible assets under U.S. GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

        At December 31, 2009, the Company's TNW was $254.9 million; the required Minimum TNW was $200 million. Failure to comply with this covenant would result in a default under the related credit agreements and could result in the acceleration of the Company's outstanding debt if it were unable to obtain a waiver from its creditors. As of December 31, 2009, the Company was in compliance with all covenants.

Debt Maturities

        The Company's outstanding debt as of December 31, 2009 matures as follows:

2010	$131,270
2011	125,119
2012	117,649
2013	112,511
2014	138,029
Thereafter	173,686

$798,264

6. Derivatives and Hedging Activities

        The Company accounts for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB ASC. In the normal course of business, the Company is exposed to fluctuations in interest rates on its floating rate debt. In order to reduce its interest rate risk, the Company utilizes interest rate derivatives to manage its exposure to interest rate risks. Through the utilization of these interest rate derivatives, the Company receives floating rate payments in exchange for fixed rate payments, effectively converting all its floating rate debt to a fixed rate. In accordance with the Derivatives and Hedging Topic of the FASB ASC, if certain conditions are met, an interest rate derivative may be specifically designated as a cash flow hedge. All of the Company's interest rate derivatives are cash flow hedges.

        On the date that the Company enters into an interest rate derivative, it formally documents the intended use of the interest rate derivative and its designation as a cash flow hedge, if applicable. The Company also assesses (both at inception and on an ongoing basis) whether the interest rate derivative has been highly effective in offsetting changes in the cash flows of the floating rate interest payments on its debt and whether the interest rate derivative is expected to remain highly effective in future periods. If it were to be determined that the interest rate derivative is not (or has ceased to be) highly effective as a cash flow hedge, the Company would discontinue hedge accounting treatment.

        At inception of an interest rate derivative designated as a cash flow hedge, the Company establishes the method it will use to assess effectiveness and the method it will use to measure any

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

6. Derivatives and Hedging Activities (Continued)

ineffectiveness. The Company uses the "hypothetical derivative method" to estimate the fair value of the hedged interest payments in both its assessments and measurement of hedge effectiveness. The degree to which a hedge is judged as highly effective under the hypothetical derivative method depends on a calculation involving the comparison of the change in the fair value of the actual interest rate derivative to the change in the fair value of a hypothetical interest rate derivative with critical terms which match the hedged floating-rate interest payments. The effectiveness of the Company's hedge relationship is assessed prospectively and retrospectively by regressing historical changes in the actual interest rate derivative against historical changes in the hypothetical interest rate derivative and evaluating whether certain statistical measures (such as correlation and slope) have been met. However, measurement of hedge effectiveness in the financial statements each period requires a comparison of the cumulative change in fair value of the actual interest derivative to the cumulative change in the fair value of the hypothetical interest rate derivative. When the change in the interest rate derivative exceeds the change in the hypothetical interest rate derivative, the amount of the change in fair value by which the actual interest rate derivative exceeds the hypothetical interest rate derivative is the calculated ineffectiveness which is recorded in Interest expense in the Consolidated Statements of Operations.

        In accordance with the Derivatives and Hedging Topic of the FASB ASC, all interest rate derivatives are recognized on the Company's Consolidated Balance Sheets at their fair value and consist of United States dollar denominated LIBOR-based interest rate swaps. Their fair values are determined using cash flows discounted at relevant market interest rates in effect at the period close. The fair value generally reflects the estimated amounts that the Company would receive or pay to transfer the contracts at the reporting date and therefore reflects the Company's or counterparty's non-performance risk. See Note 15—Fair Value of Financial Instruments for more information.

        For the Company's interest rate derivatives designated as cash flow hedges, the effective portion of the interest rate derivative's gain or loss is deferred and initially reported as a component of Accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the interest payments on the debt are recorded in earnings. The ineffective portion of the interest rate derivative is calculated and recorded in Interest expense in the Consolidated Statements of Operations at each quarter end. See Note 9 for further information regarding the amounts accumulated in other comprehensive income (loss).

        The Company may, at its discretion, choose to terminate or re-designate any interest rate derivatives prior to their contracted maturities. At that time, any gains and losses previously reported in Accumulated other comprehensive income (loss) on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income as the interest payments on the debt affect earnings. Terminated interest rate derivatives are reviewed periodically to determine if the forecasted transactions remain probable of occurring. To the extent that the debt instrument was also terminated or the occurrence of the interest payments on the debt is deemed remote, the related portion of the gain or loss associated with the terminated derivative included in Accumulated other comprehensive income (loss) would be recognized in the Consolidated Statements of Operations immediately.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

6. Derivatives and Hedging Activities (Continued)

        The Company's interest rate derivatives involve counterparty credit risk. As of December 31, 2009, all of the Company's interest rate derivatives are held with counterparties or guaranteed by parties with a credit rating of at least A3 by Moody's. The Company monitors the credit risk associated with these instruments periodically to validate that it is probable that the counterparty (or guarantor) will perform. As of December 31, 2009, the Company does not anticipate that any of these counterparties will fail to meet their obligations. At December 31, 2009, there are no credit risk related contingent features in any of the Company's derivative agreements.

        For additional disclosures related to derivative instruments, see Notes 2, 9 and 15.

        The Company held the following interest rate derivatives designated as cash flow hedges as of December 31, 2009:

Hedged Item	Current Notional Amount	Effective Date	Maturity Date	Future Maximum Notional Amount	Floating Rate	Fixed Leg Interest Rate	Fair Value (a)
CLI Funding Series 2006-1	$10,688	Feb-2006	Oct-2011	$10,219	1M LIBOR	5.5800%	$(475)
CLI Funding Series 2006-1	19,167	Feb-2006	Oct-2013	18,750	1M LIBOR	4.1450%	(888)
CLI Funding Series 2006-1	60,146	Feb-2006	Dec-2013	59,156	1M LIBOR	4.2990%	(3,210)
CLI Funding Series 2006-1	62,802	Jan-2009	Aug-2016	62,080	1M LIBOR	4.6400%	(4,224)
CLI Funding Series 2006-1	30,000	Feb-2006	Dec-2013	29,375	1M LIBOR	4.9200%	(1,854)
CLI Funding Series 2006-1	70,000	Jan-2009	Aug-2016	69,167	1M LIBOR	4.9500%	(5,361)
CLI Funding Series 2006-1	31,695	Aug-2006	Jun-2016	144,792	1M LIBOR	5.2950%	(9,197)
CLI Funding Series 2006-1	129,971	Aug-2006	Mar-2011	128,482	1M LIBOR	4.9475%	(6,023)
CLI Funding III, LLC	15,000	Apr-2009	Dec-2010	15,000	1M LIBOR	4.5400%	(569)
CLI Funding III, LLC	—	Jun-2008	Jun-2018	3,757	1M LIBOR	5.2900%	(40)
CLI Funding III, LLC	18,484	May-2008	Feb-2018	18,275	1M LIBOR	4.5200%	(1,135)
CLI Funding III, LLC	34,327	May-2008	Jul-2017	34,218	1M LIBOR	4.5300%	(2,225)
CLI Funding III, LLC	125,409	May-2008	Feb-2018	121,371	1M LIBOR	4.2075%	(5,628)
CLI Funding III, LLC	5,722	Jul-2008	Jun-2016	6,001	1M LIBOR	4.0500%	(240)
CLI Funding III, LLC	22,750	Jul-2008	Jul-2017	22,500	1M LIBOR	4.1000%	(1,180)
CLI Funding III, LLC	29,559	Jul-2008	Dec-2018	28,900	1M LIBOR	3.6420%	(1,055)

Total interest rate derivatives designated as cash flow hedges	$665,720			$772,043			$(43,304)

(a)
All interest rate derivatives are recorded in Fair value of derivative instruments in the liabilities section of the Consolidated Balance Sheets.

        At the dates indicated, the Company had in place total interest rate derivatives to fix floating interest rates on a portion of the borrowings under its debt facilities as summarized below:

	Total Current Notional Amount	Weighted-Average Fixed Leg Interest Rate	Weighted-Average Remaining Term
December 31, 2008	$1,088,396	4.6818%	7.2 years
December 31, 2009	$665,720	4.5869%	5.5 years

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

6. Derivatives and Hedging Activities (Continued)

        The following table sets forth the net of tax effect of the Company's cash flow hedge derivative instruments on the Consolidated Financial Statements for the year ended December 31, 2009:

Effective Portion				Ineffective Portion
	Change in Unrealized (Gain) Loss Recognized in OCI on Derivatives(a)	Classification of (Gain) Loss Reclassified from OCI into Income	(Gain) Loss Reclassified From OCI into Income(b)	Classification of (Gain) Loss Recognized Directly in Income on Derivative	(Gain) Loss Recognized Directly in Income on Derivative
Interest rate derivatives	$—	Loss on termination and modifications of derivative instruments	$—	Loss on termination and modifications of derivative instruments	$37,922
Interest rate derivatives	(24,208)	Interest expense	42,084	Interest expense	(2,840)

	$(24,208)		$42,084		$35,082

(a)
This represents the change in the fair market value of the Company's interest rate derivatives, net of tax, offset by the amount of actual cash paid related to the net settlements of the interest rate derivatives for the year ended December 31, 2009.

(b)
This represents the amount of actual cash paid, net of tax, related to the net settlements of the interest rate derivatives plus any effective amortization of deferred losses on the Company's terminated derivatives, net of tax.

        The following table summarizes the deferred (gains) and losses for the Company's terminated interest rate derivatives and the related amortization into interest expense for the year ended December 31, 2009:

Hedged Item	Original Maximum Notional Amount	Effective Date	Maturity Date	Fixed Rate %	Term- ination Date	Deferred (Gain) Loss Upon Term- ination	Unamort- ized Deferred (Gain) Loss at December 31, 2009	Amount of Deferred (Gain) or Loss Amortized (Including Accelerated Amortization) into Interest Expense for the Year Ended December 31			Amount of Deferred (Gain) Loss Expected to be Amortized Over the Next 12 Months
								2007	2008	2009
(b)	$278,282	Aug-2007	Feb-2018	5.276%	Dec-2007	$5,329	$1,431	$24	$1,986	$1,888	$866
(b)	30,000	Aug-2007	Jul-2017	5.305%	Dec-2007	964	361	3	282	317	185
(b)	52,812	Aug-2007	Jul-2017	5.456%	Dec-2007	1,676	676	6	474	519	313
(b)	23,592	Aug-2007	Feb-2018	5.472%	Dec-2007	778	317	4	216	241	147
(b)	22,410	Nov-2007	Feb-2018	4.405%	Jun-2008	(153)	(390)	—	139	98	(49)
(b)	51,052	Nov-2007	Jul-2017	4.365%	Jun-2008	(338)	(832)	—	297	197	(121)
(b)	247,771	Nov-2007	Feb-2018	4.175%	Jun-2008	(540)	(2,025)	—	1,046	440	(525)
(b)	29,000	Nov-2007	Jul-2017	4.365%	Jul-2008	320	(76)	—	147	249	112
(b)	15,000	Jun-2006	Dec-2010	4.540%	Apr-2009	1,163	604	—	—	560	604
(a)(c)	100,000	Feb-2006	Dec-2016	4.950%	Jan-2009	8,885	6,089	—	—	2,795	2,266
(a)(c)	150,000	Feb-2006	Dec-2016	4.640%	Jan-2009	8,222	5,548	—	—	2,674	2,136

Total	$999,919					$26,306	$11,703	$37	$4,587	$9,978	$5,934

(a)
CLI Funding—Series 2006-1 Notes

(b)
CLI Funding III LLC

(c)
Partial termination

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

6. Derivatives and Hedging Activities (Continued)

        The amount of loss expected to be reclassified from accumulated other comprehensive income (loss) into interest expense over the next 12 months consists of net interest settlements on active interest rate derivatives in the amount of $24,578 and the amortization of deferred net losses on the Company's terminated derivatives of $5,934. For the year ended December 31, 2009, the amount of loss reclassified from accumulated other comprehensive income (loss) into interest expense consisted of net interest settlements on active interest rate derivatives in the amount of $32,106 and the amortization of deferred losses on the Company's terminated derivatives in the amount of $9,978. Additionally, $37,922 was reclassified from other comprehensive income (loss) into Loss on termination of derivatives due to swaps terminated and modified as part of the 2009 Sale. See Note 1.

7. Income Taxes

        Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book values and tax bases of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any deferred tax assets if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. U.S. income taxes are generally not provided on undistributed earnings of U.S.-owned foreign subsidiaries as such earnings are permanently invested. The Company's liability for uncertain tax positions represents open tax return positions and tax assessments received and is reflected in Accrued expenses and other liabilities.

        Prior to the Structure Formation, CLI was a disregarded U.S. entity owned by the Initial Shareholder which is incorporated in Bermuda. Therefore, only the Initial Shareholder's income effectively connected with its U.S. trade or business was subject to U.S. taxation. After the Structure Formation, CLI is a disregarded entity owned by SeaCube Operating Company Ltd. which is incorporated in Bermuda. Therefore, only SeaCube Operating Company Ltd.'s income effectively connected with its U.S. trade or business is subject to U.S. taxation. The Company has recorded a provision for income taxes as if CLI was a stand-alone entity.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

7. Income Taxes (Continued)

        The provision (benefit) for income taxes is comprised of the following:

	Year ended December 31
	2007	2008	2009
U.S. current federal income tax provision	$—	$—	$36
U.S. deferred federal income tax provision	—	—	(60)

Total federal income taxes	—	—	(24)

U.S. current state and local income tax provision	—	—	3
U.S. deferred state and local income tax provision	—	—	(8)

Total state and local income taxes	—	—	(5)

Non-U.S. income tax provision	—	—	277

Total provision for income taxes	$—	$—	$248

        Significant components of deferred tax assets and liabilities were as follows:

	December 31
	2008	2009
Deferred tax assets:
Loss carryforwards	$8,685	$9,390
Derivative instruments	4,464	1,581
Other	74	77
Valuation allowance	(7,378)	(6,543)

Total deferred tax assets	5,845	4,505

Deferred tax liabilities:
Operating property, net	5,883	4,625

Total deferred tax liabilities	5,883	4,625

Net deferred tax liabilities	$38	$120

        At December 31, 2009, the Company had net operating loss ("NOLs") carryforwards and capital loss carryforwards of approximately $19,915 and $3,561, respectively, for U.S. federal and state income tax purposes. At December 31, 2009, the Company recorded a valuation allowance against its deferred tax assets reflecting its view that it is unlikely that the assets will be realized. The net operating loss and capital loss carryforwards are no longer available to the Company as a result of the Structure Formation. See Note 1.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

7. Income Taxes (Continued)

        A reconciliation of the U.S. statutory tax rate to the effective tax rate follows:

	Year Ended December 31
	2007	2008	2009
U.S. statutory rate	35.0%	35.0%	(35.0)%
U.S. alternative minimum tax	0.0	0.0	0.2
State taxes	(0.7)	(0.5)	(0.1)
Non-U.S. taxes	0.0	0.0	1.9
Valuation allowances	5.4	4.2	8.4
Foreign sourced income not subject to tax	(40.0)	(38.7)	25.7
Other	0.3	(0.0)	0.6

Effective tax rate	0.0%	0.0%	1.7%

        The effective tax rate differs from the U.S. federal tax rate of 35% primarily due to the Company's lower or nontaxed foreign sourced operations and the valuation allowances. For the years ended December 31, 2007 and 2008, the company recorded pre-tax earnings on a world-wide basis; however, it had pre-tax losses from U.S. sources. As such, the company did not book a tax provision because the foreign sourced income was not subject to tax and the tax benefit from the U.S. sourced loss was fully offset by a valuation allowance for both periods.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$—
Balance at December 31, 2008	—
Additions based on tax positions related to current and prior years	277

Balance at December 31, 2009	$277

        The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly change within 12 months of the reporting date.

        The Company accounts for Income Taxes in accordance with the Income Taxes Topic of the FASB ASC. As of December 31, 2009, the Company has $277 of unrecognized tax benefits (comprised of unrecognized tax benefits and associated interest and penalties); of which $277, if recognized, would favorably affect the Company's effective tax rate. The Company recognizes accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense.

        The Company has tax returns for the years 2006 through 2008 open to federal income tax examination and the 2007 tax return is currently being examined by the IRS. The state tax returns are open to examination for the years 2006 through 2008. The Company does not expect the outcome of such examinations to have a material impact on the consolidated financial statements. In addition, net operating losses generally remain subject to audit until three years from their utilization regardless of the year of origin.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

8. Commitments and Contingencies

Purchase Commitments

        At December 31, 2009 commitments for capital expenditures totaled $24,152, all of which was committed for 2010.

Lease Commitments

        The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2014. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses.

        Rental expense under operating leases was $946, $734 and $760 for the years ended December 31, 2007, 2008 and 2009, respectively.

        As of December 31, 2009, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was as follows:

2010	$668
2011	590
2012	479
2013	227
2014	44

$2,008

Guarantees and Indemnifications

        In the ordinary course of business, the Company, through its wholly owned subsidiaries, executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters, governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and has accrued for any expected losses that are probable. No losses were accrued at December 31, 2008 and 2009.

        During 2009, CLI became a guarantor of the Amended Seacastle Credit Facility and must maintain a minimum tangible net worth of $230,000. As of December 31, 2009, CLI is in compliance with this covenant. See Note 14—Related Party Transactions.

Other

        The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

8. Commitments and Contingencies (Continued)

requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the containers are on-hire to the lessees. In addition, lessees are generally required to maintain minimum levels of general liability insurance coverages which are standard in the industry. In addition, the Company maintains a general liability policy in the event that the above lessee coverage is insufficient.

        While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

        The Company is subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. The Company may spend significant financial and managerial resources to defend itself against such claims, even when they are without merit. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its consolidated financial position, results of operations or cash flows.

9. Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) includes the changes in the fair value of derivative instruments, reclassification into earnings of amounts previously deferred relating to the derivative instruments and foreign currency translation gains and losses relating to the Company's foreign subsidiaries.

        The components of other comprehensive income (loss) are as follows:

	Year Ended December 31
	2007	2008	2009
Unrealized holding gains (losses) arising during the year:
Net derivative loss reclassified into earnings	$37	$4,587	$9,978
Unrealized gain (loss) on derivative instruments, net of tax	(40,348)	(62,116)	7,892
Loss on terminations and modifications of derivative instruments reclassified into earnings	—	—	37,922
Foreign currency translation	45	321	(37)

	$(40,266)	$(57,208)	$55,755

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

9. Accumulated Other Comprehensive Income (Loss) (Continued)

        The components of accumulated other comprehensive loss are as follows:

	December 31
	2008	2009
Net derivative loss to be reclassified into earnings	$(3,413)	$(11,704)
Unrealized losses on derivative instruments	(94,631)	(30,548)
Foreign currency translation	243	206

Total accumulated other comprehensive loss	$(97,801)	$(42,046)

        The estimated net amount of the existing unrealized net loss on derivative instruments that the Company expects to be reflected in the Consolidated Statements of Operations within the next 12 months is $24,578. The unrealized amounts in Accumulated other comprehensive income (loss) will fluctuate based on changes in the fair value of open derivative contracts during each reporting period.

10. Share Based Payments

Restricted Stock Awards

        Certain key employees of SeaCube have restricted shares of Seacastle common stock, which are not publicly traded. The grant of restricted shares is provided for in the respective Seacastle management shareholder agreements for key employees. Grantees of restricted shares have all of the rights of shareholders, including the right to receive dividends, other than the right to sell, transfer, assign or otherwise dispose of the shares until the lapse of the restricted period.

        Generally, the restricted shares vest over three or five year periods based on continued service, and are being expensed on a straight-line basis over the requisite service period of the awards.

        The terms of the grants provide for accelerated vesting under certain circumstances, including termination without cause following a change of control of Seacastle. Generally, the fair value of common shares is based on a valuation approach including the market-based approach using current market multiples as well as the income approach utilizing a discounted cash flow analysis, performed on a quarterly basis.

        In January 2007, 82,978 restricted shares of Seacastle Inc. were granted to employees of the Company. The fair value of the restricted shares granted was determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders of the Company, adjusted to reflect the lack of marketability of the Company's shares granted to employees. There were no shares granted to employees of the company in 2008 or 2009.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

10. Share Based Payments (Continued)

        A summary of the fair value of nonvested shares is as follows:

Nonvested Shares	Shares	Weighted-average per share at grant date	Fair value of nonvested shares at grant date
Outstanding at January 1, 2007	324,446	$4.53	$1,470
Granted	82,978	4.53	376
Vested	(64,888)	4.53	(294)
Cancelled	—	4.53	—

Outstanding at December 31, 2007	342,536	4.53	1,552
Granted	—	—	—
Vested	(93,011)	4.53	(421)
Cancelled	(21,399)	4.53	(97)

Outstanding at December 31, 2008	228,126	4.53	1,034
Granted	—	—	—
Vested	(88,086)	4.53	(399)
Cancelled	(21,170)	4.53	(96)

Outstanding at December 31, 2009	118,870	4.53	539

        During the years ended December 31, 2007, 2008, and 2009, the Company recorded compensation expense of $435, $435, and $385, respectively. Compensation expense is recorded as a component of selling, general and administrative expenses in the Company's consolidated statements of operations and is recognized ratably over the service vesting period.

        Total unrecognized compensation cost was approximately $309 at December 31, 2009 which is expected to be recognized over the remaining weighted-average vesting period of 1.1 years.

11. Earnings per Share

        The weighted-average shares used to calculate basic and diluted earnings per share ("EPS") has been retroactively adjusted based on the Structure Formation (see Note 1). Basic EPS is calculated by dividing net income (loss) by the weighted-average number of common shares deemed to be outstanding during each period.

        Diluted EPS is calculated by dividing Net income (loss) by the weighted average number of common shares outstanding during the period while also giving effect to all potentially dilutive common shares based on the treasury stock method. There were no anti-dilutive common shares for any period in these consolidated financial statements.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

11. Earnings per Share (Continued)

        The calculations of both basic and diluted EPS are as follows:

	Year ended December 31
	2007	2008	2009
Numerator:
Net income (loss)	30,766	30,036	(15,004)
Denominator:
Basic and diluted weighted-average shares for earnings per share	16,000,000	16,000,000	16,000,000
Earnings per share:
Net income (loss) per share	$1.92	$1.88	$(0.94)

12. Geographic Information

Industry Information

        The Company's operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and complementary container equipment. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. The Company leases three principal types of containers: (1) refrigerated containers, which are used for perishable items such as fresh and frozen foods; (2) dry freight containers, which are used for general cargo such as manufactured component parts, consumer staples, electronics and apparel; and (3) generator sets, which are used to power refrigerated containers.

        An operating segment is a component of a company that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Company's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Company's management operates the Company as a homogenous unit and has determined that it operates in one industry operating segment.

Geographic Information

        The Company's customers use containers to conduct their global trading operations which utilize a vast network of worldwide trade routes. The Company earns its revenues from such customers when the equipment is in use carrying cargo around the world. Substantially all of the Company's revenues are denominated in U.S. dollars. The following table represents the allocation of domestic and international revenues for the periods indicated based upon the customers' primary domicile. As all of

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

12. Geographic Information (Continued)

the Company's containers are used internationally and not domiciled in one particular place for a prolonged period of time, these assets are considered to be international.

	Year Ended December 31
Total revenues	2007	2008	2009
Asia	51,428	61,185	31,422
Australia/New Zealand	1,185	2,009	1,113
Europe/Africa/Middle East	86,244	102,207	61,645
North America	15,504	17,152	20,817
South America	54,546	56,266	26,876

	$208,907	$238,819	$141,873

13. Defined Contribution Plan

        The Company has established a defined contribution plan covering substantially all of its eligible employees. The Company matches 100% of the employees' contributions up to 6% of their compensation, and has the option of contributing an additional percentage of employee compensation to the plan at the end of each fiscal year. In the years ended December 31, 2007, 2008 and 2009, the Company contributed $304, $425 and $397, respectively. In the year ended December 31, 2007, the Company also made discretionary contributions to the plan of $150.

14. Related Party Transactions

Asset Exchange

        On April 1, 2008, the Company exchanged its entire inventory of chassis (with a carrying value of $8,325) with Interpool, Inc., a Company under common control, for $2,610 in cash and Interpool, Inc.'s inventory of generator sets with a carrying value of $5,715. The exchange was consummated at the book values, which were market values, of the equipment exchanged and neither party recognized a gain or loss on the transaction.

Management and Facility Fees

        The Company allocated net charges of $1,000, $1,133 and $968 for management and facility fees to affiliates of Seacastle in 2007, 2008 and 2009, respectively. Also included in these amounts are expenses for share based compensation allocated from Seacastle, the Parent, to both dedicated and shared SeaCube employees. These amounts are recorded in Selling, general and administrative expenses on the Consolidated Statements of Operations. The company has a net payable to affiliates of $1,673 and $1,151 at December 31, 2008 and 2009, respectively.

        The expense and cost allocations have been determined based on methodologies (such as space used or hours worked) in order to establish reasonable charges for the services provided or for the benefit received during the years presented. The Company believes the assumptions and allocations underlying the consolidated financial statements are reasonable. The Company believes that if we had been a stand-alone company, the Company's costs would not have been materially different.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

14. Related Party Transactions (Continued)

Amended Seacastle Credit Facility Guarantee

        On January 29, 2009, Seacastle entered into the Amended Seacastle Credit Facility, which facility has a maturity date of July 31, 2011. CLI is a guarantor under the facility. As such, CLI must maintain a minimum tangible net worth of $230.0 million. As of December 31, 2009, the amount outstanding under the this facility was $83.0 million.

Due from Officer

        On December 31, 2009, the Company recorded a receivable from the Company's Chief Executive Officer of $0.3 million for payroll taxes paid on his behalf by the Company related to the vesting of his restricted stock grants. The receivable is included in Other assets. Repayment of the receivable was received in March 2010. The amount receivable at December 31, 2008 was $0.4 million and payment was received in February 2009.

Shareholder Note and Dividend

        On January 27, 2009, the Company distributed a total of $115.8 million to the Initial Shareholder. Of the total, $55.8 million was in the form of a loan and $60.0 million was in the form of a dividend. The $115.8 million distribution was used by the Initial Shareholder to repay a portion of the Amended Seacastle Credit Facility. The Company accounted for the $60.0 million as a dividend, because it did not expect it to be repaid, while the $55.8 million was accounted for as a loan because the Company expected it to be repaid. The loan is in the form of a demand note (the "Shareholder Note") at a stated interest of 4% per annum. The principal advanced under the Shareholder Note can increase monthly as amounts become due under the Amended Seacastle Credit Facility. The note may not be presented for demand while there are still amounts outstanding under the Amended Seacastle Credit Facility, and the note is not assignable by CLI in whole or in part without the consent of Seacastle Operating. It is the intention of the Company to increase the note from time to time as necessary to enable Seacastle Operating to continue amortization and interest payments under the Amended Seacastle Credit Facility. As of December 31, 2009, Seacastle Operating owes the Company $89.1 million consisting of $86.5 million in advanced principal and $2.6 million of accrued interest. Interest income earned from this note was $2.6 million for the year ended December 31, 2009. See Note 16—Subsequent Events.

15. Fair Value of Financial Instruments

        The Company applies the provisions included in the Fair Value Measurements and Disclosures Topic of the FASB ASC to all financial and non-financial assets and liabilities. This Topic emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Topic requires the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs. These inputs are prioritized as follows:

  •
  Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

15. Fair Value of Financial Instruments (Continued)

  •
  Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3: Unobservable inputs for which there is little or no market data and which require internal development of assumptions about how market participants price the asset or liability.

        In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk and the Company's credit risk in its assessment of fair value.

        The following table sets forth the valuation of the Company's financial assets and liabilities measured at fair value on a recurring basis by the above input levels as of December 31, 2008 and 2009:

		Fair Value Measurement as of December 31, 2008 Using Fair Value Hierarchy
	Fair Value as of December 31, 2008
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$30,567	$30,567	$—	$—
Restricted cash	30,056	30,056	—	—
Liabilities:
Derivative instruments	92,108	—	92,108	—

		Fair Value Measurement as of December 31, 2009 Using Fair Value Hierarchy
	Fair Value as of December 31, 2009
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,014	$8,014	$—	$—
Restricted cash	22,060	22,060	—	—
Liabilities:
Derivative instruments	43,304	—	43,304	—

        Restricted cash:    Restricted cash consists of cash that is held by the Company for security deposits received from lessees pursuant to the terms of various lease agreements and rent collections held in lockbox accounts pursuant to the Company's credit facilities and securitization agreements. These short-term investments are recorded at fair value on the Company's Consolidated Balance Sheets based on quoted market prices and observable market inputs.

        Derivative instruments:    The Company's interest rate derivatives are recorded at fair value on the Company's Consolidated Balance Sheets and consist of United States dollar denominated LIBOR-based interest rate derivatives, and their fair values are determined using cash flows discounted at relevant market interest rates in effect at the period close. The fair value generally reflects the estimated amounts that the Company would receive or pay to transfer the contracts at the reporting date and therefore reflects the Company's or counterparty's non-performance risk.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

15. Fair Value of Financial Instruments (Continued)

        The Company's financial instruments, other than cash, consist principally of cash equivalents, restricted cash, accounts receivable, accounts payable, debt and interest rate derivatives. The fair value of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates the carrying value of these financial instruments because of their short-term nature. The fair value of the Company's debt approximates the carrying value as all of the debt is variable rate debt.

        Leasing assets held for sale are measured at fair value on a non-recurring basis. There were no other assets and liabilities measured at fair value on a nonrecurring basis.

16. Subsequent Events

        On January 26, 2010, the Company amended the terms of its Container Revolving Credit Facility agreement to increase the amounts available under the revolver from $25 million to $40 million. The revolver matures on January 25, 2011. The new terms of the agreement include a declining advance rate and an increased interest rate spread depending upon the amounts drawn. As of May 19, 2010, $4.0 million is outstanding under this facility.

Increase of share capital and share issuance

        On April 22, 2010, the Company increased its authorized share capital to 400,000,000 common shares, par value $0.01 per share, and 100,000,000 preference shares, par value $0.01 per share. In addition, on April 22, 2010, the Company issued 15,000,000 common shares, par value $0.01 per share, to the Initial Shareholder, resulting in the Initial Shareholder owning 16,000,000 of the Company's common shares. All periods presented have been retroactively adjusted for the issuance of additional common shares to the Initial Shareholder.

Dividends

        On April 22, 2010, the Company's Board of Directors declared a dividend of $0.175 per common share, or an aggregate of $2.8 million, which is payable on May 28, 2010 to shareholders of record as of April 22, 2010.

Share Exchange

        In April 2010, certain executives and employees of SeaCube and Seacastle exchanged an aggregate of 826,914 shares of Seacastle common stock for 477,812 SeaCube common shares, at an exchange ratio of 0.577826 of a SeaCube common share for each share of Seacastle common stock. As a result of this exchange, the Initial Shareholder currently owns 97.1% of SeaCube's issued and outstanding common shares and the remaining 2.9% is owned by SeaCube and Seacastle employees.

        The exchange ratio was based on the fair market value determined by the Company of the SeaCube common equity on a per share basis relative to the fair market value of the Seacastle common equity on a per share basis at the time of the exchange. Seacastle, the indirect parent of SeaCube, has two unrelated business segments in addition to the SeaCube container leasing business. Seacastle's other two lines of business include its North American intermodal chassis leasing business as well as its containership chartering business. The businesses are operated separately and their values are not interrelated. There are no operations at the Seacastle, or corporate, level. The fair market value of Seacastle common stock at the time of the exchange ratio was determined based on a sum of the parts valuation analysis that included the individual values of each of Seacastle's three business lines. The fair

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

16. Subsequent Events (Continued)

market values of all three segments were based on a retrospective valuation and used various valuation analyses, including current market multiple of earnings approaches as well as discounted cash flow analyses.

        All of the individuals who participated in the exchange owned shares in Seacastle, were executives or employees of SeaCube or Seacastle, or their subsidiaries, and have historical involvement in the SeaCube business. Some of these individuals are and will be employed by SeaCube after its initial public offering and others will remain employees of Seacastle. The individuals who will be employed by SeaCube after the initial public offering exchanged all of their shares of Seacastle common stock for SeaCube common shares. Those individuals who will remain employed by Seacastle exchanged between twenty and fifty percent of their shares, depending on their level of historical involvement in the SeaCube business. The same 0.577826 exchange ratio was used for each individual who participated in the exchange.

CLI Funding IV Credit Facility

        On May 18, 2010, the Company's indirect wholly owned subsidiary, CLI Funding IV LLC, a special purpose vehicle formed under the laws of Delaware, entered into a $200 million revolving loan credit agreement (the "CLI Funding IV Credit Facility") to finance new container purchases in the future. The facility has a one year revolving period, which expires on May 17, 2011, which can be extended for subsequent 364 day period from the existing scheduled termination date, during which new containers and leases can be added to the portfolio. After the revolving credit period expires (subject to any extensions), the facility converts to a 5 year amortizing term loan. Borrowings under the facility are limited to a maximum of 80% of the eligible equipment's net book value, 80% of the net present value of eligible finance leases, plus 100% of the restricted cash accounts and bear interest at a rate equal to LIBOR plus a margin.

        In connection with the CLI Funding IV Credit Facility, CLI executed a limited guaranty, pursuant to which CLI guaranteed the performance when due by CLI Funding IV LLC of an amount equal to up to 10% of the highest drawn amount from closing until the date the facility supports 10 eligible lessees under the concentration limits as set forth in the facility.

        If the Container Revolving Credit Facility is amended to include a consolidated leverage ratio test, the CLI Funding IV management agreement, which was entered into on May 18, 2010, provides that the same debt covenant will automatically and immediately apply to CLI.

Shareholder Note

        In connection with the Structure Formation, SeaCube Operating Company Ltd., one of our subsidiaries, assumed the obligations of our Initial Shareholder under the Shareholder Note and our Initial Shareholder entered into a guarantee in respect of the obligations under the Shareholder Note in favor of CLI. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note. Upon the completion of this offering, the guarantee of the Shareholder Note will be released.

        The Company has evaluated all significant activities through May 19, 2010 (the date the consolidated financial statements were available to be issued) and has concluded that no additional subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Valuation and Qualifying Accounts

(dollars in thousands)

Allowance for doubtful accounts:

	Beginning Balance	Additions/ (Reversals)	Write-off	Interpool Acquisition	Ending Balance
For the year ended December 31, 2007	$3,035	1,256	(1,054)	190	$3,427
For the year ended December 31, 2008	$3,427	1,468	(236)	—	$4,659
For the year ended December 31, 2009	$4,659	4,678	(6,138)	—	$3,199

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2009	June 30, 2010
		(unaudited)
Assets
Cash and cash equivalents	$8,014	$13,814
Restricted cash	22,060	18,833
Accounts receivable, net of allowance of $3,199 and $2,776, respectively	29,802	25,537
Net investment in direct finance leases	555,990	524,571
Leasing equipment, net of accumulated depreciation of $116,518 and $128,281, respectively	360,847	386,831
Goodwill	22,483	22,483
Shareholder note	89,116	—
Other assets	8,917	9,135

Total assets	$1,097,229	$1,001,204

Liabilities and shareholders' equity
Liabilities:
Accounts payable	$266	$508
Accrued expenses and other liabilities	16,883	51,224
Fair value of derivative instruments	43,304	51,935
Deferred income	4,038	2,956
Deferred income taxes	120	2,776
Debt:
Due within one year	131,270	148,532
Due after one year	666,994	601,516

Total debt	798,264	750,048

Total liabilities	862,875	859,447

Commitments and contingencies (Note 9)
Shareholders' equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 16,000,000 shares issued and outstanding at December 31, 2009; 16,477,812 shares issued and outstanding at June 30, 2010;	160	165
Additional paid in capital	289,826	189,410
Retained earnings (deficit)	(13,586)	945
Accumulated other comprehensive income (loss)	(42,046)	(48,763)

Total shareholders' equity	234,354	141,757

Total liabilities and shareholders' equity	$1,097,229	$1,001,204

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Operations

(dollars in thousands, except for share and per share amounts)

(unaudited)

	Six months ended June 30,
	2009	2010
Revenues:
Equipment leasing revenue	$40,961	$34,181
Finance revenue	27,794	26,329
Other revenue	6,819	6,333

Total revenues	75,574	66,843
Expenses:
Direct operating expenses	4,502	4,059
Selling, general and administrative expenses	10,870	10,238
Depreciation expenses	20,215	16,798
Provision for doubtful accounts	1,791	(356)
Impairment of leasing equipment held for sale	3,508	782
Interest expense, including non-cash interest of $4,298 and $2,404, respectively	27,367	21,655
Interest income	(1,147)	(907)
Loss on terminations and modifications of derivative instruments	37,922	—
Gain on 2009 Sale	(15,583)	—
Loss on retirement of debt	1,330	—
Other expenses (income), net	1,561	(528)

Total expenses	92,336	51,741

Income (loss) before provision for income taxes	(16,762)	15,102
Provision (benefit) for income taxes	200	571

Net income (loss)	$(16,962)	$14,531

Net income (loss) per common share (Notes 1 and 11)
Basic and diluted net income (loss) per share	$(1.06)	$0.90

Basic and diluted weighted average number of common shares outstanding	16,000,000	16,156,675

Dividend per common shareholder	$—	$0.175

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Changes in Shareholders' Equity

For the Six Months Ended June 30, 2010

(dollars in thousands)

(unaudited)

	Preferred Shares		Common Shares
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings		Total Shareholders' Equity
Balance, December 31, 2009	—	$—	16,000,000	$160	$289,826	$(13,586)	$(42,046)	$234,354
Issuance of common shares			477,812	5	(5)			—
Dividends paid					(2,800)			(2,800)
Non-cash distribution to Shareholder					(97,675)			(97,675)
Stock based compensation					64			64
Comprehensive income (loss):
Net income						14,531		14,531
Other comprehensive (loss) income:
Net derivative loss reclassified into earnings							3,474	3,474
Unrealized loss on derivative instruments, net of tax of $(212)							(10,108)	(10,108)
Foreign currency translation							(83)	(83)

Comprehensive income								7,814

Balance, June 30, 2010	—	$—	16,477,812	$165	$189,410	$945	$(48,763)	$141,757

See accompanying notes.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2010
Cash flows from operating activities
Net income (loss)	$(16,962)	$14,531
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,886	17,385
Provision for doubtful accounts	1,791	(356)
Loss on sale of leasing equipment	1,504	1,122
Stock based compensation	—	64
Derivative loss reclassified into earnings	5,177	3,474
Ineffective portion of cash flow hedges	(1,611)	(1,688)
Loss on terminations and modification of derivative instruments	37,922	—
Gain on 2009 Sale	(15,583)	—
Impairment of leasing equipment held for sale	3,508	782
Loss on retirement of debt	1,330	—
Changes in operating assets and liabilities:
Accounts receivable	(27)	4,621
Other assets	(87)	(3,069)
Accounts payable, accrued expenses and other liabilities	(9,140)	8,394
Deferred income	(459)	(1,082)

Net cash provided by operating activities	28,249	44,178

Cash flows from investing activities
Proceeds from sale of leasing equipment	7,006	6,733
Collections on net investment in direct finance leases, net of interest earned	54,362	52,411
(Increase) decrease in restricted cash	11,121	3,227
Purchase of fixed assets	(69)	(128)
Purchase of leasing equipment	—	(20,846)
Investment in direct financing leases	(2,204)	(20,159)
Net proceeds from 2009 Sale	454,193	—
Increase in Shareholder Note	(68,302)	(5,711)

Net cash provided by (used in) investing activities	456,107	15,527

Cash flows from financing activities
Proceeds from long-term debt	125,134	20,000
Repayments of long-term debt	(530,417)	(68,216)
Cash paid for debt issuance fees	(325)	(2,250)
Distributions to shareholder	(60,000)	—
Dividends paid	—	(2,800)
Payments to terminate derivative instruments	(37,922)
Other financing activities	—	(558)

Net cash provided by (used in) financing activities	(503,530)	(53,824)

Effect of changes in exchange rates on cash and cash equivalents	27	(81)

Net increase (decrease) in cash and cash equivalents	(19,147)	5,800
Cash and cash equivalents, beginning of period	30,567	8,014

Cash and cash equivalents, end of period	$11,420	$13,814

Supplemental disclosures of cash flow information
Cash paid for interest	$24,106	$18,857

Cash paid for taxes	$4	$412

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements

(dollars in thousands, except as otherwise noted)

(unaudited)

1. Description of the Business and Basis of Presentation

        The accompanying consolidated financial statements of SeaCube Container Leasing Ltd. (the "Company" or "SeaCube") are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting and, in our opinion, reflect all adjustments, including normal recurring items, which are necessary to present fairly the results for interim periods. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the entire year. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the SEC; however, we believe that the disclosures are adequate to make information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's consolidated financial statements for the year ended December 31, 2009 included elsewhere in this prospectus.

        The Company purchases intermodal containers and leases them to shipping and transportation companies, both domestically and internationally. Containers include refrigerated and dry freight containers as well as generator sets, which are leased to shipping line customers through a variety of long-term and short-term contractual leasing arrangements. The Company operates in a single segment.

Structure Formation

        SeaCube was incorporated by Seacastle Operating Company Ltd. (the "Initial Shareholder" or "Seacastle Operating") in Bermuda in March 2010. The Initial Shareholder is a subsidiary of Seacastle Inc. ("Seacastle"). Seacastle is owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC and by employees of Seacastle and other shareholders. Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), the entity through which we conduct all of our operations ("CLI"), was founded in 1993 and was acquired by an affiliate of the Initial Shareholder in 2006. As of December 31, 2009, CLI was a wholly owned subsidiary of the Initial Shareholder.

        In March 2010, in preparation of this offering, SeaCube and the Initial Shareholder formed SeaCube Container Holdings Ltd., SeaCube Container Investment LLC and SeaCube Operating Company Ltd. and entered into a series of intercompany transactions to finalize the separation of its container leasing business from the other businesses of Seacastle and to establish the appropriate organizational structure for SeaCube (the "Structure Formation"). Among other things, the formation of SeaCube Container Holdings Ltd. and SeaCube Container Investment LLC helps to simplify certain tax reporting obligations and to eliminate the need for public shareholders to make certain additional tax elections that might otherwise need to be made when SeaCube formed a new subsidiary. After the Structure Formation, CLI was a wholly owned subsidiary of the Initial Shareholder on an indirect basis. Following the Structure Formation, SeaCube continues to conduct all of its operations through CLI and CLI's operating subsidiaries. The Structure Formation will not change the taxation of SeaCube compared to the taxation reflected in its historical financial statements. On April 22, 2010, SeaCube issued 15,000,000 common shares, par value $0.01 per share, to the Initial Shareholder, resulting in the Initial Shareholder owning 16,000,000 of SeaCube's common shares.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

1. Description of the Business and Basis of Presentation (Continued)

        As a result of the Structure Formation, the organizational structure of SeaCube and its subsidiaries is as follows:

  •
  SeaCube is a subsidiary of Seacastle Operating Company Ltd.;

  •
  SeaCube Container Holdings Ltd. is a wholly owned subsidiary of SeaCube;

  •
  SeaCube Container Investment LLC is owned by SeaCube Container Holdings Ltd. (1%) and by SeaCube (99%);

  •
  SeaCube Operating Company Ltd. is a wholly owned subsidiary of SeaCube Container Investment LLC; and

  •
  CLI is wholly owned by SeaCube Operating Company Ltd. and an indirect wholly owned subsidiary of SeaCube.

        On April 22, 2010, the Company increased its authorized share capital to 400,000,000 common shares, par value $0.01 per share, and 100,000,000 preference shares, par value $0.01 per share. In addition, on April 22, 2010, the Company issued 15,000,000 common shares, par value $0.01 per share, to the Initial Shareholder, resulting in the Initial Shareholder owning 16,000,000 of the Company's common shares. The Company's capital accounts and corresponding earnings per share amounts have been retroactively adjusted for the issuance of additional common shares to the Initial Shareholder.

        In connection with the Structure Formation, SeaCube Operating Company Ltd. assumed the obligations of the Initial Shareholder under the Shareholder Note (see Note 13). The assumption of the Shareholder Note by SeaCube Operating Company Ltd. has been accounted for as a non-cash distribution to the Initial Shareholder. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note.

Share Exchange

        In April 2010, certain executives and employees of SeaCube and Seacastle exchanged an aggregate of 826,914 shares of Seacastle common stock for 477,812 SeaCube common shares, at an exchange ratio of 0.577826 of a SeaCube common share for each share of Seacastle common stock. As a result of this exchange, the Initial Shareholder currently owns 97.1% of SeaCube's issued and outstanding common shares and the remaining 2.9% is owned by SeaCube and Seacastle employees.

        The exchange ratio was based on the fair market value determined by the Company of the SeaCube common equity on a per share basis relative to the fair market value of the Seacastle common equity on a per share basis at the time of the exchange. Seacastle, the indirect parent of SeaCube, has two unrelated business segments in addition to the SeaCube container leasing business. Seacastle's other two lines of business include its North American intermodal chassis leasing business as well as its containership chartering business. The businesses are operated separately and their values are not interrelated. There are no operations at the Seacastle, or corporate, level. The fair market value of Seacastle common stock at the time of the exchange ratio was determined based on a sum of the parts

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

1. Description of the Business and Basis of Presentation (Continued)

valuation analysis that included the individual values of each of Seacastle's three business lines. The fair market values of all three segments were based on a retrospective valuation and used various valuation analyses, including current market multiple of earnings approaches as well as discounted cash flow analyses.

        All of the individuals who participated in the exchange owned shares in Seacastle, were executives or employees of SeaCube or Seacastle, or their subsidiaries, and have historical involvement in the SeaCube business. Some of these individuals are and will be employed by SeaCube after its initial public offering and others will remain employees of Seacastle. The individuals who will be employed by SeaCube after the initial public offering exchanged all of their shares of Seacastle common stock for SeaCube common shares. Those individuals who will remain employed by Seacastle exchanged between twenty and fifty percent of their shares, depending on their level of historical involvement in the SeaCube business. The same 0.577826 exchange ratio was used for each individual who participated in the exchange.

2009 Sale

        On January 20, 2009, the Company entered into sale agreements with an unrelated third-party investor group for the sale of approximately 65,000 containers and generator sets for cash consideration of $454,193. The leasing assets sold had a book value of approximately $427,718, and we also sold accounts receivable with a carrying value of $10,892. This transaction resulted in a gain of approximately $15,583 which was recorded in the Company's 2009 Consolidated Financial Statements.

        In conjunction with the sale of these assets, we signed an Administrative Services Agreement, whereby, for a ten-year term subject to a maximum 3 year extension at the option of the container owner, we have agreed to operate, lease and re-lease the containers and to act on the owner's behalf as so directed. Under the agreement, we do not retain any risk of ownership. The Administrative Services Agreement is subject to an early termination right of the container owner if certain performance targets are not met. Management fees will be paid by the owners to the Company depending upon the type of lease that the equipment is under (term, master lease or direct finance lease). The Company will collect lease receivables on behalf of the owners and remit amounts to the owners after deducting the applicable management fees. These fees are recorded in Other revenue in the Consolidated Statements of Operations.

        The containers and gensets and associated lease interests that were sold in the 2009 Sale were a representative sample of the Company's total operating lease fleet with regard to equipment type, customer mix, age, and utilization. The principal reasons why the Company entered into the 2009 Sale were (i) to provide the Company with an opportunity to establish a new relationship with a third party capital provider, (ii) to allow the Company to mitigate some customer credit and residual risk of ownership to a third party, thereby reducing its aggregate risk exposure to several customers, and (iii) to provide the Company with additional revenue in the form of management fees from the long-term Administrative Services Agreement that the Company entered into at the time of the sale.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

1. Description of the Business and Basis of Presentation (Continued)

        Upon completion of the sale of the containers, the Company repaid $365,625 of indebtedness under the Series 2006-2 Asset-Backed Securitization. In addition, the Company paid $37,922 to terminate and modify derivative instruments directly related to the indebtedness under this facility and paid down $48,000 of the Series 2006-1 Asset-Backed Securitization. The Company also wrote off $1,330 of deferred financing fees related to the Series 2006-2 indebtedness and recognized a $37,922 loss on the derivative instruments modified and terminated due to the sale. These payments were funded by cash on hand, the net proceeds of the container sale and proceeds from a $43,000 borrowing under the Container Revolving Credit Facility.

        In June 2010, the container owners informed the Company that they had requested that their lenders (two of whom are underwriters in this offering) approve a third party to replace CLI as manager of the containers subject to the administrative services agreements because the Company had not met certain performance targets under those agreements during a three-month period in 2009. The Company disputed their ability to terminate the agreements. Thereafter, the container owners informed us that they had withdrawn their request to their lenders to approve a third party as replacement manager. Under the administrative services agreements, either party can seek arbitration to resolve a dispute. An adverse outcome from this dispute could result in a decrease of revenues, net income and the number of containers under management. The administrative service agreements contributed $4,882 and $2,735 of revenue for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, covering 59,551 total container units as of June 30, 2010. We expect that these figures will decline gradually over time as the container owners' fleet matures. We believe the revenues from these agreements could be more profitable than our other revenues.

        On October 11, 2010, the Company and the container owners entered into an agreement that releases all parties from claims with respect to this prior dispute. The agreement lowers a performance requirement that applies to the Company as the manager and otherwise continues the existing agreements with certain modifications that the Company does not expect will materially affect its revenues.

Recently Adopted and Recently Issued Accounting Standards

Adopted in 2010

        In June 2009, the FASB issued authoritative guidance on the accounting for transfers of financial assets, which is effective for reporting periods beginning after November 15, 2009. The new requirement eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor's interest in transferred financial assets. The adoption had no impact on the Company's Consolidated Financial Statements.

        In January 2010, the FASB issued authoritative guidance on accounting for the Fair Value Measurements and Disclosures; Improving Disclosures about Fair Value Measurements Topic. This pronouncement requires additional information to be disclosed principally with respect to Level 3 fair value measurements and transfers to and from Level 1 and Level 2 measurements. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

1. Description of the Business and Basis of Presentation (Continued)

and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Earlier application is permitted. The adoption had no impact on the Company's Consolidated Financial Statements.

        No other new accounting pronouncements issued or effective during 2010 had or is expected to have a material impact on the Company's consolidated financial statements.

2. Leasing Activity

Equipment Leasing Revenue

        The Company has noncancelable operating leases for its leasing equipment. As of June 30, 2010, future minimum lease revenue under these agreements was estimated as follows:

Total Amount
2010	$28,132
2011	48,209
2012	30,154
2013	16,776
2014	7,874
Thereafter	16,507

$147,652

Finance Revenue

        At June 30, 2010, receivables under these direct finance leases are collectible through 2022 as follows:

	Total Lease Receivables	Unearned Lease Income	Net Lease Receivables
2010	$74,237	$24,179	$50,058
2011	134,679	41,188	93,491
2012	118,078	32,241	85,837
2013	106,094	24,051	82,043
2014	119,921	15,163	104,758
Thereafter	123,649	15,265	108,384

	$676,658	$152,087	$524,571

        As of December 31, 2009 and June 30, 2010, the Company had guaranteed and unguaranteed residual values for leasing equipment on direct finance leases of $77,177 and $74,715, respectively. As of December 31, 2009, the Company had total lease receivables, unearned lease income and net lease

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

2. Leasing Activity (Continued)

receivables of $726,039, $170,049 and $555,990, respectively. The unguaranteed residual values are reflected in the "Net Lease Receivables" above.

3. Leasing Equipment

        The following is a summary of leasing equipment recorded:

	December 31, 2009	June 30, 2010
Dry containers	$46,604	$79,273
Refrigerated containers	407,716	412,682
Generator sets	23,045	23,157

Total	477,365	515,112
Less accumulated depreciation	(116,518)	(128,281)

Leasing equipment, net of accumulated depreciation	$360,847	$386,831

        There were no assets recorded under capital leases as of December 31, 2009 and June 30, 2010, respectively.

        The Company has debt obligations that are collateralized by the Company's restricted cash, leasing equipment and net investment in direct finance leases. As of December 31, 2009 and June 30, 2010, assets pledged as collateral on the Company's debt amounted to $940,750 and $910,209, respectively.

4. Borrowings

CLI Funding IV Credit Facility

        On May 18, 2010, our indirect wholly owned subsidiary, CLI Funding IV LLC, a special purpose vehicle formed under the laws of Delaware, entered into a $200 million revolving loan credit agreement (the "CLI Funding IV Credit Facility") to finance new container purchases in the future. The facility has a one year revolving period, which expires on May 17, 2011, which may be extended by the lenders, upon the borrower's request, for subsequent 364 day period from the existing scheduled termination date, during which new containers and leases can be added to the portfolio. After the revolving credit period expires (subject to any extensions), the facility converts to a five year amortizing term loan. Borrowings under the facility are limited to a maximum of 80% of the eligible equipment's net book value, 80% of the net present value of eligible finance leases, plus 100% of the restricted cash accounts and bear interest at a rate equal to LIBOR plus a margin. As of June 30, 2010, there was no balance outstanding.

        In connection with the CLI Funding IV Credit Facility, CLI executed a limited guaranty, pursuant to which CLI guaranteed the performance when due by CLI Funding IV LLC of an amount equal to up to 10% of the highest drawn amount from closing until the date the facility supports 10 eligible lessees under the concentration limits as set forth in the facility.

        If the Container Revolving Credit Facility is amended to include a consolidated leverage ratio test, the CLI Funding IV management agreement, which was entered into on May 18, 2010, provides that the same debt covenant will automatically and immediately apply to CLI.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

4. Borrowings (Continued)

        The following is a summary of the Company's borrowings:

	December 31, 2009	June 30, 2010
Container Asset-Backed Securitizations:
Series 2006-1 Notes	$414,469	$383,384
CLI Funding III Credit Facility	383,795	346,664
Container Revolving Credit Facility	—	20,000

Total debt	798,264	750,048
Less current maturities	(131,270)	(148,532)

Long-term debt, less current maturities	$666,994	$601,516

5. Derivatives and Hedging Activities

        The Company accounts for derivative instruments in accordance with the Derivatives and Hedging Topic of the ASC. In the normal course of business the Company utilizes interest rate derivatives to manage our exposure to interest rate risks. Specifically, interest rate derivatives are hedging variable rate interest payments on its various debt facilities. If certain conditions are met, an interest rate derivative may be specifically designated as a cash flow hedge. All of the Company's designated interest rate derivatives are cash flow hedges.

        The Company's interest rate derivatives involve counterparty credit risk. As of June 30, 2010, all of the Company's interest rate derivatives are held with counterparties or guaranteed by parties with a credit rating of at least A3 by Moody's. The Company monitors the credit risk associated with these instruments periodically to validate that it is probable that the counterparty (or guarantor) will perform. As of June 30, 2010, the Company does not anticipate that any of these counterparties will fail to meet their obligations. As of June 30, 2010, there are no credit risk related contingent features in any of the Company's derivative agreements.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

5. Derivatives and Hedging Activities (Continued)

        The Company held the following interest rate derivatives designated as cash flow hedges as of June 30, 2010:

Hedged Item	Current Notional Amount	Effective Date	Maturity Date	Floating Rate	Fixed Rate	Fair Value(a)
Series 2006-1 Notes	$7,875	Feb-2006	Oct-2011	1M LIBOR	5.5800%	$(272)
	16,667	Feb-2006	Oct-2013	1M LIBOR	4.1450%	(872)
	54,208	Feb-2006	Dec-2013	1M LIBOR	4.2990%	(3,348)
	26,250	Feb-2006	Dec-2013	1M LIBOR	4.9200%	(1,763)
	33,885	Aug-2006	Jun-2016	1M LIBOR	5.2950%	(15,510)
	121,032	Aug-2006	Mar-2011	1M LIBOR	4.9475%	(3,667)
	58,467	Jan-2009	Dec-2016	1M LIBOR	4.6400%	(5,343)
	65,000	Jan-2009	Aug-2016	1M LIBOR	4.9500%	(6,439)

Total Series 2006-1 Notes	383,384					(37,214)

CLI Funding III	15,000	Apr-2009	Dec-2010	1M LIBOR	4.5400%	(289)
Credit Facility	—	Jun-2008	Jun-2018	1M LIBOR	5.2900%	(23)
	17,262	May-2008	Feb-2018	1M LIBOR	4.5200%	(1,549)
	31,987	May-2008	Jul-2018	1M LIBOR	4.5300%	(2,911)
	104,891	May-2008	Feb-2018	1M LIBOR	4.2075%	(6,237)
	5,422	Jul-2008	Jun-2016	1M LIBOR	4.0500%	(378)
	21,250	Jul-2008	Jul-2017	1M LIBOR	4.1000%	(1,530)
	24,432	Jul-2008	Dec-2018	1M LIBOR	3.6420%	(982)
	48,793	Mar-2010	Nov-2014	1M LIBOR	2.0200%	(822)

Total CLI Funding III Credit Facility	269,037					(14,721)

Total	$652,421					$(51,935)

(a)
All interest rate derivatives are recorded in fair value of derivative instruments in the liabilities section of the consolidated balance sheets.

        The following tables set forth the net of tax effect of the Company's cash flow hedge derivative instruments on the consolidated financial statements for the six months ended June 30, 2009 and 2010:

	For the Six Months Ended June 30, 2009
	Effective Portion
				Ineffective Portion
	Change in Unrealized (Gain) Loss Recognized in OCI(a)	Location of (Gain) Loss reclassified from Accumulated OCI into Income	(Gain) Loss Reclassified from Accumulated OCI into Income(b)
Derivative Instrument				Location of (Gain) Loss Recognized Directly in Income	(Gain) Loss Recognized Directly in Income
Interest rate derivatives	(9,659)	Interest expense	20,654	Interest expense	(1,611)

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

5. Derivatives and Hedging Activities (Continued)

	For the Six Months Ended June 30, 2010
	Effective Portion
				Ineffective Portion
	Change in Unrealized (Gain) Loss Recognized in OCI(a)	Location of (Gain) Loss reclassified from Accumulated OCI into Income	(Gain) Loss Reclassified from Accumulated OCI into Income(b)
Derivative Instrument				Location of (Gain) Loss Recognized Directly in Income	(Gain) Loss Recognized Directly in Income
Interest rate derivatives	(23,679)	Interest expense	17,045	Interest expense	(1,688)

(a)
Represents the change in the fair market value of the Company's interest rate derivatives, net of tax, offset by the amount of actual cash paid related to the net settlements of the interest rate derivatives.

(b)
Represents the amount of actual cash paid related to the net settlements of the interest rate derivatives and amortization of deferred losses on the Company's terminated derivatives as follows:

	Six months ended June 30,
	2009	2010
Net settlement of interest rate derivatives	$15,477	$13,571
Amortization of terminated derivatives	5,177	3,474

        As part of the 2009 Sale, an amount of $37,922 was reclassified from other comprehensive income (loss) into loss on termination of derivatives due to the termination and modification of swaps.

        As of June 30, 2010, the amount of Accumulated OCI related to derivatives was $(48,947). The amount of loss expected to be reclassified from OCI into interest expense over the next 12 months consists of net interest settlements on active interest rate derivatives in the amount of $22,867 and the amortization of deferred net losses on the Company's terminated derivatives of $3,867.

6. Income Taxes

        Prior to the Structure Formation, CLI was a disregarded U.S. entity owned by the Initial Shareholder which is incorporated in Bermuda. Therefore, only the Initial Shareholder's income effectively connected with its U.S. trade or business was subject to U.S. taxation. After the Structure Formation, CLI is a disregarded entity owned by SeaCube Operating Company Ltd. which is incorporated in Bermuda. Therefore, only SeaCube Operating Company Ltd.'s income effectively connected with its U.S. trade or business is subject to U.S. taxation. Further, since the Company is a single-member LLC, taxation has been provided as if CLI was a stand-alone entity.

        As of December 31, 2009, the Company had net operating loss and capital loss carryforwards of approximately $19,915 and $3,561, respectively, for U.S. federal and state income tax purposes. The Company recorded a valuation allowance against a portion of these deferred tax assets reflecting its view that it was unlikely that the assets will be fully realized. The net operating loss and capital loss carryforwards are no longer available to the Company due to the Structure Formation (see Note 1).

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

6. Income Taxes (Continued)

The $2,848 of deferred tax assets associated with these loss carryforwards has been accounted for as a non-cash distribution to the Initial Shareholder.

        In general, the Company's effective tax rate differs from the U.S. federal tax rate of 35% primarily due to its lower or nontaxed foreign sourced income. Provision for income taxes was $200 for the six months ended June 30, 2009 and $571 for the six months ended June 30, 2010. The increase in the effective tax rate from the six months ended June 30, 2009 to the six months ended June 30, 2010 is primarily due to net operating loss and capital loss carryforwards existing in prior years that are no longer available to the Company.

7. Other Expenses (Income), Net

        Other expenses (income), net of $(528) for the six months ended June 30, 2010, included proceeds on a default insurance recovery of $1,683 for the six months ended June 30, 2010. There were no insurance proceeds for the six months ended June 30, 2009.

8. Comprehensive Income (Loss)

        Total comprehensive income (loss) includes net income, the changes in the fair value of derivative instruments, reclassification into earnings of amounts previously deferred relating to derivative instruments and foreign currency translation gain (loss) relating to the Company's foreign subsidiaries. Total comprehensive income (loss) for the six months ended June 30, 2009 and 2010 is as follows:

	Six months ended June 30,
	2009	2010
Net income (loss)	$(16,962)	$14,531
Net derivative loss reclassified into earnings	5,177	3,474
Unrealized gain (loss) on derivative instruments, net of tax	5,818	(10,108)
Loss on terminations and modifications of derivative instruments reclassified to earnings	37,922	—
Foreign currency translation	26	(83)

Total comprehensive income (loss)	$31,981	$7,814

9. Commitments and Contingencies

Purchase Commitments

        At June 30, 2010, commitments for capital expenditures totaled $97,080, all of which is committed for 2010.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

9. Commitments and Contingencies (Continued)

Lease Commitments

        The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2014. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses.

        As of June 30, 2010, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was $1,698.

10. Share Based Payments

Restricted Stock Awards

        In March 2010, the Company issued 52,030 restricted shares of Seacastle common stock to one key employee. The fair value of the restricted shares granted was determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders of the Company, adjusted to reflect the lack of marketability of the Company's shares granted to employees.

        A summary of the unvested shares of Seacastle common stock is as follows:

Nonvested Shares	Shares	Weighted-average per share at grant date	Fair value of nonvested shares at grant date
Outstanding at December 31, 2009	118,870	$4.53	$539
Granted	52,030	6.45	336
Vested	(65,717)	4.53	(298)

Outstanding at April 26, 2010	105,183	$5.74	$604

        On April 26, 2010, certain employees of the Company and Seacastle exchanged an aggregate of 826,914 shares of Seacastle common stock for 477,812 of the Company's common shares, at an exchange ratio of 0.577826 of a SeaCube common share for each share of Seacastle common stock. The 826,914 shares of Seacastle common stock included 721,731 vested shares and 105,183 unvested restricted shares which were exchanged into 417,033 vested shares and 60,779 unvested restricted shares. There was no change in the restricted share balance between April 26, 2010 and June 30, 2010.

        The Company accounted for the exchange of the awards as a modification in accordance with the Compensation Topic of the ASC where applicable and determined no additional compensation charges were required. SeaCube will record compensation expense on the unvested shares at the date of the exchange over the remaining vesting period. The Company recorded compensation expense of $64 for the six months ended June 30, 2010 related to these restricted shares.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

11. Earnings per Share and Dividends

        The computation of basic earnings per share is based on the weighted average number of common shares outstanding including participating securities outstanding during the period. The weighted average shares used to calculate basic and diluted earnings per share ("EPS") have been retroactively adjusted based on the Structure Formation (see Note 1). The Company has issued 16,000,000 common shares to the Initial Shareholder.

        In accordance with the Earnings per Share Topic of the ASC, any unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. Accordingly, all of the Company's restricted common shares are participating securities.

	Six months ended June 30,
	2009	2010
Weighted-average shares:
Common shares outstanding	16,000,000	16,156,675
Restricted common shares	—	22,834

Total weighted-average shares	16,000,000	16,179,509

        The calculation for basic and diluted earnings per share is as follows:

	Six months ended June 30,
	2009	2010
Net income (loss)	$(16,962)	$14,531
Less: Undistributed earnings allocated to restricted shareholders	—	(21)

Income (loss) attributable to common shareholders	$(16,962)	$14,510

Income (loss) per share attributable to common shareholders:
Basic	$(1.06)	$0.90

Diluted	$(1.06)	$0.90

        There were no potentially dilutive common shares for any period in these consolidated financial statements.

        On April 22, 2010, the Company's Board of Directors declared a dividend of $0.175 per common share, or an aggregate of $2.8 million, which was paid on May 28, 2010 to shareholders of record as of April 22, 2010.

12. Geographic Information

        The Company's customers use containers to conduct their global trading operations which utilize a vast network of worldwide trade routes. The Company earns its revenues from such customers when

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

12. Geographic Information (Continued)

the equipment is in use carrying cargo around the world. Substantially all of the Company's revenues are denominated in U.S. dollars. The following table represents the allocation of domestic and international revenues for the periods indicated based upon the customers' primary domicile. As all of the Company's containers are used internationally and not domiciled in one particular place for a prolonged period of time, these assets are considered to be international.

	Six Months Ended June 30,
Total revenues	2009	2010
Asia	$16,448	$17,178
Australia/New Zealand	674	506
Europe/Africa/Middle East	33,339	24,664
North America	11,126	11,486
South America	13,987	13,009

	$75,574	$66,843

13. Related Party Transactions

Management and Facility Fees

        The Company allocated net charges of $513 and $61 for management and facility fees to affiliates of Seacastle for the six months ended June 30, 2009 and 2010, respectively. Also included in these amounts are expenses for share-based compensation allocated from Seacastle, the Parent, to both dedicated and shared SeaCube employees. These amounts are recorded in Selling, general and administrative expenses on the Consolidated Statements of Operations. The Company has a net receivable (payable) to affiliates of Seacastle of $(1,151) and $697 as of December 31, 2009 and June 30, 2010, respectively.

        The expense and cost allocations have been determined based on methodologies (such as space used or hours worked) in order to establish reasonable charges for the services provided or for the benefit received during the periods presented. The Company believes the assumptions and allocations underlying the consolidated financial statements are reasonable. The Company believes that if it had been a stand-alone company, the Company's costs would not have been materially different.

Amended Seacastle Credit Facility Guarantee

        On January 29, 2009, Seacastle entered into the Amended Seacastle Credit Facility, which facility has a maturity date of July 31, 2011. CLI is a guarantor under the facility. As such, CLI must maintain a minimum tangible net worth of $230.0 million. In connection with the Structure Formation, SeaCube Operating Company Ltd. also provided a guaranty of the Initial Shareholder's obligations under the Amended Seacastle Credit Facility. SeaCube Operating Company Ltd. does not have to maintain a minimum tangible net worth in connection with such guaranty. As of December 31, 2009 and June 30, 2010, the amount outstanding under this facility was $83.0 million.

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

13. Related Party Transactions (Continued)

        The Initial Shareholder plans to use the proceeds that it receives from the SeaCube offering to repay the Amended Seacastle Credit Facility in full. Upon such repayment in full, the guarantors under the Amended Seacastle Credit Facility will be fully released from their obligations thereunder.

Shareholder Note and Dividend

        On January 27, 2009, the Company distributed a total of $115.8 million to the Initial Shareholder. Of the total, $55.8 million was in the form of a loan and $60.0 million was in the form of a dividend. The $115.8 million distribution was used by the Initial Shareholder to repay a portion of the Amended Seacastle Credit Facility. The Company accounted for the $60.0 million as a dividend, because it did not expect it to be repaid, while the $55.8 million was accounted for as a loan because the Company expected it to be repaid. The loan is in the form of a demand note (the "Shareholder Note") at a stated interest of 4% per annum. The principal advanced under the note agreement can increase monthly as amounts become due under the Amended Seacastle Credit Facility. The note may not be presented for demand while there are still amounts outstanding under the Amended Seacastle Credit Facility, and the note is not assignable by CLI in whole or in part without the consent of Seacastle Operating. As of the date of the Structure Formation, the Shareholder Note had a balance of $94.8 million, consisting of $91.3 million in advanced principal and $3.5 million of accrued interest. Interest income earned from this note was $0.9 million for the six months ended June 30, 2010. The obligations under this Shareholder Note were assumed by SeaCube Operating Company Ltd., a subsidiary of the Company, in connection with the Structure Formation. The assumption was treated as a non-cash equity distribution to Seacastle Operating. In connection with the assumption, Seacastle Operating entered into a guarantee of the obligations of SeaCube Operating Company Ltd. under the Shareholder Note. No consideration has been or will be paid by the Initial Shareholder to SeaCube Operating Company Ltd. in exchange for the assumption of the Shareholder Note.

14. Fair Value of Financial Instruments

        The following tables set forth the valuation of the Company's financial assets and liabilities measured at fair value on a recurring basis by input levels as of December 31, 2009 and June 30, 2010:

		Fair Value Measurement as of December 31, 2009 Using Fair Value Hierarchy
	Fair Value as of December 31, 2009
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,014	$8,014	$—	$—
Restricted cash	22,060	22,060	—	—
Liabilities:
Derivative instruments	43,304	—	43,304	—

SeaCube Container Leasing Ltd.
(formerly Container Leasing International, LLC and Subsidiaries)

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except as otherwise noted)

(unaudited)

14. Fair Value of Financial Instruments (Continued)

		Fair Value Measurement as of June 30, 2010 Using Fair Value Hierarchy
	Fair Value as of June 30, 2010
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$13,814	$13,814	$—	$—
Restricted cash	18,833	18,833	—	—
Liabilities:
Derivative instruments	51,935	—	51,935	—

        Restricted cash:    Restricted cash consists of cash that is held by the Company for security deposits received from lessees pursuant to the terms of various lease agreements and rent collections held in lockbox accounts pursuant to the Company's credit facilities and securitization agreements. These short-term investments are recorded at fair value on the Company's Consolidated Balance Sheets based on quoted market prices and observable market inputs.

        Derivative instruments:    The Company's interest rate derivatives are recorded at fair value on the Company's Consolidated Balance Sheets and consist of United States dollar denominated LIBOR-based interest rate derivatives, and their fair values are determined using cash flows discounted at relevant market interest rates in effect at the period close. The fair value generally reflects the estimated amounts that the Company would receive or pay to transfer the contracts at the reporting date and therefore reflects the Company's or counterparty's non-performance risk.

        The Company's financial instruments, other than cash, consist principally of cash equivalents, restricted cash, accounts receivable, accounts payable, debt and interest rate derivatives. The fair value of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates the carrying value of these financial instruments because of their short-term nature. The fair value of the Company's debt approximates the carrying value as all of the debt is variable rate debt.

        Leasing assets held for sale are measured at fair value on a nonrecurring basis. There were no other assets and liabilities measured at fair value on a nonrecurring basis.

15. Subsequent Events

        In August 2010, the Company distributed $3.75 million to the Initial Shareholder in the form of a loan which was used to make interest and principal payments on the Seacastle Credit Facility. In September 2010, the Company distributed $0.8 million to the Initial Shareholder in the form of a loan which was used to pay fees on the Seacastle Credit Facility. The Company expects to distribute up to an additional $3.6 million on or before September 30, 2010 in the form of a loan to be used to make interest and principal payments on the Seacastle Credit Facility. The Initial Shareholder plans to repay these amounts with proceeds from the Offering or other cash flows.

        The Company has evaluated all significant activities through the time of filing these financial statements with the SEC and has concluded that no additional subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Interpool Limited and Subsidiaries

        We have audited the accompanying Consolidated Statements of Operations and Comprehensive Income and Cash Flows of Interpool Limited and Subsidiaries (the "Company") for the period from January 1, 2007 to July 18, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Interpool Limited and Subsidiaries for the period from January 1, 2007 to July 18, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 29, 2010

Interpool Limited and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

(Dollars in Thousands)

Period from January 1, 2007 to July 18, 2007
Revenues:
Equipment leasing revenue	$11,934
Finance revenue	19,147
Other revenue	2,890

Total revenues	33,971
Expenses:
Direct operating expenses	1,161
Selling, general and administrative expenses	5,689
Depreciation expenses	3,880
Provision for doubtful accounts	82
Impairment of leasing equipment held for sale	624
Interest expense	10,064
Interest income	(1,622)
Gain on sale of leasing equipment	(201)
Other income, net	(361)

Total expenses	19,316
Income before for income tax	14,655
Income tax benefit	(908)

Net income	$15,563
Other comprehensive income
Foreign currency translation adjustment	907

Comprehensive income	$16,470

See accompanying notes.

Interpool Limited and Subsidiaries

Consolidated Statement of Cash Flows

(Dollars in Thousands)

Period from January 1, 2007 to July 18, 2007
Cash flows from operating activities
Net income	$15,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,880
Provision for doubtful accounts	82
Amortization of deferred financing fees	378
Gain on sale of leasing equipment	(201)
Impairment of leasing equipment held for sale	624
Changes in operating assets and liabilities:
Accounts receivable	1,781
Other assets	460
Due to affiliate	14,016
Deferred income	(949)
Accounts payable and accrued expenses	728

Net cash provided by operating activities	36,362

Cash flows from investing activities
Proceeds from sale of leasing equipment	26,940
Collections on net investment in direct finance leases, net of interest earned	44,042
Purchase of leasing equipment	(46,891)
Investment in direct finance leases	(61,860)
Purchase of fixed assets	(2,038)

Net cash used in investing activities	(39,807)

Cash flows from financing activities
Proceeds from long-term debt	60,000
Repayments of long-term debt	(38,810)
Proceeds from note due to affiliate	60,000
Repayment of note due to affiliate	(900)

Net cash provided by financing activities	80,290

Effect of changes in exchange rates on cash and cash equivalents	184

Net increase in cash and cash equivalents	77,029
Cash and cash equivalents, beginning of period	15,249

Cash and cash equivalents, end of period	$92,278

Supplemental disclosures of cash flow information
Cash paid for interest	$8,633

Cash refunded for taxes, net of payments	$(275)

See accompanying notes.

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, Except as otherwise noted)

1. Description of the Business and Basis of Presentation

        The accompanying Consolidated Financial Statements of Interpool Limited and Subsidiaries (the "Company" or "Interpool Limited") have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The Company operates in a single segment.

        The Company, domiciled in Barbados, is wholly owned by Interpool, Inc. The Company purchases intermodal containers and leases them to shipping and transportation companies, both domestically and internationally. Containers include refrigerated and dry freight containers, as well as generator sets, which are leased to shipping line customers through a variety of long-term and short-term contractual leasing arrangements.

        On July 19, 2007, subsequent to the date of these statements, the Company sold substantially all of its assets and liabilities to a subsidiary of Seacastle, Inc., Container Leasing International, LLC ("CLI").

        In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification (the "FASB ASC"). The FASB ASC has become the single source of non-governmental accounting principles generally accepted in the United States ("US GAAP") recognized by the FASB in the preparation of financial statements. The FASB ASC does not supersede the rules or regulations of the Securities and Exchange Commission ("SEC"), therefore, the rules and interpretive releases of the SEC continue to be additional sources of US GAAP for the Company. The FASB ASC does not change US GAAP and did not have an effect on the Company's financial position, results of operations or cash flows.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The Company's Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

Direct Finance Leases

        Direct finance leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

income. The Company generally bears greater risk in operating lease transactions (versus direct finance lease transactions) due to redeployment costs and related risks that are avoided under a direct finance lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

Leasing Equipment

        Leasing equipment includes containers and generator sets. Containers are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment.

        The Company will continue to review its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted.

        Estimated useful lives and residual values have been principally determined based on the Company's historical disposal experience. The estimated useful lives and average residual values for the Company's leasing equipment from the date of manufacture are as follows:

	Useful Lives (Years)	Average Residual Values % of Cost
Refrigerated Containers	15.0	10%
Dry Containers	12.5	37%
Generator Sets	12.0	10%

        The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them in Direct operating expenses in the Consolidated Statements of Operations and Comprehensive Income.

        In accordance with the Property, Plant and Equipment Topic of the FASB ASC, the Company reviews its leasing assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset group as a whole may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of the Company's fleet exceeds its estimated future undiscounted cash flows. Impairment exists when the carrying value of leasing assets taken as a whole exceeds the sum of the related undiscounted cash flows. The Company's review for impairment includes considering the existence of impairment indicators including third-party appraisals of its equipment, adverse changes in market conditions for specific long-lived assets and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of its equipment. When indicators of impairment suggest that the carrying value of the Company's leasing assets may not be recoverable, the Company determines whether the impairment recognition criteria have been met by evaluating whether the carrying value of the leasing assets taken as a whole exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, the residual value expected to be realized upon disposition of the assets, estimated downtime between re-leasing events and the amount of re-leasing costs.

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

        If the Company determines that the carrying value may not be recoverable, it will assess the fair values of the assets. In determining the fair value of the assets, the Company considers market trends, published values for similar assets, recent transactions of similar assets and quotes from third-party appraisers. If the carrying amount of an asset group exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Impairment of leasing equipment was $624 for the period from January 1, 2007 through July 18, 2007.

Other Comprehensive Income

        Other comprehensive Income ("OCI") consists of net income and other gains and losses, net of income taxes, if any, affecting shareholders' equity that, under US GAAP, are excluded from net income. Such amounts consisted of foreign currency translation gains and losses primarily relating to the Company's Newfoundland operation.

Management Services

        In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company manages certain equipment for third-party investors and owners. The management services provided by the Company include marketing, billing, collection and other administrative functions associated with leasing this equipment to lessees in the transportation industry. During the period that the Company is managing the equipment for the investors, the Company earns a management fee, which is generally based on the net operating income earned by the equipment. In addition, the Company often earns management fees related to the sale of the equipment at the end of its useful life. These fees are classified as Other revenue in the Consolidated Statement of Operations and Comprehensive Income. All billings generated for investors net of expenses incurred on behalf of the investors (net of the management fees earned by the Company) are recorded as a payable to the investors. Any accounts receivable due from customers related to the leasing of managed equipment are netted against the amounts due to the investor, since these amounts are not payable to the investor until received by the Company. The liability, net of the amounts due from customers relating to the managed equipment, is recorded within Accounts payable and accrued expenses. As a result, all revenues and lease operating expenses included in the Consolidated Statements of Operations and Comprehensive Income include only those revenues and costs associated with equipment owned by the Company or equipment leased to customers by the Company under the terms of direct finance leases.

Concentration of Credit Risk

        The Company is subject to concentrations of credit risk with respect to amounts due from customers. The Company attempts to limit its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. The Company earned approximately 57% of revenues from its top ten customers for the period from January 1, 2007 through July 18, 2007. The Company's largest customer accounted for 16% of total revenues during this period. We also have a concentration of credit in our direct finance lease portfolio. Our top customer accounts for 13% of the outstanding principal at July 18, 2007. If this customer were to default, the Company would seek to recover the equipment securing the lease, often at fair market values in excess of the remaining receivable, and present certain claims to our insurers of default losses. Historically, the company has not experienced losses related to direct finance leases and does not project future

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

uncollectible amounts related to the principal balances receivable. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of July 18, 2007.

Revenue Recognition

        The Company's primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition—Equipment Leasing Revenue

        The Company generates equipment leasing revenue through short-term and long-term operating leases, principally with shipping lines. The Company acts as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

Revenue Recognition—Finance Revenue

        The Company enters into finance leases as lessor of equipment that it owns. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as Finance revenue in the Consolidated Statement of Operations and Comprehensive Income. The principal component of the lease payment is reflected as a reduction to the Net investment in direct finance leases.

Revenue Recognition—Other Revenue

        Other revenue includes fees that the Company's customers are contractually obligated to pay to return equipment to a leasable condition as well as fees for third party positioning of equipment. When a lessee leases equipment from the Company, the lessee is contractually obligated to return the equipment in a leasable condition according to predetermined standards. Upon redelivery of the units, the Company bills the lessee for the expected cost to repair the equipment based on a repair survey performed at the depot. When the equipment comes off lease, estimates of the cost to repair the equipment are prepared. The company bills the lessee based on this estimate and records maintenance and repair revenue at that time. In accordance with Revenue Recognition—Principal Agent Considerations Topic of the FASB ASC, the Company recognizes billings to customers for damages incurred and certain other pass-through costs as Other revenue in the Consolidated Statement of Operations and Comprehensive Income. The Company recognizes gross revenues from these pass-through costs as the Company is the primary obligor with respect to purchasing goods and services from third parties; the Company generally has the discretion in selection of the repair service provider; and the Company generally has the credit risk because the services are purchased prior to reimbursement being received.

        Other revenue also includes revenues earned on container equipment the Company sold to third-party investors for which management services are provided as well as recognition of a portion of the

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

gain on the sale of the equipment that was deferred at the time of sale. Revenue is recognized as services are rendered.

Direct Operating Expenses

        Direct operating expenses are primarily related to costs incurred in relation to leasing equipment that is not being leased to a third-party ("off-hire equipment"). These expenses primarily consist of costs to repair and maintain the equipment, to store the equipment when it is not on lease and to reposition the equipment for pick-up by a customer. Repositioning costs incurred prior to the initial lease are capitalized as a cost of the asset acquisition.

Provision for Doubtful Accounts

        The Company determines the provision for doubtful accounts based on its assessment of the collectibility of its receivables. The Company identifies those accounts based on two methods: (1) a customer-by-customer basis and (2) an allowance method. In the first method, the Company reviews certain accounts and places a likelihood of default percentage on each account individually. For the remaining receivable balance, the Company applies a delinquency factor to the unallocated balance. This delinquency factor is based on prior history and represents the Company's best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts.

Sales of Leasing Equipment

        The Company records the gains and losses from the sales of leasing equipment as a separate line in the Consolidated Statement of Operations and Comprehensive Income. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment. Net gain on the sale of leasing equipment was $201 for the period from January 1, 2007 through July 18, 2007. This includes the gain of $151 related to the disposal of assets that were classified as held for sale at December 31, 2006. See Note 5 for additional information regarding this sale.

Provision (Benefit) for Income Taxes

        Income taxes have been provided based upon the tax laws and rates in countries in which the Company's operations are conducted and income is earned. The Company's container leasing business was operated by a significant operating subsidiary domiciled in Barbados. Under the terms of an income tax convention between the United States and Barbados (the "Tax Treaty"), the leasing income earned by this subsidiary was fully taxable by Barbados, but exempt from U.S. Federal taxation. The Barbados tax rate ranges from 1.5% to 2.5% on income up to $15,000 and 1% on income exceeding this amount.

3. Leasing Activity

        The Company's container leases are "triple net", requiring the lessee to maintain, insure and pay taxes on the equipment until return, at no cost to the lessor. Typical lease provisions allocate all risk of loss to the lessee, requiring the lessee to indemnify the lessor against all risks, claims, or causes of actions arising from the leasing, operation, maintenance, repair, possession or control of the equipment.

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

3. Leasing Activity (Continued)

The lessee is responsible for compliance with all laws and regulations, including all environmental risk. The lessee is further responsible for loss or damage to the equipment, however caused, subject to normal wear and tear. The lessee must defend and hold harmless the lessor in the event of any claims for loss or damage to the equipment, cargo, or third parties occurring while leased. The lease terms that are variable, and can change based on the lease type, are the per diem rates, the length of the lease and the redelivery locations and quantities that may be redelivered to such locations. However, the general governing terms and conditions of the lease remain the same whether the lease is short-term, long-term or a direct finance lease, and whether the lease is for the initial term or a renewal. Multiple contracts with a single Lessee are not combined and are accounted for as separate arrangements. The Company had no amounts of contingent rental in any periods presented.

Finance Revenue

        The Company enters into direct finance leases. These leases generally provide that, after a stated lease term, the lessee has the option to purchase the equipment, typically for amounts below the estimated fair market value of the equipment, at the time the purchase option becomes exercisable. Under the terms of these leases, the substantive risks and rewards of equipment ownership are passed to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The principal component is equal to the cost or carrying amount of the leased property. The interest component is equal to the gross cash flows charged to the lessee less the principal component. The Company recognizes the interest component, which is calculated using the effective interest method over the term of the lease as finance revenue. The principal component of the lease payment is reflected as a reduction to Net investment in direct finance leases. As of July 18, 2007, the Company had guaranteed and unguaranteed residual values for leasing equipment on direct finance leases of $46,197.

4. Borrowings

2005 DVB Facility—Secured Container Equipment Financing Facility

        The 2005 DVB Facility was established pursuant to a Credit Agreement dated as of December 21, 2005 among Interpool, Inc., Interpool Limited, DVB (the agent lender) and certain other lenders. The facility consists of A notes ($219,701 funded) and B notes ($31,017 funded), and is secured by shipping containers owned by Interpool Limited, which are leased to customers under direct finance lease arrangements, and by the related lease receivables and other receivables of Interpool Limited. At July 18, 2007 only the A notes remained outstanding at a total of $116,453. The interest rate for the A notes under the 2005 DVB Facility is fixed at 6.365%. The A notes amortize over a five year term. During the period from January 1, 2007 through July 18, 2007, $34,508 was repaid.

Revolving Credit Facility

        During September 2005, the Company's parent, Interpool, Inc., completed a secured revolving credit facility for $122,500 with an agent bank and other lenders for the financing of chassis equipment. The term of this facility was five years. The interest rate was set at LIBOR plus 1.375% until January 1, 2006, after which the rate was determined by a pricing grid related to a defined funded debt to tangible net worth ratio (as defined in the Credit Agreement) with interest rates ranging from LIBOR plus 1.00% to LIBOR plus 1.625%. In May 2006, the revolving credit facility was amended to include the ability to finance containers. On May 16, 2007, $60,000 was borrowed under the facility to finance container purchases. The amount outstanding for Interpool Limited at July 18, 2007 was $60,000. The weighted-average interest rate for the period ended July 18, 2007 was 6.32%. At July 18, 2007, $47,500 was available for future use.

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

4. Borrowings (Continued)

Capital Lease Obligations

        The Company entered into a series of capital leases with various financial institutions to finance the purchase of equipment. At July 18, 2007, the total capital lease obligations outstanding were $54,646. The capital lease obligations mature in varying amounts through 2010 and have stated rates ranging from 5.33% to 9.77%. The weighted-average interest rate was 7.12% for the period from January 1, 2007 through July 18, 2007. During the period January 1, 2007 through July 18, 2007 we repaid $4,302.

Covenants

        Under the Company's debt instruments, the Company is required to maintain certain financial covenants (as defined in each agreement) including Minimum Tangible Net Worth tests. As of July 18, 2007, the Company was in compliance with all covenants.

5. Assets Held for Sale

        During the first quarter of 2007, the Company sold 10,289 containers to two third-party investors for cash consideration of $22,560 and entered into management agreements for a ten year term, to manage the equipment on behalf of the investors. This equipment had a net book value of $21,603. This transaction resulted in a gain of approximately $957 of which $151 was recorded in Gain on sale of leasing equipment in the Company's Consolidated Statement of Operations and Comprehensive Income and $806 which was deferred over the term of the respective management agreements. Under the terms of the management agreements, the Company will be responsible for performing management services including billing, collecting, lease renewal, operations and disposition activities on behalf of the investors. In connection with providing these services, the Company will be paid a management fee.

6. Income Taxes

        Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book values and tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any deferred tax assets if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. U.S. income taxes are generally not provided on undistributed earnings of U.S.-owned foreign subsidiaries as such earnings are permanently invested.

        The Company's international container leasing business was operated by a significant operating subsidiary of the Company domiciled in Barbados. Under the terms of an income tax convention between the United States and Barbados (the "Tax Treaty"), the leasing income earned by this subsidiary was fully taxable by Barbados, but exempt from U.S. Federal taxation. The Barbados tax rate ranges from 1.5% to 2.5% on income up to $15,000 and 1% on income exceeding this amount. No Barbados tax provision, however, was recorded for the period from January 1, 2007 to July 18, 2007 because the Company had sufficient Barbados net operating loss carryforwards from prior periods to

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

6. Income Taxes (Continued)

offset its operating income and the subsequent 2007 sale of its business to CLI effectively changed its tax status to Barbados tax-exemption.

        During the period from January 1, 2007 to July 18, 2007 the Company recorded a $1,111 tax benefit pertaining to the reversal of a reserve for New Jersey state taxes and a $203 tax expense for taxes incurred by other foreign branch offices. The benefit for income taxes comprises the following:

Period from January 1, 2007 through July 18, 2007
U.S. current federal income tax provision	$—
U.S. deferred federal income tax provision	—

Total federal income taxes	—

U.S. current state and local income tax benefit	(1,111)
U.S. deferred state and local income tax provision	—

Total state and local income taxes	(1,111)

Non-U.S. income tax provision	203

Total income tax benefit	$(908)

        A reconciliation of the U.S. statutory tax rate to the effective tax rate follows:

Period from January 1, 2007 through July 18, 2007
U.S. statutory rate	35.0%
Tax treaty exemption	(35.0)
State taxes	(7.6)
Foreign taxes	1.4

Effective tax rate	(6.2)%

        The Company has tax returns for the years 2006 through 2008 open to federal income tax examination purposes and the 2007 federal return is currently being examined by an IRS agent. The state tax returns are open to examination for the years 2006 through 2008. The Company does not expect the outcome of such examinations to have a material impact on the Consolidated Financial Statements.

7. Defined Contribution Plan

        The Company has established a defined contribution plan covering substantially all of its eligible employees. The Company matches 75% of the employees' contribution up to 6% of their compensation. In the period January 1, 2007 through July 18, 2007, the Company contributed $87

Interpool Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, Except as otherwise noted)

7. Defined Contribution Plan (Continued)

related to this plan. This amount is recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income.

8. Related Party Transactions

Transactions with Affiliates

        The Company is charged for certain management fees from the parent company, Interpool, Inc. These charges amounted to $3,398 during the period January 1, 2007 through July 18, 2007 and are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income. The Company also is charged interest for outstanding payables mainly relating to the aforementioned management fees. Interest on these outstanding balances was $450 during the period January 1, 2007 through July 18, 2007 and is recorded in Interest expense in the Consolidated Statement of Operations and Comprehensive Income.

Promissory Note with Affiliate

        On January 29, 2007, the Company and its parent, Interpool, Inc. signed a promissory note whereby the Company borrowed the principal sum of $60,000 repayable in twenty quarterly payments of $900 with a balloon payment for the remaining balance due April 30, 2012. Interest expense of 5.0% per annum is charged on the unpaid principal balance. During the period January 1, 2007 through July 18, 2007, $1,388 of interest expense was recorded in Interest expense in the Consolidated Statement of Operations and Comprehensive Income. On July 19, 2007, the date of the Container Asset Sale, this note was repaid.

9. Subsequent Events

Sale of Interpool, Inc.

        Seacastle, Inc., a company incorporated on June 26, 2007 in the Marshall Islands is owned by certain private equity funds which are managed by an affiliate of Fortress Investment Group LLC (the "Fortress Funds").

        On July 19, 2007, Chariot Acquisition Sub Inc. ("Chariot"), a wholly owned subsidiary of Seacastle, Inc., acquired 100% of the outstanding common shares of Interpool, Inc. Interpool, Inc. is the parent of Interpool Limited.

        Simultaneous with the acquisition of Interpool, Inc, the Company sold substantially all of its assets and liabilities to CLI.

        The Company has evaluated all significant activities through March 29, 2010 (the date the consolidated financial statements were available to be issued) and has concluded that no additional subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

7,500,000 shares

SeaCube Container Leasing Ltd.

Common shares

Prospectus

Joint Book-Running Managers
J.P. Morgan	Citi	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers
Credit Suisse	Dahlman Rose & Company	DnB NOR Markets	DVB Capital Markets	Nomura

                  , 2010

Until                           , 2010 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer's obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated fees and expenses payable by the registrant in connection with the distribution of our common shares:

SEC registration fee	$11,765
FINRA filing fee	17,000
NYSE listing fee	125,000
Printing and engraving costs	285,000
Legal fees and expenses	2,500,000
Accountants' fees and expenses	1,400,000
Transfer agent fees	4,000
Miscellaneous	272,235

Total	$4,615,000

Item 14.    Indemnification of Directors and Officers

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them. The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our bye-laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and/or our bye-laws.

        For the undertaking with respect to indemnification, see Item 17 herein.

Item 15.    Recent Sales of Unregistered Securities

        During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act or Rule 701 of the Securities Act, with respect to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions have represented that these securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

        In March and April 2010, in connection with finalizing the separation of our container leasing business from the other businesses of Seacastle Inc. and to establish the appropriate organizational structure for us, we issued 16,000,000 common shares to our Initial Shareholder, Seacastle Operating Company Ltd., and 477,812 common shares to certain employees and non-employees.

Item 16.    Exhibits and Financial Statement Schedules

A. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement†
3.1	Memorandum of Association†
3.2	Form of Bye-laws†
4.1	Specimen Common Share Certificate†
4.2	Form of Shareholders Agreement by and between SeaCube Container Leasing Ltd. and Seacastle Operating Company Ltd.†
5.1	Opinion of Conyers Dill & Pearman Limited†
10.1	Form of SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan†
10.2	Form of Director Restricted Share Agreement†
10.3
Third Amended and Restated Revolving Credit Agreement, dated as of January 26, 2010, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), as the Borrower, Deutsche Bank Securities Inc., as the Lead Arranger, Deutsche Bank Trust Company Americas, as the Administrative Agent and Lender, and the other Lenders referred to therein†
10.4
Second Amended and Restated Intercreditor Collateral Agreement, dated as of October 26, 2001, as amended and restated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), CLI Funding LLC, US Bank National Association as Trustee and as Collateral Agent, Deutsche Bank Trust Company Americas as Revolver Agent and various other parties from time to time parties thereto†

Exhibit No.	Description
10.5	Supplemental Agreement, dated as of January 20, 2009, to the Second Amended and Restated Intercreditor Collateral Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), GL Finance I Ltd., GL Finance II Ltd. and ING Bank, N.V., as agent†
10.6
Second Amended and Restated Indenture, dated as of August 24, 2006, between CLI Funding LLC, as Issuer, and U.S. Bank National Association, as Indenture Trustee and individually as a Securities Intermediary†
10.7	Series 2006-1 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†
10.8	Amendment Number 1 to the Second Amended and Restated Indenture, dated as of April 26, 2007, between CLI Funding LLC and U.S. Bank National Association†
10.9	Amendment Number 2 to the Second Amended and Restated Indenture, dated as of August 21, 2008, between CLI Funding LLC and U.S. Bank National Association†
10.10	Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.11
Amendment No. 1, dated January 31, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.12
Amendment No. 2, dated March 31, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.13
Amendment No. 3, dated April 22, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.14	Guaranty, dated as of October 31, 2007, made by Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Guarantor†
10.15
Credit Agreement, dated as of May 18, 2010, by and among CLI Funding IV LLC, as Borrower, Wells Fargo Bank, National Association and other lenders from time to time party thereto, as Lenders, and Wells Fargo Securities LLC, as Administrative Agent.†
10.16	Form of Indemnification Agreement with directors and officers†
10.17	Employment Agreement, dated May 13, 2010, by and among SeaCube Container Leasing Ltd., Container Leasing International, LLC and Joseph Kwok.†
10.18	Employment Agreement, dated May 18, 2010, by and among SeaCube Container Leasing Ltd., Container Leasing International, LLC and Stephen P. Bishop.†
10.19
Restricted Share Exchange Agreement, dated as of April 23, 2010, by and among Seacastle Inc., SeaCube Container Leasing Ltd., Seacastle Operating Company Ltd., Container Leasing International, LLC and Stephen P. Bishop.†
10.20
Restricted Share Exchange Agreement, dated as of April 23, 2010, by and among Seacastle Inc., SeaCube Container Leasing Ltd., Seacastle Operating Company Ltd., Container Leasing International, LLC and Lisa Leach.†
21.1	Subsidiaries of the Registrant†
23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)†
23.2	Consent of Ernst & Young LLP

Exhibit No.	Description
23.3	Consent of Ernst & Young LLP
23.4	Consent of Harrison Consulting†
23.5	Consent of Paul R. Goodwin†
23.6	Consent of Douglas A. Hacker†
23.7	Consent of Donald P. Hamm†

†
Previously filed.

B. Financial Statement Schedules

        Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3)   The undersigned registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 22, 2010.

SeaCube Container Leasing Ltd.
By:	/s/ JOSEPH KWOK Name: Joseph Kwok Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH P. ADAMS, JR. Joseph P. Adams, Jr.	Chairman of the Board of Directors	October 22, 2010
/s/ JONATHAN G. ATKESON Jonathan G. Atkeson	Director	October 22, 2010
/s/ JOSEPH KWOK Joseph Kwok	Chief Executive Officer (principal executive officer)	October 22, 2010
/s/ STEPHEN P. BISHOP Stephen P. Bishop	Chief Operating Officer and Chief Financial Officer (principal financial officer and principal accounting officer)	October 22, 2010

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement†
3.1	Memorandum of Association†
3.2	Form of Bye-laws†
4.1	Specimen Common Share Certificate†
4.2	Form of Shareholders Agreement by and between SeaCube Container Leasing Ltd. and Seacastle Operating Company Ltd.†
5.1	Opinion of Conyers Dill & Pearman Limited†
10.1	Form of SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan†
10.2	Form of Director Restricted Share Agreement†
10.3
Third Amended and Restated Revolving Credit Agreement, dated as of January 26, 2010, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC and/or Seacastle Container Leasing, LLC), as the Borrower, Deutsche Bank Securities Inc., as the Lead Arranger, Deutsche Bank Trust Company Americas, as the Administrative Agent and Lender, and the other Lenders referred to therein†
10.4
Second Amended and Restated Intercreditor Collateral Agreement, dated as of October 26, 2001, as amended and restated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), CLI Funding LLC, US Bank National Association as Trustee and as Collateral Agent, Deutsche Bank Trust Company Americas as Revolver Agent and various other parties from time to time parties thereto†
10.5
Supplemental Agreement, dated as of January 20, 2009, to the Second Amended and Restated Intercreditor Collateral Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), GL Finance I Ltd., GL Finance II Ltd. and ING Bank, N.V., as agent†
10.6
Second Amended and Restated Indenture, dated as of August 24, 2006, between CLI Funding LLC, as Issuer, and U.S. Bank National Association, as Indenture Trustee and individually as a Securities Intermediary†
10.7	Series 2006-1 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†
10.8	Amendment Number 1 to the Second Amended and Restated Indenture, dated as of April 26, 2007, between CLI Funding LLC and U.S. Bank National Association†
10.9	Amendment Number 2 to the Second Amended and Restated Indenture, dated as of August 21, 2008, between CLI Funding LLC and U.S. Bank National Association†
10.10	Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.11
Amendment No. 1, dated January 31, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.12
Amendment No. 2, dated March 31, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†

Exhibit No.	Description
10.13	Amendment No. 3, dated April 22, 2008, to the Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.14	Guaranty, dated as of October 31, 2007, made by Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Guarantor†
10.15
Credit Agreement, dated as of May 18, 2010, by and among CLI Funding IV LLC, as Borrower, Wells Fargo Bank, National Association and other lenders from time to time party thereto, as Lenders, and Wells Fargo Securities LLC, as Administrative Agent.†
10.16	Form of Indemnification Agreement with directors and officers†
10.17	Employment Agreement, dated May 13, 2010, by and among SeaCube Container Leasing Ltd., Container Leasing International, LLC and Joseph Kwok.†
10.18	Employment Agreement, dated May 18, 2010, by and among SeaCube Container Leasing Ltd., Container Leasing International, LLC and Stephen P. Bishop.†
10.19
Restricted Share Exchange Agreement, dated as of April 23, 2010, by and among Seacastle Inc., SeaCube Container Leasing Ltd., Seacastle Operating Company Ltd., Container Leasing International, LLC and Stephen P. Bishop.†
10.20
Restricted Share Exchange Agreement, dated as of April 23, 2010, by and among Seacastle Inc., SeaCube Container Leasing Ltd., Seacastle Operating Company Ltd., Container Leasing International, LLC and Lisa Leach.†
21.1	Subsidiaries of the Registrant†
23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)†
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Harrison Consulting†
23.5	Consent of Paul R. Goodwin†
23.6	Consent of Douglas A. Hacker†
23.7	Consent of Donald P. Hamm†

†
Previously filed.